Form 10KSB, Exhibit 13
period 1999-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2000-03-29
CIK 1074369

                                                                    EXHIBIT 13.1








                       Community Capital Bancshares, Inc.
                               1999 Annual Report












                           [ALBANY BANK & TRUST LOGO]

                       Community Capital Bancshares, Inc.
                                  Annual Report

                                Table of Contents

                                                                     Page
                                                                     ----

Independent Auditors Report ......................................... 1

FINANCIAL STATEMENTS

Consolidated balance sheet ...........................................2
Consolidated statement of operations .................................3
Consolidated statement of comprehensive loss .........................4
Consolidated statement of stockholders' equity .......................5
Consolidated statement of cash flows .................................6
Notes to consolidated financial statements ........................7-24


Management's discussion and analysis of financial condition
and results of operations  ..........................................25

Selected financial information and statistical data .................33
Corporate information ...............................................40
Directors and Officers ..............................................41

                          INDEPENDENT AUDITOR'S REPORT
================================================================================


TO THE BOARD OF DIRECTORS
COMMUNITY CAPITAL BANCSHARES, INC.
    AND SUBSIDIARY
ALBANY, GEORGIA


         We have audited the accompanying consolidated balance sheet of COMMUNITY CAPITAL BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                             /s/ Mauldin & Jenkins, LLC



Albany, Georgia
January 14, 2000

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999

================================================================================

                                     ASSETS

Cash and due from banks                                             $    949,326
Federal funds sold                                                       810,000
Securities available-for-sale                                         13,351,772

Loans                                                                 19,607,865
Less allowance for loan losses                                           300,000
                                                                    ------------
        Loans, net                                                    19,307,865

Premises and equipment                                                 1,910,055
Other assets                                                             412,437
                                                                    ------------

                                                                    $ 36,741,455
                                                                    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing demand                                        $  2,925,670
  Interest-bearing demand                                              8,548,872
  Savings                                                                259,323
  Time, $100,000 and over                                             11,395,227
  Other time                                                           4,888,828
                                                                    ------------
        Total deposits                                                28,017,920
  Other liabilities                                                      155,409
                                                                    ------------
        TOTAL LIABILITIES                                             28,173,329
                                                                    ------------

Commitments and contingent liabilities

Stockholders' equity
  Preferred stock, par value not stated; 2,000,000 shares
     authorized; no shares issued                                             --
  Common stock, par value $1.00; 10,000,000 shares authorized;
     1,050,000 issued and outstanding                                  1,050,000
  Capital surplus                                                      8,538,483
  Accumulated deficit                                                   (973,154)
  Accumulated other comprehensive loss                                   (47,203)
                                                                    ------------

        TOTAL STOCKHOLDERS' EQUITY                                     8,568,126
                                                                    ------------

                                                                    $ 36,741,455
                                                                    ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

================================================================================

INTEREST INCOME
   Loans                                                        $   675,427
   Taxable securities                                               250,144
   Deposits in banks                                                  1,503
   Federal funds sold                                               223,325
                                                                -----------
       TOTAL INTEREST INCOME                                      1,150,399
                                                                -----------

INTEREST EXPENSE
   Deposits                                                         454,199
   Other borrowed money                                              11,332
                                                                -----------
       TOTAL INTEREST EXPENSE                                       465,531
                                                                -----------

       NET INTEREST INCOME                                          684,868
PROVISION FOR LOAN LOSSES                                           300,000
                                                                -----------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          384,868
                                                                -----------

OTHER INCOME
   Service charges on deposit accounts                               26,333
   Other service charges, commissions and fees                       13,943
                                                                -----------
       TOTAL OTHER INCOME                                            40,276
                                                                -----------

OTHER EXPENSES
   Salaries and employee benefits                                   612,996
   Equipment and occupancy expenses                                 205,988
   Marketing expenses                                                61,303
   Data processing expenses                                          67,563
   Administrative expenses                                          125,765
   Loan expenses                                                     26,062
   Organizational and preopening expenses                            52,161
   Other operating expenses                                          46,412
                                                                -----------
       TOTAL OTHER EXPENSES                                       1,198,250
                                                                -----------

       LOSS BEFORE INCOME TAXES                                    (773,106)

INCOME TAX EXPENSE                                                       --
                                                                -----------

              NET LOSS                                          $  (773,106)
                                                                ===========

LOSS PER COMMON SHARE                                           $     (0.74)
                                                                ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                          YEAR ENDED DECEMBER 31, 1999

================================================================================


NET LOSS                                                             $(773,106)

OTHER COMPREHENSIVE LOSS:

   Net unrealized holding losses arising
     during period, net of tax (benefit) of $(24,316)                  (47,203)
                                                                     ---------

COMPREHENSIVE LOSS                                                   $(820,309)
                                                                     =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1999

================================================================================

                                                                                                    ACCUMULATED
                                          COMMON STOCK                                                 OTHER              TOTAL
                                    -------------------------        CAPITAL       ACCUMULATED     COMPREHENSIVE      STOCKHOLDERS'
                                      SHARES        PAR VALUE        SURPLUS         DEFICIT            LOSS              EQUITY
                                    ----------     -----------      ----------     -----------     -------------      --------------

BALANCE, DECEMBER 31, 1998                   1     $         1      $    3,514      $(200,048)        $     --         $  (196,533)
   Net loss                                 --              --              --       (773,106)              --            (773,106)
   Issuance of common
      stock, net of stock
      issue costs                    1,050,000       1,050,000       8,533,473             --               --           9,583,473
   Imputed interest on
      advances from
      organizers credited to
      capital surplus                       --              --           1,496             --               --               1,496
   Redemption of organizers'
      common stock                          (1)             (1)             --             --               --                  (1)
   Other comprehensive loss                 --              --              --             --          (47,203)            (47,203)
                                    ----------     -----------      ----------      ---------         --------         -----------
BALANCE, DECEMBER 31, 1999           1,050,000     $ 1,050,000      $8,538,483      $(973,154)        $(47,203)        $ 8,568,126
                                    ==========     ===========      ==========      =========         ========         ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

================================================================================

OPERATING ACTIVITIES
  Net loss                                                         $   (773,106)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
      Depreciation                                                       57,383
      Provision for loan losses                                         300,000
      Imputed interest in advances from organizers                        1,496
      Increase in interest receivable                                  (356,579)
      Increase in interest payable                                      106,871
      Other operating activities                                         45,911
                                                                   ------------

         Net cash used in operating activities                         (618,024)
                                                                   ------------

INVESTING ACTIVITIES
  Purchases of securities available for sale                        (14,677,461)
  Proceeds from maturities of securities available for sale           1,254,170
  Net increase in Federal funds sold                                   (810,000)
  Net increase in loans                                             (19,607,865)
  Purchase of equipment                                              (1,607,305)
                                                                   ------------

        Net cash used in investing activities                       (35,448,461)
                                                                   ------------

FINANCING ACTIVITIES
  Net increase in deposits                                           28,017,920
  Repayment of notes payable                                           (590,801)
  Redemption of organizer's stock                                            (1)
  Net proceeds from sale of common stock                              9,583,473
                                                                   ------------

        Net cash provided by financing activities                    37,010,591
                                                                   ------------

Net increase in cash and due from banks                                 944,106

Cash and due from banks at beginning of year                              5,220
                                                                   ------------

Cash and due from banks at end of year                             $    949,326
                                                                   ============

SUPPLEMENTAL DISCLOSURE
  Cash paid for interest                                           $    358,660

NONCASH TRANSACTION
  Unrealized losses on securities available for sale               $     71,519


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

            Community Capital Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Albany Bank & Trust (the "Bank"). The Bank is a commercial bank located in Albany, Georgia. The Bank provides a full range of banking services in its primary market area of Dougherty County and the surrounding counties. The Bank commenced its banking operations on April 28, 1999.

         BASIS OF PRESENTATION

            The consolidated financial statements for 1999 include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

         CASH AND DUE FROM BANKS

            Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

            The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         SECURITIES

            Securities are classified based on management's intention on the date of purchase. All debt securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income (losses). Equity securities without a readily determinable fair value are included in securities available for sale and recorded at cost.

            Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

         LOANS

            Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income on loans is accrued based on the principal balance outstanding.

            Fees on loans and costs incurred in the origination of consumer and instalment loans are recognized at the time the loan is placed on the books. Because these loan fees are not significant and the majority of loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         LOANS (CONTINUED)

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received.

            The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, will periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

            A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of expected payments using the contractual loan rate as the discount rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         INCOME TAXES

            Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

            Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

            The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

         LOSS PER COMMON SHARE

            Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. The weighted-average number of shares outstanding for the year ended December 31, 1999 was 1,050,000.

         COMPREHENSIVE LOSS

            Statement of Financial Standards ("SFAS") 130 describes comprehensive income as the total of all components of comprehensive income including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive loss consists of unrealized gains and losses on available for sale securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         RECENT DEVELOPMENTS

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

            There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.


NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                         GROSS                GROSS
                                                    AMORTIZED          UNREALIZED           UNREALIZED             FAIR
                                                      COST               GAINS                LOSSES               VALUE
                                                  ------------        ------------         ------------         ------------

         SECURITIES AVAILABLE FOR SALE
            DECEMBER 31, 1999:
            U. S. GOVERNMENT AND
               AGENCY SECURITIES                  $ 11,904,479        $         --         $    (79,441)        $ 11,825,038
            STATE AND MUNICIPAL SECURITIES           1,000,000                  --                   --            1,000,000
            EQUITY SECURITIES                          268,325                  --                   --              268,325
            MORTGAGE-BACKED SECURITIES                 250,487               7,922                   --              258,409
                                                  ------------        ------------         ------------         ------------
                                                  $ 13,423,291        $      7,922         $    (79,441)        $ 13,351,772
                                                  ============        ============         ============         ============

         There were no pledged securities at December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The amortized cost and fair value of debt securities as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                          SECURITIES AVAILABLE FOR SALE
                                                        ----------------------------------
                                                         AMORTIZED                FAIR
                                                           COST                   VALUE
                                                        -----------            -----------

             Due in one year or less                    $   501,020            $   498,438
             Due from one year to five years             11,403,459             11,326,600
             Due after ten years                          1,000,000              1,000,000
             Equity securities                              268,325                268,325
             Mortgage-backed securities                     250,487                258,409
                                                        -----------            -----------
                                                        $13,423,291            $13,351,772
                                                        ===========            ===========

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans at December 31, 1999 is summarized as follows:


                Commercial                                  $  4,456,969
                Real estate - construction                       749,995
                Real estate - mortgage                        10,779,926
                Consumer, instalment and other                 3,620,975
                                                            ------------
                                                              19,607,865
                Allowance for loan losses                       (300,000)
                                                            ------------
                Loans, net                                  $ 19,307,865
                                                            ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Changes in the allowance for loan losses for the year ended December 31, 1999 are as follows:


             BALANCE, BEGINNING OF YEAR                    $        -
                Provision for loan losses                     300,000
                                                           ----------
             BALANCE, END OF YEAR                          $  300,000
                                                           ==========

         Management has identified no amounts of impaired loans as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan").

         The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:


             BALANCE, BEGINNING OF YEAR                    $         -
                Advances                                     1,069,546
                Repayments                                    (122,559)
                                                           -----------
             BALANCE, END OF YEAR                          $   946,987
                                                           ===========

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment at December 31, 1999 are summarized as follows:


          Land                                                                             $     322,724
          Equipment                                                                              549,501
          Construction in progress (estimated additional costs to complete $305,000)           1,095,213
                                                                                           -------------
                                                                                               1,967,438
          Accumulated depreciation                                                               (57,383)
                                                                                           -------------
                                                                                           $   1,910,055
                                                                                           =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.  DEPOSITS

         At December 31, 1999, the scheduled maturities of time deposits are as follows:


                       2000          $   13,582,570
                       2001               2,673,210
                       2002                       -
                       2003                  22,250
                       2004                   6,025
                                     --------------
                                     $   16,284,055
                                     ==============

NOTE 6.  SALARY DEFERRAL PLAN

         The Company has a 401(k) retirement plan covering all employees, subject to certain minimum requirements. The Plan allows employees to defer up to 16% of their salary with partially matching Bank contributions. The contribution expense associated with this plan was $8,492 for the year ended December 31, 1999.

NOTE 7.  INCOME TAXES

         Income tax expense for the year ended December 31, 1999 consists of the following:


                Current                                         $        -
                Deferred                                          (261,771)
                Change in valuation allowance                      261,771
                                                                ----------
                               Income tax expense               $        -
                                                                ==========

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the year ended December 31, 1999 is as follows:

                                                             AMOUNT       PERCENT
                                                          -------------   -------

            Income taxes at statutory rate                $    (262,856)      (34)%
               Other items                                        1,085         -
               Change in valuation allowance                    261,771        34
                                                          -------------   -------
            Income tax expense                            $           -         -%
                                                          =============   =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The components of deferred income taxes at December 31, 1999 are as follows:


               Deferred tax assets:
                 Loan loss reserves                                $    75,480
                 Preopening and organizational expenses                 40,007
                 Securities available for sale                          24,316
                 Net operating loss carryforward                       175,519
                                                                   ------------
                                                                       315,322

               Valuation allowance                                    (289,535)
                                                                   ------------
                                                                        25,787
                                                                   ------------

               Deferred tax liabilities; depreciation                    1,471
                                                                   ------------

               Net deferred taxes                                  $    24,316
                                                                   ============

         At December 31, 1999, the Company has available net operating loss carryforwards of $516,232 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2012.

NOTE 8.  STOCK OPTION PLANS

         The Company has a fixed stock option plan under which it has granted options to its employees to purchase common stock at the fair market price on the date of grant. All of the options are intended to be incentive stock options qualifying under Section 422 of the Internal Revenue Code for favorable tax treatment. Under the 1998 Plan, options to purchase 88,300 shares were granted. Options under the 1998 Plan vest over five years beginning one year after the date of the grant and are exercisable over a period of ten years. Under the 1998 Plan, no options to purchase shares were exercisable as of December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         A summary of the fixed plan at December 31, 1999 and changes during the year ended on that date is as follows:

                                                           DECEMBER 31, 1999
                                                       ------------------------
                                                                      Weighted-
                                                                       Average
                                                                       Exercise
                                                        Number          Price
                                                       --------       ---------

        Under option, beginning of year                       -          $    -
           Granted                                       88,300           10.10
           Exercised                                          -               -
           Forfeited                                          -               -
                                                         ======
        Under option, end of year                        88,300          $10.10
                                                         ======

        Exercisable, end of year                              -               -
                                                         ======

        Weighted average fair value per
           option of options granted during
           the year                                                      $ 5.21
                                                                         ======

         A further summary about options outstanding at December 31, 1999 is as follows:

                                  OPTIONS OUTSTANDING
                  --------------------------------------------------
                                             WEIGHTED-     WEIGHTED-
                  RANGE OF                   AVERAGE       AVERAGE
                  EXERCISE     NUMBER      CONTRACTUAL     EXERCISE
                   PRICES   OUTSTANDING    LIFE IN YEARS    PRICE
                  --------  -----------    -------------   ---------

                 $   10.00     84,300          10.0        $  10.00
                     10.50        200          10.0           10.50
                     11.00      1,300          10.0           11.00
                     13.00      2,500          10.0           13.00
                               ------
                               88,300         10.00           10.10
                               ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost under the stock-based employee compensation awards for the year ended December 31, 1999. Since no options to purchase shares were exercisable at December 31, 1999, no compensation cost would have been recognized in accordance with SFAS No. 123 for the year ended December 31, 1999.

         The fair value of the options granted in 1999 was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                                       DECEMBER 31,
                                                                                           1999
                                                                                     ---------------

             Risk-free interest rate                                                       6.72%
             Expected life of the options                                                    10
             Expected dividends (as a percent of the fair value of the stock)              0.00%
             Expected volatility                                                          39.94%

NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments at December 31, 1999 is as follows:


                Commitments to extend credit               $    3,895,884
                                                           ==============


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 10. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential, and consumer loans to customers in Dougherty County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Sixty percent of the Company's loan portfolio is concentrated in commercial loans. The other significant concentrations of credit by type of loan are set forth in Note 3.

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,125,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, no dividends could be declared without regulatory approval.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                     To Be Well
                                                                                 For Capital     Capitalized Under
                                                                                  Adequacy       Prompt Corrective
                                                              Actual              Purposes       Action Provisions
                                                       --------------------    ----------------  -----------------
                                                        Amount        Ratio     Amount    Ratio   Amount    Ratio
                                                       --------       -----    --------   -----  --------  -------
                                                                             (Dollars in Thousands)

         Total Capital to Risk Weighted Assets:
            Consolidated                               $ 8,874        42.97%   $ 1,652      8%    - - - N/A - - -
            Bank                                       $ 6,891        33.38%   $ 1,652      8%    $ 2,065     10%
         Tier I Capital to Risk Weighted Assets:
            Consolidated                               $ 8,615        41.71%   $   826      4%    - - - N/A - - -
            Bank                                       $ 6,632        32.12%   $   826      4%    $ 1,239      6%
         Tier I Capital to Average Assets:
            Consolidated                               $ 8,615        40.24%   $   857      4%    - - - N/A - - -
            Bank                                       $ 6,632        31.68%   $   838      4%    $ 1,047      5%


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

            The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

         SECURITIES:

            Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

         DEPOSITS:

            The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

         ACCRUED INTEREST:

            The carrying amounts of accrued interest approximate their fair values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         OFF-BALANCE SHEET INSTRUMENTS:

            The fair values of the Company's off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

            The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                            DECEMBER 31, 1999
                                                    --------------------------------
                                                      CARRYING             FAIR
                                                       AMOUNT              VALUE
                                                    -------------      -------------

        FINANCIAL ASSETS:
           Cash, due from banks,
             and Federal funds sold                 $   1,759,326      $   1,759,326
           Securities available for sale               13,351,772         13,351,772
           Loans                                       19,307,865         19,241,000
           Accrued interest receivable                    356,579            356,579

        FINANCIAL LIABILITIES:
           Deposits                                    28,017,920         28,126,778
           Accrued interest payable                       106,871            106,871

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheet, statements of operations, and cash flows of Community Capital Bancshares, Inc. as of and for the year ended December 31, 1999:

                            CONDENSED BALANCE SHEET


                  ASSETS
                    Cash                                          $     1,983,070
                    Investment in subsidiary                            6,585,056
                                                                  ---------------

                                                                  $     8,568,126
                                                                  ===============

                  STOCKHOLDERS' EQUITY                            $     8,568,126
                                                                  ===============

                       CONDENSED STATEMENT OF OPERATIONS


                  INCOME
                     Interest                                           $  43,095
                     Other income                                         104,247
                                                                        ---------
                           Total income                                   147,342
                                                                        ---------

                  EXPENSES
                     Salaries and employee benefits                        20,749
                     Legal and professional fees                           10,534
                     Interest                                              11,332
                     Other operating expenses                              10,092
                                                                        ---------
                           Total expenses                                  52,707
                                                                        ---------

                        INCOME BEFORE EQUITY IN LOSS OF SUBSIDIARY         94,635

                  EQUITY IN LOSS OF SUBSIDIARY                           (867,741)
                                                                        ---------

                        NET LOSS                                        $(773,106)
                                                                        =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENT OF CASH FLOWS


                OPERATING ACTIVITIES
                   Net loss                                                $    (773,106)
                   Adjustments to reconcile net  loss to net
                   cash provided by operating activities:
                      Imputed interest on advances from organizers                 1,496
                      Loss of subsidiary                                         867,741
                      Other operating activities                                  28,915
                                                                           -------------

                          Net cash provided by operating activities              125,046
                                                                           -------------

                INVESTING ACTIVITIES
                   Investment in subsidiary                                   (7,139,867)
                                                                           -------------

                          Net cash used in investing activities                 (7,139,867)
                                                                           -------------

                FINANCING ACTIVITIES
                   Repayment of notes payable                                   (590,801)
                   Redemption of common stock                                         (1)
                   Net proceeds from sale of common stock                      9,583,473
                                                                           -------------

                          Net cash provided by financing activities            8,992,671
                                                                           -------------

                Net increase in cash                                           1,977,850

                Cash at beginning of year                                          5,220
                                                                           -------------

                Cash at end of year                                        $   1,983,070
                                                                           =============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. ("The Company") and its bank subsidiary, Albany Bank & Trust
N. A. ("The Bank") at December 31, 1999 and 1998 and the results of operations for the year ended December 31, 1999 and for the period from inception to December 31, 1998. The purpose of this discussion is to focus on information about The Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

OVERVIEW

The Company's 1999 results were highlighted by the successful completion of its common stock offering and the commencement of its banking operations on April 28, 1999. The Company's capital base will allow for substantial growth in 2000 and future years.

FINANCIAL CONDITION AT DECEMBER 31, 1999 AND 1998

Following is a summary of the Company's balance sheets for the periods indicated:

                                                 --------------------------
                                                        DECEMBER 31,
                                                 --------------------------
                                                    1999            1998
                                                 --------------------------
                                                    (DOLLARS IN THOUSANDS)
                                                 --------------------------

         Cash and due from banks                 $      949     $        5
         Federal funds sold                             810             --
         Securities                                  13,352             --
         Loans, net                                  19,308             --
         Premises and equipment                       1,910            360
         Other assets                                   412             63
                                                 ----------     ----------
                                                 $   36,741     $      428
                                                 ==========     ==========

         Total deposits                          $   28,018     $       --
         Other borrowings                                --            591
         Other liabilities                              155             34
         Stockholders' equity (deficit)               8,568           (197)
                                                 ----------     ----------
                                                 $   36,741     $      428
                                                 ==========     ==========

FINANCIAL CONDITION AT DECEMBER 31, 1999 AND 1998

As of December 31, 1999, the Company had total assets of $36.7 million. The Company raised $9.6 million from the sale of its common stock and has accumulated $28 million in deposits since the commencement of operations on April 28, 1999. The Company has invested the proceeds from its stock sale and deposit growth in Federal funds sold ($810,000), debt securities ($13.4 million), loans ($19.6 million), and premises and equipment ($1.9 million). The Company also repaid debt incurred during the organizational period of $680,000. The Company expects that loan and deposit growth will be significant during the coming year. This expected growth is not uncommon for de novo banks. The Company was in the process of finalizing its common stock offering on December 31, 1998.

The Bank's investment portfolio, consisting primarily of Federal Agency bonds, amounted to $13.4 million at December 31, 1999.

The Company has 59% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (32%) and construction loans to build one- to four-family residential properties (4%), and nonresidential and multi-family properties consisting primarily of small business commercial and rental properties (23%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:


         One- to four-family residential properties                                                    90%
         Construction loans on one- to four-family residential properties                              80%
         Nonresidential and multi-family properties                                                    80%

The Company's remaining 41% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with the Company's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the Company's market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in the Company's market area are stable with no indications of a significant downturn in the general economy.

The Company attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, the Company establishes and periodically reviews its lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 15% of the Bank's statutory capital in the case of loans which are not fully secured by readily marketable or other permissible types of collateral.

LIQUIDITY AND CAPITAL RESOURCES

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs of the Company. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. The Company attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

State and Federal regulatory authorities monitor the liquidity and capital resources of the Company on a periodic basis. As determined under guidelines established by those regulatory authorities and internal policy, the Company's liquidity was considered satisfactory.

At December 31, 1999, the Company had loan commitments outstanding of $3,895,884. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 1999, the Bank had arrangements with upstream correspondent banks for short-term advances of $ 2,800,000.

At December 31, 1999, the Company's and the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The Company's stockholders' equity increased $9.6 million from the issuance of common stock net of issuance expenses, offset by a net loss of $0.8 million.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 1999 are as follows:

                                               Actual
                                        ----------------------      Regulatory
                                        The Company      Bank      Requirements
                                        ---------------------------------------

     Leverage capital ratio                40.24%       31.68%        5.00%
     Risk-based capital ratios:
        Core capital                       41.71        32.12         6.00
        Total capital                      42.97        33.38        10.00

These ratios will decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 1999, the Company had no material commitments for capital expenditures.

Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

Except for expected growth common to a de novo bank, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Company, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Company's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM INCEPTION TO DECEMBER 31, 1998

Following is a summary of the Company's operations for the periods indicated.

                                             YEAR ENDED           PERIOD ENDED
                                          DECEMBER 31, 1999    DECEMBER 31, 1998
                                                    (DOLLARS IN THOUSANDS)

Interest income                             $    1,150            $       --

Interest expense                                   465                     8

Net interest income (expense)                      685                    (8)

Provision for loan losses                          300                    --

Other income                                        40                    --

Other expenses                                   1,198                   192

Pretax loss                                       (773)                 (200)

Income taxes                                        --                    --

Net loss                                          (773)                 (200)

The Company commenced banking operations on April 28, 1999. Prior to the commencement, the Company was engaged in activities involving the formation of the Company, selling its common stock, and obtaining necessary approvals. The Company incurred operating losses totaling $359,000 during its organizational period ($200,000 in 1998 and $159,000 in 1999). The Company incurred total organizational and stock issue costs of $1,021,000, of which $917,000 has been recorded as a reduction in capital surplus and $104,000 expensed upon adoption of SOP 98-5. Through the end of 1999, the Company has incurred additional operating losses of $614,000.

Operations during 1998 and through April of 1999 consisted primarily of the Company's organizers engaging in organizational and pre-opening activities necessary to obtain regulatory approvals and to prepare to commence business as a bank. Therefore, operational comparisons between 1999 and 1998 would not be meaningful and are not presented.

Net Interest Income

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, its ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

The net yield on average interest-earning assets during the Company's operational period from April 28, 1999 to December 31, 1999 was 4.27%. Average loans were $7,305,000, average securities were $4,273,000, and average Federal funds sold and interest-bearing deposits in banks were $4,465,000. Average interest-bearing liabilities were $9,568,000. The rate earned on average interest-earning assets was 7.17%. The rate paid on average interest-bearing liabilities was 4.86%.

Provision for Loan Losses

The provision for loan losses was $ 300,000 in 1999. The amount provided was due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1999, the Company has no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans was 1.53%.

Other Income

Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. There was no other operating income in 1998.

Non-interest Expense

Other operating expense consists of salaries and employee benefits ($613,000), equipment and occupancy expenses ($206,000), and other operating expenses ($379,000).

Income Tax

The Company had no income tax expense due to a pre-tax operating loss of $773,000.

Asset/Liability Management

It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

The Company's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a quarterly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect the Company's liquidity position. The Company currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company's liquidity position.

At December 31, 1999, the Company's cumulative one-year interest rate-sensitivity gap ratio was 43%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a rate considerably faster than its interest-bearing assets. The Company is not within its targeted parameters. However, as the Company originates more variable rate loans and extends maturities on its Certificates of deposit, the gap ratio will become more in line with the targeted ratio, and net interest income should not be significantly affected by changes in interest rates. A gap ratio in the Company's current range is not unusual for a de novo bank. It is also noted that over 95% of the Company's certificates of deposit greater than $100,000 mature within the one-year time horizon. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                   ------------------------------------------------------------------------
                                                                            AT DECEMBER 31, 1999
                                                   ------------------------------------------------------------------------
                                                                     THREE
                                                     ZERO TO         MONTHS         ONE TO         OVER
                                                      THREE          TO ONE          THREE         THREE
                                                      MONTHS          YEAR           YEARS         YEARS        TOTAL
                                                   ------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
                                                   ------------------------------------------------------------------------
     EARNING ASSETS:
        Federal funds sold                         $      810     $       --     $       --     $       --   $      810
        Investment securities                           1,268            498          7,630          3,956       13,352
        Loans                                           2,514          3,320          3,575         10,199       19,608
                                                   ----------     ----------     ----------     ----------   ----------
                                                        4,592          3,818         11,205         14,155       33,770
                                                   ----------     ----------     ----------     ----------   ----------

     INTEREST-BEARING LIABILITIES:
        Interest-bearing demand deposits (1)            5,920             --          2,629             --        8,549
        Savings                                            --             --            259             --          259
        Certificates less than $100,000                   449          8,485          2,433             28       11,395
        Certificates, $100,000 and over                   797          3,851            241             --        4,889
                                                   ----------     ----------     ----------     ----------   ----------
                                                        7,166         12,336          5,562             28       25,092
                                                   ----------     ----------     ----------     ----------   ----------

     INTEREST RATE SENSITIVITY GAP                 $   (2,574)    $   (8,518)    $    5,643     $   14,127   $    8,678
                                                   ==========     ==========     ==========     ==========   ==========

     CUMULATIVE INTEREST RATE SENSITIVITY GAP      $   (2,574)    $  (11,092)    $   (5,449)    $    8,678
                                                   ==========     ==========     ==========     ==========

     INTEREST RATE SENSITIVITY GAP RATIO                 0.64           0.31           2.01         505.54
                                                   ==========     ==========     ==========     ==========

     CUMULATIVE INTEREST RATE SENSITIVITY GAP
     RATIO                                               0.64           0.43           0.78           1.35
                                                   ==========     ==========     ==========     ==========


(1) The Company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the "One to Three Years" category.




              SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity of the Company, the interest rates experienced by the Company; the investment portfolio of the Company; the loan portfolio of the Company, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses of the Company; types of deposits of the Company and the return on equity and assets for the Company.

AVERAGE BALANCES AND NET INCOME ANALYSIS

         The following table sets forth the amount of the Company's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                     ------------------------------------------------
                                                                               YEAR ENDED DECEMBER 31, 1999
                                                                     ------------------------------------------------
                                                                                        INTEREST         AVERAGE
                                                                         AVERAGE         INCOME/        YIELD/RATE
                                                                         BALANCE         EXPENSE           PAID
                                                                     --------------- -------------- -----------------
     ASSETS
        Interest-earnings assets:
           Loans, net of unearned interest                                $  7,305       $    675           9.24%
           Investment securities:
             Taxable                                                         4,273            250           5.85
           Interest-bearing deposits in banks                                   35              2           4.29
           Federal funds sold                                                4,430            223           5.03
                                                                          --------       --------
             Total interest-earning assets                                  16,043          1,150           7.17
                                                                          --------       --------

        Noninterest-earning assets:
           Cash                                                                513
           Allowance for loan losses                                          (112)
           Unrealized gain (loss) on available-for-sale
             securities                                                         (5)
           Other assets                                                        944
                                                                          --------
             Total noninterest-earning assets                                1,340
                                                                          --------

             TOTAL ASSETS                                                 $ 17,383
                                                                          ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
        Interest-bearing liabilities:
           Savings and interest-bearing demand
           deposits                                                       $  2,972       $    106           3.57%
           Time deposits                                                     6,450            348           5.40
           Other borrowings                                                    146             11           7.53
                                                                          --------       --------
             Total interest-bearing liabilities                              9,568            465           4.86
                                                                          --------       --------

        Noninterest-bearing liabilities and
        stockholders' equity:
           Demand deposits                                                     642
           Other liabilities                                                    57
           Stockholders' equity                                              7,116
                                                                          --------
             Total noninterest-bearing liabilities and
              stockholders' equity                                           7,815
                                                                          --------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 17,383
                                                                          ========

     INTEREST RATE SPREAD                                                                                   2.31%
                                                                                                        ========

     NET INTEREST INCOME                                                                 $    685
                                                                                         ========

     NET INTEREST MARGIN                                                                                    4.27%
                                                                                                        ========

RATE AND VOLUME ANALYSIS

Because the Company commenced its banking operations in 1999, the change in net interest income from banking operations is all due to volume. Therefore, a rate and volume analysis table is not presented.

RISK ELEMENTS

Information with respect to nonaccrual, past due, and restructured loans at December 31, 1999 is as follows:

                                                                                  DECEMBER 31, 1999
                                                                               (DOLLARS IN THOUSANDS)

     Nonaccrual loans                                                                    $  0
     Loans contractually past due ninety days or more
          as to interest or principal payments and still accruing                           0
     Restructured loans                                                                     0
     Loans, now current about which there are serious
          doubts as to the ability of the borrower to comply
          with loan repayment terms                                                         0

It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                        SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                                                        1999
                                                              (Dollars in Thousands)

     Average amount of loans outstanding
          (since April 28, 1999)                                     $  7,305
                                                                     ========

     Balance of allowance for loan losses
          at beginning of period                                     $     --
                                                                     --------
     Loans charged off                                                     --
                                                                     --------
     Loans recovered                                                       --
                                                                     --------
     Net charge-offs                                                       --
                                                                     --------
     Additions to allowance charged to operating
          expense during period                                           300
                                                                     --------
     Balance of allowance for loan losses
          at end of period                                           $    300
                                                                     ========

     Ratio of net loans charged off during the
     period to average loans outstanding                                   --%
                                                                     ========

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

                              INVESTMENT PORTFOLIO
TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                                ----------------
                                                                    DECEMBER 31,
                                                                        1999
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
                                                                ----------------

     U. S. Government and agency securities                          $ 11,825
     State and municipal securities                                     1,000
     Mortgage-backed securities                                           259
     Equity securities                                                    268
                                                                     --------
             Total securities                                        $ 13,352
                                                                     ========

MATURITIES

The amounts of investment securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years,
(3) after five years through ten years, and (4) after ten years.

                                                   -------------------------     -------------------------
                                                       U. S. TREASURY AND
                                                     OTHER U. S. GOVERNMENT
                                                          AGENCIES AND                   STATE AND
                                                          CORPORATIONS             POLITICAL SUBDIVISIONS
                                                   -------------------------     -------------------------
                                                                    YIELD                         YIELD
                                                      AMOUNT         (1)           AMOUNT          (1)
                                                   ----------     ----------     ----------     ----------
         Maturity:
            One year or less                       $      767           5.28%    $       --             --%
            After one year through five years          11,585           6.78             --             --
            After five years through ten years             --             --             --             --
            After ten years                                --             --          1,000           6.50
                                                   ----------     ----------     ----------     ----------
                                                   $   12,352           6.69%    $    1,000           6.50%
                                                   ==========     ==========     ==========     ==========

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                            ----------------
                                                               DECEMBER 31,
                                                                   1999
                                                               (DOLLARS IN
                                                                THOUSANDS)
                                                            ----------------

         Commercial                                           $      4,457
         Real estate - construction                                    750
         Real estate - mortgage                                     10,780
         Consumer installment loans and other                        3,621
                                                              ------------
                                                                    19,608
         Less allowance for loan losses                                300
                                                              ------------
                 Net loans                                    $     19,308
                                                              ============

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Commercial and Construction loans as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                                -----------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                                -----------
     COMMERCIAL:
        One year or less                                        $    1,575
        After one year through five years                            2,651
        After five years                                               231
                                                                ----------
                                                                     4,457
                                                                ----------

     CONSTRUCTION:
        One year or less                                               750
        After one year through five years                               --
        After five years                                                --
                                                                ----------
                                                                       750
                                                                ----------

                                                                $    5,207
                                                                ==========


The following table summarizes these loans at December 31, 1999, with the due dates after one year, which have predetermined and floating or adjustable interest rates.

                                                                -----------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                                -----------

     Predetermined interest rates                               $    2,867
     Floating or adjustable interest rates                              15
                                                                ----------
                                                                $    2,882
                                                                ==========

As of December 31, 1999, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                         ---------   -----------
                                                                     PERCENT OF
                                                                       LOANS IN
                                                                     CATEGORY TO
                                                           AMOUNT    TOTAL LOANS
                                                         -----------------------
                                                         (DOLLARS IN THOUSANDS)
                                                         -----------------------

     Commercial, financial, industrial and agricultural  $     77          23%
     Real estate                                              128          59
     Consumer                                                  82          18
     Unallocated                                               13          --
                                                         --------    --------
                                                         $    300         100%
                                                         ========    ========

                                    DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the year ended December 31, 1999 is presented below:

                                                           ------------   -----------
                                                             AMOUNT          RATE
                                                           --------------------------
                                                             (DOLLARS IN THOUSANDS)
                                                           --------------------------

         Noninterest-bearing demand deposits               $      642             --%
         Interest-bearing demand and savings deposits           2,972           3.57
         Time deposits                                          6,450           5.40
                                                           ----------
                 Total deposits                            $   10,064
                                                           ==========

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

                                                                ------------
                                                                (DOLLARS IN
                                                                THOUSANDS)
                                                                ------------

     Three months or less                                       $      797
     Over three through twelve months                                3,851
     Over twelve months                                                241
                                                                ----------
                                                                $    4,889
                                                                ==========


                   RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following table shows return on assets (net loss divided by average total assets), return on equity (net loss divided by average stockholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders' equity to asset ratio (average stockholders' equity divided by average total assets) for the year ended December 31, 1999.

         Return on assets                                      (4.45)%

         Return on equity                                     (10.86)

         Dividends payout                                         --

         Equity to assets ratio                                40.94

IMPACT OF INFLATION

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

                             CORPORATE INFORMATION

The Company's common stock is traded on the OTC Bulletin Board. The following table shows the high and low bid information for the Company's common stock for each quarter since March 11, 1999, the date on which our common stock was first listed on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                    HIGH AND LOW BID PRICE PER SHARE
                                    --------------------------------
                                           HIGH            LOW
                                           ----            ---

1999:
First Quarter                          $    15.50     $   12.375
Second Quarter                             13.625         10.625
Third Quarter                               12.75          10.50
Fourth Quarter                              12.25          10.00

The Company's Common Stock was held by approximately 1,100 shareholders of record at December 31, 1999.

DIVIDENDS

The Bank is subject to restrictions on the payment of dividends under federal banking laws and the regulations of the Office of the Comptroller of the Currency. The Company is subject to limits on payment of dividends under Georgia law and by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Bank's earning, capital position, financial condition and other factors. The Company has not paid any dividends to date.

FORM 10-KSB

A copy of the Company's 1999 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia 31708-1269


General Counsel
Powell, Goldstein, Frazer & Murphy, LLP
Atlanta, Georgia

Independent Auditors
Mauldin & Jenkins, LLC
Albany, Georgia

                       COMMUNITY CAPITAL BANCSHARES, INC.


-------------------------------------------------------------------------------
                             DIRECTORS AND OFFICERS
-------------------------------------------------------------------------------



DIRECTORS

CHARLES M. JONES, III                    ROBERT M. BEAUCHAMP               BENNETT D. COTTEN, JR.
Chairman & CEO,                          Attorney                          Orthopedic Surgeon
Community Capital Bancshares, Inc.       Beauchamp & Associates,           Southwest Georgia
Chief Executive Officer,                 LLC                               Orthopedic and Sports
Consolidated Loan and                                                      Medicine
Mortgage Companies

GLENN A. DOWLING                         MARY HELEN DYKES                  VAN CISE KNOWLES
Podiatrist, Managing Partner             Secretary and Treasurer           Surgeon
Ambulatory Surgery Center                Bobs Candies, Inc.                Van C. Knowles M.D., P.C.
and Albany Podiatry
Associates

C. RICHARD LANGLEY                       ROBERT E. LEE                     CORINNE C. MARTIN
Attorney                                 President                         Ownership Interest -
Langley & Lee                            Community Capital                 Carlton Company, a
                                         Bancshares                        Caterpillar equipment
                                                                           distributor


WILLIAM F. MCAFEE                        MARK M. SHOEMAKER                 JANE ANNE SULLIVAN
Business Owner - Bill McAfee             Medical Doctor                    Business owner, Buildings
Leasing, a commercial truck              Albany Anesthesia Assoc.          Exchange, a real estate
lessor                                                                     holding company

JOHN P. VENTULETT, JR.                   LAWRENCE B. WILLSON               JAMES D. WOODS
Executive Insurance Agent                Vice President and farm           Medical Doctor
Howard, Ventulett and Bishop             manager, Sunnyland Farms,         Drs. Adams and Woods,
Insurors, Inc.                           Inc.                              M.D., P.C

OFFICERS

ROBERT E. LEE                            DAVID C. GUILLEBEAU               DAVID J. BARANKO
President                                Executive Vice President          Chief Financial Officer and
                                         Senior Lending Executive          Secretary

                              ALBANY BANK & TRUST


-------------------------------------------------------------------------------
                               OFFICERS AND STAFF
-------------------------------------------------------------------------------



OFFICERS
ROBERT E. LEE                         DAVID C. GUILLEBEAU                   DAVID J. BARANKO
President & CEO                       Executive Vice President              Chief Financial Officer
                                      and Senior Lending
                                      Executive

ROSA M. RAMSEY                        GINGER G. GOODYEAR
Vice President and Branch             Assistant Vice President and
Manager                               Director of Marketing

STAFF
TANYA M. BULLARD                      DIANNE J. CARVER                      MARGARET V. CARVER
Customer Service Specialist           Deposit Operations                    Executive Secretary

TODD L. DIBBELL                       APRIL R. DUNN                         ELAINE O. EURE
Assistant Head Teller                 Part time teller                      Loan Operations

STEPHANIE G. FORD                     STEPHANIE JOSEPH                      LINDA F. LITTLETON
Customer Service                      Teller                                Loan Operations and Teller
Representative

ANGELA W. ROBERTS                     ROBIE K. SUTTON                       LADONNA J. URICK
Head Teller                           Facilities Management and             Teller and Customer Service
                                      Courier                               Representative