Form 10KSB, Exhibit 13
period 2000-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2001-03-30
CIK 1074369

Community Capital Bancshares, Inc.
                               2000 Annual Report




                                      [ab&t
                            Albany Bank & Trust Logo]

                            LETTER FROM THE PRESIDENT


Dear  Shareholders:

It is an honor to report to you our bank has grown to over $59 million in assets. During the year 2000, we added over $19 million in loans to our loan portfolio and deposits grew to $45 million. We have a diverse customer base that represents all areas of our community and continue the development of our philosophy to emphasize customer relationships for long lasting results. In the year 2000, the company reported a profit of $0.07 per share or net income of $108,000. In both profitability and asset growth, your company surpassed expectations of the original business plan created in 1998.

In the past year we began offering Investment Services as well as Home Mortgages to our already wide array of products and services. Our Main Office facility is being fully utilized with the addition of these two divisions.

This year we will continue to focus on market share being ever mindful to develop quality relationships that bring quality assets to the bank. The foundation for success is based on personalized customer service. Our ability to make decisions quickly, effectively and locally is enhanced by our sound operating systems and state of the art technology.

Our staff has the unique gift of making customers feel wanted, warm, and welcome each time they come to the bank. Our success during the year 2000 is a direct result of the hard work put forth by the directors, officers and staff of the company. Our staff, your staff, has the experience, dedication and continued commitment to make 2001 as successful as the previous year. We invite you to come by and be a part of the legacy we are building in our community.

As always, we appreciate your support and interest in Albany Bank & Trust and look forward to seeing you soon.

Sincerely,


/s/ Robert  E.  Lee

                       Community Capital Bancshares, Inc.
                                  Annual Report


                                Table of Contents
                                -----------------


                                                              Page
                                                              ----
Management's discussion and analysis of financial condition
And results of operations. . . . . . . . . . . . . . . . . .     1

Selected financial information and statistical data. . . . .     7

Independent Auditors Report. . . . . . . . . . . . . . . . .    13

FINANCIAL STATEMENTS

Consolidated balance sheets. . . . . . . . . . . . . . . . .    14
Consolidated statements of operations. . . . . . . . . . . .    15
Consolidated statements of comprehensive income (loss) . . .    16
Consolidated statements of stockholders' equity. . . . . . .    17
Consolidated statements of cash flows. . . . . . . . . . . .    19
Notes to consolidated financial statements . . . . . . . . .    20


Corporate information. . . . . . . . . . . . . . . . . . . .    35
Directors, officers and staff. . . . . . . . . . . . . . . .    36

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. ("The Company") and its bank subsidiary, Albany Bank & Trust N.
A. ("The Bank") at December 31, 2000 and 1999 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about The Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

OVERVIEW

The year 2000 was the first full year of operations for the Company. During the year the Company achieved profitability and generated net income of $108,000. During the year, total assets grew $22,484,000 to $59,195,000.

FINANCIAL  CONDITION  AT  DECEMBER  31,  2000  AND  1999

Following is a summary of the Company's balance sheets for the periods indicated:

                            DECEMBER 31,
                          ----------------
                           2000     1999
                          -------  -------
                       (DOLLARS IN THOUSANDS)
                          ----------------
Cash and due from banks   $ 3,392  $   949
Federal funds sold          1,180      810
Securities                 13,154   13,352
Loans, net                 38,165   19,308
Premises and equipment      2,675    1,910
Other assets                  629      412
                          -------  -------
                          $59,195  $36,741
                          =======  =======

Total deposits            $45,795  $28,018
Other borrowings            4,617        -
Other liabilities             243      155
Stockholders' equity        8,540    8,568
                          -------  -------
                          $59,195  $36,741
                          =======  =======

FINANCIAL  CONDITION  AT  DECEMBER  31,  2000  AND  1999

As of December 31,2000, the Company had total assets of $59.1 million, an increase of $22.4 million from the previous year end. Increased deposits of $17.8 million and FHLB borrowings of $4.6 million funded the increase. The primary use of these funds was an increase in loans. Net loans increased $18.8 million during the year to $38.1 million. The Company expects to have substantial growth during the coming year, but not at the same rate as 2000.

As of December 31, 1999, the Company had total assets of $36.7 million. The Company raised $9.6 million from the sale of its common stock and has accumulated $28 million in deposits from April 28, 1999 through the end of 1999. The Company invested the proceeds from its stock sale and deposit growth in Federal funds sold ($810,000), debt securities ($13.4 million), loans ($19.6 million), and premises and equipment ($1.9 million). The Company also repaid debt incurred during the organizational period of $680,000.

The Bank's investment portfolio, consisting primarily of Federal Agency bonds, amounted to $13.2 million at December 31, 2000.

The Company has 58% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (34%) and construction loans to build one- to four-family residential properties (4%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (20%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

    One-  to  four-family  residential  properties                       90%
    Construction  loans  on  one- to four-family residential properties  80%
    Nonresidential  and  multi-family  properties                        80%

The Company's remaining 42% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

At December 31, 2000, the Company had loan commitments outstanding of $6,634,114. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2000, the Bank had arrangements with upstream correspondent banks for short-term advances of $2.8 million.

At December 31, 2000, the Company's and the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. In 1999, stockholders' equity increased $9.6 million from the issuance of common stock net of issuance expenses, offset by a net loss of $820,000 in 1999. During 2000, total capital increased $100,000 from net earnings retained, and decreased $200,000 from the acquisition of treasury stock.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 2000 are as follows:

                                    ACTUAL
                            ---------------------
                              THE     REGULATORY
                            COMPANY      BANK      REQUIREMENTS
                            --------  -----------  -------------
Leverage capital ratio        18.44%       14.03%          5.00%
Risk-based capital ratios:
  Core capital                21.00        15.97           6.00
  Total capital               22.11        17.98          10.00

These ratios will decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 2000, the Company had no material commitments for capital expenditures.

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

EFFECTS  OF  INFLATION
----------------------

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

RESULTS  OF  OPERATIONS  FOR  THE  YEARS  ENDED  DECEMBER  31,  2000  AND  1999

Following  is  a  summary of the Company's operations for the periods indicated.

                         YEAR ENDED DECEMBER 31,
                         -----------------------
                             2000    1999
                            ------  -------
                        (DOLLARS IN THOUSANDS)
                        ----------------------
Interest income             $3,743  $1,150

Interest expense             1,818     465
                            ------  -------

Net interest income          1,925     685

Provision for loan losses      169     300

Other income                   206      40

Other expenses               1,854   1,198
                            ------  -------

Pretax income (loss)           109    (773)

Income taxes                     -       -
                            ------  -------

Net income (loss)           $  108  $ (773)
                            ======  =======

The Company commenced banking operations on April 28, 1999. Prior to the commencement, the Company was engaged in activities involving the formation of the Company, selling its common stock, and obtaining necessary approvals. The Company incurred operating losses totaling $359,000 during its organizational period ($200,000 in 1998 and $159,000 in 1999). The Company incurred total organizational and stock issue costs of $1,021,000, of which $917,000 has been recorded as a reduction in capital surplus and $104,000 expensed upon adoption of SOP 98-5. Through the end of 1999, the Company incurred additional operating losses of $614,000 so that the total loss for 1999 was $773,000.

For the year ended December 31, 2000, the Company showed a profit of $108,000. This was the result of increased assets which generated sufficient net interest income to cover its fixed operating expenses. The increase in net interest income was the combined result of a full year of operations and increases in earning assets. Net interest income nearly tripled to $1,985,000 from the 1999 amount of $685,000.

NET  INTEREST  INCOME
---------------------

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

The net yield on average interest-earning assets during the current year was 4.44% compared to the 1999 level of 4.27%. A major factor in this increase was an increased percentage of earning assets in the loan category. Average loans were $29 million or 61% of average earning assets. This compares to the 1999 percentage of 46%. The yield on all earning assets increased during 2000 as a result of a rising rate environment and the reallocation of assets to higher yielding loans. The cost of funds also increased in 2000 as a result of the higher rate environment.

PROVISION  FOR  LOAN  LOSSES
----------------------------

The provision for loan losses was $169,000 in the current year as compared to $300,000 in 1999. The annual provision is based upon management's evaluation of the loan portfolio. Management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2000, the Company had $4,000 in non-performing loans. The allowance for loan losses as a percentage of total loans was 1.19%.

OTHER  INCOME
-------------

Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Fees on deposit accounts increased $106,000 in the current year. This is the result of the growth in deposit accounts during the year. During the current year, the Company began offering mortgage originations and financial service products to its customers. These two services accounted for the majority of the $60,000 increase in other service charges, commissions and fees.

NON-INTEREST  EXPENSE
---------------------

Total non-interest expense increased $656,000 in 2000 over the 1999 amount. The major area of increase was in salaries and employee benefits, which increased $384,000. The increases in expenses over the prior year were the result of a full year of operations in 2000 as opposed to a partial year in 1999. The increased salaries were the result of increased staffing during the year which were necessary to properly serve the increased customer base and provide additional products and services to customers. Management monitors non-interest expense on a regular basis to insure that expense amounts are not excessive.

INCOME  TAX
-----------

The company had no income tax expense in the current year due to the utilization of net operating loss carryovers from the previous years. The company has net operation loss carryovers of $319,000 which will expire in 2012 if not utilized.

ASSET/LIABILITY  MANAGEMENT
---------------------------

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

At December 31, 2000, the Company's cumulative one-year interest rate-sensitivity gap ratio was 68%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a rate considerably faster than its interest-bearing assets. The Company is not within its targeted parameters. However, as the Company originates more variable rate loans and extends maturities on its interest bearing liabilities, the gap ratio will become more in line with the targeted ratio, and net interest income should not be significantly affected by changes in interest rates. A gap ratio in the Company's current range is not unusual for a de novo bank. It is also noted that over 95% of the Company's certificates of deposit greater than $100,000 mature within the one-year time horizon. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                AT DECEMBER 31, 2000
                                                 -----------------------------------------------
                                                            MATURING OR REPRICING WITHIN
                                                 -----------------------------------------------
                                                            THREE
                                                 ZERO TO    MONTHS     ONE TO    OVER
                                                  THREE     TO ONE      THREE    THREE
                                                  MONTHS     YEAR       YEARS    YEARS    TOTAL
                                                 --------  ---------  --------  -------  -------
                                                           (DOLLARS IN THOUSANDS)
                                                 -----------------------------------------------
EARNING ASSETS:
  Federal funds sold                             $  1,180  $      -   $     -   $     -  $ 1,180
  Investment securities                               706     3,203     8,554       691   13,154
  Loans                                            10,584     3,732    10,632    13,677   38,625
                                                 --------  ---------  --------  -------  -------
                                                   12,470     6,935    19,186    14,368   52,959
                                                 --------  ---------  --------  -------  -------

INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits (1)              8,265         -     6,278         -   14,543
  Savings (1)                                           -         -       633         -      633
  Certificates less than $100,000                   1,823    10,729     4,866       283   17,701
  Certificates, $100,000 and over                   1,414     6,137       897         -    8,448
  Other borrowings                                     92       274     4,098       153    4,617
                                                 --------  ---------  --------  -------  -------
                                                   11,594    17,140    16,772       436   45,942
                                                 --------  ---------  --------  -------  -------

INTEREST RATE SENSITIVITY GAP                    $    876  $(10,205)  $ 2,414   $13,932  $ 7,017
                                                 ========  =========  ========  =======  =======

CUMULATIVE INTEREST RATE SENSITIVITY GAP         $    876  $ (9,329)  $(6,915)  $ 7,017
                                                 ========  =========  ========  =======

INTEREST RATE SENSITIVITY GAP RATIO                  1.08       .40      1.14     32.95
                                                 ========  =========  ========  =======

CUMULATIVE INTEREST RATE SENSITIVITY GAP RATIO       1.08       .68       .85      1.15
                                                 ========  =========  ========  =======

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

                                                                     YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                                        2000                            1999
                                             -------------------------------  -------------------------------
                                                        INTEREST   AVERAGE               INTEREST   AVERAGE
                                              AVERAGE   INCOME/    YIELD/      AVERAGE   INCOME/    YIELD/
                                              BALANCE   EXPENSE   RATE PAID    BALANCE   EXPENSE   RATE PAID
                                             ---------  --------  ----------  ---------  --------  ----------
                                                                    (DOLLARS  IN  THOUSANDS)
                                             ----------------------------------------------------------------
ASSETS
  Interest-earning assets:
    Loans, net of unearned interest          $ 29,015   $  2,829       9.75%  $  7,305   $    675       9.24%
    Investment securities:
      Taxable                                  13,100        840       6.41      4,273        250       5.85
      Nontaxable                                    -          -          -          -          -          -
    Interest-bearing deposits in banks            102          8       7.84         35          2       4.29
    Federal funds sold                          1,132         66       5.83      4,430        223       5.03
                                             ---------  --------              ---------  --------
      Total interest-earning assets            43,349      3,743       8.63     16,043      1,150       7.17
                                             ---------  --------              ---------  --------

  Noninterest-earning assets:
    Cash                                        1,338                              513
    Allowance for loan losses                   (389)                            (112)
    Unrealized loss on available
      for sale securities                         (97)                              (5)
    Other assets                                3,062                              944
                                             ---------                        ---------
      Total noninterest-earning assets          3,914                            1,340
                                             ---------                        ---------

      TOTAL ASSETS                           $ 47,263                         $ 17,383
                                             =========                        =========

LIABILITIES AND STOCKHOLDERS'
EQUITY
  Interest-bearing liabilities:
    Savings and interest-bearing
      demand deposits                        $ 12,929   $    485       3.75%  $  2,972   $    106       3.57%
    Time deposits                              20,701      1,257       6.07      6,450        348       5.40
    Other borrowings                            1,224         76       6.21        146         11       7.53
                                             ---------  --------              ---------  --------
       Total interest-bearing liabilities      34,854      1,818       5.22      9,568        465       4.86
                                             ---------  --------              ---------  --------

  Noninterest-bearing liabilities and
    stockholders' equity:
    Demand deposits                             3,768                              642
    Other liabilities                             141                               57
    Stockholders' equity                        8,500                            7,116
                                             ---------                        ---------
      Total noninterest-bearing liabilities
        and stockholders' equity               12,409                            7,815
                                             ---------                        ---------

      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                 $ 47,263                         $ 17,383
                                             =========                        =========

INTEREST RATE SPREAD                                                   3.41%                            2.31%
                                                                  ==========                       ==========

NET INTEREST INCOME                                     $  1,925                         $    685
                                                        ========                         ========

NET INTEREST MARGIN                                                    4.44%                            4.27%
                                                                  ==========                       ==========

RATE  AND  VOLUME  ANALYSIS

The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attribute to rate.

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                                   2000 VS. 1999
                                                            -----------------------------
                                                                          CHANGES DUE TO
                                                                         ----------------
                                                             INCREASE
                                                            (DECREASE)    RATE    VOLUME
                                                            -----------  ------  --------
Increase (decrease) in:
  Income from earning assets:
    Interest and fees on loans                              $    2,154   $ 148   $ 2,006
    Interest on securities:
      Taxable                                                      590      74       516
    Interest-bearing deposits in banks                               7       4         3
    Interest on federal loans                                     (157)      9      (166)
                                                            -----------  ------  --------
      Total interest income                                      2,594     235     2,359
                                                            -----------  ------  --------

Expense from interest-bearing liabilities:
  Interest on savings and interest-bearing demand deposits         379      24       355
  Interest on time deposits                                        909     140       769
  Interest on other borrowings                                      65     (16)       81
                                                            -----------  ------  --------
      Total interest expense                                     1,353     148     1,205
                                                            -----------  ------  --------

      Net interest income                                   $    1,241   $  87   $ 1,154
                                                            ===========  ======  ========

Because the Company commenced its banking operations in 1999, the change in net interest income for 1999 is all due to volume. Therefore, a rate and volume analysis table is not presented for this period.

RISK  ELEMENTS

Information with respect to nonaccrual, past due, and restructured loans is as follows:

                                                                    DECEMBER 31,
                                                                    ------------
                                                                    2000   1999
                                                                    -----  -----
                                                              (DOLLARS IN THOUSANDS)
                                                                    ------------
Nonaccrual loans                                                    $   4  $   -
Loans contractually past due ninety days or more as to interest
  or principal payments and still accruing                              -      -
Restructured loans
Loans, now current about which there are serious doubts as to
  the ability of the borrower to comply with loan repayment terms       -      -

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

                                                                       DECEMBER 31,
                                                                    -----------------
                                                                      2000     1999
                                                                    --------  -------
                                                                 (DOLLARS IN THOUSANDS)
                                                                    -----------------
Average amount of loans outstanding                                 $29,015   $ 7,305
                                                                    ========  =======

Balance of allowance for loan losses at beginning of period         $   300   $     -
                                                                    --------  -------

Loans charged off                                                         9         -
                                                                    --------  -------

Loans recovered                                                           -         -
                                                                    --------  -------

Net charge-offs                                                           9         -
                                                                    --------  -------

Additions to allowance charged to operating expense during period       169       300
                                                                    --------  -------

Balance of allowance for loan losses at end of period               $   460   $   300
                                                                    ========  =======

Ratio of net loans charged off during the period to
    average loans outstanding                                           .03%       -%
                                                                    ========  =======

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

                              INVESTMENT PORTFOLIO
TYPES  OF  INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                           DECEMBER 31,
                                         ----------------
                                          2000     1999
                                         -------  -------
                                      (DOLLARS IN THOUSANDS)
                                         ----------------
U. S. Government and agency securities   $12,503  $11,825
State and municipal securities                 -    1,000
Mortgage-backed securities                   195      259
Restricted equity securities                 456      268
                                         -------  -------
      Total securities                   $13,154  $13,352
                                         =======  =======

MATURITIES

The amounts of investment securities in each category as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                          U. S. TREASURY AND
                                        OTHER U. S. GOVERNMENT          STATE AND
                                      AGENCIES AND CORPORATIONS  POLITICAL SUBDIVISIONS
                                      -------------------------  -----------------------
                                                        YIELD                    YIELD
                                          AMOUNT         (1)        AMOUNT        (1)
                                      -------------  ----------  -----------  ----------
Maturity:
  One year or less                    $       3,906       6.56%  $         -         - %
  After one year through five years           9,001       6.94             -         -
  After five years through ten years            247       6.26             -         -
  After ten years                                 -          -             -         -
                                      -------------  ----------  -----------  ----------
                                      $      13,154       6.82%  $         -         - %
                                      =============  ==========  ===========  ==========

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                 LOAN PORTFOLIO

TYPES  OF  LOANS

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                        DECEMBER 31,
                                      ----------------
                                       2000     1999
                                      -------  -------
                                   (DOLLARS IN THOUSANDS)
                                      ----------------
Commercial                            $10,037  $ 4,457
Real estate - construction              1,585      750
Real estate - mortgage                 20,710   10,780
Consumer instalment loans and other     6,293    3,621
                                      -------  -------
                                       38,625   19,608
Less allowance for loan losses            460      300
                                      -------  -------
      Net loans                       $38,165  $19,308
                                      =======  =======

MATURITIES  AND  SENSITIVITIES  OF  LOANS  TO  CHANGES  IN  INTEREST  RATES

Commercial and Construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                        DECEMBER 31,
                                      ---------------
                                       2000     1999
                                      -------  ------
                                   (DOLLARS IN THOUSANDS)
                                      ---------------
COMMERCIAL:
  One year or less                    $ 3,842  $1,575
  After one year through five years     5,880   2,651
  After five years                        315     231
                                      -------  ------
                                       10,037   4,457
                                      -------  ------

CONSTRUCTION:
  One year or less                      1,585     750
  After one year through five years                 -
  After five years                                  -
                                      -------  ------
                                        1,585     750
                                      -------  ------

                                      $11,622  $5,207
                                      =======  ======

The following table summarizes these loans at December 31, 2000, with the due dates after one year, which have predetermined and floating or adjustable interest rates.

                                        (DOLLARS IN
                                        THOUSANDS)
                                       -------------
Predetermined interest rates           $       5,861
Floating or adjustable interest rates            334
                                       -------------
                                       $       6,195
                                       =============

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                                      AT DECEMBER 31,
                                                     -------------------------------------------
                                                               2000                1999
                                                     -----------------------  ------------------
                                                                  PERCENT OF          PERCENT OF
                                                                   LOANS IN            LOANS IN
                                                                   CATEGORY            CATEGORY
                                                                   TO TOTAL            TO TOTAL
                                                       AMOUNT        LOANS    AMOUNT     LOANS
                                                     -----------  ----------  ------  ----------
                                                                (DOLLARS IN THOUSANDS)
                                                     -------------------------------------------
Commercial, financial, industrial and agricultural   $       118         26%  $   77         23%
Real estate                                                  199         58      128         59
Consumer                                                     123         16       82         18
Unallocated                                                   20          -       13          -
                                                     -----------  ----------  ------  ----------
                                                     $       460        100%  $  300        100%
                                                     ===========  ==========  ======  ==========

                                    DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                     2000             1999
                                               ----------------  ---------------
                                               AMOUNT    RATE    AMOUNT    RATE
                                               -------  -------  -------  ------
                                                    (DOLLARS IN THOUSANDS)
                                               ---------------------------------
Noninterest-bearing demand deposits            $ 3,768       -%  $   642      -%
Interest-bearing demand and savings deposits    12,929    3.75     2,972   3.57
Time deposits                                   20,701    6.07     6,450   5.40
                                               -------           -------
      Total deposits                           $37,398           $10,064
                                               =======           =======

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

                                   (DOLLARS IN
                                   THOUSANDS)
                                  -------------
Three months or less              $       1,414
Over three through twelve months          6,137
Over twelve months                          897
                                  -------------
      Total                       $       8,448
                                  =============

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following table shows return on assets (net income (loss) divided by average total assets), return on equity (net income (loss) divided by average stockholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders' equity to asset ratio (average stockholders' equity divided by average total assets) for the periods indicated is presented below.

                     YEAR ENDED DECEMBER 31,
                     -----------------------
                         2000     1999
                        ------  --------
Return on assets          .23%   (4.45)%

Return on equity         1.28   (10.86)

Dividends payout            -        -

Equity to assets ratio  17.98    40.94

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

                          INDEPENDENT AUDITOR'S REPORT

TO  THE  BOARD  OF  DIRECTORS
COMMUNITY  CAPITAL  BANCSHARES,  INC.
    AND  SUBSIDIARY
ALBANY,  GEORGIA

          We have audited the accompanying consolidated balance sheets of COMMUNITY CAPITAL BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/  Mauldin  &  Jenkins,  LLC

Albany,  Georgia
January  26,  2001

                              COMMUNITY CAPITAL BANCSHARES, INC.
                                        AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2000 AND 1999


ASSETS                                                                 2000          1999
-----------------------------------------------------------------  ------------  ------------
Cash and due from banks                                            $ 3,391,644   $   949,326
Federal funds sold                                                   1,180,000       810,000
Securities available-for-sale                                       13,154,338    13,351,772

Loans                                                               38,625,099    19,607,865
Less allowance for loan losses                                         460,037       300,000
                                                                   ------------  ------------
          Loans, net                                                38,165,062    19,307,865

Premises and equipment                                               2,675,625     1,910,055
Other assets                                                           628,424       412,437
                                                                   ------------  ------------

                                                                   $59,195,093   $36,741,455
                                                                   ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------

Deposits
    Noninterest-bearing                                            $ 4,469,543   $ 2,925,670
    Interest-bearing                                                41,325,016    25,092,250
                                                                   ------------  ------------
         Total deposits                                             45,794,559    28,017,920
    Other borrowings                                                 4,616,949             -
    Other liabilities                                                  243,358       155,409
                                                                   ------------  ------------
         TOTAL LIABILITIES                                          50,654,866    28,173,329
                                                                   ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, par value not stated; 2,000,000 shares
        authorized; no shares issued                                         -             -
    Common stock, par value $1.00; 10,000,000 shares authorized;
        1,499,560 issued and outstanding                             1,499,560     1,050,000
    Capital surplus                                                  8,084,523     8,538,483
    Accumulated deficit                                               (864,630)     (973,154)
    Accumulated other comprehensive income (loss)                       50,351       (47,203)
                                                                   ------------  ------------
                                                                     8,769,804     8,568,126

        Less cost of treasury stock, 34,490 shares                     229,577             -
                                                                   ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                 8,540,227     8,568,126
                                                                   ------------  ------------

                                                                   $59,195,093   $36,741,455
                                                                   ============  ============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                                      COMMUNITY CAPITAL BANCSHARES, INC.
                                                AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                    YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                      2000             1999
                                                                ----------------  ---------------
INTEREST INCOME
    Loans                                                       $      2,829,428  $      675,427
    Taxable securities                                                   839,568         250,144
    Deposits in banks                                                      7,764           1,503
    Federal funds sold                                                    66,251         223,325
                                                                ----------------  ---------------
          TOTAL INTEREST INCOME                                        3,743,011       1,150,399
                                                                ----------------  ---------------

INTEREST EXPENSE
    Deposits                                                           1,742,316         454,199
    Other borrowed money                                                  75,357          11,332
                                                                ----------------  ---------------
          TOTAL INTEREST EXPENSE                                       1,817,673         465,531
                                                                ----------------  ---------------

          NET INTEREST INCOME                                          1,925,338         684,868
PROVISION FOR LOAN LOSSES                                                169,000         300,000
                                                                ----------------  ---------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          1,756,338         384,868
                                                                ----------------  ---------------

OTHER INCOME
    Service charges on deposit accounts                                  132,322          26,333
    Other service charges, commissions and fees                           74,184          13,943
                                                                ----------------  ---------------
          TOTAL OTHER INCOME                                             206,506          40,276
                                                                ----------------  ---------------

OTHER EXPENSES
    Salaries and employee benefits                                       996,721         612,996
    Equipment and occupancy expenses                                     275,543         205,988
    Marketing expenses                                                    82,505          61,303
    Data processing expenses                                             125,136          67,563
    Administrative expenses                                              180,819          84,605
    Stationery and supply expenses                                        43,199          41,160
    Loan expenses                                                         22,053          26,062
    Organizational and preopening expenses                                     -          52,161
    Other operating expenses                                             128,344          46,412
                                                                ----------------  ---------------
          TOTAL OTHER EXPENSES                                         1,854,320       1,198,250
                                                                ----------------  ---------------

          INCOME (LOSS) BEFORE INCOME TAXES                              108,524        (773,106)

INCOME TAX EXPENSE                                                             -               -
                                                                ----------------  ---------------

                    NET INCOME (LOSS)                           $        108,524  $     (773,106)
                                                                ================  ===============

INCOME (LOSS) PER COMMON SHARE                                  $           0.07           (0.52)
                                                                ================  ===============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                             COMMUNITY CAPITAL BANCSHARES, INC.
                                       AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                           YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                         2000       1999
                                                                       --------  ----------
NET INCOME (LOSS)                                                      $108,524  $(773,106)

OTHER COMPREHENSIVE INCOME (LOSS):

     Net unrealized holding gains (losses) arising
        during period, net of tax (benefits) of $50,255 and $(24,316)    97,554    (47,203)
                                                                       --------  ----------

COMPREHENSIVE INCOME (LOSS)                                            $206,078  $(820,309)
                                                                       ========  ==========

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                              COMMUNITY CAPITAL BANCSHARES, INC.
                                        AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                              COMMON STOCK          CAPITAL
                                                         -----------------------  -----------
                                                           SHARES     PAR VALUE     SURPLUS
                                                         ----------  -----------  -----------
BALANCE, DECEMBER 31, 1998                                       1   $        1   $    3,514
    Net loss                                                     -            -            -
    Issuance of common stock, net of stock issue costs   1,050,000    1,050,000    8,533,473
    Imputed interest on advances from organizers
        credited to capital surplus                              -            -        1,496
    Redemption of organizers' common stock                      (1)          (1)           -
    Other comprehensive loss                                     -            -            -
                                                         ----------  -----------  -----------
BALANCE, DECEMBER 31, 1999                               1,050,000    1,050,000    8,538,483
    Net income (loss)                                            -            -            -
    Net treasury stock transactions                              -            -            -
    Ten-for-seven common stock split                       449,560      449,560     (453,960)
    Other comprehensive income                                   -            -            -
                                                         ----------  -----------  -----------
BALANCE, DECEMBER 31, 2000                               1,499,560   $1,499,560   $8,084,523
                                                         ==========  ===========  ===========

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                              COMMUNITY CAPITAL BANCSHARES, INC.
                                        AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
                            YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                       ACCUMULATED
                                                                          OTHER                               TOTAL
                                                         ACCUMULATED  COMPREHENSIVE    TREASURY   STOCK    STOCKHOLDERS'
                                                           DEFICIT    INCOME (LOSS)  SHARES       COST        EQUITY
                                                         -----------  -------------  --------  ----------  -------------
BALANCE, DECEMBER 31, 1998                               $ (200,048)  $          -          -  $       -   $   (196,533)
    Net loss                                               (773,106)             -          -          -       (773,106)
    Issuance of common stock, net of stock issue costs            -              -          -          -      9,583,473
    Imputed interest on advances from organizers
        credited to capital surplus                               -              -          -          -          1,496
    Redemption of organizers' common stock                        -              -          -          -             (1)
    Other comprehensive loss                                      -        (47,203)         -          -        (47,203)
                                                         -----------  -------------  --------  ----------  -------------
BALANCE, DECEMBER 31, 1999                                 (973,154)       (47,203)         -          -      8,568,126
    Net income (loss)                                       108,524             -           -          -        108,524
    Net treasury stock transactions                               -              -     10,347   (229,577)      (229,577)
    Ten-for-seven common stock split                              -              -     24,143          -         (4,400)
    Other comprehensive income                                    -         97,554          -          -         97,554
                                                         -----------  -------------  --------  ----------  -------------
BALANCE, DECEMBER 31, 2000                               $ (864,630)  $     50,351     34,490  $(229,577)  $  8,540,227
                                                         ===========  =============  ========  ==========  =============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                               COMMUNITY CAPITAL BANCSHARES, INC.
                                         AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                        2000           1999
                                                                    -------------  -------------
OPERATING ACTIVITIES
    Net income (loss)                                               $    108,524   $   (773,106)
    Adjustments to reconcile net income (loss) to net cash
          provided by (used in) operating activities:
          Depreciation                                                   125,146         57,383
          Provision for loan losses                                      169,000        300,000
          Imputed interest in advances from organizers                         -          1,496
          Increase in interest receivable                               (233,644)      (356,579)
          Increase in interest payable                                    34,033        106,871
          Other operating activities                                      21,318         45,911
                                                                    -------------  -------------

              Net cash provided by (used in) operating activities        224,377       (618,024)
                                                                    -------------  -------------

INVESTING ACTIVITIES
    Purchases of securities available for sale                        (2,193,282)   (14,677,461)
    Proceeds from maturities of securities available for sale          2,538,525      1,254,170
    Net increase in federal funds sold                                  (370,000)      (810,000)
    Net increase in loans                                            (19,026,197)   (19,607,865)
    Purchase of equipment                                               (890,716)    (1,607,305)
                                                                    -------------  -------------

            Net cash used in investing activities                    (19,941,670)   (35,448,461)
                                                                    -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                          17,776,639     28,017,920
    Proceeds from other borrowings                                     4,800,000              -
    Repayment of other borrowings                                       (183,051)      (590,801)
    Redemption of organizer's stock                                            -             (1)
    Net proceeds from sale of common stock                                     -      9,583,473
    Purchase of fractional shares                                         (4,400)             -
    Purchase of treasury shares                                         (229,577)             -
                                                                    -------------  -------------

            Net cash provided by financing activities                 22,159,611     37,010,591
                                                                    -------------  -------------

Net increase in cash and due from banks                                2,442,318        944,106

Cash and due from banks at beginning  of year                            949,326          5,220
                                                                    -------------  -------------

Cash and due from banks at end of year                              $  3,391,644   $    949,326
                                                                    =============  =============

SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                          $  1,708,283   $    358,660

NONCASH TRANSACTION
    Unrealized gains (losses) on securities available for sale      $   (147,809)  $     71,519

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

          BASIS  OF  PRESENTATION

          The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

          CASH,  DUE  FROM  BANKS  AND  CASH  FLOWS

          For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

          The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

          SECURITIES

          Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

          Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          LOANS

          Loans are reported at their outstanding unpaid principal balances less unearned income, deferred fees or costs on originated loans, and the allowance for loan losses. Interest income is accrued on the unpaid balance.

          Loan origination fees, net of certain direct origination costs of consumer and instalment loans are recognized at the time the loan is placed on the books. Because these loan fees are not significant and the majority of loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles. Loan origination fees net of certain direct loan origination costs for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan.

          The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

          The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

          A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES  AND  EQUIPMENT

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          TRANSFERS  OF  FINANCIAL  ASSETS

          Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

          INCOME  TAXES

          Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

          The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          STOCK  COMPENSATION  PLANS

          Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

          INCOME  (LOSS)  PER  COMMON  SHARE

          Income  (loss)  per  common  share  is computed by dividing net income
          (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income after adjustments for the after-tax effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for each of the years ended December 30, 2000 and 1999 was 1,496,242 and 1,499,560, respectively. There were no potential common shares outstanding at December 31, 2000 and 1999.

          All per share data for the prior year has been restated to reflect the ten-for-seven stock split effected in the form of a stock dividend to shareholders of record as of January 2, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          COMPREHENSIVE  INCOME  (LOSS)

          Statement of Financial Standards ("SFAS") 130 describes comprehensive income as the total of all components of comprehensive income including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available for sale securities.

          RECENT  DEVELOPMENTS

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE  2.  SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                -----------  -----------  ------------  -----------
SECURITIES AVAILABLE FOR SALE
  DECEMBER 31, 2000:
  U. S. GOVERNMENT AND
    AGENCY SECURITIES           $12,431,962  $    74,585  $    (3,367)  $12,503,180
  RESTRICTED EQUITY SECURITIES      455,900            -            -       455,900
  MORTGAGE-BACKED SECURITIES        190,186        5,072            -       195,258
                                -----------  -----------  ------------  -----------
                                $13,078,048  $    79,657  $    (3,367)  $13,154,338
                                ===========  ===========  ============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  GROSS        GROSS
                                   AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                     COST         GAINS        LOSSES        VALUE
                                  -----------  -----------  ------------  -----------
Securities Available for Sale
  December 31, 1999:
  U. S. Government and
    agency securities             $11,904,479  $         -  $   (79,441)  $11,825,038
  State and municipal securities    1,000,000            -            -     1,000,000
  Restricted equity securities        268,325            -            -       268,325
  Mortgage-backed securities          250,487        7,922            -       258,409
                                  -----------  -----------  ------------  -----------
                                  $13,423,291  $     7,922  $   (79,441)  $13,351,772
                                  ===========  ===========  ============  ===========

          Securities with a carrying value of $5,760,000 at December 31, 2000, were pledged to secure public deposits and for other purposes. There were no pledged securities at December 31, 1999.

          The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                               SECURITIES  AVAILABLE FOR SALE
                               ------------------------------
                                  AMORTIZED      FAIR
                                    COST         VALUE
                                 -----------  -----------
Due in one year or less          $ 3,449,435  $ 3,449,895
Due from one year to five years    8,735,198    8,806,566
Due from five to ten years           247,329      246,719
Due after ten years                        -            -
Restricted equity securities         455,900      455,900
Mortgage-backed securities           190,186      195,258
                                 -----------  -----------
                                 $13,078,048  $13,154,338
                                 ===========  ===========

NOTE  3.  LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES

          The composition of loans at December 31, 2000 and 1999 is summarized as follows:

                                    2000          1999
                                ------------  ------------
Commercial                      $10,037,124   $ 4,456,969
Real estate - construction        1,584,869       749,995
Real estate - mortgage           20,709,990    10,779,926
Consumer, instalment and other    6,293,116     3,620,975
                                ------------  ------------
                                 38,625,099    19,607,865
Allowance for loan losses          (460,037)     (300,000)
                                ------------  ------------
Loans, net                      $38,165,062   $19,307,865
                                ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  3.  LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES  (CONTINUED)

          Changes in the allowance for loan losses for the year ended December 31, 2000 and 1999 are as follows:

                                      2000       1999
                                    ---------  --------
BALANCE, BEGINNING OF YEAR          $300,000   $      -
   Provision charged to operations   169,000    300,000
   Loans charged-off                  (8,963)         -
                                    ---------  --------
BALANCE, END OF YEAR                $460,037   $300,000
                                    =========  ========

          Management has identified no material amounts of impaired loans as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan").

          The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the years ended December 31, 2000 and 1999 are as follows:

                               2000         1999
                            -----------  -----------
BALANCE, BEGINNING OF YEAR  $  946,987   $        -
  Advances                   3,042,147    1,069,546
  Repayments                  (639,465)    (122,559)
                            -----------  -----------
BALANCE, END OF YEAR        $3,349,669   $  946,987
                            ===========  ===========

NOTE  4.  PREMISES  AND  EQUIPMENT

          Premises and equipment at December 31, 2000 and 1999 are summarized as follows:

                             2000         1999
                          -----------  -----------
Land                      $  322,724   $  322,724
Buildings                  1,609,316            -
Equipment                    921,830      549,501
Construction in progress       4,284    1,095,213
                          -----------  -----------
                           2,858,154    1,967,438
Accumulated depreciation    (182,529)     (57,383)
                          -----------  -----------
                          $2,675,625   $1,910,055
                          ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  5.  DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $8,448,388 and $11,395,227,
          respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

               2001                                                  $20,103,848
               2002                                                    3,903,629
               2003                                                    1,859,364
               2004                                                      208,440
               2005                                                       74,696
                                                                     -----------
                                                                     $26,149,977
                                                                     ===========

NOTE  6.  SALARY  DEFERRAL  PLAN

          The Company has a 401(k) retirement plan covering all employees, subject to certain minimum requirements. The Plan allows employees to defer up to 16% of their salary with partially matching Bank contributions. The contribution expense associated with this plan was $29,895 and $8,492 for the years ended December 31, 2000 and 1999, respectively.


NOTE  7.  OTHER  BORROWINGS

          Other  borrowings  consist  of  the  following:

                                                             DECEMBER 31,
                                                          -----------------
                                                             2000     1999
                                                          ----------  -----
Advance from Federal Home Loan Bank with interest         $1,616,949  $   -
  at a fixed rate (7.30% at December 31, 2000) due in
  monthly installments of $30,508 through June 21, 2005.
Advance from Federal Home Loan Bank with interest at a     3,000,000      -
  fixed rate (5.92% at December 31, 2000) due on
  December 26, 2002.
                                                          ----------  -----
                                                          $4,616,949  $   -
                                                          ==========  =====

          The advances from the Federal Home Loan Bank are collateralized by the pledging of agency securities and interest-bearing bank balances with an aggregate market value of approximately $5,003,800 at December 31, 2000.

          Other borrowings at December 31, 2000 have maturities in future years as follows:

               2001                                                   $  366,102
               2002                                                    3,366,102
               2003                                                      366,102
               2004                                                      366,102
               2005                                                      152,541
                                                                      ----------
                                                                       4,616,949
                                                                      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  8.  INCOME  TAXES

          Income tax expense for the years ended December 31, 2000 and 1999 consists of the following:

                                     2000        1999
                                   ---------  ----------
Current                            $      -   $       -
Deferred                             36,284    (261,771)
Change in valuation allowance       (36,284)    261,771
                                   ---------  ----------
               Income tax expense  $      -   $       -
                                   =========  ==========

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the years ended December 31, 2000 and 1999 is as follows:

                                          2000                 1999
                                 -------------------  --------------------
                                   AMOUNT   PERCENT     AMOUNT    PERCENT
                                 ---------  --------  ----------  --------
Income taxes at statutory rate   $ 36,898        34%  $(262,856)      (34)%
  Other items                        (614)       (1)      1,085         -
  Change in valuation allowance   (36,284)      (33)    261,771        34
                                 ---------  --------  ----------  --------
Income tax expense               $      -         -%  $     -          -  %
                                 =========  ========  ==========  ========

          The components of deferred income taxes at December 31, 2000 and 1999 are as follows:

                                             2000        1999
                                          ----------  ----------
Deferred tax assets:
  Loan loss reserves                      $ 129,149   $  75,480
  Preopening and organizational expenses     32,505      40,007
  Securities available for sale                   -      24,316
  Net operating loss carryforward           111,359     175,519
                                          ----------  ----------
                                            273,013     315,322

Valuation allowance                        (253,251)   (289,535)
                                          ----------  ----------
                                             19,762      25,787
                                          ----------  ----------

Deferred tax liabilities:
  Depreciation                               19,762       1,471
  Securities available for sale              25,939           -
                                          ----------  ----------
                                             45,701       1,471
                                          ----------  ----------

Net deferred taxes                        $ (25,939)  $  24,316
                                          ==========  ==========

          At December 31, 2000, the Company has available net operating loss carryforwards of $319,468 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2012.

NOTE  9.  STOCK  OPTION  PLANS

          The Company has a fixed stock option plan under which it has granted options to its employees to purchase common stock at the fair market price on the date of grant. All of the options are intended to be incentive stock options qualifying under Section 422 of the Internal Revenue Code for favorable tax treatment. Under the 1998 Plan, options to purchase 147,564 shares were granted. Options under the 1998 Plan vest over five years beginning one year after the date of the grant and are exercisable over a period of ten years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          A summary of the fixed plan at December 31, 2000 and 1999 and changes during the years ended on that date is as follows:

                                          DECEMBER 31, 2000      DECEMBER 31, 1999
                                        ----------------------  -------------------
                                                     WEIGHTED-            WEIGHTED-
                                                      AVERAGE             AVERAGE
                                                     EXERCISE             EXERCISE
                                          NUMBER      PRICE      NUMBER    PRICE
                                        ----------  ----------  --------  ---------
Under option, beginning of year           147,564   $     7.11         -  $       -
  Granted                                  14,273         7.00   147,564       7.11
  Exercised                                     -            -         -          -
  Forfeited                                  (142)        7.70         -          -
                                        ----------              --------
Under option, end of year                 161,695   $     7.10   147,564  $    7.11
                                        ==========              ========

Exercisable, end of year                   31,616            -        -
                                        ==========              ========

Weighted average fair value per option
  of options granted during the year                $     3.97            $    3.65
                                                    ==========            =========

          A further summary about options outstanding as of December 31, 2000 is as follows:

                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
           --------------------------------------  -----------------------
                          WEIGHTED-    WEIGHTED-                WEIGHTED-
RANGE OF                   AVERAGE      AVERAGE                  AVERAGE
EXERCISE     NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
 PRICES    OUTSTANDING  LIFE IN YEARS    PRICE     OUTSTANDING    PRICE
---------  -----------  -------------  ----------  -----------  ----------
     7.00      120,426           8.30  $     7.00       24,084  $     7.00
     7.00       14,273           9.30        7.00        2,131        7.00
     7.70        2,569           8.30        7.70          343        7.70
     7.35       21,713           8.90        7.35        4,343        7.35
     9.10        2,714           8.30        9.10          715        9.10
           -----------                             -----------
               161,695           8.47        7.10       31,616        7.10
           ===========                             ===========

          As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock
          Issued to Employees". The Company recognized no compensation cost under the stock-based employee compensation awards for the years ended December 31, 2000 and 1999. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                DECEMBER 31,
                             ------------------------------------------------
                                      2000                     1999
                             -----------------------  -----------------------
                                           BASIC                     BASIC
                                NET      NET INCOME      NET       NET LOSS
                              INCOME     PER SHARE       LOSS      PER SHARE
                             ---------  ------------  ----------  -----------
As reported                  $108,524   $      0.07   $(773,106)  $    (0.74)
Stock based compensation,
  net of related tax effect   (76,874)        (0.05)          -            -
                             ---------  ------------  ----------  -----------
As adjusted                  $ 31,650   $      0.02   $(773,106)  $    (0.74)
                             =========  ============  ==========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                               DECEMBER 31,
                             ------------------------------------------------
                                      2000                     1999
                             -----------------------  -----------------------
                                          DILUTED                   DILUTED
                                NET      NET INCOME      NET       NET LOSS
                              INCOME     PER SHARE       LOSS      PER SHARE
                             ---------  ------------  ----------  -----------
As reported                  $108,524   $      0.07   $(773,106)  $    (0.74)
Stock based compensation,
  net of related tax effect   (76,874)        (0.05)          -            -
                             ---------  ------------  ----------  -----------
As adjusted                  $(31,650)  $      0.02   $(773,106)  $    (0.74)
                             =========  ============  ==========  ===========

          The fair value of the options granted in 2000 and 1999 was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                   2000    1999
                                                                  ------  ------
Risk-free interest rate                                            5.76%   6.72%
Expected life of the options                                         10      10
Expected dividends (as a percent of the fair value of the stock)   0.00%   0.00%
Expected volatility                                               22.49%  39.94%

NOTE 10.  COMMITMENTS  AND  CONTINGENCIES

          The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments at December 31, 2000 is as follows:

                 Commitments to extend credit                         $6,634,114
                 Standby letters of credit                                42,500
                                                                      ----------
                                                                      $6,676,614
                                                                      ==========

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  CONCENTRATIONS  OF  CREDIT

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

NOTE 12.  REGULATORY  MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, no dividends could be declared without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank meet all capital adequacy requirements to which they are subject.

          As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                TO BE WELL
                                                             FOR CAPITAL     CAPITALIZED UNDER
                                                               ADEQUACY      PROMPT CORRECTIVE
                                               ACTUAL          PURPOSES      ACTION PROVISIONS
                                          ---------------  ---------------  --------------------
                                          AMOUNT   RATIO   AMOUNT   RATIO    AMOUNT      RATIO
                                          -------  ------  -------  ------  ---------  ---------
DECEMBER 31, 2000                                         (DOLLARS IN THOUSANDS)
                                          ------------------------------------------------------
TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
  CONSOLIDATED                            $ 9,179  22.11%  $ 3,322      8%    - - - N/A - - -
  BANK                                    $ 7,092  17.98%  $ 3,322      8%  $   4,152        10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS:
  CONSOLIDATED                            $ 8,719  21.00%  $ 1,661      4%    - - - N/A - - -
  BANK                                    $ 6,632  15.97%  $ 1,661      4%  $   2,491         6%
TIER I CAPITAL TO AVERAGE ASSETS:
  CONSOLIDATED                            $ 8,719  18.44%  $ 1,891      4%    - - - N/A - - -
  BANK                                    $ 6,632  14.03%  $ 1,890      4%  $   2,363         5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                TO BE WELL
                                                             FOR CAPITAL     CAPITALIZED UNDER
                                                               ADEQUACY      PROMPT CORRECTIVE
                                               ACTUAL          PURPOSES      ACTION PROVISIONS
                                          ---------------  ---------------  --------------------
                                          AMOUNT   RATIO   AMOUNT   RATIO    AMOUNT      RATIO
                                          -------  ------  -------  ------  ---------  ---------
DECEMBER 31, 1999                                         (DOLLARS IN THOUSANDS)
                                          ------------------------------------------------------
Total Capital to Risk Weighted Assets:
  Consolidated                            $ 8,874  42.97%  $ 1,652      8%    - - - N/A - - -
  Bank                                    $ 6,891  33.38%  $ 1,652      8%  $   2,065        10%
Tier I Capital to Risk Weighted Assets:
  Consolidated                            $ 8,615  41.71%  $   826      4%    - - - N/A - - -
  Bank                                    $ 6,632  32.12%  $   826      4%  $   1,239         6%
Tier I Capital to Average Assets:
  Consolidated                            $ 8,615  40.24%  $   857      4%    - - - N/A - - -
  Bank                                    $ 6,632  31.68%  $   838      4%  $   1,047         5%

NOTE 13.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
          Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

          CASH,  DUE  FROM  BANKS  AND  FEDERAL  FUNDS  SOLD:

               The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

          SECURITIES:

               Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          LOANS:

               For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          DEPOSITS:

               The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          ACCRUED  INTEREST:

               The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE  SHEET  INSTRUMENTS:

               Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

               The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                      DECEMBER 31, 2000        DECEMBER 31, 1999
                                  ------------------------  ------------------------
                                   CARRYING       FAIR       CARRYING       FAIR
                                    AMOUNT        VALUE       AMOUNT        VALUE
                                  -----------  -----------  -----------  -----------
FINANCIAL ASSETS:
   Cash, due from banks,
     and federal funds sold       $ 4,571,644  $ 4,571,644  $ 1,759,326  $ 1,759,326
   Securities available for sale   13,154,338   13,154,338   13,351,772   13,351,772
   Loans                           38,165,062   38,917,000   19,307,865   19,241,000
   Accrued interest receivable        590,223      590,223      356,579      356,579

FINANCIAL LIABILITIES:
   Deposits                        45,794,559   46,445,000   28,017,920   28,126,778
   Accrued interest payable           140,904      140,904      106,871      106,871

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  PARENT  COMPANY  FINANCIAL  INFORMATION

               The following information presents the condensed balance sheet, statements of operations, and cash flows of Community Capital Bancshares, Inc. as of and for the years ended December 31, 2000 and 1999:

                            CONDENSED BALANCE SHEETS

                               2000        1999
                            ----------  ----------
ASSETS
  Cash                      $1,682,945  $1,983,070
  Investment in subsidiary   6,856,795   6,585,056
  Other assets                     487           -
                            ----------  ----------

                            $8,540,227  $8,568,126
                            ==========  ==========

STOCKHOLDERS' EQUITY        $8,540,227  $8,568,126
                            ==========  ==========

                       CONDENSED STATEMENTS OF OPERATIONS

                                                          2000        1999
                                                        ---------  ----------
INCOME
  Interest                                              $      -   $  43,095
  Other income                                                90     104,247
                                                        ---------  ----------
       Total income                                           90     147,342
                                                        ---------  ----------

EXPENSES
  Salaries and employee benefits                               -      20,749
  Legal and professional fees                             32,273      10,534
  Interest                                                     -      11,332
  Other operating expenses                                33,478      10,092
                                                        ---------  ----------
       Total expenses                                     65,751      52,707
                                                        ---------  ----------

  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED INCOME
       (LOSS) OF SUBSIDIARY                              (65,661)     94,635

EQUITY IN INCOME (LOSS) OF SUBSIDIARY                    174,185    (867,741)
                                                        ---------  ----------

       NET INCOME (LOSS)                                $108,524   $(773,106)
                                                        =========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          CONDENSED STATEMENTS OF CASH FLOWS

                                                               2000          1999
                                                            -----------  ------------
OPERATING ACTIVITIES
  Net income (loss)                                         $  108,524   $  (773,106)
  Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Imputed interest on advances from organizers                     -         1,496
    Income (loss) of subsidiary                               (174,185)      867,741
    Other operating activities                                    (487)       28,915
                                                            -----------  ------------

      Net cash provided by (used in) operating activities      (66,148)      125,046
                                                            -----------  ------------

INVESTING ACTIVITIES
  Investment in subsidiary                                           -    (7,139,867)
                                                            -----------  ------------

      Net cash used in investing activities                          -    (7,139,867)
                                                            -----------  ------------

FINANCING ACTIVITIES
  Repayment of other borrowings                                      -      (590,801)
  Redemption of common stock                                         -            (1)
  Net proceeds from sale of commons stock                            -     9,583,473
  Purchase of fractional shares                                 (4,400)            -
  Purchase of treasury shares                                 (229,577)            -
                                                            -----------  ------------

      Net cash provided by (used in) financing activities     (233,977)    8,992,671
                                                            -----------  ------------

Net increase (decrease) in cash                               (300,125)    1,977,850
                                                            -----------  ------------

Cash at beginning of year                                    1,983,070         5,220
                                                            -----------  ------------

Cash at end of year                                         $1,682,945   $ 1,983,070
                                                            ===========  ============

                                       36
                              CORPORATE INFORMATION

The Company's common stock is traded on the OTC Bulletin Board. The following table shows the high and low bid information for the Company's common stock for each quarter since March 11, 1999, the date on which our common stock was first listed on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Prices are adjusted to reflect the 10:7 stock split effective January 16, 2001.

              HIGH AND LOW BID
              PRICE PER SHARE
              ----------------
                HIGH    LOW
                -----  -----
2000:
First Quarter   $7.88  $6.87
Second Quarter   7.88   6.39
Third Quarter    7.18   6.39
Fourth Quarter   7.18   6.13

               HIGH AND LOW BID
               PRICE PER SHARE
               ----------------
                 HIGH    LOW
                ------  -----
1999:
First Quarter   $10.85  $8.66
Second Quarter    9.54   7.44
Third Quarter     8.93   7.35
Fourth Quarter    8.58   7.00

The Company's Common Stock was held by approximately 1,100 shareholders of record at December 31, 2000.

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

FORM  10-KSB

A copy of the Company's 2000 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David  J.  Baranko
Community  Capital  Bancshares,  Inc.
P.O.  Box  71269
Albany,  Georgia  31708-1269


General  Counsel
Powell,  Goldstein,  Frazer  &  Murphy,  LLP
Atlanta,  Georgia


Independent  Auditors
Mauldin  &  Jenkins,  LLC
Albany,  Georgia

                          COMMUNITY CAPITAL BANCSHARES, INC.

                                ----------------------
                                DIRECTORS AND OFFICERS
                                ----------------------


DIRECTORS

CHARLES M. JONES, III         ROBERT M. BEAUCHAMP        BENNETT D. COTTEN, JR.
Chairman & CEO,               Attorney                   Orthopedic Surgeon
Community Capital             Beauchamp & Associates,    Southwest Georgia
Bancshares, Inc.              LLC                        Orthopedic and Sports
Chief Executive Officer,                                 Medicine
Consolidated Loan and
Mortgage Companies

GLENN A. DOWLING              MARY HELEN DYKES           VAN CISE KNOWLES
Podiatrist, Managing Partner  Secretary and Treasurer    Surgeon
Ambulatory Surgery Center     Bob's Candies, Inc.        Van C. Knowles M.D., P.C.
and Albany Podiatry
Associates

C. RICHARD LANGLEY            ROBERT E. LEE              CORINNE C. MARTIN
Attorney                      President                  Ownership Interest - Carlton
Langley & Lee                 Community Capital          Company, a Caterpillar
                              Bancshares                 equipment distributor

WILLIAM F. MCAFEE             MARK M. SHOEMAKER          JANE ANNE SULLIVAN
Business Owner - Bill         Medical Doctor             Business owner, Buildings
McAfee Leasing, a             Albany Anesthesia Assoc.   Exchange, a real estate
commercial truck lessor                                  holding company

JOHN P. VENTULETT, JR.        LAWRENCE B. WILLSON        JAMES D. WOODS
Executive Insurance Agent     Vice President and farm    Medical Doctor
JSL / Howard, Ventulett and   manager, Sunnyland Farms,  Drs. Adams and Woods,
Bishop Insurors, Inc.         Inc.                       M.D., P.C

OFFICERS

ROBERT E. LEE                 DAVID C. GUILLEBEAU        DAVID J. BARANKO
President                     Executive Vice President   Chief Financial Officer and
                              Senior Lending Executive   Secretary

                                        ALBANY BANK & TRUST

                                        ------------------
                                        OFFICERS AND STAFF
                                        ------------------

OFFICERS
ROBERT E. LEE                             DAVID C. GUILLEBEAU           DAVID J. BARANKO
President & CEO                           Executive Vice President and  Chief Financial Officer
                                          Senior Lending Executive

ROSA M. RAMSEY                            GINGER G. GOODYEAR            RICHARD O. BISHOP
Senior Vice President and Branch Manager  Assistant Vice President and  Executive Vice President -
                                          Director of Marketing         Financial Services
MARILYN A. ODUM                           PAUL E. JOINER                DIANNE J. CARVER
Assistant Vice President                  Senior Vice President         Deposit Operations Officer
Mortgage Lending                          Commercial Lending

STAFF
TANYA M. BULLARD                          MARGARET V. CARVER            ERIN DAVIS
Customer Service Specialist               Executive Secretary           Financial Services

TODD L. DIBBELL                           ELAINE O. EURE                STEPHANIE G. FORD
Assistant Head Teller /                   Loan Operations               Customer Service
Internal Auditor                                                        Representative

JILLIAN JOHNSON                           STEPHANIE JOSEPH              JOSIE LANCE
Teller                                    Customer Service              Loan Processing
                                          Representative

CHERYL LEDFORD                            LINDA F. LITTLETON            KATHLEEN LOVELACE
Part time teller                          Loan Operations               Deposit operations

MEGAN PARKER                              ANGELA W. ROBERTS             ROBIE K. SUTTON
Part time teller                          Head Teller                   Facilities Management and
                                                                        Courier
LADONNA J. URICK                          DEBBIE WOOD
Customer Service                          Credit Administration
Representative