Form 10KSB, Exhibit 13
period 2001-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2002-03-26
CIK 1074369

Community Capital Bancshares, Inc.
                               2001 Annual Report


                            ------------------------
                            |         ab&t         |
                            | Albany Bank & Trust  |
                            ------------------------

                       Community Capital Bancshares, Inc.
                                  Annual Report

                                Table of Contents
                                -----------------

                                                                         Page
                                                                         ----

Management's discussion and analysis of financial condition
  and results of operations. . . . . . . . . . . . . . . . . . . . . . .    1

Selected financial information and statistical data. . . . . . . . . . .    7

Independent Auditors Report. . . . . . . . . . . . . . . . . . . . . . .   13

FINANCIAL STATEMENTS

  Consolidated balance sheets. . . . . . . . . . . . . . . . . . . . . .   14
  Consolidated statements of operations. . . . . . . . . . . . . . . . .   15
  Consolidated statements of comprehensive income (loss) . . . . . . . .   16
  Consolidated statements of stockholders' equity. . . . . . . . . . . .   17
  Consolidated statements of cash flows. . . . . . . . . . . . . . . . .   19
  Notes to consolidated financial statements . . . . . . . . . . . . . .   20


Corporate information. . . . . . . . . . . . . . . . . . . . . . . . . .   35
Directors, officers and staff. . . . . . . . . . . . . . . . . . . . . .   36

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. ("The Company") and its bank subsidiary, Albany Bank & Trust N.
A. ("The Bank") at December 31, 2001 and 2000 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about The Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

OVERVIEW

During 2001 the Company increased profitability. Net income for the year increased $543,000 to $651,000. This resulted in basic earnings per share of $0.45 as compared to the 2000 amount of $0.07. The net income for the year was sufficient to eliminate the losses incurred at start up by the Bank. As of December 31, 2001, the Bank had positive retained earnings of $5,000. During 2001, the Company experienced considerable growth of its balance sheet. Total assets increased $29,516,000 or 49.88% to $88,685,000.

FINANCIAL  CONDITION  AT  DECEMBER  31,  2001  AND  2000

Following is a summary of the Company's balance sheets for the periods indicated:

                                    DECEMBER 31,
                               --------------------
                                 2001       2000
                               ---------  ---------
                              (DOLLARS IN THOUSANDS)
                               --------------------

     Cash and due from banks   $   4,471  $   3,392
     Federal funds sold            4,483      1,180
     Securities                   14,999     13,154
     Loans, net                   61,183     38,165
     Premises and equipment        2,600      2,676
     Other assets                    949        602
                               ---------  ---------
                               $  88,685  $  59,169
                               =========  =========

     Total deposits            $  69,831  $  45,795
     Other borrowings              9,251      4,617
     Other liabilities               418        217
     Stockholders' equity          9,185      8,540
                               ---------  ---------
                               $  88,685  $  59,169
                               =========  =========

FINANCIAL  CONDITION  AT  DECEMBER  31,  2001  AND  2000

As of December 31, 2001 the Company had total assets of $88.7 million, an increase of $29.5 million from the previous year end. Increased deposits of $24.4 million and FHLB borrowings of $4.7 million funded the increase in total assets. The primary use of these funds was to fund loan growth. Net loans increased $23 million during the year to $61.2 million. The Company expects to continue its growth in 2002, but at a reduced rate.

As of December 31, 2000, the Company had total assets of $59.1 million. Total assets increased $22.4 million during the year 2000. The primary increase in assets during this year was in the loan portfolio, which increased $18.8 million to $38.2 million. The increase in assets was funded by increased deposits of $17.8 million and increased FHLB borrowings of $4.6 million.

The Bank's investment portfolio, consisting primarily of Federal Agency bonds, amounted to $15 million at December 31, 2001. This compares to the December 31, 2000 amount of $13.1 million. All securities are classified as available for sale and carried at current market values.

The Company has 73% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (33%) and construction loans to build one- to four-family residential properties (15%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (23%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

     One-  to  four-family  residential  properties                          90%
     Construction  loans  on  one- to four-family residential properties     80%
     Nonresidential  and  multi-family  properties                           80%

The Company's remaining 29% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

State and federal regulatory authorities monitor the liquidity and capital resources of the Company on a periodic basis. Management of the Company believes that its current liquidity position is satisfactory.

At December 31, 2001, the Company had loan commitments outstanding of $11.7 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2000, the Bank had arrangements with upstream correspondent banks for short-term advances of $3.7 million.

At December 31, 2001, the Company and the Bank were considered well-capitalized based on regulatory minimum capital requirements. In the current year, total capital increased $651,000 from income. The purchase of treasury stock during the year decreased capital by $136,000. During 2000, total capital increased $109,000 from net earnings retained, and decreased $230,000 from the acquisition of treasury stock.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 2001 are as follows:

                                     ACTUAL
                              ---------------------
                                THE                   REGULATORY
                              COMPANY      BANK      REQUIREMENTS
                              --------  -----------  ------------
  Leverage capital ratio        11.14%        8.96%          5.00%
  Risk-based capital ratios:
    Core capital                14.79        11.85           6.00
    Total capital               15.76        12.83          10.00

These ratios should continue to decline somewhat as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 2001, the Company had no material commitments for capital expenditures.

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

RESULTS  OF  OPERATIONS  FOR  THE  YEARS  ENDED  DECEMBER  31,  2001  AND  2000

Following is a summary of the Company's operations for the periods indicated.

                                  YEAR ENDED DECEMBER 31,
                                 ------------------------
                                    2001         2000
                                 -----------  -----------
                                  (DOLLARS IN THOUSANDS)
                                 ------------------------

     Interest income             $     5,704  $     3,679

     Interest expense                  2,872        1,818
                                 -----------  -----------

     Net interest income               2,832        1,861

     Provision for loan losses           393          169

     Other income                        687          270

     Other expenses                    2,521        1,854
                                 -----------  -----------

     Pretax income (loss)                605          108

     Income tax benefit                   46            -
                                 -----------  -----------

     Net income (loss)           $       651  $       108
                                 ===========  ===========

Net income for the current year increased $543,000 to $651,000. The major source of this growth was net interest income, which increased to $2,832,000 from the prior year amount of $1,861,000. The increase in income was resulted from an increase in earning assets during the year. Changes in interest rates resulted in a decrease in net interest income during the year. The Company incurred higher operating expenses in 2001 as a result of the increased size.

For the year ended December 31, 2000, the Company realized a profit of $108,000. This was the result of increased assets which generated sufficient net interest income to cover its fixed operating expenses. The increase in net interest income was the combined result of a full year of operations and increases in earning assets. Net interest income nearly tripled to $1,861,000 from the 1999 amount of $685,000.

NET INTEREST INCOME
-------------------

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

The net yield on average interest-earning assets during the current year was 4.07% compared to the 2000 level of 4.30%. The drastic decreases in interest rates during 2001 were the main reason for the decline in the net interest margin. The rate sensitive assets repriced downward at a faster rate than the rate sensitive liabilities. In the latter part of the year rate sensitive liabilities began to reprice and the margin began to improve. Management anticipates that the margin will continue to improve during the early part of 2002.

For the year ended December 31, 2000, the net yield had increased to 4.30%. This was a result of the growth of the bank and a re-allocation of interest earning assets to higher yielding loans from federal funds sold and investment securities.

PROVISION FOR LOAN LOSSES
-------------------------

The provision for loan losses was $393,000 in the current year as compared to $169,000 in 2000. The annual provision is based upon management's evaluation of the loan portfolio. At December 31, 2001, the allowance for loan losses was $618,000 or 1% of total loans. Management believes the allowance for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2001, the Company had $159,000 in non-performing loans.

OTHER INCOME
------------

Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Fees on deposit accounts increased $149,000 in the current year. The increase in fee income resulted from the growth in deposit accounts during the year. The Bank offers other services to its customers which generate fee income. The financial services area generated $186,000 in fees during 2001 as compared to the 2000 amount of $48,000. This increase resulted from increased volume in this area as well as the fact that 2001 was the first full year of operations in this area. The Bank also originates home mortgage loans for customers. Fees for this service in 2001 were $181,000 as compared to the prior year amount of $64,000. This increase was due to increased volume in this area of service and the fact that 2001 represented the first full year of offering this service.

NON-INTEREST EXPENSE
--------------------

Other non-interest expenses increased $667,000 in the current year over the prior year amount of $1,854,000. The major area of increase was salaries and employee benefits which increased $314,000. The increase was attributable to increased levels of staffing required to properly service the expanding customer base. Other increases in non-interest expenses are the result of higher costs due to a larger customer base, and overall increases in prices from suppliers. Management monitors non-interest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.

INCOME TAX
----------

In the current year the Company recorded income tax benefits of $46,000 from the utilization of operating losses incurred during the start up phase of the Company. At December 31, 2001, there were no operating losses available to offset future year's taxable income. The Company expects income tax expense in future years since theses loss carryforwards have been fully realized. Prior to the current year, no income taxes were recorded because of the unutilized operating loss carryforwards.

ASSET/LIABILITY MANAGEMENT
--------------------------

The Company's objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

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

At December 31, 2001, the Company's cumulative one-year interest rate-sensitivity gap ratio was 74%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a rate faster than its interest-bearing assets. The Company is moving closer to its targeted parameters. During the current year the Bank made a concerted effort to move this ratio closer to a neutral position. This was accomplished by originating more short term and floating rate loans and by funding these assets using longer term fixed rate liabilities. A gap ratio in the Company's current range is not unusual for a de novo bank. It is also noted that over 90% of the Company's certificates of deposit greater than $100,000 mature within the one-year time horizon. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                 AT DECEMBER 31, 2001
                                                   -------------------------------------------------
                                                             MATURING OR REPRICING WITHIN
                                                   -------------------------------------------------
                                                                THREE
                                                    ZERO TO     MONTHS     ONE TO    OVER
                                                     THREE     TO  ONE     THREE     THREE
                                                     MONTHS     YEAR       YEARS     YEARS    TOTAL
                                                   ---------  ---------  ---------  -------  -------
                                                                 (DOLLARS IN THOUSANDS)
                                                   -------------------------------------------------
  EARNING ASSETS:
    Federal funds sold                             $  4,483   $      -   $      -   $     -  $ 4,483
    Investment securities                               758      1,724      2,745     9,772   14,999
    Loans                                            17,521     11,138     20,676    12,466   61,801
                                                   ---------  ---------  ---------  -------  -------
                                                     22,762     12,862     23,421    22,238   81,283
                                                   ---------  ---------  ---------  -------  -------

  INTEREST-BEARING LIABILITIES:
    Interest-bearing demand deposits (1)             10,476          -     10,085         -   20,561
    Savings (1)                                           -          -        882         -      882
    Certificates less than $100,000                   8,048     13,054      5,823       573   27,498
    Certificates, $100,000 and over                   4,884      8,529      1,274       100   14,787
    Other borrowings                                     92      3,274      5,885         -    9,251
                                                   ---------  ---------  ---------  -------  -------
                                                     23,500     24,857     23,949       673   72,979
                                                   ---------  ---------  ---------  -------  -------

  INTEREST RATE SENSITIVITY GAP                    $  ( 738)  $(11,995)  $  ( 528)  $21,565  $ 8,304
                                                   =========  =========  =========  =======  =======

  CUMULATIVE INTEREST RATE SENSITIVITY GAP         $   (738)  $(12,733)  $(13,261)  $ 8,304
                                                   =========  =========  =========  =======

  INTEREST RATE SENSITIVITY GAP RATIO                  0.97       0.52       0.98     33.04
                                                   =========  =========  =========  =======

  CUMULATIVE INTEREST RATE SENSITIVITY GAP RATIO       0.97       0.74       0.82      1.11
                                                   =========  =========  =========  =======

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

                                                                     YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------
                                                              2001                             2000
                                                ---------------------------------  ------------------------------
                                                            INTEREST    AVERAGE              INTEREST   AVERAGE
                                                 AVERAGE     INCOME/     YIELD/    AVERAGE   INCOME/     YIELD/
                                                 BALANCE     EXPENSE   RATE PAID   BALANCE   EXPENSE   RATE PAID
                                                ----------  ---------  ----------  --------  --------  ----------
                                                                      (DOLLARS IN THOUSANDS)
                                                -----------------------------------------------------------------

  ASSETS
    Interest-earning assets:
      Loans, net of unearned interest           $  50,764   $  4,575        9.01%  $ 29,015  $  2,766       9.53%
      Investment securities:
        Taxable                                    14,503        955        6.58     13,100       840       6.41
        Nontaxable                                      -          -           -          -         -          -
      Interest-bearing deposits in banks            1,578         71        4.50        102         8       7.84
      Federal funds sold                            2,684        103        3.84      1,132        66       5.83
                                                ----------  ---------              --------  --------
        Total interest-earning assets              69,529      5,704        8.20     43,349     3,680       8.49
                                                ----------  ---------              --------  --------

    Noninterest-earning assets:
      Cash                                          1,844                            1,338
      Allowance for loan losses                      (596)                            (389)
      Unrealized loss on available
        for sale securities                           188                              (97)
      Other assets                                  3,381                            3,062
                                                ----------                         --------
        Total noninterest-earning assets            4,817                            3,914
                                                ----------                         --------
          Total assets                          $  74,346                          $47,263
                                                ==========                         ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing liabilities:
    Savings and interest-bearing
        demand deposits                         $  18,649   $    485        2.60%  $ 12,929  $    485       3.75%
     Time deposits                                 35,595      2,052        5.76     20,701     1,257       6.07
      Other borrowings                              5,758        335        5.82      1,224        76       6.21
                                                ----------  ---------              --------  --------
        Total interest-bearing liabilities         60,002      2,872        4.79     34,854     1,818       5.22
                                                ----------  ---------              --------  --------

  Noninterest-bearing liabilities and
    stockholders' equity:
    Demand deposits                                 5,241                            3,768
    Other liabilities                                 341                              141
    Stockholders' equity                            8,762                            8,500
                                                ----------                         --------
        Total noninterest-bearing liabilities
          and stockholders' equity                 14,344                           12,409
                                                ----------                         --------
        Total liabilities and
          stockholders' equity                  $  74,346                          $47,263
                                                ==========                         ========
  Interest rate spread                                                      3.41%                           3.27%
                                                                       ==========                      ==========
  NET INTEREST INCOME                                       $  2,832                         $ 1,862
                                                            =========                        ========
  NET INTEREST MARGIN                                                       4.07%                           4.30%
                                                                       ==========                      ==========

RATE AND VOLUME ANALYSIS

The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                                  YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                       2001 VS. 2000
                                                               -------------------------------
                                                                              CHANGES DUE TO
                                                                INCREASE    ------------------
                                                               (DECREASE)     RATE     VOLUME
                                                               -----------  --------  --------
  Increase (decrease) in:
    Income from earning assets:
      Interest and fees on loans                               $    1,809   $  (264)  $ 2,073
      Interest on securities:
        Taxable                                                       115        25        90
        Tax exempt                                                      -         -         -
      Interest-bearing deposits in banks                               63       (53)      116
      Interest on federal loans                                        37       (53)       90
                                                               -----------  --------  --------
        Total interest income                                       2,024      (345)    2,369
                                                               -----------  --------  --------

  Expense from interest-bearing liabilities:
    Interest on savings and interest-bearing demand deposits            -      (215)      215
    Interest on time deposits                                         795      (109)      904
    Interest on other borrowings                                      259       (23)      282
                                                               -----------  --------  --------
        Total interest expense                                      1,054      (347)    1,401
                                                               -----------  --------  --------

        Net interest income                                    $      970   $     2   $   968
                                                               ===========  ========  ========

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                         2000 VS. 1999
                                                               -------------------------------
                                                                              CHANGES DUE TO
                                                                INCREASE    ------------------
                                                               (DECREASE)     RATE     VOLUME
                                                               -----------  --------  --------
  Increase (decrease) in:
    Income from earning assets:
      Interest and fees on loans                               $    2,091   $    85   $ 2,006
      Interest on securities:
        Taxable                                                       590        74       516
        Tax-exempt                                                      -         -         -
      Interest-bearing deposits in banks                                7         4         3
      Interest on federal loans                                      (157)        9      (166)
                                                               -----------  --------  --------
        Total interest income                                       2,531       172     2,359
                                                               -----------  --------  --------

  Expense from interest-bearing liabilities:
    Interest on savings and interest-bearing demand deposits          379        24       355
    Interest on time deposits                                         909       140       769
    Interest on other borrowings                                       65       (16)       81
                                                               -----------  --------  --------
        Total interest expense                                      1,353       148     1,205
                                                               -----------  --------  --------

        Net interest income                                    $    1,178   $    24   $ 1,154
                                                               ===========  ========  ========

RISK ELEMENTS

Information with respect to nonaccrual, past due and restructured loans are as follows:

                                                                           DECEMBER 31,
                                                                      --------------------
                                                                        2001       2000
                                                                      ---------  ---------
                                                                     (DOLLARS IN THOUSANDS)
                                                                      --------------------

  Nonaccrual loans                                                    $     159  $       4
  Loans contractually past due ninety days or more as to interest
    or principal payments and still accruing                                  -          -
  Restructured loans                                                          -          -
  Loans, now current about which there are serious doubts as to
    the ability of the borrower to comply with loan repayment terms           -          -

It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. A loan is placed in non-accrual status when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits, and management is not aware of any information which causes it to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.


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

                                                                             DECEMBER 31,
                                                                      ------------------------
                                                                          2001       2000
                                                                      -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
                                                                      ------------------------
  Average amount of loans outstanding                                 $   50,764   $   29,015
                                                                      ===========  ===========

  Balance of reserve for possible loan losses at beginning of period         460          300
                                                                      -----------  -----------

  Charge-offs:
     Commercial, financial and agricultural                                  207            3
     Real estate                                                              18           18
     Consumer                                                                 35            6
  Recoveries:
     Commercial, financial and agricultural                                   12           12
     Real estate                                                               -            -
     Consumer                                                                 13           13
                                                                      -----------  -----------
            Net charge-offs                                                  235            2
                                                                      -----------  -----------

  Additions to reserve charged to operating expenses                         393          169
                                                                      -----------  -----------

            Balance of reserve for possible loan losses               $      618   $      467
                                                                      ===========  ===========

  Ratio of net loan charge-offs to average loans                            0.46%        0.01%
                                                                      ===========  ===========

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

                              INVESTMENT PORTFOLIO
TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                               DECEMBER 31,
                                           --------------------
                                             2001       2000
                                           ---------  ---------
                                          (DOLLARS IN THOUSANDS)
                                           --------------------
  U. S. Government and agency securities   $  13,516  $  12,503
                                           ---------  ---------
  State and municipal securities                 628          -
  Mortgage-backed securities                     163        195
  Restricted equity securities                   692        456
                                           ---------  ---------
      Total securities                     $  14,999  $  13,154
                                           =========  =========

MATURITIES

The amounts of investment securities in each category as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                            U. S. TREASURY AND
                                          OTHER U. S. GOVERNMENT            STATE AND
                                         AGENCIES AND CORPORATIONS     POLITICAL SUBDIVISIONS
                                        ---------------------------  ------------  ------------
                                                          YIELD                       YIELD
                                           AMOUNT          (1)         AMOUNT          (1)
                                        -------------  ------------  ------------  ------------
  Maturity:
    One year or less                    $      2,480          5.82%  $          -            -%
    After one year through five years          9,663          5.70            628         5.25
    After five years through ten years         2,228          5.66              -            -
    After ten years                                -             -              -            -
                                        -------------  ------------  ------------  ------------
                                        $     14,371          5.71%  $        628         5.25%
                                        =============  ============  ============  ============

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                             DECEMBER 31,
                                        --------------------
                                          2001       2000
                                        ---------  ---------
                                       (DOLLARS IN THOUSANDS)
                                        --------------------
  Commercial                            $   6,842  $  10,037
  Real estate - construction                9,903      1,585
  Real estate - farmland                    1,859          -
  Real estate - mortgage                   33,110     20,710
  Consumer instalment loans and other      10,087      6,293
                                        ---------  ---------
                                           61,801     38,625
  Less allowance for loan losses              618        460
                                        ---------  ---------
      Net loans                         $  61,183  $  38,165
                                        =========  =========

MATURITIES  AND  SENSITIVITIES  OF  LOANS  TO  CHANGES  IN  INTEREST  RATES

Commercial and Construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                              DECEMBER 31,
                                        ------------------------
                                           2001         2000
                                        -----------  -----------
                                         (DOLLARS IN THOUSANDS)
                                        ------------------------
  COMMERCIAL:
    One year or less                    $     3,324  $     3,842
    After one year through five years         3,403        5,880
    After five years                             57          315
                                        -----------  -----------
                                              6,784       10,037
                                        -----------  -----------

  CONSTRUCTION:
    One year or less                          9,678        1,585
    After one year through five years             -            -
    After five years                              -            -
                                        -----------  -----------
                                              9,678        1,585
                                        -----------  -----------

                                        $    16,462  $    11,622
                                        ===========  ===========

The following table summarizes these loans at December 31, 2001, with the due dates after one year, which have predetermined and floating or adjustable interest rates.

                                            (DOLLARS IN
                                             THOUSANDS)
                                            -----------
     Predetermined interest rates           $     3,460
     Floating or adjustable interest rates            -
                                            -----------
                                            $     3,460
                                            ===========

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                                         AT DECEMBER 31,
                                                       --------------------------------------------------
                                                                  2001                     2000
                                                       ------------------------  ------------------------
                                                                    PERCENT OF                PERCENT OF
                                                                     LOANS IN                  LOANS IN
                                                                     CATEGORY                  CATEGORY
                                                                     TO TOTAL                  TO TOTAL
                                                          AMOUNT       LOANS        AMOUNT       LOANS
                                                       -----------  -----------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
                                                       --------------------------------------------------
  Commercial, financial, industrial and agricultural   $       256          41%  $       118          26%
  Real estate                                                  174          43           199          58
  Consumer                                                     106          16           123          16
  Unallocated                                                   82           -            20           -
                                                       -----------  -----------  -----------  -----------
                                                       $       618         100%  $       460         100%
                                                       ===========  ===========  ===========  ===========

                                    DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                       2001              2000
                                                 ----------------  ---------------
                                                 AMOUNT    RATE    AMOUNT    RATE
                                                 -------  -------  -------  ------
                                                       (DOLLARS IN THOUSANDS)
                                                 ---------------------------------
  Noninterest-bearing demand deposits            $ 5,241       -%  $ 3,768      -%
  Interest-bearing demand and savings deposits    18,649     2.60   12,929    3.75
  Time deposits                                   35,595     5.76   20,701    6.07
                                                 -------  -------  -------  ------
  Total deposits                                 $59,485           $37,398
                                                 =======           =======

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

                                            (DOLLARS IN
                                             THOUSANDS)
                                            -----------
  Three months or less                      $     4,884
  Over three through twelve months                8,529
  Over twelve months                              1,374
                                            -----------
     Total                                  $    14,787
                                            ===========

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average stockholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders' equity to asset ratio (average stockholders' equity divided by average total assets) for the periods indicated is presented below.

                         YEAR ENDED DECEMBER 31,
                         -----------------------
                            2001       2000
                          ---------  ---------
  Return on assets             .88%       .23%

  Return on equity            7.43       1.28

  Dividends payout               -          -

  Equity to assets ratio     11.79      17.98

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

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
COMMUNITY CAPITAL BANCSHARES, INC.
    AND SUBSIDIARY
ALBANY, GEORGIA


          We have audited the accompanying consolidated balance sheets of COMMUNITY CAPITAL BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




Albany,  Georgia
February  1,  2002

                             COMMUNITY CAPITAL BANCSHARES, INC.
                                       AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2001 AND 2000

                             ASSETS                                   2001          2000
                             ------                               ------------  ------------
Cash and due from banks                                           $ 4,471,221   $ 3,391,644
Federal funds sold                                                  4,483,000     1,180,000
Securities available-for-sale                                      14,998,904    13,154,338

Loans                                                              61,801,471    38,625,099
Less allowance for loan losses                                        618,067       460,037
                                                                  ------------  ------------
          Loans, net                                               61,183,404    38,165,062

Premises and equipment                                              2,600,338     2,675,625
Other assets                                                          948,610       602,485
                                                                  ------------  ------------

                                                                  $88,685,477   $59,169,154
                                                                  ============  ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

Deposits
    Noninterest-bearing                                           $ 6,103,584   $ 4,469,543
    Interest-bearing                                               63,727,752    41,325,016
                                                                  ------------  ------------
         Total deposits                                            69,831,336    45,794,559
    Other borrowings                                                9,250,848     4,616,949
    Other liabilities                                                 417,877       217,419
                                                                  ------------  ------------
         TOTAL LIABILITIES                                         79,500,061    50,628,927
                                                                  ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, par value not stated; 2,000,000 shares
        authorized; no shares issued                                        -             -
    Common stock, par value $1.00; 10,000,000 shares authorized;
        1,499,560 issued and outstanding                            1,499,560     1,499,560
    Capital surplus                                                 8,084,523     8,084,523
    Accumulated deficit                                              (213,187)     (864,630)
    Accumulated other comprehensive income                            179,990        50,351
                                                                  ------------  ------------
                                                                    9,550,886     8,769,804

        Less cost of treasury stock, 52,690 and 34,490 shares         365,470       229,577
                                                                  ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                9,185,416     8,540,227
                                                                  ------------  ------------

                                                                  $88,685,477   $59,169,154
                                                                  ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                COMMUNITY CAPITAL BANCSHARES, INC.
                                          AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF OPERATIONS
                              YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                    2001              2000
                                                               ---------------  -----------------
INTEREST INCOME
    Loans                                                      $     4,574,788  $       2,765,544
    Taxable securities                                                 955,151            839,568
    Deposits in banks                                                   71,007              7,764
    Federal funds sold                                                 102,819             66,251
                                                               ---------------  -----------------
          TOTAL INTEREST INCOME                                      5,703,765          3,679,127
                                                               ---------------  -----------------

INTEREST EXPENSE
    Deposits                                                         2,536,402          1,742,316
    Other borrowed money                                               335,293             75,357
                                                               ---------------  -----------------
          TOTAL INTEREST EXPENSE                                     2,871,695          1,817,673
                                                               ---------------  -----------------

          NET INTEREST INCOME                                        2,832,070          1,861,454
PROVISION FOR LOAN LOSSES                                              392,800            169,000
                                                               ---------------  -----------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        2,439,270          1,692,454
                                                               ---------------  -----------------

OTHER INCOME
    Service charges on deposit accounts                                281,128            132,322
    Financial service fees                                             185,641             48,464
    Mortgage origination fees                                          180,783             63,884
    Other service charges, commissions and fees                         40,114             25,720
                                                               ---------------  -----------------
          TOTAL OTHER INCOME                                           687,666            270,390
                                                               ---------------  -----------------

OTHER EXPENSES
    Salaries and employee benefits                                   1,310,726            996,721
    Equipment and occupancy expenses                                   342,519            275,543
    Marketing expenses                                                  96,446             82,505
    Data processing expenses                                           186,926            125,136
    Administrative expenses                                            241,590            180,819
    Stationery and supply expenses                                      66,059             43,199
    Other operating expenses                                           277,087            150,397
                                                               ---------------  -----------------
          TOTAL OTHER EXPENSES                                       2,521,353          1,854,320
                                                               ---------------  -----------------

          INCOME BEFORE INCOME TAXES                                   605,583            108,524

INCOME TAX BENEFIT                                                      45,860                  -
                                                               ---------------  -----------------

                    NET INCOME                                 $       651,443  $         108,524
                                                               ===============  =================

BASIC EARNINGS PER SHARE                                       $          0.45  $            0.07
                                                               ===============  =================

DILUTED EARNINGS PER SHARE                                     $          0.44  $            0.07
                                                               ===============  =================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                             2001      2000
                                                           --------  --------
NET INCOME                                                 $651,443  $108,524

OTHER COMPREHENSIVE INCOME:

     Net unrealized holding gains arising during period,
        net of tax (benefits) of $(66,790) and $(50,255)    129,639    97,554
                                                           --------  --------

COMPREHENSIVE INCOME                                       $781,082  $206,078
                                                           ========  ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             COMMUNITY CAPITAL BANCSHARES, INC.
                                                       AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                          ACCUMULATED
                                          COMMON STOCK                                       OTHER        TREASURY STOCK
                                      ---------------------    CAPITAL     ACCUMULATED   COMPREHENSIVE   -----------------
                                       SHARES    PAR VALUE     SURPLUS       DEFICIT     INCOME (LOSS)   SHARES     COST
                                      ---------  ----------  -----------  -------------  --------------  ------  ----------
BALANCE, DECEMBER 31, 1999            1,050,000  $1,050,000  $8,538,483   $   (973,154)  $     (47,203)       -  $       -
    Net income                                -           -           -        108,524               -        -          -
    Net treasury stock transactions           -           -           -              -               -   10,347   (229,577)
    Ten-for-seven common stock split    449,560     449,560    (453,960)             -               -   24,143          -
    Other comprehensive income                -           -           -              -          97,554        -          -
BALANCE, DECEMBER 31, 2000            1,499,560   1,499,560   8,084,523       (864,630)         50,351   34,490   (229,577)
    Net income                                -           -           -        651,443               -        -          -
    Net treasury stock transactions           -           -           -              -               -   18,200   (135,893)
    Other comprehensive income                -           -           -              -         129,639        -          -
                                      ---------  ----------  -----------  -------------  --------------  ------  ----------
BALANCE, DECEMBER 31, 2001            1,499,560  $1,499,560  $8,084,523   $   (213,187)  $     179,990   52,690  $(365,470)
                                      =========  ==========  ===========  =============  ==============  ======  ==========

                                          TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                      ---------------

BALANCE, DECEMBER 31, 1999            $    8,568,126
    Net income                               108,524
    Net treasury stock transactions         (229,577)
    Ten-for-seven common stock split          (4,400)
    Other comprehensive income                97,554
BALANCE, DECEMBER 31, 2000                 8,540,227
    Net income                               651,443
    Net treasury stock transactions         (135,893)
    Other comprehensive income               129,639
                                      ---------------
BALANCE, DECEMBER 31, 2001            $    9,185,416
                                      ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                       17-18

                             COMMUNITY CAPITAL BANCSHARES, INC.
                                       AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                   2001           2000
                                                               -------------  -------------
OPERATING ACTIVITIES
    Net income                                                 $    651,443   $    108,524
    Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation                                              161,519        125,146
          Provision for loan losses                                 392,800        169,000
          Provision for deferred taxes                             (128,464)             -
          Increase in income taxes receivable                       (50,887)             -
          Increase in income taxes payable                          133,491              -
          Increase in interest receivable                          (202,475)      (233,644)
          Increase in interest payable                               11,513         34,033
          Other operating activities                                 24,364         21,318
                                                               -------------  -------------
              Net cash provided by operating activities             993,304        224,377
                                                               -------------  -------------

INVESTING ACTIVITIES
    Purchases of securities available for sale                  (13,284,885)    (2,193,282)
    Proceeds from maturities of securities available for sale    11,636,748      2,538,525
    Net increase in federal funds sold                           (3,303,000)      (370,000)
    Net increase in loans                                       (23,411,142)   (19,026,197)
    Purchase of equipment                                           (86,232)      (890,716)
                                                               -------------  -------------
            Net cash used in investing activities               (28,448,511)   (19,941,670)
                                                               -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                     24,036,777     17,776,639
    Proceeds from other borrowings                                5,000,000      4,800,000
    Repayment of other borrowings                                  (366,101)      (183,051)
    Purchase of fractional shares                                         -         (4,400)
    Purchase of treasury shares                                    (135,892)      (229,577)
                                                               -------------  -------------
            Net cash provided by financing activities            28,534,784     22,159,611
                                                               -------------  -------------

Net increase in cash and due from banks                           1,079,577      2,442,318

Cash and due from banks at beginning  of year                     3,391,644        949,326
                                                               -------------  -------------
Cash and due from banks at end of year                         $  4,471,221   $  3,391,644
                                                               =============  =============

SUPPLEMENTAL DISCLOSURES
    Cash paid for interest                                     $  2,860,182   $  1,783,640

        Income taxes                                           $          -   $          -

NONCASH TRANSACTION
    Unrealized gains on securities available for sale          $    196,429   $    147,809

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

         BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

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

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to the accrual status.

           The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

           A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

           The Company originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. Losses are recognized at the time that the loan is identified as held for sale and the carrying value of the loan exceeds its fair value.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         INCOME PER COMMON SHARE

           Income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income after adjustments for the after-tax effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for each of the years ended December 30, 2001 and 2000 was 1,458,743 and 1,496,242, respectively.

           All per share data for the prior year has been restated to reflect the ten-for-seven stock split effected in the form of a stock dividend to shareholders of record as of January 2, 2001.

         COMPREHENSIVE  INCOME

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

NOTE 2.    SECURITIES

           The amortized cost and fair value of securities are summarized as follows:

                                                    GROSS        GROSS
                                     AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------  -----------  ------------  -----------
SECURITIES AVAILABLE FOR SALE
    DECEMBER 31, 2001:
    U. S. GOVERNMENT AND
      AGENCY SECURITIES             $13,265,321  $   250,333  $         -   $13,515,654
    STATE AND MUNICIPAL SECURITIES      615,000       15,557       (2,513)      628,044
    MORTGAGE-BACKED SECURITIES          153,664        9,342            -       163,006
    RESTRICTED EQUITY SECURITIES        692,200            -            -       692,200
                                    -----------  -----------  ------------  -----------
                                    $14,726,185  $   275,232  $    (2,513)  $14,998,904
                                    ===========  ===========  ============  ===========

                                                    GROSS        GROSS
                                     AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------  -----------  ------------  -----------
Securities Available for Sale
    December 31, 2000:
    U. S. Government and
      agency securities             $12,431,962  $    74,585  $    (3,367)  $12,503,180
    Mortgage-backed securities          190,186        5,072            -       195,258
    Restricted equity securities        455,900            -            -       455,900
                                    -----------  -----------  ------------  -----------
                                    $13,078,048  $    79,657  $    (3,367)  $13,154,338
                                    ===========  ===========  ============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Securities with a carrying value of $10,719,097 and $5,760,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes.

           The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                   SECURITIES AVAILABLE FOR SALE
                                   -----------------------------
                                     AMORTIZED        FAIR
                                       COST           VALUE
                                   -------------  --------------
  Due in one year or less          $   1,760,369  $    1,787,493
  Due from one year to five years      9,935,810      10,128,261
  Due from five to ten years           2,184,142       2,227,944
  Mortgage-backed securities             153,664         163,006
  Restricted equity securities           692,200         692,200
                                   -------------  --------------
                                   $  73,630,925  $   74,994,520
                                   =============  ==============

NOTE 3.    LOANS AND ALLOWANCE FOR LOAN LOSSES

           The composition of loans at December 31, 2001 and 2000 is summarized as follows:

                                                   2001          2000
                                               ------------  ------------
  Commercial                                   $ 6,841,725   $10,037,124
                                               ------------  ------------
  Real estate - construction                     9,902,666     1,584,869
  Real estate - farmland                         1,858,983             -
  Real estate - mortgage                        33,109,853    20,709,990
  Consumer, installment and other               10,088,244     6,293,116
                                               ------------  ------------
                                                61,801,471    38,625,099
  Allowance for loan losses                       (618,067)     (460,037)
                                               ------------  ------------
  Loans, net                                   $61,183,404   $38,165,062
                                               ============  ============

           Changes in the allowance for loan losses for the years ended December 31, 2001 and 2000 are as follows:

                                                   2001          2000
                                               ------------  ------------
 BALANCE, BEGINNING OF YEAR                    $   460,037   $   300,000
   Provision charged to operations                 392,800       169,000
   Loans charged-off                              (260,029)       (8,963)
   Recoveries of loans previously charged-off       25,259             -
                                               ------------  ------------
 BALANCE, END OF YEAR                          $   618,067   $   460,037
                                               ============  ============

           The Bank had no loans which it considered to be impaired other than loans on which the accrual of interest had been discontinued. Loans on which the accrual of interest had been discontinued amounted to $159,326 at December 31, 2001. The average balance of nonaccrual loans was approximately $39,000 for the year ended December 31, 2001. The allowance provided for nonaccrual loans included in the allowance for loan losses amounted to approximately $39,000 at December 31, 2001. Interest income on nonaccrual loans of $22,330 was recognized for cash payments received for the year ended December 31, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Management did not identify any material amounts of impaired loans as defined by SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan") in the prior year ended December 31, 2000.

           The Company has granted loans to certain directors, executive officers and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the years ended December 31, 2001 and 2000 are as follows:

                                2001          2000
                            ------------  ------------
BALANCE, BEGINNING OF YEAR  $ 3,349,669   $   946,987
                            ------------  ------------
  Advances                    1,044,232     3,042,147
  Repayments                   (587,397)     (639,465)
                            ------------  ------------
BALANCE, END OF YEAR        $ 3,806,504   $ 3,349,669
                            ============  ============

NOTE 4.    PREMISES AND EQUIPMENT

           Premises and equipment at December 31, 2001 and 2000 are summarized as follows:

                                2001          2000
                            ------------  ------------
Land                        $   322,724   $   322,724
                            ------------  ------------
Buildings                     1,609,316     1,609,316
Equipment                     1,012,345       921,830
Construction in progress              -         4,284
                            ------------  ------------
                              2,944,385     2,858,154
Accumulated depreciation       (344,047)     (182,529)
                            ------------  ------------
                            $ 2,600,338   $ 2,675,625
                            ============  ============

NOTE 5.    DEPOSITS

           The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $14,786,955 and $8,448,388,
           respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

  2002                                    $34,515,645
  2003                                      3,161,923
  2004                                      3,935,193
  2005                                        647,290
  2006                                         25,380
                                          ------------
                                          $42,285,431
                                          ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.    SALARY DEFERRAL PLAN

           The Company has a 401(k) retirement plan covering all employees, subject to certain minimum requirements. The Plan allows employees to defer up to 16% of their salary with partially matching Bank contributions. The contribution expense associated with this plan was $37,492 and $29,895 for the years ended December 31, 2001 and 2000, respectively.


NOTE 7.    OTHER BORROWINGS

           Other  borrowings  consist  of  the  following:

                                                                 DECEMBER 31,
                                                            ----------------------
                                                               2001        2000
                                                            ----------  ----------
  Advance from Federal Home Loan Bank with interest         $1,250,848  $1,616,949
    at a fixed rate (7.30% at December 31, 2001) due in
    monthly installments of $30,508 through June 21, 2005.
  Advance from Federal Home Loan Bank with interest at a     3,000,000   3,000,000
    fixed rate (5.92% at December 31, 2001) due on
    December 26, 2002.
  Advance from Federal Home Loan Bank with interest at a     5,000,000           -
    fixed rate (3.92% at December 31, 2001) due on
    October 18, 2004.
                                                            ----------  ----------
                                                            $9,250,848  $4,616,949
                                                            ==========  ==========

           The advances from the Federal Home Loan Bank are collateralized by the pledging of agency securities, interest-bearing bank balances, and specific liens on qualifying first mortgages with an aggregate market value of approximately $10,856,500 at December 31, 2001.

           Contractual maturities of other borrowings at December 31, 2001 have maturities in future years as follows:

  2002                                    $ 3,366,102
  2003                                        366,102
  2004                                      5,366,102
  2005                                        152,542
  2006                                              -
                                          ------------
                                          $ 9,250,848
                                          ============

NOTE 8.    INCOME TAXES

           Income tax benefit for the years ended December 31, 2001 and 2000 consists of the following:

                                     2001       2000
                                  ----------  ---------
   Current                        $  78,927   $      -
                                  ----------  ---------
   Deferred                         128,464     36,284
   Change in valuation allowance   (253,251)   (36,284)
            Income tax benefit    $ (45,860)  $      -
                                  ----------  ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The Company's income tax benefit differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the years ended December 31, 2001 and 2000 is as follows:

                                                2001                 2000
                                       --------------------  --------------------
                                         AMOUNT    PERCENT    AMOUNT     PERCENT
                                       ----------  --------  ---------  ---------
  Income taxes at statutory rate       $ 205,898        34%  $ 36,898         34%
  Increase (decrease) resulting from:                               -         -
    Tax-exempt interest                   (1,129)       (1)         -          -
    Other items, net                       2,622         1       (614)        (1)
    Change in valuation allowance       (253,251)      (42)   (36,284)       (33)
                                       ----------  --------  ---------  ---------
  Income tax benefit                   $ (45,860)      (8)%  $      -          -%
                                       ==========  ========  =========  =========

           The components of deferred income taxes at December 31, 2001 and 2000 are as follows:

                                              2001       2000
                                            --------  ----------
  Deferred tax assets:
    Loan loss reserves                      $153,477  $ 129,149
    Preopening and organizational expenses    22,504     32,505
    Net operating loss carryforward                -    111,359
                                            --------  ----------
                                             175,981    273,013
  Valuation allowance                              -   (253,251)
                                            --------  ----------
                                             175,981     19,762
                                            --------  ----------

  Deferred tax liabilities:
    Depreciation                              32,458     19,762
    Securities available for sale             92,729     25,939
    Deferred loan costs                       18,736          -
                                            --------  ----------
                                             143,923     45,701
                                            --------  ----------

    Net deferred taxes                      $ 32,058  $ (25,939)
                                            ========  ==========

NOTE  9.   STOCK  COMPENSATION  PLANS

           The Company maintains the 1998 Stock Incentive Plan under which it has granted options to its employees to purchase common stock at the fair market price on the date of grant. The options are intended to be incentive stock options qualifying under Section 422 of the Internal Revenue Code for favorable tax treatment. Under the 1998 Plan, options to purchase 125,994 shares of common stock have been granted. Under the 1998 Plan, options vest over five years beginning one year after the date of the grant and are exercisable over a period of ten years.

           The Company maintains the 2000 Outside Directors' Stock Option Plan which provides for grants of nonqualified stock options to each non-employee director and to the Chairman of the Board of Directors, regardless of whether or not he is an employee to purchase common stock. Under the 2000 Outside Directors' Plan, options to purchase 4,262 shares of common stock have been granted.

           The Company has also granted to a director of the Company and to an officer of the Bank under two separate nonqualified stock option agreements options to purchase a total of 33,571 shares of common stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           A summary of all stock option plans and nonqualified stock option agreements at December 31, 2001 and 2000 and changes during the years ended on those dates is as follows:

                                            DECEMBER 31, 2001      DECEMBER 31, 2000
                                          ----------------------  --------------------
                                                       WEIGHTED-             WEIGHTED-
                                                        AVERAGE               AVERAGE
                                                       EXERCISE              EXERCISE
                                            NUMBER      PRICE      NUMBER      PRICE
                                          ----------  ----------  ---------  ---------
  Under option, beginning of year            161,696  $     7.10   147,565   $    7.11
    Granted                                    2,131        7.00    14,273        7.00
    Exercised                                      -           -         -           -
    Forfeited                                      -           -      (142)       7.70
                                          ----------              ---------
  Under option, end of year                  163,827  $     7.10   161,696   $    7.10
                                          ==========              =========

  Exercisable, end of year                    65,660                 31,617
                                          ==========              =========
  Weighted average fair value per option
    of options granted during the year                $     4.25             $    3.97
                                                      ==========             =========

           A further summary about options outstanding as of December 31, 2001 is as follows:

                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
           --------------------------------------  -----------------------
                          WEIGHTED-    WEIGHTED-                WEIGHTED-
 RANGE OF                  AVERAGE      AVERAGE                  AVERAGE
 EXERCISE    NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
  PRICES   OUTSTANDING  LIFE IN YEARS    PRICE     OUTSTANDING    PRICE
---------  -----------  -------------  ----------  -----------  ----------

$    7.00      120,426            7.3  $     7.00       50,598  $     7.00
     7.00       14,273            8.3        7.00        2,131        7.00
     7.00        2,132            9.3        7.00        2,131        7.00
     7.70        2,569            7.3        7.70          686        7.70
     7.35       21,714            7.9        7.35        8,686        7.35
     9.10        2,714            7.3        9.10        1,428        9.10
            -----------                             -----------
               163,827            7.4        7.10       65,660        7.10
            ===========                             ===========

           As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock
           Issued to Employees". The Company recognized no compensation cost under the stock-based employee compensation awards for the years ended December 31, 2001 and 2000. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                              DECEMBER 31,
                           --------------------------------------------------
                                      2001                      2000
                           ------------------------  ------------------------
                                           BASIC                     BASIC
                                NET      NET INCOME       NET      NET INCOME
                              INCOME     PER SHARE      INCOME     PER SHARE
                           ------------  ----------  ------------  ----------

As reported                $   651,443   $    0.45   $   108,524   $    0.07
Stock based compensation,
  net of related tax effect    (83,638)      (0.06)      (76,874)      (0.05)
                           ------------  ----------  ------------  ----------
As adjusted                $   567,805   $    0.39   $    31,650   $    0.02
                           ============  ==========  ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              DECEMBER 31,
                           --------------------------------------------------
                                      2001                      2000
                           ------------------------  ------------------------
                                          DILUTED                   DILUTED
                                NET      NET INCOME      NET       NET INCOME
                              INCOME     PER SHARE     INCOME      PER SHARE
                           ------------  ----------  ------------  ----------
As reported                $   651,443   $    0.44   $   108,524   $    0.07
Stock based compensation,
  net of related tax effect    (83,638)      (0.06)      (76,874)      (0.05)
                           ------------  ----------  ------------  ----------
As adjusted                $   567,805   $    0.38   $    31,650   $    0.02
                           ============  ==========  ============  ==========

           The fair value of the options granted in 2001 and 2000 was based upon the discounted value of future cash flows of the options using the following assumptions:

                                                                     2001    2000
                                                                    ------  ------
  Risk-free interest rate                                            5.05%   5.76%
  Expected life of the options                                         10      10
  Expected dividends (as a percent of the fair value of the stock)   0.00%   0.00%
  Expected volatility                                               29.95%  22.49%

NOTE 10.   COMMITMENTS AND CONTINGENCIES

           The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

           The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments at December 31, 2001 is as follows:

                Commitments to extend credit     $     11,681,236
                Standby letters of credit                 163,000
                                                 ----------------
                                                 $     11,844,236
                                                 ================

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

           In the normal course of business, the Company is involved in various legal proceedings. In the opinion of the management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


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


NOTE 12.   REGULATORY MATTERS

           The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, no dividends could be declared without regulatory approval.

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

           Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank meet all capital adequacy requirements to which they are subject.

           As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                TO BE WELL
                                                              FOR CAPITAL    CAPITALIZED UNDER
                                                                ADEQUACY     PROMPT CORRECTIVE
                                                ACTUAL          PURPOSES     ACTION PROVISIONS
                                            ---------------  ---------------  ---------------
                                            AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                            -------  ------  -------  ------  -------  ------
  DECEMBER 31, 2001                                       (DOLLARS IN THOUSANDS)
                                            -------------------------------------------------
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
    CONSOLIDATED                            $ 9,989  15.76%  $ 5,070      8%  - - - N/A - - -
    BANK                                    $ 8,123  12.83%  $ 5,066      8%  $ 6,332     10%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS:
    CONSOLIDATED                            $ 9,371  14.79%  $ 2,535      4%  - - - N/A - - -
    BANK                                    $ 7,505  11.85%  $ 2,533      4%  $ 3,799      6%
  TIER I CAPITAL TO AVERAGE ASSETS:
    CONSOLIDATED                            $ 9,371  11.14%  $ 3,365      4%  - - - N/A - - -
    BANK                                    $ 7,505   8.96%  $ 3,351      4%  $ 4,188      5%

 December 31, 2000
  Total Capital to Risk Weighted Assets:
    Consolidated                            $ 9,179  22.11%  $ 3,322      8%  - - - N/A - - -
    Bank                                    $ 7,092  17.98%  $ 3,322      8%  $ 4,152     10%
  Tier I Capital to Risk Weighted Assets:
    Consolidated                            $ 8,719  21.00%  $ 1,661      4%  - - - N/A - - -
    Bank                                    $ 6,632  15.97%  $ 1,661      4%  $ 2,491      6%
  Tier I Capital to Average Assets:
    Consolidated                            $ 8,719  18.44%  $ 1,891      4%  - - - N/A - - -
    Bank                                    $ 6,632  14.03%  $ 1,890      4%  $ 2,363      5%

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

         SECURITIES:

           Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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

         OFF-BALANCE-SHEET INSTRUMENTS:

           Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

           The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                      DECEMBER 31, 2001        DECEMBER 31, 2000
                                  ------------------------  ------------------------
                                   CARRYING       FAIR       CARRYING       FAIR
                                    AMOUNT        VALUE       AMOUNT        VALUE
                                  -----------  -----------  -----------  -----------
  FINANCIAL ASSETS:
   Cash, due from banks,
     and federal funds sold       $ 8,954,221  $ 8,954,221  $ 4,571,644  $ 4,571,644
   Securities available for sale   14,998,904   14,998,904   13,154,338   13,154,338
   Loans                           61,183,404   63,406,000   38,165,062   38,917,000
   Accrued interest receivable        792,698      792,698      590,223      590,223

  FINANCIAL LIABILITIES:
   Deposits                        69,831,336   70,287,000   45,794,559   46,445,000
   Accrued interest payable           152,417      152,417      140,904      140,904

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.   PARENT COMPANY FINANCIAL INFORMATION

           The following information presents the condensed balance sheet, statements of operations, and cash flows of Community Capital Bancshares, Inc. as of and for the years ended December 31, 2001 and 2000:


                                CONDENSED BALANCE SHEETS

                                                                     2001        2000
                                                                  ----------  ----------
ASSETS
  Cash                                                            $1,451,218  $1,682,945
  Investment in subsidiary                                         7,684,835   6,856,795
  Other assets                                                        51,081         487
                                                                  ----------  ----------

       Total assets                                               $9,187,134  $8,540,227
                                                                  ==========  ==========

LIABILITIES, OTHER                                                $    1,718  $        -
STOCKHOLDERS EQUITY                                                9,185,416   8,540,227
                                                                  ----------  ----------

       Total liabilities and stockholders' equity                 $9,187,134  $8,540,277
                                                                  ==========  ==========

                          CONDENSED STATEMENTS OF OPERATIONS

                                                                   2001       2000
                                                                 ---------  ---------
INCOME
  Other income                                                   $     63   $     90
                                                                 ---------  ---------

EXPENSES
  Legal and professional fees                                      22,586     32,273
  Other operating expenses                                         75,323     33,478
                                                                 ---------  ---------
       Total expenses                                              97,909     65,751
                                                                 ---------  ---------

       LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY
            AND INCOME TAX BENEFIT                                (97,846)   (65,661)

INCOME TAX BENEFIT                                                 50,887          -
                                                                 ---------  ---------

       LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY   (46,959)   (65,661)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                      698,402    174,185
                                                                 ---------  ---------

      NET INCOME                                                 $651,443   $108,524
                                                                 =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                    2001         2000
                                                 -----------  -----------
OPERATING ACTIVITIES
  Net income                                     $  651,443   $  108,524
  Adjustments to reconcile net income to net
    cash used in operating activities:
    Income of subsidiary                           (698,402)    (174,185)
    Other operating activities                      (48,875)        (487)
                                                 -----------  -----------

          Net cash used in operating activities     (95,834)     (66,148)
                                                 -----------  -----------

FINANCING ACTIVITIES
  Purchase of fractional shares                           -       (4,400)
  Purchase of treasury shares                      (135,893)    (229,577)
                                                 -----------  -----------

          Net cash used in financing activities    (135,893)    (233,977)
                                                 -----------  -----------

Net decrease in cash                               (231,727)    (300,125)

Cash at beginning of year                         1,682,945    1,983,070
                                                 -----------  -----------

Cash at end of year                              $1,451,218   $1,682,945
                                                 ===========  ===========

                              CORPORATE INFORMATION

The Company's common stock began trading on the Nasdaq SmallCap market on January 17, 2001.The following table shows the high and low sales price as reported on the SmallCap market and the bid price as reported on the OTC
Bulletin  Board.  Prior  to  January  17,  2001, the stock was traded on the OTC
Bulletin Board. The Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Prices are adjusted to reflect the 10:7 stock split effective January 16, 2001.

                                    HIGH AND LOW SALES PRICE PER SHARE
                                    ----------------------------------
                                           HIGH          LOW
                                       ------------  ------------
     2001:
     First Quarter                     $       7.63  $       6.38
     Second Quarter                            9.12          6.62
     Third Quarter                             9.00          7.30
     Fourth Quarter                            9.00          6.75

                                    HIGH AND LOW SALES PRICE PER SHARE
                                    ----------------------------------
                                           HIGH          LOW
                                       ------------  ------------
     2000:
     First Quarter                     $       7.88  $       6.87
     Second Quarter                            7.88          6.39
     Third Quarter                             7.18          6.39
     Fourth Quarter                            7.18          6.13

The Company's Common Stock was held by approximately 1,100 shareholders of record at December 31, 2001.

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


General  Counsel
Powell,  Goldstein,  Frazer  &  Murphy,  LLP
Atlanta,  Georgia


Independent  Auditors
Mauldin  &  Jenkins,  LLC
Albany,  Georgia

                              COMMUNITY CAPITAL BANCSHARES, INC.

--------------------------------------------------------------------------------
                                    DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

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

OFFICERS

ROBERT E. LEE                    DAVID C. GUILLEBEAU              DAVID J. BARANKO
President                        Executive Vice President         Chief Financial Officer and
                                 Senior Lending Executive         Secretary


                                       36

                                 ALBANY BANK & TRUST

--------------------------------------------------------------------------------
                                  OFFICERS AND STAFF
--------------------------------------------------------------------------------

OFFICERS
--------
ROBERT E. LEE                    DAVID C. GUILLEBEAU              DAVID J. BARANKO
President & CEO                  Executive Vice President and     Chief Financial Officer
                                 Senior Lending Officer


ROSA M. RAMSEY                   GINGER G. GOODYEAR               RICHARD O. BISHOP
Senior Vice President and        Assistant Vice President and     Executive Vice President -
Branch Manager                   Director of Marketing            Financial Services


MARILYN A. ODUM                  PAUL E. JOINER                   DIANNE J. CARVER
Assistant Vice President         Senior Vice President            Deposit Operations Officer
Mortgage Lending                 Commercial Lending

LESLIE M. MURPHY
Assistant Banking Officer

STAFF
-----
JOHNNIE BENTON                   CHARLENE BROWN                   TANYA M. BULLARD
Customer Service Representative  Customer Service Representative  Management Trainee
/ Loan Processor

MARGARET V. CARVER               TODD L. DIBBELL                  BROOKE HAZEN
Executive Secretary              Part time teller                 Part time teller

STEPHANIE G. FORD                STEPHANIE JOSEPH                 CHRISTOPHER KING
Customer Service Representative  Customer Service Representative  Part time Proof operator
/Loan Processor

CHERYL LEDFORD                   LINDA F. LITTLETON               CHERDRINA LITTLE
Accounting Assistant             Loan Operations                  Part time deposit operations

KATHLEEN LOVELACE                JILLIAN PHILLIPS                 REBECCA RAMSEY
Deposit operations               Teller                           Part time teller

ANGELA W. ROBERTS                ROBIE K. SUTTON                  LADONNA J. URICK
Head Teller                      Facilities Management and        Customer Service
                                 Courier                          Representative / Loan
                                                                  Processor

COMORA WILLIAMS                  DEBBIE WOOD                      TERRY WOOD
Teller                           Supervisor - Loan Operations     Loan Operations
                                 Credit Administration