Form 10KSB, Exhibit 13
period 2002-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2003-03-31
CIK 1074369

Community Capital Bancshares, Inc.
                               2002 Annual Report




                                [GRAPHIC OMITTED]

                       Community Capital Bancshares, Inc.
                                  Annual Report


                                Table of Contents
                                -----------------


                                                                            Page
                                                                            ----

Management's discussion and analysis of financial condition
  and results of operations . . . . . . . . . . . . . . . . . . . . . . . . . .1

Selected financial information and statistical data . . . . . . . . . . . . . .9

Independent Auditors Report . . . . . . . . . . . . . . . . . . . . . . . . . 15

FINANCIAL STATEMENTS

  Consolidated balance sheets . . . . . . . . . . . . . . . . . . . . . . . . 17
  Consolidated statements of operations . . . . . . . . . . . . . . . . . . . 18
  Consolidated statements of comprehensive income (loss). . . . . . . . . . . 19
  Consolidated statements of stockholders' equity . . . . . . . . . . . . . . 20
  Consolidated statements of cash flows . . . . . . . . . . . . . . . . . . . 22
  Notes to consolidated financial statements. . . . . . . . . . . . . . . . . 23


Corporate information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Directors, officers and staff . . . . . . . . . . . . . . . . . . . . . . . . 41

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. ("The Company") and its bank subsidiary, Albany Bank & Trust N.
A. ("The Bank") at December 31, 2002 and 2001 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about The Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

OVERVIEW

Net income for 2002 was $567,000 as compared to the prior year amount of $651,000. This is a decrease in net income of $84,000. Net income before taxes increased $248,000 to $854,000. The company utilized income tax benefits in the previous years relating to the net operating losses incurred during its start up phase and is now accruing income tax expense based upon its entire net income. Basic earning per share decreased in the current year to $0.39 from the 2001 amount of $0.45. Total assets increased during the year by $20,500,000 or 23% due primarily to an increase of $19,708,000 in the loan portfolio.

FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

Following is a summary of the Company's balance sheets for the periods indicated:

                                                               DECEMBER 31,
                                                         -----------------------
                                                            2002        2001
                                                         ----------  -----------
                                                          (DOLLARS IN THOUSANDS)
                                                         -----------------------

    Cash and due from banks                              $    2,347  $     3,467
    Interest-bearing deposits in other banks                  4,573        1,004
    Federal funds sold                                          - -        4,483
    Securities                                               16,968       14,999
    Loans, net                                               80,891       61,183
    Premises and equipment                                    3,058        2,600
    Other assets                                              1,349          949
                                                         ----------  -----------
                                                         $  109,186  $    88,685
                                                         ==========  ===========

    Total deposits                                       $   86,004  $    69,831
    Other borrowings                                         12,590        9,251
    Other liabilities                                           849          418
    Stockholders' equity                                      9,743        9,185
                                                         ----------  -----------
                                                         $  109,186  $    88,685
                                                         ==========  ===========

FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

As of December 31, 2002 the Company had total assets of $109.1 million, an increase of $20.5 million from the previous year end. Increased deposits of $16.1 million and FHLB borrowings of $1.6 million funded the majority of the increase in total assets. The primary use of these funds was to fund loan growth. Net loans increased $19.7 million during the year to $80.9 million. The Company expects to continue its growth in 2003, but not at the same percentage increase.

As of December 31, 2001, the Company had total assets of $88.7 million. Total assets increased $29.5 million during the year 2001. The primary increase in assets during this year was in the loan portfolio, which increased $23 million to $61.2 million. The increase in assets was funded by increased deposits of $24.4 million and increased FHLB borrowings of $4.7 million.

The Bank's investment portfolio, consisting primarily of Federal Agency bonds and mortgage backed securities, amounted to $16.9 million at December 31, 2002. This compares to the December 31, 2001 amount of $15 million. All securities are classified as available for sale and carried at current market values except for restricted equity securities, which are carried at cost. During 2002, the Company began investing in more mortgage backed securities as opposed to single payment investments. Mortgage backed securities are providing relatively higher returns and also generate monthly cash flow which would be available for investment at higher rates when interest rates begin to increase.

The Company has 68% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (34%) and construction loans to build one- to four-family residential properties (15%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (17%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

       One- to four-family residential properties                           90%
       Construction loans on one- to four-family residential properties     85%
       Nonresidential and multi-family properties                           85%

The Company's remaining 32% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

At December 31, 2002, the Company had loan commitments outstanding of $10.1 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability to borrow funds on a short-term basis and purchase federal funds from other financial institutions. At December 31, 2002, the Bank had arrangements with upstream correspondent banks for short-term advances of $3.7 million.

At December 31, 2002, the Company and the Bank were considered well-capitalized based on regulatory minimum capital requirements. In the current year, total capital increased $567,000 from earnings retained and $115,000 from unrealized net gains on securities available for sale. The purchase of treasury stock during the year decreased capital by $124,000. During 2001, total capital increased $651,000 from net earnings retained and $130,000 from unrealized net gains on securities available for sale. Capital decreased $136,000 from the acquisition of treasury stock.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, $725,000 in dividends can be paid by the Bank to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 2002 are as follows:

                                                   ACTUAL
                                           ----------------------
                                              THE                    REGULATORY
                                            COMPANY       BANK      REQUIREMENTS
                                           ----------  ----------  -------------

     Leverage capital ratio                   9.38%         7.82%          5.00%
     Risk-based capital ratios:
       Core capital                          12.23         10.19           6.00
       Total capital                         13.24         11.20          10.00

These ratios should continue to decline somewhat as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 2002, the Company had no material commitments for capital expenditures.

Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

Except for expected growth common to a growing bank, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

EFFECTS OF INFLATION
--------------------

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

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Following is a summary of the Company's operations for the periods indicated.

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             2002        2001
                                                          ----------  -----------
                                                          (DOLLARS IN THOUSANDS)
                                                          -----------------------

     Interest income                                      $    6,316      $5,704

     Interest expense                                          2,703       2,872
                                                          ----------  -----------

     Net interest income                                       3,613       2,832

     Provision for loan losses                                   442         393

     Other income                                                899         687

     Other expenses                                            3,216       2,521
                                                          ----------  -----------

     Pretax income                                               854         605

     Income tax expense (benefit)                                287         (46)
                                                          ----------  -----------

     Net income                                           $      567  $      651
                                                          ==========  ===========

Net income for the year 2002 was $567,000 as compared to the prior year amount of $651,000. The reason for this decrease was Income tax expense which was $287,000 for 2002 as compared to a benefit of $46,000 in 2001. This represents an increase in expense of $333,000 for the current year as compared to the prior year.

For the year ended December 31, 2001, the Company realized earnings of $651,000. This was the result of increased assets which generated increased net interest income to over its fixed operating expenses. The increase in net interest income was the result of increased earning assets during the year.

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

The net yield on average interest-earning assets during the current year was 6.68% compared to the 2001 level of 8.20%. The decline in yield is the result of the overall lower rate environment. As rates remained low for an extended period of time, it allowed more assets to reprice at lower rates. The rates paid on interest bearing liabilities also decreased during the current year. The average rate for the year was 3.20% compared to the 2001 rate of 4.79%. The changes led to a slightly lower net interest margin for the year of 3.83%. This compares to the 2001 margin of 4.07%. Management expect the margin to remain at this level and improve slightly as it is able to reprice liabilities to lower rates. Net interest income for the year increased to $3.6 million from the 2001 amount of $2.8 million. This increase was primarily the result of the increased level of earning assets in the Company.

For the year ended December 31, 2001, the net interest margin decreased to 4.07% from 4.30%. This decrease was due to a lower yield on earning assets for the year. The yield on earning assets decreased to 8.20% from 8.49% in 2000. The cost of interest-bearing liabilities decreased but not at the same amount, leading to the decline in net interest margin.

PROVISION FOR LOAN LOSSES
-------------------------

The provision for loan losses was $443,000 in the current year as compared to $393,000 in 2001. The annual provision is based upon management's evaluation of the loan portfolio. At December 31, 2002, the allowance for loan losses was $821,000 or 1% of total loans. Management believes the allowance for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2002, the Company had $31,000 in non-performing loans.

OTHER INCOME
------------

Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Fees on deposit accounts increased $97,000 in the current year. The increase in fee income resulted from the growth in deposit accounts during the year. The Bank offers other services to its customers which generate fee income. The financial services area generated $71,000 in fees during 2002 as compared to the 2001 amount of $186,000. This decrease in fee income is reflective of overall conditions in the stock market which has been in decline over the past two years. The Bank also originates home mortgage loans for customers. Fees for this service in 2002 were $247,000 as compared to the prior year amount of $181,000. This increase was due to increased volume in this area of service. The current sustained low rate environment has fostered an increase in the amount of mortgage financing and re-financing leading to increased business activity in this area. During 2002, the Company realized gains from the sale of investment securities of $146,000.
The current rate environment provided an opportunity to sell bonds at a gain which had a very short remaining life and the Company recognized these gains by selling the securities.

In 2001, other income increased $417,000 to $688,000. Financial service fees increased $137,000 to $186,000 as a result of increased activity during the year. Mortgage origination fees increased in 2001 to $181,000 from $64,000 in 2001 also as a result of increased volume during the year. Deposit fees increased in 2001 by $149,000 to $281,000.

NON-INTEREST EXPENSE
--------------------

Other expenses for 2002 were $3,216,000 as compared to the 2001 amount of $2,521,000 representing an increase of $695,000 or 27.5%. Equipment and occupancy expense increased $115,000 during the year. A major source of this increase was the opening of the two new locations during the year. These locations are loan production offices offering limited services to the Bank's customers. By opening these locations, management hopes to expand its presence in its market area and improve service its existing customers. These locations provide a lender and customer service representative for opening new accounts and loans, an ATM and night depository. They are an economical alternative to a full service branch. Marketing expenses increased $46,000 to $142,000. The additional expenditures in this area were for media and promotional expenses to expand the Company's customer base. A major source of the increase in Other expenses was the payment of Director fees during the current year. In prior years, the payment of director fees was prohibited by regulation. In 2002, the Company began paying its directors for attendance at board and committee meetings. Directors are paid $100 per board or Committee meeting attended. This expense item increased $97,000 in 2002. The remaining increases in non-interest expense are due to the increased size and volume of the Company. Management monitors these expenses continuously and makes every effort to control them.

In 2001, non-interest expenses increased $667,000 to $2,521,000 from the prior year amount of $1,854,000. The major area of increase was salaries and employee benefits which increased $314,000. The increase was attributable to increased levels of staffing required to properly service the expanding customer base. Other increases in non-interest expenses are the result of higher costs due to a larger customer base, and overall increases in prices from suppliers. Management monitors non-interest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.

INCOME TAX
----------

Income tax expense for the current year was $287,000 as opposed to a credit of $46,000 in the previous year. This represents an increase of $333,000. The increase in this expense item is the reason for the decline in net income and earnings per share from the previous year. In previous years, the Company was able to offset the operating losses incurred during start up against its current earnings to reduce income tax expense. In 2001, all of loss carryforwards were utilized. In future years, the Company expects to record income tax expense based upon the prevailing tax rates and tax regulations.

CRITICAL ACCOUNTING POLICIES
----------------------------

The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of the accounting policies applied by the Company which are deemed "critical". Critical accounting policies are defined as policies that are very important to the presentation of the Company's financial condition and results of operations, and that require managements most difficult, subjective, or complex judgments. The Company's financial results could differ significantly if different judgments or estimates are applied in the application of the policies.

     ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management's evaluation of the adequacy of the allowance for loan losses is based on a formal analysis that assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Considering current information and events regarding a borrower's ability to repay its obligations, management considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement is in doubt. When a loan is impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.

Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal then to interest income

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers' ability to pay.

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The depth, duration and dispersion of any economic recession all have an impact on the credit risk profile of the loan portfolio. Additionally, a rapidly rising interest rate environment that may cause rates to reach double digits could as well have a material impact on certain borrowers' ability to pay.

Our current assumptions are that an economic recovery will occur during the second half of 2003 and that the depth of the recession will have already peaked prior to the first half of 2004. Additionally we are assuming that the effect of the recession will have had its greatest impact on economic conditions, including unemployment, by the end of 2003. With respect to the interest rate environment, the Company anticipates that interest rates will begin to increase slightly in the latter portion of 2003. In the event of a dramatic downturn in this recession in which there is a broad effect in all sectors of our economy and/or a significant rise in interest rates to double digit levels creating higher borrowing costs and tightening corporate profits, the Company's credit costs could increase significantly.

Another factor that we have considered in the determination of the allowance for loan losses is the concentration to individual borrowers or industries. At December 31, 2002, the Company had 25 individual loan relationships that exceeded $500,000 with none exceeding $1.2 million.

A substantial portion of the loan portfolio is in the residential and commercial real estate sectors. Those loans are secured by real estate in the Company's primary market area. All of the other real estate owned is also located in those same markets. Therefore, the ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area.

The Company also monitors its exposure in the loan portfolio based upon industry classifications of its customers. At the present time, the dispersion of loans among different industries is such that there is no significant exposure to the Company in one particular industry. The composition of the loan portfolio is monitored by management and should it be determined that there is an exposure to the Company due to one particular industry, then loans made to customers in that industry would be monitored more closely and appropriate adjustments made to the allowance for loan losses.

     INCOME TAXES

SFAS no. 109, "Accounting for Income taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. Note 9 in the Consolidated financial statements provides addition details regarding deferred income taxes.

As part of the process of preparing the consolidated financial statements the Company is required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as depreciation and the provision for loan losses for tax and financial reporting purposes. These timing differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

Management must also assess the likelihood that the deferred tax assets will be recovered from future taxable income. To the extent that this is determined unlikely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities, and any valuation allowance required for net deferred tax assets. If a valuation allowance is established or adjusted during a period, then the appropriate expense is recorded within the tax provision in the income statement.


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

At December 31, 2002, the Company's cumulative one-year interest rate-sensitivity gap ratio was 96%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a slightly faster rate than its interest-bearing assets. The Company is within its targeted parameters and is nearly neutral in regards to its interest rate sensitivity. During the past years the Company has made a concerted effort to move this ratio closer to a neutral position. This has been accomplished by originating more short term and floating rate loans and by funding these assets using longer term fixed rate liabilities. It is also noted that 77% of the Company's certificates of deposit greater than $100,000 mature within the one-year time horizon. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2002, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                                 At December 21, 2002
                                                          ---------------------------------------------------------------
                                                                             Maturing or Repricing Within
                                                          ---------------------------------------------------------------
                                                                                THREE
                                                              ZERO TO           MONTHS         ONE TO    OVER
                                                               THREE            TO ONE         THREE     THREE
                                                               MONTHS            YEAR          YEARS     YEARS    TOTAL
                                                          ---------------  ----------------  ---------  -------  --------
                                                                                (DOLLARS IN THOUSANDS)
                                                          ---------------------------------------------------------------
EARNING ASSETS:
  Interest bearing deposits in banks                      $        4,573   $             -   $      -   $     -  $  4,573
  Investment securities                                            3,024               502      2,475    10,967    16,968
  Loans                                                           26,350            16,661     23,794    14,908    81,713
                                                          ---------------  ----------------  ---------  -------  --------
                                                                  33,947            17,163     26,269    25,875   103,254
                                                          ---------------  ----------------  ---------  -------  --------

INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits (1)                            12,397                 -      9,905         -    22,302
  Savings (1)                                                          -                 -      1,432         -     1,432
  Certificates less than $100,000                                  5,968            20,163      9,703     3,292    39,126
  Certificates, $100,000 and over                                  2,814             9,882      2,681     1,036    16,413
  Federal funds purchased                                          1,705
  Other borrowings                                                    91               275      5,519     5,000    10,885
                                                          ---------------  ----------------  ---------  -------  --------
                                                                  22,975            30,320     29,240     9,328    91,863
                                                          ---------------  ----------------  ---------  -------  --------

INTEREST RATE SENSITIVITY GAP                             $       10,972   $       (13,157)  $( 2,971)  $16,547  $ 11,391
                                                          ===============  ================  =========  =======  ========

CUMULATIVE INTEREST RATE SENSITIVITY GAP                  $       10,972   $        (2,185)  $ (5,156)  $11,391
                                                          ===============  ================  =========  =======

INTEREST RATE SENSITIVITY GAP RATIO                                 1.48              0.57       0.90      2.77
                                                          ===============  ================  =========  =======

CUMULATIVE INTEREST RATE SENSITIVITY GAP RATIO                      1.48              0.96       0.94      1.12
                                                          ===============  ================  =========  =======

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

                                                                    YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
                                                            2002                            2001
                                             ---------------------------------  ------------------------------
                                                         INTEREST    AVERAGE             INTEREST    AVERAGE
                                              AVERAGE     INCOME/     YIELD/    AVERAGE   INCOME/     YIELD/
                                              BALANCE     EXPENSE   RATE PAID   BALANCE   EXPENSE   RATE PAID
                                             ----------  ---------  ----------  --------  --------  ----------
                                                                (DOLLARS IN THOUSANDS)
                                             -----------------------------------------------------------------
ASSETS
  Interest-earning assets:
    Loans, net of unearned interest          $  70,764   $  5,236        7.40%  $ 50,764  $  4,575       9.01%
    Investment securities:
      Taxable                                   18,290        970        5.30    14,503        955       6.58
      Nontaxable                                 1,127         53        4.70         -          -          -
    Interest-bearing deposits in banks           1,970         30        1.52     1,578         71       4.50
    Federal funds sold                           2,752         46        1.67     2,684        103       3.84
                                             ----------  ---------              --------  --------
      Total interest-earning assets             94,903      6,335        6.68    69,529      5,704       8.20
                                             ----------  ---------              --------  --------

  Non-interest-earning assets:
    Cash                                         2,411                            1,844
    Allowance for loan losses                     (722)                            (596)
    Unrealized loss on available
      for sale securities                          329                             (188)
    Other assets                                 3,912                            3,381
                                             ----------                         --------
      Total non-interest-earning assets          5,930                            4,817
                                             ----------                         --------
      TOTAL ASSETS                           $ 100,833                          $74,346
                                             ==========                         ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
  Interest-bearing liabilities:
    Savings and interest-bearing
      demand deposits                        $  23,433   $    292        1.25%  $18,649   $    485       2.60%
    Time deposits                               51,862      1,947        3.75    35,595      2,052       5.76
    Other borrowings                             9,151        464        5.07     5,758        335       5.82
                                             ----------  ---------              --------  --------
      Total interest-bearing liabilities        84,446      2,703        3.20    60,002      2,872       4.79
                                             ----------  ---------              --------  --------

  Non-interest-bearing liabilities and
    stockholders' equity:
    Demand deposits                              6,303                            5,241
    Other liabilities                              628                              341
    Stockholders' equity                         9,456                            8,762
                                             ----------                         --------
      Total non-interest-bearing
      liabilities and stockholders' equity      16,387                           14,344
                                             ----------                         --------

      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                 $ 100,833                          $74,346
                                             ==========                         ========
INTEREST RATE SPREAD                                                     3.48%                           3.41%
                                                                    ==========                      ==========
NET INTEREST INCOME                                      $  3,632                         $ 2,832
                                                         =========                        ========
NET INTEREST MARGIN                                                      3.83%                           4.07%
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

                                                                YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                                    2002 VS. 2001
                                                            ------------------------------
                                                                          CHANGES DUE TO
                                                                       -------------------
                                                              INCREASE
                                                             (DECREASE)    RATE    VOLUME
                                                            -----------  --------  -------
Increase (decrease) in:
  Income from earning assets:
    Interest and fees on loans                              $      661   $(1,141)  $ 1,802
    Interest on securities:
      Taxable                                                       15      (234)      249
      Tax exempt                                                    53         -        53
    Interest-bearing deposits in banks                             (41)      (59)       18
    Interest on federal loans                                      (57)      (60)        3
                                                            -----------  --------  -------
      Total interest income                                        631    (1,494)    2,125
                                                            -----------  --------  -------

Expense from interest-bearing liabilities:
  Interest on savings and interest-bearing demand deposits        (193)     (317)      124
  Interest on time deposits                                       (105)   (1,043)      938
  Interest on other borrowings                                     129       (68)      197
                                                            -----------  --------  -------
      Total interest expense                                      (169)      (66)    1,259
                                                            -----------  --------  -------

      Net interest income                                   $      800   $   (66)  $   866
                                                            ===========  ========  =======

                                                                YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                                    2002 VS. 2001
                                                            ------------------------------
                                                                          CHANGES DUE TO
                                                                       -------------------
                                                              INCREASE
                                                             (DECREASE)    RATE    VOLUME
                                                            -----------  --------  -------
Increase (decrease) in:
  Income from earning assets:
    Interest and fees on loans                              $    1,809   $  (264)  $ 2,073
    Interest on securities:
      Taxable                                                      115        25        90
      Tax-exempt                                                     -         -         -
    Interest-bearing deposits in banks                              63       (53)      116
    Interest on federal loans                                       37       (53)       90
                                                            -----------  --------  -------
      Total interest income                                      2,024      (345)    2,369
                                                            -----------  --------  -------

Expense from interest-bearing liabilities:
  Interest on savings and interest-bearing demand deposits           -      (215)      215
  Interest on time deposits                                        795      (109)      904
  Interest on other borrowings                                     259       (23)      282
                                                            -----------  --------  -------
      Total interest expense                                     1,054      (347)    1,401
                                                            -----------  --------  -------

      Net interest income                                   $      970   $     2   $   968
                                                            ===========  ========  =======

RISK ELEMENTS

Information with respect to nonaccrual, past due and restructured loans are as follows:

                                                                              DECEMBER 31,
                                                                        ----------------------
                                                                           2002        2001
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
                                                                        ----------------------
     Nonaccrual loans                                                   $       31  $      159
     Loans contractually past due ninety days or more as to interest
       or principal payments and still accruing                                  -           -
     Restructured loans                                                          -           -
     Loans, now current about which there are serious doubts as to
       the ability of the borrower to comply with loan repayment terms           -           -

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

                                                                         DECEMBER 31,
                                                                   ----------------------
                                                                      2002        2001
                                                                   ----------  ----------
                                                                   (DOLLARS IN THOUSANDS)
                                                                   ----------------------
Average amount of loans outstanding                                $  70,764   $  50,764
                                                                   ==========  ==========

Balance of reserve for possible loan losses at beginning of period       618         460
                                                                   ----------  ----------

Charge-offs:
   Commercial, financial and agricultural                                228         207
   Real estate                                                             -          18
   Consumer                                                               43          35
Recoveries:
   Commercial, financial and agricultural                                 30          12
   Real estate                                                             -           -
   Consumer                                                                1          13
                                                                   ----------  ----------
      Net charge-offs                                                    240         235
                                                                   ----------  ----------

Additions to reserve charged to operating expenses                       443         393
                                                                   ----------  ----------

      Balance of reserve for possible loan losses                  $     821   $     618
                                                                   ==========  ==========

Ratio of net loan charge-offs to average loans                          0.34%       0.46%
                                                                   ==========  ==========

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

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                           DECEMBER 31,
                                                     ----------------------
                                                         2002       2001
                                                     ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
                                                     ----------------------
     U. S. Government and agency securities          $    5,202  $   13,516
     State and municipal securities                       1,915         628
     Mortgage-backed securities                           6,827         163
     Restricted equity securities                           769         692
     Other                                                2,255           -
                                                     ==========  ==========
           Total securities                          $   16,968  $   14,999
                                                     ==========  ==========

MATURITIES

The amounts of investment securities in each category as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                               U. S. TREASURY AND
                                             OTHER U. S. GOVERNMENT           STATE AND
                                           AGENCIES AND CORPORATIONS    POLITICAL SUBDIVISIONS
                                           ---------------------------  -----------------------
                                                             YIELD                     YIELD
                                               AMOUNT         (1)         AMOUNT        (1)
                                           -------------  -----------  -----------  -----------
     Maturity:
       One year or less                    $      1,784         5.01%  $        -            -%
       After one year through five years          4,291         4.34        1,915         4.78
       After five years through ten years         1,625         4.97            -            -
       After ten years                            5,098         4.75            -            -
                                           -------------  -----------  -----------  -----------
                                           $     12,798         4.68%  $    1,915         4.78%
                                           =============  ===========  ===========  ===========

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                             DECEMBER 31,
                                                       ----------------------
                                                          2002        2001
                                                       ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
                                                       ----------------------
     Commercial                                        $   14,508  $    6,842
     Real estate - construction                            12,433       9,903
     Real estate - farmland                                 2,426       1,859
     Real estate - mortgage                                40,920      33,110
     Consumer instalment loans and other                   11,425      10,087
                                                       ----------  ----------
                                                           81,712      61,801
     Less allowance for loan losses                           821         618
                                                       ----------  ----------
           Net loans                                      $80,891  $   61,183
                                                       ==========  ==========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Commercial and construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                       DECEMBER 31,
                                                  ----------------------
                                                     2002        2001
                                                  ----------  ----------
                                                  (DOLLARS IN THOUSANDS)
                                                  ----------------------
     COMMERCIAL:
       One year or less                           $    9,260  $    3,324
       After one year through five years               5,248       3,403
       After five years                                   --          57
                                                  ----------  ----------
                                                      14,508       6,784
                                                  ----------  ----------
     CONSTRUCTION:
       One year or less                               12,433       9,678
       After one year through five years                   -           -
       After five years                                    -           -
                                                  ----------  ----------
                                                      12,433       9,678
                                                  ----------  ----------

                                                  $   26,941  $   16,462
                                                  ==========  ==========

The following table summarizes the above loans at December 31, 2002, with the due dates after one year, which have predetermined and floating or adjustable interest rates.

                                                               (DOLLARS IN
                                                                THOUSANDS)
                                                               -----------

     Predetermined interest rates                              $     5,248
     Floating or adjustable interest rates                               -
                                                               -----------
                                                               $     5,248
                                                               ===========

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                                          AT DECEMBER 31,
                                                          -------------------------------------------
                                                                    2002                   2001
                                                          ------------------------  -----------------
                                                                        PERCENT OF         PERCENT OF
                                                                         LOANS IN           LOANS IN
                                                                         CATEGORY           CATEGORY
                                                                         TO TOTAL           TO TOTAL
                                                            AMOUNT        LOANS     AMOUNT   LOANS
                                                          -----------  -----------  -------  --------
                                                                     (DOLLARS IN THOUSANDS)
                                                          -------------------------------------------
     Commercial, financial, industrial and agricultural   $       156          19%  $   256       41%
     Real estate                                                  474          58       174       43
     Consumer                                                     182          22       106       16
     Unallocated                                                    9           1        82        -
                                                          -----------  -----------  -------  --------
                                                          $       821         100%  $   618      100%
                                                          ===========  ===========  =======  ========

                                    DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

                                                          YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                          2002              2001
                                                    ----------------  ---------------
                                                    AMOUNT    RATE    AMOUNT    RATE
                                                    -------  -------  -------  ------
                                                         (DOLLARS IN THOUSANDS)
                                                    ---------------------------------
     Non-interest bearing demand deposits           $ 6,303     -  %  $ 5,241    -  %
     Interest-bearing demand and savings deposits    23,433     1.25   18,649    2.60
     Time deposits                                   51,862     3.75   35,595    5.76
                                                    -------           -------
           Total deposits                           $81,598           $59,485
                                                    =======           =======

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2002, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.


                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                                -----------

     Three months or less                                       $     2,814
     Over three through twelve months                                 9,882
     Over twelve months                                               3,717
                                                                -----------
           Total                                                $    16,413
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


                                                  YEAR ENDED DECEMBER 31,
                                                -------------------------
                                                    2002          2001
                                                ------------  -----------

     Return on assets                              .56 %        .88 %

     Return on equity                              6.00         7.43

     Dividends payout                                 -            -

     Equity to assets ratio                        9.38        11.79

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

                            CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2002

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2002



                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . . . .15

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . .17
     CONSOLIDATED STATEMENTS OF INCOME . . . . . . . . . . . . . . . . . . . .18
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME . . . . . . . . . . . . .19
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY . . . . . . . . . 20 AND 21
     CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . . . . . .22
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . 23-39

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
COMMUNITY CAPITAL BANCSHARES, INC.
  AND SUBSIDIARY
ALBANY, GEORGIA


          We have audited the accompanying consolidated balance sheets of COMMUNITY CAPITAL BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ Mauldin & Jenkins, LLC

Albany, Georgia
January 17, 2003

                            COMMUNITY CAPITAL BANCSHARES, INC.
                                      AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS
                                DECEMBER 31, 2002 AND 2001


                                 ASSETS                             2002          2001
                                 ------                         ------------  ------------

Cash and due from banks                                         $  2,346,656  $ 3,467,288
Interest-bearing deposits in other banks                           4,572,964    1,003,933
Federal funds sold                                                         -    4,483,000
Securities available for sale, at fair value                      16,967,934   14,998,904

Loans                                                             81,712,621   61,801,471
Less allowance for loan losses                                       821,334      618,067
                                                                ------------  ------------
          Loans, net                                              80,891,287   61,183,404

Premises and equipment                                             3,058,202    2,600,338
Other assets                                                       1,348,486      948,610
                                                                ------------  ------------

                                                                $109,185,529  $88,685,477
                                                                ============  ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Deposits
    Noninterest-bearing                                         $  6,730,753  $ 6,103,584
    Interest-bearing                                              79,273,158   63,727,752
                                                                ------------  ------------
         Total deposits                                           86,003,911   69,831,336
    Federal funds purchased                                        1,705,000            -
    Other borrowings                                              10,884,746    9,250,848
    Other liabilities                                                848,893      417,877
                                                                ------------  ------------
         TOTAL LIABILITIES                                        99,442,550   79,500,061
                                                                ------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, par value not stated; 2,000,000 shares
        authorized; no shares issued                                       -            -
    Common stock, par value $1; 10,000,000 shares authorized;
        1,499,560 issued                                           1,499,560    1,499,560
    Capital surplus                                                8,084,523    8,084,523
    Retained earnings (deficit)                                      353,899     (213,187)
    Accumulated other comprehensive income                           294,983      179,990
                                                                ------------  ------------
                                                                  10,232,965    9,550,886

        Less cost of treasury stock, 68,539 and 52,690 shares        489,986      365,470
                                                                ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                               9,742,979    9,185,416
                                                                ------------  ------------

                                                                $109,185,529  $88,685,477
                                                                ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 COMMUNITY CAPITAL BANCSHARES, INC.
                                           AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF INCOME
                               YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                     2002               2001
                                                                ---------------  ------------------
INTEREST INCOME
    Loans                                                       $     5,235,584  $       4,574,788
    Taxable securities                                                  970,481            955,151
    Nontaxable securities                                                34,937                  -
    Deposits in banks                                                    29,686             71,007
    Federal funds sold                                                   45,630            102,819
                                                                ---------------  ------------------
          TOTAL INTEREST INCOME                                       6,316,318          5,703,765
                                                                ---------------  ------------------

INTEREST EXPENSE
    Deposits                                                          2,238,993          2,536,402
    Other borrowed money                                                463,621            335,293
                                                                ---------------  ------------------
          TOTAL INTEREST EXPENSE                                      2,702,614          2,871,695
                                                                ---------------  ------------------

          NET INTEREST INCOME                                         3,613,704          2,832,070
PROVISION FOR LOAN LOSSES                                               442,509            392,800
                                                                ---------------  ------------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         3,171,195          2,439,270
                                                                ---------------  ------------------

OTHER INCOME
    Service charges on deposit accounts                                 378,273            281,128
    Financial service fees                                               70,827            185,641
    Mortgage origination fees                                           246,591            180,783
    Gain on sale of investment securities                               145,544                  -
    Other service charges, commissions and fees                          57,695             40,114
                                                                ---------------  ------------------
          TOTAL OTHER INCOME                                            898,930            687,666
                                                                ---------------  ------------------

OTHER EXPENSES
    Salaries and employee benefits                                    1,423,622          1,310,726
    Equipment and occupancy expenses                                    457,464            342,519
    Marketing expenses                                                  142,498             96,446
    Data processing expenses                                            266,874            186,926
    Administrative expenses                                             369,285            241,590
    Stationery and supply expenses                                       95,283             66,059
    Other operating expenses                                            460,918            277,087
                                                                ---------------  ------------------
          TOTAL OTHER EXPENSES                                        3,215,944          2,521,353
                                                                ---------------  ------------------

          INCOME BEFORE INCOME TAXES                                    854,181            605,583

INCOME TAX EXPENSE (BENEFIT)                                            287,095            (45,860)
                                                                ---------------  ------------------

                    NET INCOME                                  $       567,086  $         651,443
                                                                ===============  ==================

BASIC EARNINGS PER SHARE                                        $          0.39  $            0.45
                                                                ===============  ==================

DILUTED EARNINGS PER SHARE                                      $          0.38  $            0.44
                                                                ===============  ==================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         COMMUNITY CAPITAL BANCSHARES, INC.
                                   AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                  2002       2001
                                                                ---------  --------
NET INCOME                                                      $567,086   $651,443
                                                                ---------  --------

OTHER COMPREHENSIVE INCOME:

  Net unrealized holding gains arising during period,
    net of tax benefits of $108,723 and $66,790                  211,052    129,639

  Reclassification adjustment for gains included in net income,
    net of taxes of $(49,492)                                    (96,059)         -
                                                                ---------  --------

      Total other comprehensive income                           114,993    129,639
                                                                ---------  --------

COMPREHENSIVE INCOME                                            $682,079   $781,082
                                                                =========  ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001



                                          COMMON STOCK
                                      ---------------------   CAPITAL
                                       SHARES    PAR VALUE    SURPLUS
                                      ---------  ----------  ----------
BALANCE, DECEMBER 31, 2000            1,499,560  $1,499,560  $8,084,523
    Net income                                -           -           -
    Net treasury stock transactions           -           -           -
    Other comprehensive income                -           -           -
                                      ---------  ----------  ----------
BALANCE, DECEMBER 31, 2001            1,499,560   1,499,560   8,084,523
    Net income                                -           -           -
    Purchase of treasury shares, net          -           -           -
    Other comprehensive income                -           -           -
                                      ---------  ----------  ----------
BALANCE, DECEMBER 31, 2002            1,499,560  $1,499,560  $8,084,523
                                      =========  ==========  ==========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                   ACCUMULATED
                                      RETAINED        OTHER        TREASURY STOCK        TOTAL
                                      EARNINGS    COMPREHENSIVE   ------------------  STOCKHOLDERS'
                                      (DEFICIT)       INCOME      SHARES     COST        EQUITY
                                      ----------  --------------  ------  ----------  ------------
BALANCE, DECEMBER 31, 2000            $(864,630)  $       50,351  34,490  $(229,577)  $(1,043,856)
    Net income                          651,443                -       -          -       651,443
    Net treasury stock transactions           -                -  18,200   (135,893)     (135,893)
    Other comprehensive income                -          129,639       -          -       129,639
                                      ----------  --------------  ------  ----------  ------------
BALANCE, DECEMBER 31, 2001             (213,187)         179,990  52,690   (365,470)     (398,667)
    Net income                          567,086                -       -          -       567,086
    Purchase of treasury shares, net          -                -  15,849   (124,516)     (124,516)
    Other comprehensive income                -          114,993       -          -       114,993
                                      ----------  --------------  ------  ----------  ------------
BALANCE, DECEMBER 31, 2002            $ 353,899   $      294,983  68,539  $(489,986)  $   158,896
                                      ==========  ==============  ======  ==========  ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             COMMUNITY CAPITAL BANCSHARES, INC.
                                       AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                   2002           2001
                                                               -------------  -------------
OPERATING ACTIVITIES
    Net income                                                 $    567,086   $    651,443
    Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation                                              220,803        161,519
          Provision for loan losses                                 442,509        392,800
          Provision for deferred taxes                               40,135       (128,464)
          Net gain on sale of investments available for sale       (145,544)             -
          Increase in income taxes receivable                      (111,833)       (50,887)
          Increase in income taxes payable                          210,893        133,491
          (Increase) decrease in interest receivable                 30,750       (202,475)
          Increase (decrease) in interest payable                   (39,091)        11,513
          Other operating activities                               (159,045)        24,364
                                                               -------------  -------------

              Net cash provided by operating activities           1,056,663        993,304
                                                               -------------  -------------

INVESTING ACTIVITIES
    Purchases of securities available for sale                  (19,630,558)   (13,284,885)
    Proceeds from sales of securities available for sale         10,324,303              -
    Proceeds from maturities of securities available for sale     8,906,993     11,636,748
    Net decrease (increase) in federal funds sold                 4,483,000     (3,303,000)
    Net increase of interest-bearing deposits in banks           (3,569,031)    (1,003,933)
    Net increase in loans                                       (21,400,392)   (23,411,142)
    Purchase of equipment                                          (678,567)       (86,232)
                                                               -------------  -------------

            Net cash used in investing activities               (21,564,252)   (29,452,444)
                                                               -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                     16,172,575     24,036,777
    Net increase in other borrowings                              3,338,898      4,633,899
    Purchase of treasury shares, net                               (124,516)      (135,892)
                                                               -------------  -------------

            Net cash provided by financing activities            19,386,957     28,534,784
                                                               -------------  -------------

Net increase (decrease) in cash and due from banks               (1,120,632)        75,644

Cash and due from banks at beginning  of year                     3,467,288      3,391,644
                                                               -------------  -------------

Cash and due from banks at end of year                         $  2,346,656   $  3,467,288
                                                               =============  =============

SUPPLEMENTAL DISCLOSURE
    Cash paid for:
      Interest                                                 $  2,741,705   $  2,860,182

      Income taxes                                             $    147,900   $          -

NONCASH TRANSACTIONS
    Unrealized gains on securities available for sale          $    174,224   $    196,429
    Principal balance of loans transferred to other
      real estate owned                                        $    163,964   $          -

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

            Community Capital Bancshares, Inc. (the "Company") is a multi-bank holding company whose business is conducted by its wholly-owned subsidiary, Albany Bank & Trust (the "Bank"). The Bank is a commercial bank located in Albany, Dougherty County, Georgia with the main office and one loan production office located in Albany and one loan production office located in Leesburg, Lee County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in their primary market areas of Dougherty and Lee Counties, respectively, and the surrounding counties.

          BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

            In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

          CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, federal funds purchased and securities sold under repurchase agreements and deposits are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $272,000 at December 31, 2002 and 2001.

          INTEREST-BEARING DEPOSITS IN OTHER BANKS

            Interest-bearing deposits in other banks are primarily overnight funds or funds which mature within one year and are carried at cost.

          SECURITIES

            All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Restricted equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. Included in restricted equity securities are the Bank's required investments in the Federal Reserve Bank of Atlanta and the Federal Home Loan Bank of Atlanta.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES (CONTINUED)

            Purchase premiums and discounts are recognized in interest income using the interest method based on the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          LOANS

            Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

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

            The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

            A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2002 was $163,964. No other real estate was owned at December 31, 2001.

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

          STOCK COMPENSATION PLANS

            At December 31, 2002, the Company had two stock-based employee compensation plans, which are described in more detail in Note 8.
            The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. In addition, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure in December 2002. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                     2002         2001
                                                                 ------------  ----------
            Net income, as reported                                 $567,086   $ 651,443
            Deduct: Total stock-based employee compensation
              expense determined under fair value based
              method for all awards, net of related tax effects      (99,150)    (83,638)
                                                                 ------------  ----------
            Pro forma net income                                 $   467,936   $ 567,805
                                                                 ============  ==========
            Earnings per share:
              Basic - as reported                                $       .39   $     .45
                                                                 ============  ==========
              Basic - pro forma                                  $       .33   $     .39
                                                                 ============  ==========
              Diluted - as reported                              $       .38   $     .44
                                                                 ============  ==========
              Diluted - pro forma                                $       .31   $     .38
                                                                 ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          EARNINGS PER SHARE

            Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

          COMPREHENSIVE INCOME

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

          RECLASSIFICATIONS

            Certain items on the financial statements for the year ended December 31, 2001 have been reclassified with no effect on net income (or earnings per common share) to be consistent with the classifications adopted for the year ended December 31, 2002.


NOTE 2.   SECURITIES

            The amortized cost and fair value of securities available for sale are summarized as follows:

                                                                 GROSS       GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                    COST         GAINS       LOSSES        VALUE
                                                -----------  -----------  ------------  -----------
            DECEMBER 31, 2002:
              U. S. GOVERNMENT AND AGENCY
                SECURITIES                       $ 5,005,900  $   196,323  $         -  $ 5,202,223
              STATE AND MUNICIPAL SECURITIES       1,849,539       65,163            -    1,914,702
              MORTGAGE-BACKED SECURITIES           6,641,390      185,457            -    6,826,847
              RESTRICTED EQUITY SECURITIES           769,300            -            -      769,300
              OTHER                                2,254,862            -            -    2,254,862
                                                -----------  -----------  ------------  -----------
                                                 $16,520,991  $   446,943  $         -  $16,967,934
                                                 ===========  ===========  ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                GROSS        GROSS
                                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                                -----------  -----------  ------------  -----------
              December 31, 2001:
                U. S. Government and agency
                  securities                    $13,265,321  $   250,333  $         -   $13,515,654
                State and municipal securities      615,000       15,557       (2,513)      628,044
                Mortgage-backed securities          153,664        9,342            -       163,006
                Restricted equity securities        692,200            -            -       692,200
                                                -----------  -----------  ------------  -----------
                                                $14,726,185  $   275,232  $    (2,513)  $14,998,904
                                                ===========  ===========  ============  ===========

            The amortized cost and fair value of debt securities available for sale as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                                            AMORTIZED      FAIR
                                                              COST         VALUE
                                                           -----------  -----------
              Due within one year                          $   995,247  $ 1,014,998
              Due from one to five years                     6,865,054    7,106,789
              Mortgage-backed securities                     6,641,390    6,826,847
              Restricted equity securities                     769,300      769,300
              Other securities                               1,250,000    1,250,000
                                                           -----------  -----------
                                                           $16,520,991  $16,967,934
                                                           ===========  ===========

            Securities with a carrying value of $6,359,538 and $10,719,097 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. As of December 31, 2002 and 2001, investment securities with a carrying value of $3,497,348 and $3,826,561, respectively, were pledged to secure advances from the FHLB.

            Gains and losses on sales of securities available for sale consist of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                            2002         2001
                                                        ------------  ----------

               Gross gains                              $    145,544  $        -
               Gross losses                                        -           -
                                                        ------------  ----------
               Net realized gains                       $    145,544  $        -
                                                        ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  3.  LOANS

          The composition of loans is summarized as follows:

                                                    DECEMBER 31,
                                           --------------------------
                                               2002          2001
                                           ------------  ------------
               Commercial                  $14,508,216   $ 6,841,725
               Real estate - construction   12,433,018     9,902,666
               Real estate - farmland        2,426,347     1,858,983
               Real estate - mortgage       40,920,040    33,109,853
               Consumer and other           11,425,000    10,088,244
                                           ------------  ------------
                                            81,712,621    61,801,471
               Allowance for loan losses      (821,334)     (618,067)
                                           ------------  ------------
               Loans, net                  $80,891,287   $61,183,404
                                           ============  ============

          Changes in the allowance for loan losses are as follows:

                                           YEARS ENDED DECEMBER 31,
                                            ----------------------
                                               2002        2001
                                            ----------  ----------
Balance, beginning of year                  $ 618,067   $ 460,037
  Provision for loan losses                   442,509     392,800
  Loans charged off                          (308,985)   (260,029)
  Recoveries of loans previously charged off   69,743      25,259
                                            ----------  ----------
Balance, end of year                        $ 821,334   $ 618,067
                                            ==========  ==========

          Loans on nonaccrual status amounted to approximately $31,000 and $159,326 at December 31, 2002 and 2001, respectively. The average balance of nonaccrual loans was approximately $34,000 and $39,000 at December 31, 2002 and 2001, respectively. The allowance provided for nonaccrual loans included in the allowance for loan losses amounted to approximately $1,000 and $39,000 at December 31, 2002 and 2001, respectively. There was no interest income on nonaccrual loans recognized for cash payments received for the year ended December 31, 2002. Interest income on nonaccrual loans of $22,330 was recognized for cash payments received for the year ended December 31, 2001. There were no loans past due ninety or more days and still accruing interest.

          In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

               Balance, beginning of year  $ 3,806,504
                 Advances                    1,216,633
                 Repayments                 (1,853,556)
                                           ------------
               Balance, end of year        $ 3,169,581
                                           ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.   PREMISES  AND  EQUIPMENT

          Premises and equipment are summarized as follows:

                                DECEMBER 31,
                          ------------------------
                             2002         2001
                          -----------  -----------
Land                      $  332,734   $  322,724
Buildings                  1,807,834    1,609,316
Furniture and equipment    1,464,707    1,012,345
                          -----------  -----------
                           3,605,275    2,944,385
Accumulated depreciation    (547,073)    (344,047)
                          -----------  -----------
                          $3,058,202   $2,600,338
                          ===========  ===========

          LEASES

            The Company leases the Lee County office and East Albany office under noncancelable operating leases with initial lease terms of 3 years with an option for a 1 year, 2 years or 3 years renewal on the Lee County office. The Company also leases the Operations Center under a noncancelable operating lease with an initial term of 5 years with one five-year renewal option.

            Rental expense under all operating leases amounted to $31,193 for the year ended December 31, 2002. There were no operating leases in effect in 2001.

            Future minimum lease payments on noncancelable operating leases are summarized as follows:

            2003                                              $ 75,570
            2004                                                75,570
            2005                                                57,607
            2006                                                52,920
            2007                                                39,690
                                                              --------
                                                               301,357
                                                              ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $16,412,754 and $14,786,955,
          respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

            2003                                              $38,824,677
            2004                                                8,747,633
            2005                                                3,635,347
            2006                                                3,009,027
            2007                                                1,321,863
            Thereafter                                                  -
                                                              -----------
                                                               55,538,547
                                                              ===========


NOTE 6.   OTHER  BORROWINGS

          Other borrowings consist of the following:

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                   2002         2001
                                                                -----------  ----------

Advance from Federal Home Loan Bank with interest at a fixed    $   884,746  $1,250,848
  rate (7.30% at December 31, 2002), due in monthly installments of $30,508 through June 21, 2005.
Advance from Federal Home Loan Bank with interest at a fixed              -   3,000,000
  rate (5.92% at December 31, 2002), due on December 31, 2002.
Advance from Federal Home Loan Bank with interest at a fixed      5,000,000   5,000,000
  rate (3.92% at December 31, 2002), due on October 18, 2004.
Advance from Federal Home Loan Bank with interest at a fixed      5,000,000           -
  rate (3.54% at December 31, 2002), due on December 26, 2007.
                                                                -----------  ----------
                                                                $10,884,746  $9,250,848
                                                                ===========  ==========

          Contractual maturities of other borrowings as of December 31, 2002 are as follows:

            2003                                           $   366,102
            2004                                             5,366,102
            2005                                               152,542
            2006                                                     -
            2007                                             5,000,000
            Thereafter                                               -
                                                           -----------
                                                            10,884,746
                                                           ===========


          The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $3,739,612, Federal Home Loan Bank stock of approximately $544,300, investment securities of $3,497,348 and cash on deposit at the Federal Home Loan Bank of $4,258,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.   EMPLOYEE  BENEFIT  PLANS

          PROFIT  SHARING  PLAN

            The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $43,425 and $37,492 for the years ended December 31, 2002 and 2001, respectively.


NOTE 8.   STOCK  OPTION  AND  PURCHASE  PLANS

          The Company has an incentive stock option plan for employees (1998 Stock Incentive Plan), an outside directors' stock option plan (2000 Outside Directors' Stock Option Plan), two separate nonqualified stock option agreements with two individuals and a stock purchase plan for employees (Employee Stock Purchase Plan). A total of 205,002 shares are available for grant under the Company's plans.

          The 1998 Stock Incentive Plan provides for options to be granted as qualified incentive-stock options that qualifies these options for favorable tax treatment under the Internal Revenue Code and for the grant of nonqualified stock options. The Company's Compensation Committee will determine the nature and terms of the options granted at the date granted and will be evidenced by an agreement between the Company and the grantee. Options granted approximate the fair market value of the Company's stock on the dates the options are granted except for options granted to individuals with beneficial ownership greater than 10%, which options are granted at no less than 110% of fair market value, and certain non-qualified options that may be granted at 85% of fair market value, as determined by the Board of Directors. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors except for options granted to individuals with beneficial ownership of more than 10%, which options must be exercised within five years.

          The 2000 Outside Directors' Stock Option Plan provides for the availability of options to be granted as non-qualified stock options to each non-employee director. These options shall be vested immediately upon grant and shall be exercisable over a ten-year period from the date of grant. All options will be granted at the fair market value on the date of grant.

          The Chairman of the Board and one other officer are covered by separate non-qualified stock option agreements that provide for specific options to be granted at fair market value at the date of grant, that vest over a 5-year period and that are exercisable within 10 years.

          On January 1, 2000, the Company adopted the Employee Stock Purchase Plan that provides the Company's eligible employees the option to purchase Company stock at the current market value up to 15% of their covered compensation. The Company will match 33-1/3% of this amount up to 9% of their covered compensation. The options granted under this plan are payable and vest upon grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.   STOCK  OPTION  AND  PURCHASE  PLANS  (CONTINUED)

          Other  pertinent  information  related  to  the options is as follows:

                                                  2002                 2001
                                        -----------------------  ------------------
                                                      WEIGHTED-           WEIGHTED-
                                                      AVERAGE             AVERAGE
                                                      EXERCISE            EXERCISE
                                          SHARES       PRICE     SHARES    PRICE
                                        -----------  ----------  -------  ---------

Outstanding at beginning of year           163,827   $     7.10  161,696  $    7.10
Granted                                      2,131         8.15    2,131       7.00
Exercised                                        -            -        -          -
Terminated                                    (285)        7.00        -          -
                                        -----------              -------
Outstanding at end of year                 165,673   $     7.11  163,827  $    7.10
                                        ===========              =======

Options exercisable at year-end             99,533                65,660
                                        ===========              =======
Weighted-average fair value of options
   granted during the year                           $     3.77           $    4.25


          Information pertaining to options outstanding at December 31, 2002 is as follows:

                     OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
           -----------------------------------  ----------------------
                          WEIGHTED-   WEIGHTED-               WEIGHTED-
RANGE OF                  AVERAGE     AVERAGE                 AVERAGE
EXERCISE     NUMBER     CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
PRICES     OUTSTANDING     LIFE        PRICE     OUTSTANDING    PRICE
---------  -----------  -----------  ----------  -----------  ---------

$7.00          120,141    6.3 years  $     7.00       72,086  $    7.00
 7.00           14,273    7.3 years        7.00        6,988       7.00
 7.00            2,131    8.3 years        7.00        2,131       7.00
 7.70            3,570    6.3 years        7.70        2,142       7.70
 7.35           21,714    6.9 years        7.35       13,028       7.35
 9.10            1,713    6.3 years        9.10        1,027       9.10
 8.15            2,131    9.3 years        8.15        2,131       8.15
           -----------                           -----------
               165,673                                99,533
           ===========                           ===========

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                         YEARS ENDED DECEMBER 31,
                         ------------------------
                            2002         2001
                         -----------  -----------
Dividend yield                   - %          - %
Expected life               10 YEARS     10 years
Expected volatility           23.83%       29.95%
Risk-free interest rate        4.60%        5.05%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   INCOME  TAXES

          The  components  of  income  tax  expense  are  as  follows:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                             2002         2001
                                          -----------  -----------
Current                                   $   246,960  $   78,927
Deferred                                       40,135     128,464
Change in valuation allowance                       -    (253,251)
                                          -----------  -----------
                                          $   287,095  $  (45,860)
                                          -----------  -----------

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                             2002         2001
                                          -----------  -----------
Tax provision at statutory rate           $  290,424   $  205,898
  Tax-exempt interest                        (15,880)      (1,129)
  Other                                       12,551        2,622
  Change in valuation allowance                    -     (253,251)
                                          -----------  -----------
Income tax expense                        $  287,095   $  (45,860)
                                          -----------  -----------

          The components of deferred income taxes are as follows:

                                              2002        2001
                                          -----------  -----------
Deferred tax assets:
  Loan loss reserves                      $  206,523   $   153,477
  Preopening and organizational expenses      12,502        22,504
                                          -----------  -----------
                                             219,025       175,981
                                          -----------  -----------

Deferred tax liabilities:
  Depreciation                                81,410        32,458
  Securities available-for-sale              151,961        92,729
  Deferred loan costs, net                    52,963        18,736
                                          -----------  -----------
                                             286,334       143,923
                                          -----------  -----------

Net deferred tax assets (liabilities)     $  (67,309)  $    32,058
                                          -----------  -----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  EARNINGS  PER  SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per share:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                              2002        2001
                                          -----------  -----------

Net income                                $   567,086  $   651,443
                                          ===========  ===========

Weighted average number of
  common shares outstanding                 1,439,314    1,458,743
Effect of dilutive options                     70,927       27,383
                                          -----------  -----------
Weighted average number of common
  shares outstanding used to calculate
  dilutive earnings per share               1,510,241    1,486,126
                                          ===========  ===========

NOTE 11.  COMMITMENTS  AND  CONTINGENCIES

          LOAN  COMMITMENTS

          The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company's commitments is as follows:

                                     DECEMBER 31,
                              ------------------------
                                 2002         2001
                              -----------  -----------
Commitments to extend credit  $11,657,375  $11,681,236
Standby letters of credit         142,230      163,000
                              -----------  -----------
                              $11,799,605  $11,844,236
                              ===========  ===========

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

          CONTINGENCIES

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 12.  CONCENTRATIONS  OF  CREDIT

          The Company originates primarily commercial, residential and consumer loans to customers in Dougherty, Lee and surrounding counties. The ability of the majority of the Company's customers to honor their contractual obligations is dependent on the Georgia economy in these areas.

          Sixty-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $1,325,000.


NOTE 13.  REGULATORY  MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $725,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized Albany Bank & Trust as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categories.

          The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                               TO BE WELL
                                                             FOR CAPITAL    CAPITALIZED UNDER
                                                              ADEQUACY      PROMPT CORRECTIVE
                                               ACTUAL         PURPOSES      ACTION PROVISIONS
                                          ---------------  ---------------  ------------------
                                          AMOUNT   RATIO   AMOUNT   RATIO    AMOUNT    RATIO
                                          -------  ------  -------  ------  --------  --------
DECEMBER 31, 2002                                       (DOLLARS IN THOUSANDS)
                                          ----------------------------------------------------
TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
  CONSOLIDATED                            $10,759  13.24%  $ 6,595      8%   - - - N/A - - -
  BANK                                    $ 9,047  11.20%  $ 6,501      8%  $  8,132       10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS:
  CONSOLIDATED                            $ 9,938  12.23%  $ 3,297      4%   - - - N/A - - -
  BANK                                    $ 8,226  10.19%  $ 3,251      4%  $  4,880        6%
TIER I CAPITAL TO AVERAGE ASSETS:
  CONSOLIDATED                            $ 9,938   9.38%  $ 4,236      4%   - - - N/A - - -
  BANK                                    $ 8,226   7.82%  $ 4,206      4%  $  5,258        5%

December 31, 2001
Total Capital to Risk Weighted Assets:
  Consolidated                            $ 9,989  15.76%  $ 5,070      8%   - - - N/A - - -
  Bank                                    $ 8,123  12.83%  $ 5,066      8%  $  6,332       10%
Tier I Capital to Risk Weighted Assets:
  Consolidated                            $ 9,371  14.79%  $ 2,535      4%   - - - N/A - - -
  Bank                                    $ 7,505  11.85%  $ 2,533      4%  $  3,799        6%
Tier I Capital to Average Assets:
  Consolidated                            $ 9,371  11.14%  $ 3,365      4%   - - - N/A - - -
  Bank                                    $ 7,505   8.96%  $ 3,351      4%  $  4,188        5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions.

          CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER BANKS AND FEDERAL FUNDS SOLD: The carrying amounts of cash, due from banks, interest-bearing deposits in other banks and federal funds sold approximate fair values.

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

          FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS: The fair values of the Company's fixed rate other borrowings are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of all other variable rate borrowings and federal funds purchased approximate their fair values.

          ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE-SHEET INSTRUMENTS: Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          The carrying amounts and estimated fair value of the Company's financial instruments were as follows:

                                      DECEMBER 31, 2002        DECEMBER 31, 2001
                                  ------------------------  ------------------------
                                   CARRYING       FAIR       CARRYING       FAIR
                                    AMOUNT        VALUE       AMOUNT        VALUE
                                  -----------  -----------  -----------  -----------
                                                 (DOLLARS IN THOUSANDS)
                                  --------------------------------------------------
Financial assets:
  Cash, due from banks, interest-
    bearing deposits in banks
    and federal funds sold        $ 6,919,620  $ 6,919,620  $ 8,954,221  $ 8,954,221
  Securities                       16,967,934   16,967,934   14,998,904   14,998,904
  Loans                            80,828,005   82,269,000   61,183,404   63,406,000
  Accrued interest receivable         761,948      761,948      792,698      792,698

Financial liabilities:
  Deposits                         86,003,991   86,945,000   69,831,336   70,287,000
  Federal funds purchased           1,705,000    1,705,000            -            -
  Other borrowings                 10,884,746   11,211,473    9,250,848    9,250,848
  Accrued interest payable            137,883      137,883      152,417      152,417


NOTE 15.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheets as of December 31, 2002 and 2001 and statements of income and cash flows of Community Capital Bancshares, Inc. for the periods ended December 31, 2002 and 2001.

                                CONDENSED BALANCE SHEETS

                                                                     2002        2001
                                                                  ----------  ----------
ASSETS
  Cash                                                            $  712,894  $1,451,218
  Investment in subsidiary                                         8,520,816   7,684,835
  Premises and equipment                                             358,132           -
  Other assets                                                       167,915      51,081
                                                                  ----------  ----------

          Total assets                                            $9,759,757  $9,187,134
                                                                  ==========  ==========

LIABILITIES, OTHER                                                $   16,778  $    1,718
STOCKHOLDERS EQUITY                                                9,742,979   9,185,416
                                                                  ----------  ----------

          Total liabilities and stockholders' equity              $9,759,757  $9,187,134
                                                                  ==========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   CONDENSED STATEMENTS OF INCOME

                                                    2002         2001
                                                   -----------  -----------
INCOME, OTHER                                      $       43   $       63
                                                   -----------  -----------

EXPENSES
  Salaries and employee benefits                       40,242            -
  Legal and professional                               26,821       22,586
  Occupancy expenses                                   39,228            -
  Other operating expenses                            129,427       75,323
                                                   -----------  -----------
                                                      235,718       97,909
                                                   -----------  -----------

     Loss before income tax benefit and equity in
       undistributed income of subsidiary            (235,675)     (97,846)

INCOME TAX BENEFIT                                     81,773       50,887
                                                   -----------  -----------

     Loss before equity in undistributed income
       of subsidiary                                 (153,902)     (46,959)

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY          720,988      698,402
                                                   -----------  -----------

     Net income                                    $  567,086   $  651,443
                                                   -----------  -----------

                CONDENSED STATEMENTS OF CASH FLOWS

                                                      2002         2001
                                                   -----------  -----------
OPERATING ACTIVITIES
  Net income                                       $  567,086   $  651,443
  Adjustments to reconcile net income to net
    cash used in operating activities:
    Undistributed income of subsidiary               (720,988)    (698,402)
    Depreciation                                       27,884            -
    Provision for deferred taxes                       13,736            -
    Increase in taxes receivable                     (111,833)           -
    Other operating activities                         (3,677)     (48,875)
                                                   -----------  -----------
      Net cash used in operating activities          (227,792)     (95,834)
                                                   -----------  -----------

INVESTING ACTIVITIES
  Purchases of fixed assets                          (386,016)           -
                                                   -----------  -----------
      Net cash used in investing activities          (386,016)           -
                                                   -----------  -----------
FINANCING ACTIVITIES
  Purchase of treasury stock                         (124,516)    (135,893)
                                                   -----------  -----------
      Net cash used in financing activities          (124,516)    (135,893)
                                                   -----------  -----------
Net decrease in cash                                 (738,324)    (231,727)

Cash at beginning of year                           1,451,218    1,682,945
                                                   -----------  -----------
Cash at end of year                                $  712,894   $1,451,218

                              CORPORATE INFORMATION

The Company's common stock began trading on the Nasdaq SmallCap market on January 17, 2001.The following table shows the high and low sales price as reported on the SmallCap market. Prior to January 17, 2001, the stock was traded on the OTC Bulletin Board. The Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Prices are adjusted to reflect the 10:7 stock split effective January 16, 2001.

                                             HIGH AND LOW SALES PRICE PER SHARE
                                             ----------------------------------
                                                 HIGH                   LOW
                                             ------------           -----------
2002:
First Quarter                                $      9.00            $     7.35
Second Quarter                                      8.65                  7.00
Third Quarter                                       8.76                  6.50
Fourth Quarter                                     11.10                  7.75

                                             HIGH AND LOW SALES PRICE PER SHARE
                                             ----------------------------------
                                                 HIGH                   LOW
                                             ------------           -----------
2001:
First Quarter                                $      7.63            $     6.38
Second Quarter                                      9.12                  6.62
Third Quarter                                       9.00                  7.30
Fourth Quarter                                      9.00                  6.75

The Company's Common Stock was held by approximately 1,100 shareholders of record at December 31, 2002.

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

FORM  10-KSB

A copy of the Company's 2002 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia 31708-1269


General Counsel
Powell, Goldstein, Frazer & Murphy, LLP
Atlanta, Georgia


Independent Auditors
Mauldin & Jenkins, LLC
Albany, Georgia

                               ALBANY BANK & TRUST

================================================================================
                                    OFFICERS
================================================================================


OFFICERS
--------
ROBERT E. LEE                DAVID C. GUILLEBEAU           DAVID J. BARANKO
President & CEO              Executive Vice President and  Chief Financial Officer
                             Senior Lending Officer


ROSA M. RAMSEY               PAUL E. JOINER                RICHARD O. BISHOP
Senior Vice President and    Senior Vice President         Executive Vice President -
Branch Manager               Commercial Lending            Financial Services


LADONNA J. URICK             ED FOX                        MARILYN A. ODUM
Director of Human Resources  Vice President Leesburg       Assistant Vice President
                                                           Mortgage Lending

LESLIE M. MURPHY             DIANNE J. CARVER              DEBBIE WOOD
Banking Officer              Deposit Operations Officer    Loan Operations Officer


LOVIC MARBURY                TANYA M. BULLARD              STAN W. EDMONDS
Assistant Banking Officer    Assistant Banking Officer     General Auditor

MARGARET V. CARVER
Executive Secretary

                       COMMUNITY CAPITAL BANCSHARES, INC.


================================================================================
                             DIRECTORS AND OFFICERS
================================================================================


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

OFFICERS

ROBERT E. LEE                 DAVID C. GUILLEBEAU        DAVID J. BARANKO
President                     Executive Vice President   Chief Financial Officer and
                              Senior Lending Executive   Secretary

LADONNA J. URICK              STAN W. EDMONDS            MARGARET V. CARVER
Director of Human             General Auditor            Executive Secretary
Resources