Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2004-03-30
CIK 1074369

Community Capital Bancshares, Inc.
                               2003 Annual Report



                             =======================
                             |                     |
                             |        ab&t         |
                             | Albany Bank & Trust |
                             |                     |
                             =======================

                           MESSAGE FROM OUR PRESIDENT


2003 was a year of growth and change at Community Capital Bancshares. The fall of 2003 saw the completion of our first acquisition, The First Bank of Dothan. Also in the fall, we began construction of a full service branch in Albany that should be completed in the second quarter of 2004. We have worked hard this year to maintain our high level of service and performance as we continue to grow the company. As we approach our fifth year anniversary in banking we can report to you assets at year end of $158.7 million. This represents a growth in assets of over 45% from 2002.

Our Board of Directors and management team strive everyday to find ways to improve the company. Our objective is to build a solid base of customers that provide the foundation for the future successes of Community Capital Bancshares.

Bank earnings per share in 2003 were $0.44 compared to earnings per share $0.39 for 2002. Net income in 2003 was $650,000 compared to $567,000 for 2002. We are pleased with the increases in both net income and earnings per share for our shareholders. Our earnings per share represent a 13% increase over our performance from 2002.

During 2003, our net interest margin remained relatively constant throughout the year. The growth that we have obtained in loans, assets and deposits has allowed us to grow net interest income to a level of $4,634,000 compared to $3,614,000 for 2002.

In July of 2003, your Board of Directors declared and paid a cash dividend of $0.02 per share to shareholders of record June 10, 2003. This dividend has been repeated each subsequent quarter. We hope this is the beginning of many years of dividends for all shareholders to reap the benefits of the growth and success of our company.

As we approach and plan for the year 2004, we are excited about opportunities afforded us in the growth potential we see for the coming year. Our commitment to customer service is only surpassed by our desire to continually improve our performance. We are constantly training both at the board and management levels on everything from credit administration to risk assessment to preparation for compliance with Sarbanes Oxley. As we face the new regulations, we find that our corporate governance to be adequate with only minor changes to be made in our processes.

We will continue to place emphasis on growing our company. We will look for profitable business opportunities to expand our customer base, loans, and assets.

Your support and confidence in Community Capital have allowed us to create this $158 million company in this five-year period. I am extremely pleased with the hard work and support from our board, management and staff and their constant efforts to provide customer service at an unprecedented level.

We look forward to seeing you at AB&T or The First Bank of Dothan in 2004 as we approach the future together.

Sincerely,

/s/ Robert E. Lee

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

Selected financial information and statistical data . . . . . . . . . . . . . 10

Independent Auditors Report . . . . . . . . . . . . . . . . . . . . . . . . . 17

FINANCIAL STATEMENTS

  Consolidated balance sheets . . . . . . . . . . . . . . . . . . . . . . . . 19
  Consolidated statements of income . . . . . . . . . . . . . . . . . . . . . 20
  Consolidated statements of comprehensive income . . . . . . . . . . . . . . 21
  Consolidated statements of stockholders' equity . . . . . . . . . . . . . . 22
  Consolidated statements of cash flows . . . . . . . . . . . . . . . . . . . 24
  Notes to consolidated financial statements. . . . . . . . . . . . . . . . . 25


Corporate information. . . . . . . . . . . . . . . . . .  . . . . . . . . . . 48
Directors, officers and staff. . . . . . . . . . . . . .  . . . . . . . . . . 49

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. ("the Company") and its bank subsidiaries, Albany Bank & Trust
N. A. (Albany Bank) and First Bank of Dothan, Inc. (Dothan Bank), at December 31, 2003 and 2002 and the results of their operations for the years then ended. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

OVERVIEW

Net income for 2003 was $650,000 as compared to the prior year amount of $567,000, representing an increase in net income of $83,000. Net income before taxes increased $84,000 to $938,000. The Company recorded provisions for income taxes of $289,000, or 31%, in 2003 compared to $287,000, or 34%, in 2002. Basic earnings per share increased in the current year to $0.44 from the 2002 amount of $0.39. Total assets increased during the year by $49,500,000 or 45%. The acquisition of Dothan Bank accounted for $28,900,000, or 58%, of the total increase.

FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

Following is a summary of the Company's balance sheets as of December 31, 2003 and 2002.

                                                                                            DECEMBER 31,
                                                                                       ----------------------
                                                                                           2003        2002
                                                                                       ------------  --------
                                                                                       (DOLLARS IN THOUSANDS)
                                                                                       ----------------------

     Cash and due from banks, including interest-bearing deposits of $126 and $4,573   $      4,285  $  6,920
     Federal funds sold                                                                       2,684       - -
     Securities                                                                              32,906    16,968
     Loans, net                                                                             107,471    80,891
     Premises and equipment                                                                   4,739     3,058
     Other assets                                                                             6,644     1,349
                                                                                       ------------  --------
                                                                                       $    158,729  $109,186
                                                                                       ============  ========

     Total deposits                                                                    $    123,222  $ 86,004
     Other borrowings                                                                        16,019    12,590
     Guaranteed preferred benefits in junior subordinated debentures                          4,000       - -
     Other liabilities                                                                        2,190       849
     Stockholders' equity                                                                    13,298     9,743
                                                                                       ------------  --------
                                                                                       $    158,729  $109,186
                                                                                       ============  ========

FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

As of December 31, 2003 the Company had total assets of $158.7 million, an increase of $49.5 million from the previous year end. Increased deposits of $37.2 million, FHLB borrowings of $5.1 million and guaranteed interests in subordinated debt of $4.0 million funded the majority of the increase in total assets. The primary use of these funds was to fund loan growth. Net loans increased $26.6 million during the year to $107.5 million. The Dothan Bank acquisition accounted for $17.2 million, or 65%, of the total increase in loans. The Company expects to continue its growth in 2004, but not at the same percentage increase.

As of December 31, 2002, the Company had total assets of $109.2 million. Total assets increased $20.5 million during the year 2002. The primary increase in assets during this year was in the loan portfolio, which increased $19.7 million to $80.9 million. The increase in assets was funded by increased deposits of $16.1 million and increased FHLB borrowings of $1.6 million.

The Company's investment portfolio, consisting primarily of Federal Agency bonds and mortgage backed securities, amounted to $32.9 million at December 31, 2003. This compares to the December 31, 2002 amount of $16.9 million. Dothan Bank accounted for $4.5 million or 28% of the total increase of $16.0 million in securities in 2003. All securities are classified as available for sale and carried at current market values except for restricted equity securities, which are carried at cost. During 2002, the Company began investing in more mortgage backed securities as opposed to single payment investments. Mortgage backed securities are providing relatively higher returns and also generate monthly cash flow which would be available for investment at higher rates when interest rates begin to increase.

The Company has 66% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties in Georgia and Houston County and surrounding counties in Alabama. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (37%) and construction loans to build one- to four-family residential properties (12%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (17%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

          One- to four-family residential properties                        90%
          Construction loans on one- to four-family residential properties  85%
          Nonresidential and multi-family properties                        85%

The Company's remaining 34% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

At December 31, 2003, the Company had loan commitments outstanding of $13.2 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability to borrow funds on a short-term basis and purchase federal funds from other financial institutions. At December 31, 2003, the Bank had arrangements with upstream correspondent banks for short-term advances of $5.0 million.

At December 31, 2003, the Company and the Banks were considered well-capitalized based on regulatory minimum capital requirements. In the current year, total capital increased $562,000 from earnings retained, $38,000 from sale of treasury stock, $180,000 from exercise of warrants and $3,043,000 from issue of stock in connection with the acquisition of Dothan Bank. Capital decreased $278,000 from unrealized net gains on securities available for sale. Total capital increased a net $3,545,000 during 2003. During 2002, total capital increased $567,000 from earnings retained, $115,000 from unrealized net gains on securities available for sale, and decreased $124,000 from purchase of treasury stock, resulting in a net gain of $558,000 for the year.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary banks. Banking regulations limit the amount of the dividends that may be paid without prior approval of the regulatory agencies. Currently, $1,788,000 in dividends can be paid by the Banks to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Banks as of December 31, 2003 are as follows:

                                               ACTUAL
                                      --------------------------
                                        THE     ALBANY   DOTHAN    REGULATORY
                                      COMPANY    BANK     BANK    REQUIREMENTS
                                      -----------------------------------------

          Leverage capital ratio         7.89%    9.92%    9.23%          5.00%
          Risk-based capital ratios:
             Core capital               11.96%   13.99%   12.77%          6.00%
             Total capital              14.34%   15.13%   14.05%         10.00%

These ratios should continue to decline somewhat as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 2003, the Company had commitments of approximately $1,000,000 to complete construction of a full service branch in downtown Albany. The Company also intends to construct a modular building for a loan production office in Auburn, Alabama which is estimated to require capital expenditures of approximately $70,000.

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

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Following is a summary of the Company's operations for the periods indicated.

                                       YEAR ENDED DECEMBER 31,
                                       -----------------------
                                          2003       2002
                                        ---------  ---------
                                       (DOLLARS IN THOUSANDS)

          Interest income               $   7,268  $   6,316

          Interest expense                  2,634      2,703
                                        ---------  ---------

          Net interest income               4,634      3,613

          Provision for loan losses           409        442

          Other income                      1,065        899

          Other expenses                    4.352      3,216
                                        ---------  ---------

          Pretax income                       938        854

          Income tax expense (benefit)        289        287
                                        ---------  ---------

          Net income                    $     650  $     567
                                        =========  =========

Net income for the year 2003 was $650,000 as compared to the prior year amount of $567,000 representing an increase of $83,000. The acquisition of Dothan Bank accounted for $57,000 of this increase.

For the year ended December 31, 2002, the Company realized earnings of $567,000 as compared to $651,000 for the prior year representing a decrease of $84,000 in net income for 2002. In 2001, the Company recorded an income tax benefit of $46,000 from the carryforward of net operating losses from prior years. The net operating losses were completely utilized in 2001 and the Company recorded an income tax expense of $287,000 in 2002, representing an increase of $333,000 in income tax expense for 2002. In 2002, the Company reported pretax income of $854,000 compared to pretax income of $605,000 in 2001, representing an increase of $249,000 in pretax income for 2002.

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

The net yield on average interest-earning assets during the current year was 6.01% compared to the 2002 level of 6.68%. The decline in yield is the result of the overall lower interest rate environment. As rates remained low for an extended period of time, it allowed more assets to reprice at lower rates. The rates paid on average interest-bearing liabilities also decreased during the current year. The average rate for the year was 2.42% compared to the 2002 rate of 3.20%. The interest rate spread actually increased 11 basis points in 2003 as compared to 2002. However the net interest margin remained the same in both years at 3.83%. Management expects the net margin to remain at a low level during 2004. Net interest income for the year increased $1.0 million to $4.6 million in 2003 compared to $3.6 million in 2002. This increase was due almost entirely to increase in the volume of interest-earning assets. Average interest-earning assets increased $25.9 million to $120.8 million in 2003 compared to $94.9 million in 2002. The acquisition of Dothan Bank increased average interest-earning assets in 2003 by $3.0 million. The most significant increase in interest-earning assets was in loans which increased $23.3 million to $94.1 million in 2003 compared to $70.8 million in 2002.

For the year ended December 31, 2002, the net interest margin decreased to 3.83% from 4.07% in 2001. This decrease was due to a lower yield on average interest-earning assets for the year. The yield on earning assets decreased to 6.68% in 2002 from 8.20% in 2001. The cost of interest-bearing liabilities decreased approximately the same percentage to 3.20% in 2002 from 4.79% in 2001.

PROVISION  FOR  LOAN  LOSSES
----------------------------

The provision for loan losses was $409,000 in the current year as compared to $443,000 in 2002. The annual provision is based upon management's evaluation of the loan portfolio. At December 31, 2003, the allowance for loan losses was $2.1 million or 1.93% of total outstanding loans. Management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2003, the Company had $1.6 million in non-performing loans.

NONINTEREST  INCOME
-------------------

Noninterest income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Fees on deposit accounts increased $188,000 in the current year. The increase in fee income resulted from the growth in deposit accounts during the year. The Bank offers other services to its customers which generate fee income. The financial services area generated $207,000 in fees during 2003 as compared to the 2002 amount of $71,000. This increase in fee income is reflective of an increase in customer base and more favorable conditions in the stock market during 2003.

In 2002, noninterest income increased $211,000 to $899,000. The majority of this increase was gains realized from the sale of investment securities of $146,000. Mortgage origination fees increased in 2002 to $247,000 from $181,000 in 2001 as a result of increased volume during the year. Deposit fees increased in 2002 by $97,000 to $378,000.


NONINTEREST  EXPENSE
--------------------

Noninterest expense for 2003 was $4,352,000 as compared to the 2002 amount of $3,216,000, representing an increase of $1,136,000 or 35.3%. Salaries and employee benefits comprised $609,000 of the increase, which is a result of increased staffing levels due to growth and expansion of the Company. Equipment and occupancy expense increased $200,000 during the year. A major source of this increase was depreciation and the building rent for the Lee County office, East Albany office and the Operations Center opened during 2002. In 2003, a full year's rent was paid as opposed to only paying a partial year's rent in 2002. In addition, the Company purchased a full service banking facility in Dothan, Alabama. By purchasing the Dothan location, management hopes to expand its presence by being located in another market area. This location provides lenders and customer service representatives for opening new accounts and loans, an ATM and a night depository. The remaining increases in noninterest expense are due to the increased size and volume of the Company. Management monitors these expenses continuously and makes every effort to control them.

In 2002, noninterest expense increased $695,000 to $3,216,000 from the prior year amount of $2,521,000. The majority of increase was due to the opening of three offices during 2002, which caused an increase in salaries and employee benefits and equipment and occupancy expenses. Marketing expenses increased $46,000 from the previous year and the Company began paying its directors for attendance at board and committee meetings, which amounted to $97,000 in 2002. Management monitors noninterest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.


INCOME  TAX
-----------

Income tax expense for the current year was $289,000 compared to $287,000 in the previous year. The effective rate of tax on pretax income was 31% in 2003 and 34% in 2002.

CRITICAL  ACCOUNTING  POLICIES
------------------------------

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

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The national economy showed signs of rebounding during the fourth quarter of 2003. If the economy's momentum continues, certain factors could evolve which would positively impact our net interest margin. An increase in interest rates by the Federal Reserve Bank would favorably impact our net interest margin. An improving economy could result in the expansion of businesses and creation of jobs which would positively affect the Company's loan growth and improve our gross revenue stream. Conversely, certain factors could result from an expanding economy which could increase our credit costs and adversely impact our net earnings. A significant rapid rise in interest rates could create higher borrowing costs and shrinking corporate profits which could have a material impact on borrowers' ability to pay. We will continue to concentrate on maintaining a high quality loan portfolio through strict administration of our loan policy.

Another factor that we have considered in the determination of the allowance for loan losses is the concentration to individual borrowers or industries. At December 31, 2003, the Company had 10 individual loan relationships that each exceeded $1 million, none of which exceeded $2 million.

A substantial portion of the loan portfolio is in the residential and commercial real estate sectors. Those loans are secured by real estate in the Company's primary market areas. All of the other real estate owned is also located in those same markets. Therefore, the ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area.

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

INCOME  TAXES

SFAS no. 109, "Accounting for Income taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the asset and liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Note 12 in Notes to the Consolidated Financial Statements provides additional details concerning deferred income taxes.

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

LONG-LIVED ASSETS, INCLUDING INTANGIBLES

We evaluate long-lived assets, such as property and equipment, specifically identifiable intangibles and goodwill, when events or changes in circumstances indicate that the carrying value of such assets might not be recoverable. Factors that could trigger an impairment include significant underperformance relative to historical or projected future operating results, significant changes in the manner of our use of the acquired assets and significant negative industry or economic trends.

The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value.

In determining the existence of impairment factors, our assessment is based on market conditions, operational performance and legal factors of our Company and its subsidiary banks. Our review of factors present and the resulting appropriate carrying value of our goodwill, intangibles, and other long-lived assets are subject to judgments and estimates that management is required to make. Future events could cause us to conclude that impairment indicators exist and that our goodwill, intangibles and other long-lived assets might be impaired.


ASSET/LIABILITY  MANAGEMENT
---------------------------

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

At December 31, 2003, the Company's cumulative one-year interest rate-sensitivity gap ratio was 70%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a faster rate than its interest-bearing assets. The Company is outside its targeted parameters. The Company has a substantial amount of certificates of deposit repricing in the first half of 2004. It is believed that these deposits can be repriced at the current low rates for an extended period. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2003, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                               AT DECEMBER 31, 2003
                                                 -------------------------------------------------
                                                            MATURING OR REPRICING WITHIN
                                                 -------------------------------------------------
                                                            THREE
                                                 ZERO TO    MONTHS     ONE TO     OVER
                                                  THREE     TO ONE      THREE     THREE
                                                  MONTHS     YEAR       YEARS     YEARS    TOTAL
                                                 --------  ---------  ---------  -------  --------
                                                               (DOLLARS IN THOUSANDS)
                                                 -------------------------------------------------
EARNING ASSETS:
   Interest bearing deposits in banks            $    126  $      -   $      -   $     -  $    126
   Investment securities                            1,250       881      4,744    26,031    32,906
   Loans                                           40,320    15,108     32,587    21,574   109,589
                                                 --------  ---------  ---------  -------  --------
                                                   41,696    15,989     37,331    47,605   142,621
                                                 --------  ---------  ---------  -------  --------

INTEREST-BEARING LIABILITIES:
   Interest-bearing demand deposits (1)            13,210         -     18,395         -    31,605
   Savings (1)                                          -         -      4,553         -     4,553
   Certificates less than $100,000                  6,141    31,869     10,465     1,157    49,632
   Certificates, $100,000 and over                  2,615    17,202      3,078       502    23,397
   Guaranteed preferred beneficial interests
     in junior subordinated debentures              4,000         -          -         -     4,000
   Other borrowings                                   591     5,275        153    10,000    16,019
                                                 --------  ---------  ---------  -------  --------
                                                   26,557    54,346     36,644    11,659   130,911
                                                 --------  ---------  ---------  -------  --------

INTEREST RATE SENSITIVITY GAP                    $ 15,139  $(38,357)  $    687   $35,946  $ 11,710
                                                 ========  =========  =========  =======  ========

CUMULATIVE INTEREST RATE SENSITIVITY GAP         $ 15,139  $(23,218)  $(22,531)  $13,415
                                                 ========  =========  =========  =======

INTEREST RATE SENSITIVITY GAP RATIO                  1.57      0.29       1.02      4.08
                                                 ========  =========  =========  =======

CUMULATIVE INTEREST RATE SENSITIVITY GAP RATIO       1.57      0.71       0.81      1.10
                                                 ========  =========  =========  =======

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

                                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                                    2003                               2002
                                                      ---------------------------------  -------------------------------
                                                       INTEREST    AVERAGE    INTEREST   AVERAGE
                                                       AVERAGE     INCOME/     YIELD/     AVERAGE    INCOME/     YIELD/
                                                       BALANCE     EXPENSE   RATE PAID    BALANCE    EXPENSE   RATE PAID
                                                      ----------  ---------  ----------  ---------  --------  ----------
                                                                            (DOLLARS IN THOUSANDS)
                                                      -----------------------------------------------------------------
ASSETS
   Interest-earning assets:
      Loans, net of unearned interest                 $  94,121   $  6,328        6.72%  $ 70,764   $  5,236       7.40%
      Investment securities:
         Taxable                                         20,684        841        4.07     18,290        970       5.30
         Nontaxable                                       1,759         49        2.79      1,127         53       4.70
      Interest-bearing deposits in banks                  1,625         21        1.29      1,970         30       1.52
      Federal funds sold                                  2,648         29        1.10      2,752         46       1.67
                                                      ----------  ---------              ---------  --------
         Total interest-earning assets                  120,837      7,268        6.01     94,903      6,335       6.68
                                                      ----------  ---------              ---------  --------

   Non-interest-earning assets:
      Cash                                                2,503                             2,411
      Allowance for loan losses                          (1,114)                             (722)
      Unrealized loss on available
         for sale securities                                214                               329
      Other assets                                        5,293                             3,912
                                                      ----------                         ---------
         Total non-interest-earning assets                6,896                             5,930
                                                      ----------                         ---------

         TOTAL ASSETS                                 $ 127,733                          $100,833

LIABILITIES AND
STOCKHOLDERS' EQUITY
   Interest-bearing liabilities:
      Savings and interest-bearing
         demand deposits                              $  28,130   $    183        0.65%  $ 23,433  $     292       1.25%
      Time deposits                                      64,219      1,829        2.85     51,862      1,947       3.75
      Other borrowings                                   16,361        622        3.80      9,151        464       5.07
                                                      ----------  ---------              ---------  --------
         Total interest-bearing liabilities             108,710      2,634        2.42     84,446      2,703       3.20
                                                      ----------  ---------              ---------  --------

      Non-interest-bearing liabilities and
         stockholders' equity:
      Demand deposits                                     8,083                             6,303
      Other liabilities                                     755                               628
      Stockholders' equity                               10,185                             9,456
                                                      ----------                         ---------
         Total non-interest-bearing liabilities and
           stockholders' equity                          19,023                            16,387
                                                      ----------                         ---------

         TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                      $ 127,733                          $100,833
                                                      ==========                         =========

INTEREST RATE SPREAD                                                              3.59%                           3.48%
                                                                             ==========                       ==========

NET INTEREST INCOME                                               $  4,634                          $  3,632
                                                                  =========                         ========

NET INTEREST MARGIN                                                               3.83%                           3.83%
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

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                       2003 VS. 2002
                                                              -------------------------------
                                                                   (DOLLARS IN THOUSANDS)
                                                              -------------------------------
                                                                             CHANGES DUE TO
                                                               INCREASE    ------------------
                                                              (DECREASE)     RATE     VOLUME
                                                              -----------  --------  --------
Increase (decrease) in:
   Income from earning assets:
      Interest and fees on loans                              $    1,092   $  (636)  $ 1,728
      Interest on securities:
         Taxable                                                    (129)     (256)      127
         Tax exempt                                                   (4)      (34)       30
      Interest-bearing deposits in banks                              (9)       (4)       (5)
      Interest on federal loans                                      (17)      (15)       (2)
                                                              -----------  --------  --------
         Total interest income                                $      933   $   945   $ 1,878
                                                              -----------  --------  --------

Expense from interest-bearing liabilities:
   Interest on savings and interest-bearing demand deposits         (109)     (168)       59
   Interest on time deposits                                        (118)     (582)      464
   Interest on other borrowings                                      158      (207)      365
                                                              -----------  --------  --------
         Total interest expense                                     ($69)    ($957)  $   888
                                                              -----------  --------  --------

         Net interest income                                  $    1,002   $    12   $   990
                                                              ===========  ========  ========

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                       2002 VS. 2001
                                                              -------------------------------
                                                                   (DOLLARS IN THOUSANDS)
                                                              -------------------------------
                                                                             CHANGES DUE TO
                                                               INCREASE    ------------------
                                                              (DECREASE)     RATE     VOLUME
                                                              -----------  --------  --------
Increase (decrease) in:
   Income from earning assets:
      Interest and fees on loans                              $      661   $(1,141)  $ 1,802
      Interest on securities:
         Taxable                                                      15      (234)      249
         Tax-exempt                                                   53         -        53
      Interest-bearing deposits in banks                             (41)      (59)       18
      Interest on federal loans                                      (57)      (60)        3
                                                              -----------  --------  --------
         Total interest income                                       631    (1,494)    2,125
                                                              -----------  --------  --------

Expense from interest-bearing liabilities:
   Interest on savings and interest-bearing demand deposits         (193)     (317)      124
   Interest on time deposits                                        (105)   (1,043)      938
   Interest on other borrowings                                      129       (68)      197
                                                              -----------  --------  --------
         Total interest expense                                     (169)   (1,428)    1,259
                                                              -----------  --------  --------

         Net interest income                                  $      800   $   (66)  $   866
                                                              ===========  ========  ========

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                   DECEMBER 31,
                                              ----------------------
                                                 2003        2002
                                              ----------  ----------
                                              (DOLLARS IN THOUSANDS)
                                              ----------------------

     U. S. Government and agency securities   $   18,919  $    5,202
     State and municipal securities                2,616       1,915
     Mortgage-backed securities                    7.993       6,827
     Restricted equity securities                  1,114         769
     Other                                         2,264       2,255
                                              ==========  ==========
         Total securities                     $   32,906  $   16,968
                                              ==========  ==========

MATURITIES

The amounts of investment securities in each category as of December 31, 2003 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

                                          U.S. TREASURY AND
                                        OTHER U.S. GOVERNMENT              STATE AND
                                       AGENCIES AND CORPORATIONS    POLITICAL SUBDIVISIONS
                                         (DOLLARS IN THOUSANDS)     (DOLLARS IN THOUSANDS)
                                       -------------------------  -------------------------
                                                        YIELD                      YIELD
                                         AMOUNT          (1)         AMOUNT         (1)
                                       -----------  ------------  ------------  -----------
   Maturity:
     One year or less                  $       489         3.20%  $      1,060        3.60%
     After one year through five years      12,720         3.44          1,556        2.77
     After five years through ten years      6,604         3.56              -           -
     After ten years                         8,213         4.50              -           -
                                       -----------  ------------  ------------  -----------
                                       $    28,026         3.76%  $      2,616        3.10%
                                       ===========  ============  ============  ===========

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                  DECEMBER 31,
                                            -----------------------
                                                2003        2002
                                            -----------  ----------
                                             (DOLLARS IN THOUSANDS)
                                            -----------------------

     Commercial                             $    23,776  $   14,553
     Real estate - construction                   9,938      12,379
     Real estate - farmland                       2,737       2,416
     Real estate - mortgage                      59,143      40,743
     Consumer installment loans and other        13,795      11,457
                                            -----------  ----------
                                                109,389      81,548
     Net deferred loan fees and costs               200         164
                                            -----------  ----------
                                                109,589      81,712
     Less allowance for loan losses               2,118         821
                                            -----------  ----------
              Net loans                     $   107,471  $   80,891
                                            ===========  ==========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Commercial and construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                 DECEMBER 31,
                                            ----------------------
                                               2003        2002
                                            ----------  ----------
                                            (DOLLARS IN THOUSANDS)
                                            ----------------------

     COMMERCIAL:
        One year or less                    $   14,755  $    9,260
        After one year through five years        8,774       5,293
        After five years                           247          --
                                            ----------  ----------
                                                23,776      14,553
                                            ----------  ----------

     CONSTRUCTION:
        One year or less                         9,938      12,379
        After one year through five years           --          --
        After five years                            --          --
                                            ----------  ----------
                                                 9,938      12,379
                                            ----------  ----------

                                            $   33,714  $   26,932
                                            ==========  ==========

The following table summarizes the above loans at December 31, 2003, with the due dates after one year, which have predetermined and floating or adjustable interest rates.

                                             (DOLLARS IN
                                             THOUSANDS)
                                            -------------

     Predetermined interest rates           $       6,900
     Floating or adjustable interest rates          2,121
                                            -------------
                                            $       9,021
                                            =============

RISK  ELEMENTS

Information with respect to nonaccrual, past due and restructured loans are as follows:

                                                                                 DECEMBER 31,
                                                                            ---------------------
                                                                               2003       2002
                                                                            ----------  ---------
                                                                            (DOLLARS IN THOUSANDS)
                                                                            ---------------------

       Nonaccrual loans                                                     $    1,590  $      31
       Loans contractually past due ninety days or more as to interest
          or principal payments and still accruing                                   -          -
       Restructured loans                                                            -          -
       Loans, now current about which there are serious doubts as to
          the ability of the borrower to comply with loan repayment terms            -          -

It is the policy of the Banks to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. A loan is placed on non-accrual status when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

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

                                                                                  DECEMBER 31,
                                                                            ------------------------
                                                                                2003        2002
                                                                            -----------  -----------
                                                                             (DOLLARS IN THOUSANDS)
                                                                            ------------------------

       Average amount of loans outstanding                                  $   94,121   $   70,764
                                                                            ===========  ===========

       Balance of reserve for possible loan losses at beginning of period          821          618
                                                                            -----------  -----------

       Charge-offs:
          Commercial, financial and agricultural                                   168          267
          Real estate                                                              100            -
          Consumer                                                                 121           43
       Recoveries:
          Commercial, financial and agricultural                                   - -           69
          Real estate                                                              - -            -
          Consumer                                                                   8            1
                                                                            -----------  -----------
                 Net charge-offs                                                   381          240
                                                                            -----------  -----------

       Additions to reserve charged to operating expenses                          409          443
       Addition to reserve as a result of acquisition                            1,269          - -
                                                                            -----------  -----------
                 Balance of reserve for possible loan losses                $    2,118   $      821
                                                                            ===========  ===========

       Ratio of net loan charge-offs to average loans                             0.41%        0.34%
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

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                                        AT DECEMBER 31,
                                                          -----------------------------------------
                                                                   2003                  2002
                                                          ------------------------  ---------------
                                                                       PERCENT OF         PERCENT OF
                                                                        LOANS IN           LOANS IN
                                                                        CATEGORY           CATEGORY
                                                                        TO TOTAL           TO TOTAL
                                                            AMOUNT        LOANS     AMOUNT   LOANS
                                                          -----------  -----------  -------  ------
                                                                    (DOLLARS IN THOUSANDS)
                                                          -----------------------------------------

     Commercial, financial, industrial and agricultural   $     1,399          22%  $   156     18%
     Real estate                                                  406          66       474     68
     Consumer                                                     313          12       182     14
     Unallocated                                                   --          --         9      -
                                                          -----------  -----------  -------  ------
                                                          $     2,118         100%  $   821    100%
                                                          ===========  ===========  =======  ======



                                    DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                           2003               2002
                                                    ------------------  ----------------
                                                     AMOUNT     RATE    AMOUNT    RATE
                                                    --------  --------  -------  -------
                                                          (DOLLARS IN THOUSANDS)
                                                    ------------------------------------

     Non-interest bearing demand deposits           $  8,083        -%  $ 6,303       -%
     Interest-bearing demand and savings deposits     28,130     0.65    23,433    1.25
     Time deposits                                    64,219     2.85    51,862    3.75
                                                    --------            -------
     Total deposits                                 $100,432            $81,598
                                                    ========            =======

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2003, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

                                               (DOLLARS IN
                                               THOUSANDS)
                                              -------------

       Three months or less                   $       2,615
       Over three through twelve months              17,202
       Over twelve months                             3,580
                                              -------------
            Total                             $      23,397
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

                                        YEAR ENDED DECEMBER 31,
                                      ---------------------------
                                           2003          2002
                                      -------------  ------------

       Return on assets                       0.51%         0.56%

       Return on equity                       6.38          6.00

       Dividends payout                      13.52             -

       Equity to assets ratio                 7.97          9.38

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

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
COMMUNITY CAPITAL BANCSHARES, INC.
ALBANY, GEORGIA


          We have audited the accompanying consolidated balance sheets of COMMUNITY CAPITAL BANCSHARES, INC. AND SUBSIDIARIES as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Mauldin & Jenkins, LLC


Albany, Georgia
March 11, 2004

                               COMMUNITY CAPITAL BANCSHARES, INC.
                                        AND SUBSIDIARIES

                                   CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 2003 AND 2002


                                  ASSETS                            2003            2002
                                  ------                       --------------  ---------------

Cash and due from banks, including interest-bearing
   deposits in other banks of $126,379 and $4,572,964          $    4,285,218  $     6,919,620
Federal funds sold                                                  2,684,000                -
Securities available for sale, at fair value                       31,792,033       16,198,634
Restricted equity securities                                        1,113,600          769,300

Loans                                                             109,588,774       81,712,621
Less allowance for loan losses                                      2,117,555          821,334
                                                               --------------  ---------------
     Loans, net                                                   107,471,219       80,891,287

Premises and equipment                                              4,738,785        3,058,202
Goodwill                                                            2,117,166                -
Core deposit premiums                                                 472,682                -
Other assets                                                        4,054,396        1,348,486
                                                               --------------  ---------------

                                                               $  158,729,099  $   109,185,529
                                                               ==============  ===============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

Deposits
  Noninterest-bearing                                          $   14,034,879  $     6,730,753
  Interest-bearing                                                109,187,618       79,273,158
                                                               --------------  ---------------
     Total deposits                                               123,222,497       86,003,911
Federal funds purchased                                                     -        1,705,000
Other borrowings                                                   16,018,644       10,884,746
Guaranteed preferred beneficial interests in junior
  subordinated debentures                                           4,000,000                -
Other liabilities                                                   2,190,317          848,893
                                                               --------------  ---------------
     Total liabilities                                            145,431,458       99,442,550
                                                               --------------  ---------------

Commitments and contingencies

Stockholders' equity
  Preferred stock, par value not stated; 2,000,000 shares
    authorized; no shares issued                                            -                -
  Common stock, par value $1; 10,000,000 shares authorized;
    1,741,191 and 1,499,560 issued and outstanding                  1,741,191        1,499,560
  Capital surplus                                                  11,075,397        8,084,523
  Retained earnings                                                   915,679          353,899
  Accumulated other comprehensive income                               17,058          294,983
                                                               --------------  ---------------
                                                                   13,749,325       10,232,965
    Less cost of treasury stock, 64,149 and 68,539 shares             451,684          489,986
                                                               --------------  ---------------
      Total stockholders' equity                                   13,297,641        9,742,979
                                                               --------------  ---------------

                                                               $  158,729,099  $   109,185,529
                                                               ==============  ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   COMMUNITY CAPITAL BANCSHARES, INC.
                                            AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF INCOME
                                 YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                    2003              2002
                                                               ----------------  ---------------
Interest income
    Loans                                                      $     6,327,800   $     5,235,584
    Taxable securities                                                 841,016           970,481
    Nontaxable securities                                               48,818            34,937
    Deposits in banks                                                   21,210            29,686
    Federal funds sold                                                  29,255            45,630
                                                               ----------------  ---------------
          Total interest income                                      7,268,099         6,316,318
                                                               ----------------  ---------------

Interest expense
    Deposits                                                         2,011,522         2,238,993
    Other borrowed money                                               622,288           463,621
                                                               ----------------  ---------------
          Total interest expense                                     2,633,810         2,702,614
                                                               ----------------  ---------------

          Net interest income                                        4,634,289         3,613,704
Provision for loan losses                                              408,921           442,509
                                                               ----------------  ---------------
          Net interest income after provision for loan losses        4,225,368         3,171,195
                                                               ----------------  ---------------

Other income
    Service charges on deposit accounts                                565,850           378,273
    Financial service fees                                             207,476            70,827
    Mortgage origination fees                                          227,239           246,591
    Gain on sale of investment securities                                    -           145,544
    Loss on sales of foreclosed properties                             (25,880)                -
    Other service charges, commissions and fees                         90,381            57,695
                                                               ----------------  ---------------
          Total other income                                         1,065,066           898,930
                                                               ----------------  ---------------

Other expenses
    Salaries and employee benefits                                   2,032,978         1,423,622
    Equipment and occupancy expenses                                   656,899           457,464
    Marketing expenses                                                 111,267           142,498
    Data processing expenses                                           375,345           266,874
    Administrative expenses                                            540,567           369,285
    Stationery and supply expenses                                     109,205            95,283
    Other operating expenses                                           525,864           460,918
                                                               ----------------  ---------------
          Total other expenses                                       4,352,125         3,215,944
                                                               ----------------  ---------------

          Income before income taxes                                   938,309           854,181

Income tax expense                                                     288,666           287,095
                                                               ----------------  ---------------

                    Net income                                 $       649,643   $       567,086
                                                               ================  ===============

Basic earnings per share                                       $          0.44              0.39
                                                               ================  ===============

Diluted earnings per share                                     $          0.39              0.38
                                                               ================  ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          COMMUNITY CAPITAL BANCSHARES, INC.
                                   AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                   2003       2002
                                                                ----------  ---------

NET INCOME                                                      $ 649,643   $567,086
                                                                ----------  ---------

OTHER COMPREHENSIVE INCOME (LOSS):
  Net unrealized holding gains (losses) arising during period,
    net of tax benefits (expense) of $(140,519) and $68,000      (277,925)   114,993
  Reclassification adjustment for gains included in net income,
    net of taxes $49,485                                                -    (96,059)
                                                                ----------  ---------
      Total other comprehensive income (loss)                    (277,925)    18,934
                                                                ----------  ---------

COMPREHENSIVE INCOME                                            $ 371,718   $586,020
                                                                ==========  =========


SEE  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                          COMMUNITY CAPITAL BANCSHARES, INC.
                                                   AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                               COMMON STOCK                             RETAINED
                                                       ----------------------------     CAPITAL         EARNINGS
                                                        SHARES        PAR VALUE         SURPLUS         (DEFICIT)
                                                       ---------  -----------------  --------------  ----------------

BALANCE, DECEMBER 31, 2001                             1,499,560  $       1,499,560  $    8,084,523  $      (213,187)
    Net income                                                 -                  -               -          567,086
    Net treasury stock transactions                            -                  -               -                -
    Other comprehensive income                                 -                  -               -                -
                                                       ---------  -----------------  --------------  ----------------
BALANCE, DECEMBER 31, 2002                             1,499,560          1,499,560       8,084,523          353,899
    Net income                                                 -                  -               -          649,643
    Stock issued upon exercise of warrants                25,642             25,642         153,852                -
    Stock issued in connection with bank acquisition,
net of stock issue expense                               215,989            215,989       2,837,022                -
     Dividends paid                                            -                  -               -          (87,863)
    Net treasury stock transactions                            -                  -               -                -
    Other comprehensive loss                                   -                  -               -                -
                                                       ---------  -----------------  --------------  ----------------
BALANCE, DECEMBER 31, 2003                             1,741,191  $       1,741,191  $   11,075,397  $       915,679
                                                       =========  =================  ==============  ================


                                                          ACCUMULATED
                                                             OTHER               TREASURY STOCK            TOTAL
                                                         COMPREHENSIVE      ------------------------    STOCKHOLDERS'
                                                             INCOME         SHARES        COST             EQUITY
                                                       -------------------  -------  ---------------  ----------------

BALANCE, DECEMBER 31, 2001                             $          179,990   52,690   $     (365,470)  $     9,185,416
    Net income                                                          -        -                -           567,086
    Net treasury stock transactions                                     -   15,849         (124,516)         (124,516)
    Other comprehensive income                                    114,993        -                -           114,993
                                                       -------------------  -------  ---------------  ----------------
BALANCE, DECEMBER 31, 2002                                        294,983   68,539         (489,986)        9,742,979
    Net income                                                          -        -                -           649,643
    Stock issued upon exercise of warrants                              -        -                -           179,494
    Stock issued in connection with bank acquisition,
net of stock issue expense                                              -        -                -         3,053,011
     Dividends paid                                                     -        -                -           (87,863)
    Net treasury stock transactions                                     -   (4,390)          38,302            38,302
    Other comprehensive loss                                     (277,925)       -                -          (277,925)
                                                       -------------------  -------  ---------------  ----------------
BALANCE, DECEMBER 31, 2003                             $           17,058   64,149   $     (451,684)  $    13,297,641
                                                       ===================  =======  ===============  ================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               COMMUNITY CAPITAL BANCSHARES, INC.
                                        AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                       2003           2002
                                                                   -------------  -------------
OPERATING ACTIVITIES
  Net income                                                       $    649,643   $    567,086
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation                                                       302,143        220,803
     Amortization of core deposit premuims                               15,248              -
     Provision for loan losses                                          408,921        442,509
     Provision for deferred taxes                                       (45,637)        40,135
     Net gain on sale of investments available for sale                       -       (145,544)
     Net gain on sale of fixed assets                                         -           (100)
     Increase in income taxes receivable                               (430,484)      (111,833)
     Increase in income taxes payable                                   105,032        210,893
     (Increase) decrease in interest receivable                        (279,582)        30,750
     Increase (decrease) in interest payable                             75,097        (39,091)
     Other operating activities                                      (1,211,192)      (158,945)
                                                                   -------------  -------------

       Net cash provided by (used in) operating activities             (410,811)     1,056,663
                                                                   -------------  -------------

INVESTING ACTIVITIES
  Purchases of securities available for sale                        (17,060,312)   (19,630,558)
  Proceeds from sales of securities available for sale                        -     10,324,303
  Proceeds from maturities of securities available for sale           4,049,643      8,906,993
  Purchases of restricted equity securities                            (344,300)             -
  Net decrease in federal funds sold                                    781,000      4,483,000
  Net increase in loans                                             (10,021,715)   (21,400,392)
  Purchase of equipment                                                (980,477)      (678,567)
  Net cash received from acquisition                                  1,852,531              -
                                                                   -------------  -------------

       Net cash used in investing activities                        (21,723,630)   (17,995,221)
                                                                   -------------  -------------

FINANCING ACTIVITIES
  Net increase in deposits                                           11,941,208     16,172,575
  Net increase (decrease) in federal funds purchased                 (1,705,000)     1,705,000
  Net increase in other borrowings                                    5,133,898      1,633,898
  Proceeds from issuance of guaranteed preferred beneficial
    interests in junior subordinated debentures                       4,000,000              -
  Dividends paid                                                        (87,863)             -
  Proceeds from exercise of stock warrants                              179,494              -
  Treasury  stock transactions, net                                      38,302       (124,516)
                                                                   -------------  -------------

       Net cash provided by financing activities                     19,500,039     19,386,957
                                                                   -------------  -------------

Net decrease in cash and due from banks                              (2,634,402)     2,448,399

Cash and due from banks at beginning  of year                         6,919,620      4,471,221
                                                                   -------------  -------------

Cash and due from banks at end of year                             $  4,285,218   $  6,919,620
                                                                   =============  =============

SUPPLEMENTAL DISCLOSURES
  Cash paid for interest                                           $  2,558,713   $  2,741,705

  Income taxes                                                     $    482,650   $    146,138

NONCASH TRANSACTIONS
  Unrealized gains (losses) on securities available for sale       $   (418,444)  $    174,224

  Common stock issued in connection with business acquisition      $  3,131,841   $          -

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       COMMUNITY CAPITAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

          NATURE OF OPERATIONS

               Community Capital Bancshares, Inc. (the "Company") is a multi-bank holding company whose principal activity is the ownership and management of its wholly-owned bank subsidiaries, Albany Bank and Trust, N.A ("Albany Bank") and First Bank of Dothan, Inc. ("Dothan Bank"), collectively referred to as "the Banks." Albany Bank's main office is located in Albany, Dougherty County, Georgia, with one loan production office in Albany and one full service branch in Lee County, Georgia. Dothan Bank is located in Dothan, Houston County, Alabama. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Dougherty and Lee Counties, Georgia and Houston County, Alabama.

          BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

               The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

               In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and intangible assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral. Intangible assets, primarily goodwill and core deposit premiums, are evaluated annually for impairment.

          CASH, DUE FROM BANKS AND CASH FLOWS

               For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, federal funds purchased and deposits are reported net.

               The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $359,000 and $272,000 at December 31, 2003 and 2002, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES

               All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

               The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary will be reflected in earnings as realized losses. There have been no declines in fair value that have been deemed to be other than temporary as of December 31, 2003.

          LOANS

               Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

               The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

               A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

          ALLOWANCE FOR LOAN LOSSES

               The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          ALLOWANCE FOR LOAN LOSSES (CONTINUED)

               The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

               The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors, including an unallocated component maintained to cover uncertainties that could affect management's estimate of probable losses. This unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

          PREMISES AND EQUIPMENT

               Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets.

          OTHER REAL ESTATE OWNED

               Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $863,571 and $163,964,
               respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          GOODWILL AND INTANGIBLE ASSETS

               Goodwill represents the excess of cost over the estimated fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment the amount by which the carrying amount exceeds the fair value will be charged to earnings. The Company will perform its annual test of impairment in the third quarter of 2004 to determine if there is any impairment of the carrying value.

               Intangible assets consist of core deposit premiums acquired in connection with the business combinations. The core deposit premium was initially recognized based on an estimate of value performed as of the consummation date. The core deposit premium is initially being amortized over the average remaining life of the acquired customer deposits, or 8 years. Amortization periods will be reviewed annually in connection with an annual evaluation of the intangibles.

               Once the final valuation is obtained, goodwill, intangibles assets and the fair value of certain assets and liabilities will be adjusted accordingly. This should occur during the first quarter of 2004.

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

          STOCK-BASED COMPENSATION

               The Company has three stock-based employee compensation plans, which are described more fully in Note 11. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK-BASED COMPENSATION (CONTINUED)

               The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                     YEARS ENDED DECEMBER 31,
                                                                     -------------------------
                                                                         2003         2002
                                                                     ------------  -----------

               Net income, as reported                               $   649,643   $  567,086
               Deduct: Total stock-based employee compensation
                  expense determined under fair value based
                 method for all awards, net of related tax effects     (100,670)     (99,150)
                                                                     ------------  -----------
               Pro forma net income                                  $   548,973   $  467,936
                                                                     ============  ===========
               Earnings per share:
                  Basic - as reported                                $       .44   $      .39
                                                                     ============  ===========
                  Basic - pro forma                                  $       .37   $      .33
                                                                     ============  ===========
                  Diluted - as reported                              $       .39   $      .38
                                                                     ============  ===========
                  Diluted - pro forma                                $       .33   $       31
                                                                     ============  ===========

               Options to purchase 27,131 shares of common stock at $13.97 per share were outstanding during the second half of 2003 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on May 15, 2013, were still outstanding at the end of year 2003.

          EARNINGS PER SHARE

               Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

          COMPREHENSIVE  INCOME

               Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

          TRUST  DEPARTMENT

               The Company's subsidiary, Albany Bank & Trust, as fiduciary or agent, provides trust services to their customers. Property, other than cash deposits held by Albany Bank & Trust in its fiduciary capacity, is not accounted for in the accompanying financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT ACCOUNTING  TANDARDS

               In  November  2002,  the  FASB  issued  Interpretation  No.  45,
               "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

               In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock-Based Compensation".

               In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company's financial condition or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT ACCOUNTING STANDARDS (CONTINUED)

               In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company's financial condition or results of operations.


NOTE 2.   BUSINESS  COMBINATION

               On November 11, 2003, the Company acquired all of the outstanding common shares of the Dothan Bank in exchange for cash and the Company's common stock. The acquisition was accounted for as a purchase transaction; consequently, the results of operations of the Dothan Bank have been included in the consolidated financial statements since the date of acquisition. The Dothan Bank is a full service commercial bank located in Dothan, Alabama. The Bank operates as a wholly-owned subsidiary of the Company. The aggregate purchase price was $5,004,000 which included cash of $1,872,000 and 215,989 shares of the Company's common stock valued at $3,132,000.

               The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                 Current assets                                        $26,500,000
                 Bank premises and equipment                             1,002,000
                 Intangible assets, net of deferred taxes of $166,000      322,000
                 Goodwill                                                2,117,000
                                                                       -----------
                           Total assets acquired                        29,941,000
                 Current liabilities                                    24,937,000
                                                                       -----------
                           Net assets acquired                         $ 5,004,000
                                                                       ===========

               Acquired intangible assets represent core deposit premiums and are being amortized over the estimated lives of the base deposits. Goodwill represents the excess of cost over the fair value of the net assets acquired. Goodwill and intangible assets arising from this acquisition has been assigned to the Dothan Bank operating unit. Under SFAS No. 142 goodwill and intangible assets that management concludes has indefinite useful lives are not subject to amortization, but are subject to impairment tests performed at least annually.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.   SECURITIES

          The amortized cost and fair value of securities available for sale are summarized as follows:

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                               COST         GAINS       LOSSES        VALUE
                                            -----------  -----------  -----------  -----------
          DECEMBER 31, 2003:
            U.S. TREASURY AND U.S.
              GOVERNMENT AGENCIES           $18,989,743  $   164,797  $   235,906  $18,918,635
            STATE AND MUNICIPAL SECURITIES    2,565,944       52,681        2,107    2,616,518
            MORTGAGE-BACKED SECURITIES        7,953,859       81,400       42,378    7,992,880
            OTHER                             2,253,988       10,012            -    2,264,000
            EQUITY SECURITIES                 1,113,600            -            -    1,113,600
                                            -----------  -----------  -----------  -----------
                                            $32,877,134  $   308,890  $   280,391  $32,905,633
                                            ===========  ===========  ===========  ===========

          December 31, 2002:
            U.S. Treasury and U.S.
              Government agencies           $ 5,005,900  $   196,323  $         -  $ 5,202,223
            State and municipal securities    1,849,539       65,163            -    1,914,702
            Mortgage-backed securities        6,641,390      185,457            -    6,826,847
            Other                             2,254,862            -            -    2,254,862
            Equity securities                   769,300            -            -      769,300
                                            -----------  -----------  -----------  -----------
                                            $16,520,991  $   446,943  $         -  $16,967,934
                                            ===========  ===========  ===========  ===========

          The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         AMORTIZED      FAIR
                                           COST         VALUE
                                        -----------  -----------

            Due within one year         $   864,915  $   881,278
            Due from one to five years   14,207,960   14,353,087
            Due from five to ten years    6,482,812    6,300,788
            Due after ten years           3,367,588    3,377,600
            Mortgage-backed securities    7,953,859    7,992,880
                                        -----------  -----------
                                        $32,877,134  $32,905,633
                                        ===========  ===========

          Securities with a carrying value of $3,791,034 and $6,359,538 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
          As of December 31, 2003 and 2002, investment securities with a carrying value of $3,815,570 and $3,497,348, respectively, were pledged to secure advances from the FHLB.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Gains and losses on sales of securities available for sale consist of the following:

                                      YEARS ENDED DECEMBER 31,
                                      ------------------------
                                           2003       2002
                                        ---------  ----------

          Gross gains                   $       -  $  145,544
          Gross losses                          -           -
                                        ---------  ----------
          Net realized gains            $       -  $  145,544
                                        =========  ==========

          The following table shows securities with gross unrealized losses and the fair value of those securities, aggregated by category none of which have been in a continuous unrealized loss position of more than twelve months at December 31, 2003.

                                                     FAIR      UNREALIZED
                                                     VALUE       LOSSES
                                                  -----------  -----------

          U. S. Treasury and Government agencies  $ 8,534,016  $   235,906
          State and municipal securities              588,878        2,107
          Mortgage-backed securities                4,969,002       42,378
                                                  -----------  -----------
          Total temporarily impaired securities   $14,091,896  $   280,391
                                                  ===========  ===========

          The unrealized losses are considered temporary because each security carries an acceptable investment grade and the repayment sources of principal and interest are government backed.


NOTE 4.   LOANS

          The  composition  of  loans  is  summarized  as  follows:

                                                   DECEMBER 31,
                                            ---------------------------
                                                2003           2002
                                            -------------  ------------

          Commercial                        $ 23,776,000   $14,553,278
          Real estate - construction           9,937,512    12,379,095
          Real estate - farmland               2,737,515     2,415,823
          Real estate - mortgage              59,143,339    40,742,566
          Consumer and other                  13,795,000    11,457,193
                                            -------------  ------------
                                             109,389,366    81,547,955
          Net deferred loan fees and costs       199,408       164,666
                                            -------------  ------------
                                             109,588,774    81,712,621
          Allowance for loan losses           (2,117,555)     (821,334)
                                            -------------  ------------
          Loans, net                        $107,471,219   $80,891,287
                                            =============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Changes  in  the  allowance  for  loan  losses  are  as  follows:

                                                         YEARS ENDED DECEMBER 31,
                                                         -----------------------
                                                            2003         2002
                                                         -----------  ----------

          Balance, beginning of year                     $  821,334   $ 618,067
             Provision for loan losses                      408,921     442,509
             Loans charged off                             (389,830)   (308,985)
             Recoveries of loans previously charged off       8,235      69,743
             Acquired allowance for loan losses           1,268,895           -
                                                         -----------  ----------
          Balance, end of year                           $2,117,555   $ 821,334
                                                         ===========  ==========

          The following is a summary of information pertaining to impaired loans:

                                                      AS OF AND FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                            2003      2002
                                                         ----------  ----------

          Impaired loans without a valuation allowance   $        -  $        -
          Impaired loans with a valuation allowance       1,590,000      31,000
                                                         ----------  ----------
          Total impaired loans                           $1,590,000  $   31,000
                                                         ==========  ==========
          Valuation allowance related to impaired loans  $  117,478  $    1,000
                                                         ==========  ==========
          Average investment in impaired loans           $1,715,000  $   34,000
                                                         ==========  ==========
          Interest income recognized on impaired loans   $    1,866  $        -
                                                         ==========  ==========

          Loans on nonaccrual status amounted to approximately $1,590,000 and $31,000 at December 31, 2003 and 2002, respectively. There were no loans past due ninety days or more and still accruing interest.

          In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

          Balance, beginning of year            $ 3,169,581
             Advances                             2,949,975
             Repayments                          (1,248,099)
                                                ------------
          Balance, end of year                  $ 4,871,457
                                                ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                                  DECEMBER 31,
                                                                           -------------------------
                                                                               2003         2002
                                                                           ------------  -----------

          Land                                                             $   571,500   $  332,734
          Buildings                                                          2,785,744    1,807,834
          Furniture and equipment                                            2,087,804    1,464,707
          Construction in progress, estimated cost to complete $1,070,000      774,660            -
                                                                           ------------  -----------
                                                                             6,219,708    3,605,275
          Accumulated depreciation                                          (1,480,923)    (547,073)
                                                                           ------------  -----------
                                                                           $ 4,738,785   $3,058,202
                                                                           ============  ===========

          LEASES

               The Company leases the Lee County and East Albany offices under a noncancelable operating lease agreement from Carr Farms, LLP and James F. Taylor, respectively. The leases had an initial lease term of 3 years with an option for a 1 year, 2 years or 3 years renewal on the Lee County office.

               The Company also leases the operations center under a noncancelable operating lease from Carter Commercial Properties, LLP. The lease had an initial lease term of 5 years with one five year renewal option.

               Rental expense under all operating leases amounted to $75,570 and $31,193 for the years ended December 31, 2003 and 2002, respectively.

               Future minimum lease payments on noncancelable operating leases are summarized as follows:

                  2004                                   $    75,570
                  2005                                        57,607
                  2006                                        52,920
                  2007                                        39,690
                  2008                                             -
                  Thereafter                                       -
                                                         -----------
                                                         $   225,787
                                                         ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6.   INTANGIBLE ASSETS

          Following  is  a  summary of information related to intangible assets:

                                        AS OF DECEMBER 31, 2003   AS OF DECEMBER 31, 2002
                                        ------------------------  ------------------------
                                          GROSS                    GROSS
                                        CARRYING    ACCUMULATED   CARRYING    ACCUMULATED
                                         AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                        ---------  -------------  ---------  -------------

          Amortized intangible assets
             (Core deposit premiums)    $ 487,930  $      15,248  $       -  $           -
                                        =========  =============  =========  =============

          The estimated amortization expense for each of the next five years is as follows:

                  2004                                   $   121,982

                  2005                                       104,556

                  2006                                        87,130

                  2007                                        69,704

                  2008                                        52,278

          Changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows:

                  Beginning balance                    $        -
                  Goodwill acquired                     2,117,166
                                                       ----------

                  Ending balance                       $2,117,166
                                                       ==========


NOTE 7.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $23,395,982 and $16,412,754,
          respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

                  2004                                   $   57,655,407

                  2005                                        8,140,023

                  2006                                        5,572,790

                  2007                                        1,361,512

                  2008                                          298,457

                  Thereafter                                          -
                                                         --------------

                                                         $   73,028,189
                                                         ==============

          The  Company  had  no  brokered  time  deposits  at December 31, 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.   OTHER  BORROWINGS

          Other  borrowings  consist  of  the  following:

                                                                              DECEMBER 31,
                                                                        ------------------------
                                                                           2003         2002
                                                                        -----------  -----------

          Federal Home Loan Bank advances with interest and
            principal payments due at various maturity dates
            through 2008 and interest rates ranging from 1.86%
            to 7.30% at December 31, 2003 (weighted average
            interest rate is 3.25% at December 31, 2003).               $15,518,644  $10,884,746
          Line of credit in the amount of $1,750,000 with Nexity Bank with interest due quarterly at prime less .50% or 3.50% at
            December 31, 2003, collateralized by 750,000 shares of
            Albany Bank & Trust common stock.  Principal is due in
            ten annual installments beginning November 14, 2006.            500,000            -
                                                                        -----------  -----------
                                                                        $16,018,644  $10,884,746
                                                                        ===========  ===========

          Contractual maturities of other borrowings as of December 31, 2003 are as follows:

                  2004                                   $    5,366,102

                  2005                                          152,542

                  2006                                          175,000

                  2007                                        5,175,000

                  2008                                        5,150,000

                  Thereafter                                          -
                                                         --------------

                                                         $   16,018,644
                                                         ==============

          The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $26,024,000, Federal Home Loan Bank stock of approximately $783,600 and $3,816,000 in investment securities.

          The Company and subsidiaries have available unused lines of credit with various financial institutions totaling $1,250,000 at December 31, 2003. There were no other advances outstanding at December 31, 2003 or 2002.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR
          SUBORDINATED DEBENTURES

          In March 2003, the Company formed a wholly-owned Connecticut statutory business trust, Community Capital Statutory Trust I ("Statutory Trust I"), which issued $4,000,000 of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures (the "Trust Preferred Securities"). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Community Capital
          Statutory Trust I to purchase $4,124,000 of junior subordinated debentures of the Company, which carry a floating rate based on a three-month LIBOR plus 315 basis points. The debentures represent the sole asset of Statutory Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 315 basis points per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Statutory Trust I and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust
          II. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in March 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Statutory Trust I in whole or in part, on or after March 26, 2008. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

          The Company will be required to adopt the provisions of FIN 46 in the first quarter of 2004, and may be required to deconsolidate the trust subsidiary. The adoption of FIN 46 is not expected to have a material effect on the Company's consolidated financial statements.


NOTE 10.  EMPLOYEE BENEFIT PLANS

          PROFIT SHARING PLAN

               The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $57,584 and $43,425 for the years ended December 31, 2003 and 2002, respectively.


NOTE 11.  STOCK OPTIONS AND WARRANTS

          The Company has a 1998 stock option plan reserving 325,000 shares of common stock for the granting of options to directors, officers and employees. Option prices reflect the fair market value of the Company's common stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors.

          WARRANT AGREEMENTS WITH EACH OF COMMUNITY CAPITAL'S DIRECTORS. On March 11, 1999, Community Capital issued its directors warrants to purchase an aggregate of 302,420 shares of Community Capital's common stock at $7.00 per share, as adjusted to reflect Community Capital's ten-for-seven stock split effective in January 2001. The warrants become exercisable in 20% annual increments beginning on the first anniversary of the issuance date. Exercisable warrants will remain exercisable for the ten-year period following the date of issuance or for 90 days after the warrant holder ceases to be a director of Community Capital, whichever is shorter. The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if the Bank's capital falls below the minimum level, as determined by the Officer of the Comptroller of the Currency, Community Capital may be directed to exercise or forfeit their warrants. At December 31, 2003 and 2002, there were 276,778 and 302,420 warrants outstanding, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Other pertinent information related to the options and warrants is as follows:

                                                                 2003                 2002
                                                        -----------------------  ----------------
                                                                     WEIGHTED-            WEIGHTED-
                                                                      AVERAGE             AVERAGE
                                                                      EXERCISE            EXERCISE
                                                          SHARES       PRICE      SHARES   PRICE
                                                        -----------  ----------  --------  ------

          Outstanding at beginning of year                 165,673   $     7.11  163,827   $ 7.10
            Granted                                         77,131        11.51    2,131     8.15
            Exercised                                       (1,428)        7.00        -        -
            Terminated                                      (1,428)        9.10     (285)    7.00
                                                        -----------              --------
          Outstanding at end of year                       239,948   $     8.48  165,673   $ 7.11
                                                        ===========              ========

          Options and warrants exercisable at year-end     131,235                99,533
                                                        ===========              ========
          Weighted-average fair value of options and
             warrants granted during the year                        $     4.72            $ 3.77

          Information pertaining to options outstanding at December 31, 2003 is as follows:

                       OPTIONS AND WARRANTS OUTSTANDING   OPTIONS AND WARRANTS EXERCISABLE
                     ------------------------------------  ------------------------------
                                   WEIGHTED-   WEIGHTED-                      WEIGHTED-
          RANGE OF                  AVERAGE     AVERAGE                        AVERAGE
          EXERCISE     NUMBER     CONTRACTUAL   EXERCISE       NUMBER         EXERCISE
          PRICES     OUTSTANDING     LIFE        PRICE       OUTSTANDING       PRICE
          ---------  -----------  -----------  ----------  ---------------  -------------

          $    7.00      118,713    5.3 years  $     7.00           94,972  $        7.00
               7.00       14,273    6.3 years        7.00            9,416           7.00
               7.00        2,131    7.3 years        7.00            2,131           7.00
               9.10        2,142    5.3 years        9.10            1,713           9.10
               7.35       21,714    5.9 years        7.35           17,371           7.35
               7.70        1,713    5.3 years        7.70            1,370           7.70
               8.15        2,131    8.3 years        8.15            2,131           8.15
              13.97       27,131    8.8 years       13.97            2,131          13.97
              10.18       50,000    8.3 years       10.18                -          10.18
                     -----------                           ---------------
                         239,948                                   131,235
                     ===========                           ===============

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             YEARS ENDED DECEMBER 31,
                                             ------------------------
                                                 2003         2002
                                             ------------  ----------

          Dividend yield                             .78%         - %

          Expected life                          10 YEARS   10 years

          Expected volatility                      20.48%      23.83%

          Risk-free interest rate                   4.83%       4.60%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  INCOME  TAXES

          The components of income tax expense are as follows:

                                             YEARS ENDED DECEMBER 31,
                                             ------------------------
                                                 2003         2002
                                             ------------  ----------

          Current                            $   334,303   $  246,960
          Deferred                               (45,637)      40,135
                                             ------------  ----------
                                             $   288,666   $  287,095
                                             ============  ==========

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                   --------------------------
                                                       2003          2002
                                                   ------------  ------------

          Tax provision at statutory federal rate  $   319,025   $   290,424
             Tax-exempt income, net                    (19,225)      (15,880)
             Other                                     (11,134)       12,551
                                                   ------------  ------------
          Income tax expense                       $   288,666   $   287,095
                                                   ============  ============

          The components of deferred income taxes are as follows:

                                                         2003      2002
                                                       --------  ---------

          Deferred tax assets:
             Loan loss reserves                        $807,378  $206,523
             Organizational and pre-opening expenses      5,001    12,502
             Nonaccrual loan interest                    27,115         -
                                                       --------  ---------
                                                        839,494   219,025
                                                       --------  ---------

          Deferred tax liabilities:
             Core deposit premiums                      160,712         -
             Depreciation                               135,542    81,410
             Deferred loan costs, net                    67,798    52,963
             Securities available for sale               11,441   151,961
                                                       --------  ---------
                                                        375,493   286,334
                                                       --------  ---------

          Net deferred tax assets (liabilities)        $464,001  $(67,309)
                                                       ========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.  EARNINGS PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per share:

                                                   YEARS ENDED DECEMBER 31,
                                                   -----------------------
                                                       2003        2002
                                                   -----------  ----------

          Net income                               $   649,643  $  567,086
                                                   ===========  ==========

          Weighted average number of
             common shares outstanding               1,460,293   1,439,314
          Effect of dilutive options                   205,850      70,927
                                                   -----------  ----------
          Weighted average number of common
             shares outstanding used to calculate
             dilutive earnings per share             1,666,143   1,510,241
                                                   ===========  ==========


NOTE 14.  COMMITMENTS  AND  CONTINGENCIES

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

                                                     2003         2002
                                                  -----------  -----------

          Commitments to extend credit            $13,229,000  $11,657,375
          Standby letters of credit                   341,000      142,230
                                                  -----------  -----------
                                                  $13,570,000  $11,799,605
                                                  ===========  ===========

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOAN  COMMITMENTS  (CONTINUED)

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

          At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended
          December  31,  2003  and  2002.

          CONTINGENCIES

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


NOTE 15.  CONCENTRATIONS  OF  CREDIT

          CONCENTRATION  BY  GEOGRAPHIC  LOCATION:

          The Company originates primarily commercial, commercial real estate, residential real estate and consumer loans to customers in Dougherty and Lee Counties (Georgia) and Houston County (Alabama) and surrounding counties. The ability of the majority of the Company's customers to honor their contractual obligations is dependent on the local and metropolitan Albany, Georgia and Dothan, Alabama economies.

          Sixty-six percent of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's market areas. The other significant concentrations of credit by type of loan are set forth in Note 4.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of each Bank's statutory capital, or approximately $2,050,000 for Albany Bank and $750,000 for Dothan Bank.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  REGULATORY  MATTERS

          The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $1,788,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the Company's and Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2003, the Company and the Banks met all capital adequacy requirements to which they are subject.

          As of December 31, 2003, the most recent notification from the regulators categorized Albany Bank and Dothan Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categories. Prompt corrective action provisions are not applicable to bank holding companies.

          The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                           TO BE WELL
                                                                      FOR CAPITAL      CAPITALIZED UNDER
                                                                        ADEQUACY       PROMPT CORRECTIVE
                                                        ACTUAL          PURPOSES       ACTION PROVISIONS
                                                    ---------------  ---------------  --------------------
                                                    AMOUNT   RATIO   AMOUNT   RATIO      AMOUNT     RATIO
                                                    -------  ------  -------  ------  ------------  ------
                                                                   (DOLLARS IN THOUSANDS)
                                                    ------------------------------------------------------
          DECEMBER 31, 2003:
          TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
             CONSOLIDATED                           $15,876  14.34%  $ 8,859      8%         - - N/A - -
             ALBANY BANK                            $13,831  15.13%  $ 7,314      8%  $      9,143     10%
             DOTHAN BANK                            $ 2,611  14.05%  $ 1,487      8%  $      1,858     10%
          TIER I CAPITAL TO RISK WEIGHTED ASSETS:
             CONSOLIDATED                           $13,243  11.96%  $ 4,430      4%         - - N/A - -
             ALBANY BANK                            $12,788  13.99%  $ 3,657      4%  $      5,486      6%
             DOTHAN BANK                            $ 2,373  12.77%  $   743      4%  $      1,115      6%
          TIER I CAPITAL TO AVERAGE ASSETS:
             CONSOLIDATED                           $13,243   7.89%  $ 6,713      4%         - - N/A - -
             ALBANY BANK                            $12,788   9.92%  $ 5,157      4%  $      6,446      5%
             DOTHAN BANK                            $ 2,373   9.23%  $ 1,028      4%  $      1,285      5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                            TO BE WELL
                                                                       FOR CAPITAL      CAPITALIZED UNDER
                                                                        ADEQUACY        PROMPT CORRECTIVE
                                                        ACTUAL          PURPOSES        ACTION PROVISIONS
                                                    ---------------  ---------------  --------------------
                                                    AMOUNT   RATIO   AMOUNT   RATIO      AMOUNT     RATIO
                                                    -------  ------  -------  ------  ------------  ------
                                                                   (DOLLARS IN THOUSANDS)
                                                    ------------------------------------------------------

          December 31, 2002:
          Total Capital to Risk Weighted Assets:
             Consolidated                           $10,759  13.24%  $ 6,595      8%        - - N/A - -
             Albany Bank                            $ 9,047  11.20%  $ 6,501      8%  $      8,132     10%
          Tier I Capital to Risk Weighted Assets:
             Consolidated                           $ 9,938  12.23%  $ 3,297      4%        - - N/A - -
             Albany Bank                            $ 8,226  10.19%  $ 3,251      4%  $      4,880      6%
          Tier I Capital to Average Assets:
             Consolidated                           $ 9,938   9.38%  $ 4,236      4%        - - N/A - -
             Albany Bank                            $ 8,226   7.82%  $ 4,206      4%  $      5,258      5%


NOTE 17.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

          CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS AT OTHER FINANCIAL INSTITUTIONS AND FEDERAL FUNDS SOLD: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

          SECURITIES: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

          LOANS: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          DEPOSITS: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

          FEDERAL FUNDS PURCHASED, OTHER BORROWINGS AND SUBORDINATED DEBENTURES:
          The carrying amount of variable rate borrowings and federal funds purchased approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

          ACCRUED INTEREST: The carrying amount of accrued interest approximates their fair value.

          OFF-BALANCE-SHEET INSTRUMENTS: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance-sheet financial instruments is based on fees charged to enter into such agreements.

          The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                                          DECEMBER 31, 2003          DECEMBER 31, 2002
                                                      --------------------------  ------------------------
                                                        CARRYING        FAIR       CARRYING       FAIR
                                                         AMOUNT        VALUE        AMOUNT        VALUE
                                                      ------------  ------------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
                                                      ----------------------------------------------------
          Financial assets:
             Cash, due from banks, interest-
                bearing deposits at other financial
                institutions and federal funds sold   $  6,969,218  $  6,969,218  $ 6,919,620  $ 6,919,620
             Securities                                 32,905,633    32,905,633   16,967,934   16,967,934
             Loans                                     107,471,219   113,291,000   80,828,005   82,269,000
             Accrued interest receivable                 1,041,529     1,045,529      761,948      761,948

          Financial liabilities:
             Deposits                                  123,222,496   124,869,587   86,003,991   86,945,000
             Federal funds purchased                             -             -    1,705,000    1,705,000
             Other borrowings and subordinated
                debentures                              20,018,644    20,427,000   10,884,746   11,211,473
             Accrued interest payable                      212,980       212,980      137,883      137,883

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheets as of December 31, 2003 and 2002 and statements of income and cash flows of Community Capital Bancshares, Inc. for the periods ended December 31, 2003 and 2002.

                                 CONDENSED BALANCE SHEETS

                                                                  2003         2002
                                                               -----------  ----------
          ASSETS
             Cash                                              $   314,721  $  712,894
             Investment in subsidiaries                         17,873,051   8,520,816
             Premises and equipment                                 32,284     358,132
             Other assets                                        1,298,567     167,915
                                                               -----------  ----------
                   Total assets                                $19,518,623  $9,759,757
                                                               ===========  ==========

          LIABILITIES
             Trust preferred debt                              $ 4,000,000  $        -
             Note payable                                          500,000      16,778
             Other liabilities                                   1,730,981           -
                                                               -----------  ----------
                   Total liabilities                             6,230,981      16,778
                                                               -----------  ----------

          STOCKHOLDERS' EQUITY                                  13,287,642   9,742,979
                                                               -----------  ----------

                   Total liabilities and stockholders' equity  $19,518,623  $9,759,757
                                                               ===========  ==========


                                    CONDENSED STATEMENTS OF INCOME

                                                                               2003         2002
                                                                            -----------  ----------
          INCOME, other                                                     $       19   $      43
                                                                            -----------  ----------

          EXPENSES
             Interest expense                                                  148,975           -
             Salaries and employees benefits                                   176,047      40,242
             Legal and professional                                             99,147      26,821
             Occupancy expenses                                                  5,276      39,228
             Other operating expenses                                          169,087     129,427
                                                                            -----------  ----------
                                                                               598,532     235,718
                                                                            -----------  ----------

                Loss before income tax benefit and equity
                      in undistributed income of subsidiaries                 (598,513)   (235,675)

          INCOME TAX BENEFIT                                                   211,930      81,773
                                                                            -----------  ----------

                Loss before equity in undistributed income of subsidiaries    (386,583)   (153,902)

          EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                     1,036,226     720,988
                                                                            -----------  ----------

                Net income                                                  $  649,643   $ 567,086
                                                                            ===========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18.  PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)

                                   CONDENSED STATEMENTS OF CASH FLOWS

                                                                         2003         2002
                                                                     ------------  -----------

          OPERATING ACTIVITIES
             Net income                                              $   649,643   $  567,086
             Adjustments to reconcile net income to net
                cash used in operating activities:
                Undistributed income of subsidiaries                  (1,036,226)    (720,988)
                Increase in taxes receivable                            (430,484)    (111,833)
                Depreciation                                                   -       27,884
                Provision for deferred taxes                                   -       13,736
                Other operating activities                              (307,832)      (3,677)
                                                                     ------------  -----------

                      Net cash used in operating activities           (1,124,899)    (227,792)
                                                                     ------------  -----------

          INVESTING ACTIVITIES
             Increase in investment in subsidiaries                   (3,600,000)           -
             Purchase of Dothan Bank                                    (192,139)           -
             Purchase of fixed assets                                    (32,285)    (386,016)
                                                                     ------------  -----------

                      Net cash used in investing activities           (3,824,424)    (386,016)
                                                                     ------------  -----------

          FINANCING ACTIVITIES
             Dividends paid                                              (87,863)           -
             Proceeds from issuance of common stock                      179,494            -
             (Purchase) sale of treasury stock                            38,302     (124,516)
             Proceeds from other borrowings                            4,500,000            -
             Stock issue expense related to purchase of Dothan Bank      (78,783)           -
                                                                     ------------  -----------

                      Net cash used in financing activities            4,551,150     (124,516)
                                                                     ------------  -----------

          Net increase (decrease) in cash                               (398,173)    (738,324)

          Cash at beginning of period                                    712,894    1,451,218
                                                                     ------------  -----------

          Cash at end of year                                        $   314,721   $  712,894
                                                                     ============  ===========

                              CORPORATE INFORMATION

The Company's common stock began trading on the Nasdaq SmallCap market on January 17, 2001.The following table shows the high and low sales price as reported on the SmallCap market for the periods indicated

                             HIGH AND LOW SALES             DIVIDENDS
                               PRICE PER SHARE              DECLARED
                          ---------------------------------------------
                                 HIGH             LOW      (PER SHARE)
                          -------------------  ----------  ------------
          2002:
          First Quarter   $             13.08  $    10.16  $        - -
          Second Quarter  $             15.00  $    11.01          0.02
          Third Quarter   $             14.50  $    11.50          0.02
          Fourth Quarter  $             14.00  $    11.56          0.02

                            HIGH AND LOW SALES               DIVIDENDS
                              PRICE PER SHARE                DECLARED
                          ---------------------------------------------
                                 HIGH             LOW
                          -------------------  ----------  ------------
          2002:
          First Quarter   $              9.00  $     7.35  $        - -
          Second Quarter                 8.65  $     7.00           - -
          Third Quarter                  8.76  $     6.50           - -
          Fourth Quarter                11.10  $     7.75           - -

The Company's Common Stock was held by approximately 1,200 shareholders of record at December 31, 2003

DIVIDENDS

The Banks are subject to restrictions on the payment of dividends under federal banking laws and the regulations of the Office of the Comptroller of the Currency, the Alabama Department of Banking, and the Federal Deposit Insurance Corporation. The Company is subject to limits on payment of dividends under Georgia law and by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Banks' earnings, capital position, financial condition and other factors.

FORM  10-KSB

A copy of the Company's 2003 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia  31708-1269


General Counsel
Powell, Goldstein, Frazer & Murphy, LLP
Atlanta, Georgia


Independent Auditors
Mauldin & Jenkins, LLC
Albany, Georgia

                          COMMUNITY CAPITAL BANCSHARES, INC.


======================================================================================
                                DIRECTORS AND OFFICERS
======================================================================================



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

C. RICHARD LANGLEY              ROBERT E. LEE              CORINNE C. MARTIN
Attorney                        President                  Agricultural Investments
Langley & Lee                   Community Capital
                                Bancshares

WILLIAM F. MCAFEE               MARK M. SHOEMAKER          JANE ANNE SULLIVAN
Business Owner - Bill           Medical Doctor             Business owner, Buildings
McAfee Leasing, a               Albany Anesthesia Assoc.   Exchange, a real estate
commercial truck lessor                                    holding company

JOHN P. VENTULETT, JR.          LAWRENCE B. WILLSON        JAMES D. WOODS
Executive Insurance Agent       Vice President and farm    Medical Doctor
J. Smith Lanier Insurors, Inc.  manager, Sunnyland Farms,  Drs. Adams and Woods,
                                Inc.                       M.D., P.C

OFFICERS

ROBERT E. LEE                   DAVID C. GUILLEBEAU        DAVID J. BARANKO
President                       Executive Vice President   Executive Vice President,
                                Senior Lending Executive   Chief Financial Officer and
                                                           Secretary

LADONNA J. URICK                STAN W. EDMONDS            PAUL E. JOINER
Director of Human               General Auditor            Executive Vice President
Resources                                                  Senior Credit Administrator