Form 10KSB, Exhibit 13
period 2004-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2005-03-30
CIK 1074369

ANNUAL REPORT
2004

2004
Quality Service

COMMUNITY
CAPITAL
Bancshares

LETTER FROM THE PRESIDENT

Dear Shareholders:

In 2004, your lead bank, Albany Bank & Trust, received numerous awards. Bauer Financial Services has given the bank a five star rating in its latest report. In September 2004, your Bank was honored by winning the Quality Service Award recognizing it as the lead bank in Georgia for providing quality customer service by the Community Bankers Association of Georgia. These truly great accomplishments are attributable to the hard work of the directors and staff of your Company.

In April 2004, we opened our downtown Albany location serving the business community in the central area of Downtown/Doughtery County. In the fall of 2004, we opened the Auburn Branch of our Alabama bank to serve the Auburn/Opelika community. Both of these locations are showing significant growth each month of operation.

In August 2004, we completed a secondary stock offering giving us the necessary capital infusion for our planned growth for the next 36 months. We were extremely pleased by the reception we received from the financial markets as we presented our business plan while telling our story of our growth and performance over the last five years.

Our return on average assets in 2004 was 0.49% and our return on average equity was 4.81%. These ratios should improve as we deploy the additional capital over the next 18 to 36 months and as our new locations (Auburn and the Downtown Branch in Albany) become more mature and provide us with an acceptable level of earning assets. The opening of the Auburn facility was actually delayed several months due to hurricane Ivan and the impact it had on the ability of the utilities companies to prepare our location for electrical power.

For the 2004 year, our margin yielded a solid performance and we hope to continue that level of performance in the future. Our margin for the year was 4.08%

Finally, our asset growth over the 12-month period was significant, growing total assets from $158,853,000 to $195,290,000 during 2004.

As we move through 2005, we will continue to work on controlling our overhead while we deploy the new capital and build a stronger and more profitable balance sheet. We are constantly looking for new opportunities that would be in the long-term best interest of all of our shareholders.

We appreciate your support and confidence and look forward to seeing you in the banks!

Sincerely,

Robert E. Lee
President

Community Capital Bancshares, Inc.
Annual Report

Management's Discussion and Analysis
of Financial Condition and Results of Operations

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. (“the Company”) and its banking subsidiaries, Albany Bank & Trust N. A. and AB & T National Bank, N.A., at December 31, 2004 and 2003 and the results of their operations for the years then ended. The purpose of this discussion is to focus on information about the Company’s financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

Overview

Net income for 2004 was $856,000 as compared to the prior year amount of $650,000, representing an increase in net income of $206,000. Net income before taxes increased $313,000 to $1,251,000. The Company recorded provisions for income taxes of $395,000, or 32%, in 2004 compared to $289,000, or 31%, in 2003. Basic earnings per share decreased in the current year to $0.40 from the 2003 amount of $0.44. Total assets increased during the year by $36,437,000 or 23%.

Financial Condition at December 31, 2004 and 2003

Following is a summary of the Company's balance sheets as of December 31, 2004 and 2003.

	December 31,
	2004	2003
	(Dollars in Thousands)

Cash and due from banks, including interest-bearing deposits of $1,049 and $126	$5,515	$4,285
Federal funds sold	1,363	2,684
Securities available for sale	42,518	31,792
Restricted equity securities	2,019	1,114
Loans, net	125,657	107,471
Premises and equipment	6,150	4,739
Other assets	12,068	6,768
	$195,290	$158,853

Total deposits	$139,039	$123,222
Other borrowings	25,153	16,019
Guaranteed preferred benefits in junior subordinated debentures	4,124	4,124
Other liabilities	1,142	2,190
Stockholders’ equity	25,832	13,298
	$195,290	$158,853

Financial Condition at December 31, 2004 and 2003

As of December 31, 2004 the Company had total assets of $195.3 million, an increase of $36.4 million from the previous year end. Increased deposits of $15.8 million and FHLB borrowings of $9.1 million funded the majority of the increase in total assets in 2004. The primary use of these funds was to fund loan growth. Net loans increased $18.2 million during the year ended December 31, 2004, to $125.7 million. The Company expects to continue its growth in 2005.

As of December 31, 2003, the Company had total assets of $158.9 million, an increase of $49.7 million from the previous year end. Increased deposits of $37.2 million, FHLB borrowings of $5.1 million and guaranteed interests in subordinated debt of $4.1 million funded the majority of the increase in total assets. The primary use of these funds was to fund loan growth. Net loans increased $26.6 million during the year ended December 31, 2003 to $107.5 million. The acquisition of AB&T National Bank accounted for $17.2 million, or 65%, of the total increase in loans in 2003.

The Company’s investment portfolio, consisting primarily of Federal Agency bonds and mortgage backed securities, amounted to $42.5 million at December 31, 2004, as compared to the December 31, 2003 amount of $31.8 million. All securities are classified as available for sale and carried at current market values except for restricted equity securities, which are carried at cost.

The Company has 68% of its loan portfolio collateralized by real estate located in the Company's primary market area of Dougherty County and surrounding counties in Georgia and Houston, Lee and surrounding counties in Alabama. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (39%) and construction loans to build one- to four-family residential properties (10%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (19%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

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

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, because they are influenced by interest rates and general economic conditions and competition. The Company attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

State and federal regulatory authorities monitor the liquidity and capital resources of the Company on a periodic basis. Management of the Company believes that its current liquidity position is satisfactory.

At December 31, 2004, the Company had loan commitments outstanding of $20.2 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability to borrow funds on a short-term basis and purchase federal funds from other financial institutions. At December 31, 2004, the Bank had arrangements with correspondent banks for short-term advances of $6.7 million.

At December 31, 2004, the Company and the Banks were considered well-capitalized based on regulatory minimum capital requirements. In the current year, total capital increased $673,000 from earnings retained, $66,000 from sale of treasury stock, $413,000 from exercise of warrants and $11,776,000 from the issuance of stock. Capital decreased $346,000 from unrealized net gains on securities available for sale and $48,000 from stock redeemed in connection with acquisition of Dothan Bank. Total capital increased a net of $12,534,000 during 2004. During 2003, total capital increased $562,000 from earnings retained, $38,000 from sale of treasury stock, $180,000 from exercise of warrants and $3,053,000 from issue of stock in connection with the acquisition of Dothan Bank. Capital decreased $278,000 from unrealized net gains on securities available for sale, resulting in a net increase of $3,555,000 for the year.

In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary banks. Banking regulations limit the amount of the dividends that may be paid without prior approval of the regulatory agencies. Currently, $3,405,000 in dividends can be paid by the Banks to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Banks as of December 31, 2004 are as follows:

	Actual
	The Company	Albany Bank	Dothan Bank	Regulatory Requirements
Leverage capital ratio	14.81%	9.37%	21.38%	5.00%
Risk-based capital ratios:
Core capital	19.88%	12.52%	29.45%	6.00%
Total capital	20.84%	13.41%	30.72%	10.00%

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

Results of Operations for the Years Ended December 31, 2004 and 2003

Following is a summary of the Company's operations for the periods indicated.

	Year Ended December 31,
	2004	2003
	(Dollars in Thousands)

Interest income	$9,412	$7,268

Interest expense	3,046	2,634

Net interest income	6,366	4,634

Provision for loan losses	65	409

Other income	1,457	1,065

Other expenses	6,507	4.352

Pretax income	1,251	938

Income tax expense (benefit)	395	289

Net income	$856	$650

Net income for the year 2004 was $856,000 as compared to the prior year amount of $650,000 representing an increase of $206,000.

For the year ended December 31, 2003, the Company realized earnings of $650,000 as compared to $567,000 for the prior year representing an increase of $83,000 in net income for 2003. In 2003, the Company reported pretax income of $938,000 compared to pretax income of $854,000 in 2002, representing an increase of $84,000 in pretax income for 2003.

Net Interest Income

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, its ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

The net yield on average interest-earning assets during the current year was 6.03% compared to the 2003 level of 6.01%. The rates paid on average interest-bearing liabilities decreased during the current year. The average rate for the year was 2.16% compared to the 2003 rate of 2.42%. The interest rate spread, which is the difference between the yield on earning assets and the rate paid on liabilities, increased 28 basis points in 2004 as compared to 2003. The net interest margin, which is net interest income divided by average earning assets, increased by 25 basis points. Management expects the net margin to remain near its current level during 2005. Net interest income for the year increased $1.7 million to $6.3 million in 2004 compared to $4.6 million in 2003. This increase was due primarily to an increase in the volume of interest-earning assets. Average interest-earning assets increased $35.3 million to $156.1 million in 2004 compared to $120.8 million in 2003. The most significant increase in interest-earning assets was in loans which increased $21.1 million to $115.2 million in 2004 compared to $94.1 million in 2003.

For the year ended December 31, 2003, the net interest margin remained the same as it was in 2002 at 3.83%. The yield on earning assets decreased to 6.01% in 2003 from 6.68% in 2002. The cost of interest-bearing liabilities decreased to 2.42% in 2003 from 3.20% in 2002.

Provision for Loan Losses

The provision for loan losses was $65,000 in the current year as compared to $409,000 in 2003. The annual provision is based upon management's evaluation of the loan portfolio. At December 31, 2004, the allowance for loan losses was $1.5 million or 1.20% of total outstanding loans. Management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2004, the Company had $81,000 in non-performing loans.

Noninterest Income

Noninterest income consists of service charges on deposit accounts and other miscellaneous revenues and fees and increased $392,000 to $1,457,000 for the year ended December 31, 2004. Fees on deposit accounts increased $351,000 in 2004. The increase in deposit fee income resulted from the growth in deposit accounts during the year. The Banks offer other services to its customers which generate fee income such as the rental of safe deposit boxes, issuance of official checks, issuance of credit life insurance and merchant clearing services. The financial services area, which includes trust and brokerage services, generated $89,000 in fees during 2004 as compared to the 2003 amount of $207,000. The decreased fee income in the financial services area is the result of changes in staffing in the department. Our vice president responsible for the brokerage services resigned in June 2004, resulting in reduced activity in this area. Management intends to hire a replacement for this position, and to continue operating in this business area. Earnings from Bank owned life insurance were $140,000 in 2004 and represents a new source of income for the Company.

In 2003, noninterest income increased $166,000 to $1,065,000. The majority of this increase was from deposit fees, which increased in 2003 by $188,000 to $566,000. The financial services area generated $207,000, which was up from the 2002 amount of $71,000. However, mortgage origination fees decreased in 2003 to $227,000 from $247,000 in 2002 as a result of decreased volume during the year.

Noninterest Expense

Noninterest expense for 2004 was $6,507,000 as compared to the 2003 amount of $4,352,000, representing an increase of $2,155,000 or 49.5%. Salaries and employee benefits comprised $1,083,000 of the increase, which is a result of increased staffing levels due to growth and expansion of the Company. Equipment and occupancy expense increased $325,000 during the year. A major source of the increase was depreciation and machinery rent and maintenance. During 2004, the Company opened two full service banking facilities, one in Auburn, Alabama during the fourth quarter of 2004, and one in downtown Albany, Georgia in April, 2004. By opening these locations, management hopes to expand its presence in another market area in Alabama and to increase its level of service in the Albany market. These locations provide lenders and customer service representatives for opening new deposit accounts and loans, ATM’s, and night depositories. We expect that the initial start up costs associated with these new branches in the opening year, will be offset in future years as the branches mature and provide growth in the Company’s loan and deposit base. The remaining increases in noninterest expense are due to the increased size and volume of the Company. Management monitors noninterest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.

In 2003, noninterest expense increased $1,136,000 to $4,352,000 from the prior year amount of $3,216,000. The majority of increase was due to increased staffing levels and additional banking locations. Salaries and employee benefits comprised $609,000 of the increase while equipment and occupancy expenses increased $200,000 over 2002.

Income Tax

Income tax expense for the current year was $289,000 compared to $287,000 in the previous year. The effective rate of tax on pretax income was 32% in 2004 and 31% in 2003.

Critical Accounting Policies

The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of the accounting policies applied by the Company which are deemed “critical”. Critical accounting policies are defined as policies that are very important to the presentation of the Company’s financial condition and results of operations, and that require managements most difficult, subjective, or complex judgments. The Company’s financial results could differ significantly if different judgments or estimates are applied in the application of the policies.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis that assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, the level of nonperforming loans, loan concentrations, and review of certain individual loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Considering current information and events regarding a borrower’s ability to repay its obligations, management considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement is in doubt. When a loan is impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.

Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal then to interest income.

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers’ ability to pay.

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The national economy showed signs of rebounding during the fourth quarter of 2004. An improving economy could result in the expansion of businesses and creation of jobs which would positively affect the Company’s loan growth and our customers’ disposable income. Conversely, a significant rapid rise in interest rates could create higher borrowing costs and shrinking corporate profits which could have a material impact on borrowers’ ability to pay. We will continue to concentrate on maintaining a high quality loan portfolio through strict administration of our loan policy. The local economy may also operate independent of the overall national economy. While the national economy may be in a growth mode, local economic factors such as plant or military base closings, or layoffs at local manufacturers could place our local economies in a recessionary environment, thereby affecting our customers’ ability to repay loans.

Another factor that we have considered in the determination of the allowance for loan losses is the concentration in individual borrowers or industries. At December 31, 2004, the Company had 16 individual loan relationships that each exceeded $1 million, of which three exceeded $2 million.

A substantial portion of the loan portfolio is in the residential and commercial real estate sectors. Those loans are secured by real estate in the Company’s primary market areas. All of the other real estate owned is also located in those same markets. Therefore, the ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market areas.

The Company also monitors its exposure in the loan portfolio based upon industry classifications of its customers. At the present time, the dispersion of loans among different industries is such that there is no significant exposure to the Company in one particular industry. The composition of the loan portfolio is monitored by management and should it be determined that there is an exposure to the Company due to one particular industry, loans made to customers in that industry would be monitored more closely and appropriate adjustments made to the allowance for loan losses.

Income Taxes

SFAS No. 109, “Accounting for Income taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the asset and liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Note 12 in Notes to the Consolidated Financial Statements provides additional details concerning deferred income taxes.

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

Management must also assess the likelihood that the deferred tax assets will be recovered from future taxable income. To the extent that this is determined unlikely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities, and any valuation allowance required for net deferred tax assets. If a valuation allowance is established or adjusted during a period, the appropriate expense is recorded in the tax provision in the income statement.

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

To monitor the Company's asset/liability mix the Banks’ Boards of Directors reviews reports reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities of the Banks on a quarterly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

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

Changes in interest rates also affect the Company's liquidity position. The Company currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company’s liquidity position.

At December 31, 2004, the Company's cumulative one-year interest rate-sensitivity gap ratio was 93%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a slightly faster rate than its interest-bearing assets. The Company has a substantial amount of certificates of deposit repricing in the first half of 2004. It is believed that these deposits can be repriced at the current low rates for an extended period. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company’s liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2004, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	At December 31, 2004
	Maturing or Repricing Within
	Zero to Three Months	Three Months to One Year	One to Three Years	Over Three Years	Total
	(Dollars in Thousands)
Earning assets:
Interest bearing deposits in banks	$1,049	$-	$-	$-	$1,049
Federal Funds Sold	1,363	-	-	-	1,363
Investment securities	1,250	513	5,687	37,087	44,537
Loans	48,512	17,125	32,815	28,733	127,185
	52,174	17,638	38,502	65,820	174,134

Interest-bearing liabilities:
Interest-bearing demand deposits (1)	19,360	-	16,378	-	35,738
Savings (1)	-	-	12,127	-	12,127
Certificates less than $100,000	4,936	20,374	20,872	1,341	47,523
Certificates, $100,000 and over	2,142	13,961	11,032	200	27,335
Guaranteed preferred beneficial interests
in junior subordinated debentures	4,124	-	-	-	4,124
Other borrowings	5,092	5,061	10,000	5,000	25,153
	35,654	39,396	70,409	6,541	152,000

Interest rate sensitivity gap	$16,520	$(21,753)	$(37,907)	$59,279	$22,134

Cumulative interest rate sensitivity gap	$16,520	(5,238)	(37,145)	22,134

Interest rate sensitivity gap ratio	1.46	.45	.55	10.06

Cumulative interest rate sensitivity gap ratio	1.46	.93	.74	1.15
(1)  The Company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the “One to Three Years” category.

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

Average Balances and Net Income Analysis

The following table sets forth the amount of the Company’s interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Year Ended December 31,
	2004			2003
	Average Balance	Interest Income/ Expense	Average Yield/ Rate Paid	Average Balance	Interest Income/ Expense	Average Yield/ Rate Paid
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Loans, net of unearned interest	$115,200	$7,933	6.89%	$94,121	$6,328	6.72%
Investment securities (including restricted equity securities):
Taxable	33,076	1,349	4.08	20,684	841	4.07
Nontaxable	1,702	46	2.70	1,759	49	2.79
Interest-bearing deposits in banks	412	5	1.21	1,625	21	1.29
Federal funds sold	5,668	80	1.41	2,648	29	1.10
Total interest-earning assets	156,058	9,413	6.03	120,837	7,268	6.01

Non-interest-earning assets:
Cash	4,907			2,503
Allowance for loan losses	(1,837)			(1,114)
Unrealized loss on available
for sale securities	(214)			214
Other assets	15,374			5,293
Total non-interest-earning assets	18,230			6,896

Total assets	$174,288			$127,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings and interest-bearing
demand deposits	$42,012	$269	0.64%	$28,130	$183	0.65%
Time deposits	75,463	1,963	2.60	64,219	1,829	2.85
Other borrowings	23,776	815	3.43	16,361	622	3.80
Total interest-bearing liabilities	141,251	3,047	2.16	108,710	2,634	2.42

Non-interest-bearing liabilities and
stockholders’ equity:
Demand deposits	13,984			8,083
Other liabilities	1,247			755
Stockholders’ equity	17,806			10,185
Total non-interest-bearing liabilities and stockholders’ equity	33,037			19,023

Total liabilities and
stockholders’ equity	$174,288			$127,733

Interest rate spread			3.87%			3.59%

Net interest income		$6,366			$4,634

Net interest margin			4.08%			3.83%

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

	Year Ended December 31,
	2004 vs. 2003
	(Dollars in Thousands)
		Changes Due To
	Increase (Decrease)	Rate	Volume

Increase (decrease) in:
Income from earning assets:
Interest and fees on loans	$1,605	$188	$1,417
Interest on securities:
Taxable	508	4	504
Tax exempt	(3)	(1)	(2)
Interest-bearing deposits in banks	(16)	-	(16)
Interest on federal loans	51	18	33
Total interest income	2,145	208	1,937

Expense from interest-bearing liabilities:
Interest on savings and interest-bearing demand deposits	86	(4)	90
Interest on time deposits	134	(186)	320
Interest on other borrowings	193	(89)	282
Total interest expense	413	(279)	692

Net interest income	$1,732	$488	$1,244

	Year Ended December 31,
	2003 vs. 2002
	(Dollars in Thousands)
		Changes Due To
	Increase (Decrease)	Rate	Volume
Increase (decrease) in:
Income from earning assets:
Interest and fees on loans	$1,092	$(636)	$1,728
Interest on securities:
Taxable	(129)	(256)	127
Tax exempt	(4)	(34)	30
Interest-bearing deposits in banks	(9)	(4)	(5)
Interest on federal loans	(17)	(15)	(2)
Total interest income	933	(945)	1,878

Expense from interest-bearing liabilities:
Interest on savings and interest-bearing demand deposits	(109)	(168)	59
Interest on time deposits	(118)	(582)	464
Interest on other borrowings	158	(207)	365
Total interest expense	(69)	(957)	888

Net interest income	$1,002	$12	$990

INVESTMENT PORTFOLIO
Types of Investments

The carrying amounts of available-for-sale securities at the dates indicated are summarized as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
U. S. Government and agency securities	$25,082	$18,919
State and municipal securities	1,448	2,616
Mortgage-backed securities	8,719	7.993
Equity Securities	7,269	2,264
Total securities	$42,518	$31,792

Maturities

The amounts of investment securities in each category as of December 31, 2004 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

	U. S. Treasury and Other U. S. Government Agencies and Corporations (Dollars in Thousands)		State and Political Subdivisions (Dollars in Thousands)		Equity Securities (Dollars in Thousands)
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Maturity:
One year or less	$513	4.82%	$-	-%	$-	-%
After one year through five years	24,614	3.55	1,069	2.06	-	-
After five years through ten years	8,674	4.12	125	3.20	-	-
After ten years	-	-	254	4.20	7,269	6.97
	$33,801	3.72%	$1,448	2.53%	$7,269	6.97%

(1)  Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,
	2004	2003
	(Dollars in Thousands)

Commercial	$29,170	$23,776
Real estate - construction	12,443	9,938
Real estate - farmland	802	2,737
Real estate - mortgage	72,885	59,143
Consumer installment loans and other	11,550	13,795
	126,850	109,389
Net deferred loan fees and costs	335	200
	127,185	109,589
Less allowance for loan losses	1,528	2,118
Net loans	$125,657	$107,471

Maturities and Sensitivities of Loans to Changes in Interest Rates

Commercial and construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

	December 31,
	2004	2003
	(Dollars in Thousands)
Commercial:
One year or less	$20,266	$14,755
After one year through five years	8,882	8,774
After five years	22	247
	29,170	23,776

Construction:
One year or less	12,443	9,938
After one year through five years	-	-
After five years	-	-
	12,443	9,938

	$41,613	$33,714

The following table summarizes the above loans at December 31, 2004 with the due dates after one year, which have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)

Predetermined interest rates	$4,765
Floating or adjustable interest rates	4,139
$8,904

Risk Elements

Information with respect to nonaccrual, past due and restructured loans are as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)

Nonaccrual loans	$81	$1,590
Loans contractually past due ninety days or more as to interest
or principal payments and still accruing	-	-
Restructured loans	-	-
Loans, now current about which there are serious doubts as to
the ability of the borrower to comply with loan repayment terms	-	-

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

	December 31,
	2004	2003
	(Dollars in Thousands)

Average amount of loans outstanding	$115,200	$94,121

Balance of reserve for possible loan losses at beginning of period	$2,118	$821

Charge-offs:
Commercial, financial and agricultural	394	168
Real estate	11	100
Consumer	386	121
Recoveries:
Commercial, financial and agricultural	42	-
Real estate	-	-
Consumer	94	8
Net charge-offs	655	381

Additions to reserve charged to operating expenses	65	409
Addition to reserve as a result of acquisition	-	1,269
Balance of reserve for possible loan losses	$1,528	$2,118

Ratio of net loan charge-offs to average loans	0.57%	0.40%

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

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	At December 31,
	2004		2003
	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans
	(Dollars in Thousands)

Commercial, financial, industrial and agricultural	$1,011	23%	$1,399	22%
Real estate	291	68	406	66
Consumer	226	9	313	12
Unallocated	-	-	-	-
	$1,528	100%	$2,118	100%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

	Year Ended December 31,
	2004		2003
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Non-interest bearing demand deposits	$13,984	-%	$8,083	-%
Interest-bearing demand and savings deposits	42,012	0.64	28,130	0.65
Time deposits	75,463	2.60	64,219	2.85
Total deposits	$131,459		$100,432

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2004, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

(Dollars in Thousands)

Three months or less	$2,142
Over three through twelve months	13,961
Over twelve months	11,232
Total	$27,335

RETURN ON ASSETS AND STOCKHOLDERS’ EQUITY

The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average stockholders’ equity), dividend payout ratio (dividends declared per share divided by net income per share) and stockholders’ equity to asset ratio (average stockholders’ equity divided by average total assets) for the periods indicated is presented below.

	Year Ended December 31,
	2004	2003

Return on assets	.49%	0.51%

Return on equity	4.81	6.38

Dividends payout	21.39	13.52

Equity to assets ratio	10.22	7.97

Impact of Inflation

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Community Capital Bancshares, Inc.
Albany, Georgia

We have audited the accompanying consolidated balance sheets of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
February 10, 2005

THIS PAGE INTENTIONALLY LEFT BLANK

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

Assets	2004	2003

Cash and due from banks, including interest-bearing
deposits in other banks of $1,048,787and $126,379	$5,514,821	$4,285,218
Federal funds sold	1,363,000	2,684,000
Securities available for sale, at fair value	42,518,152	31,792,033
Restricted equity securities, at cost	2,019,050	1,113,600

Loans	127,185,285	109,588,774
Less allowance for loan losses	1,528,209	2,117,555
Loans, net	125,657,076	107,471,219

Premises and equipment	6,150,335	4,738,785
Goodwill	2,333,509	2,117,166
Core deposit premium	329,926	472,682
Other assets	9,404,020	4,178,396

	$195,289,889	$158,853,099

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$16,315,770	$14,034,879
Interest-bearing	122,723,473	109,187,618
Total deposits	139,039,243	123,222,497
Other borrowings	25,152,543	16,018,644
Guaranteed preferred beneficial interests in junior
subordinated debentures	4,124,000	4,124,000
Other liabilities	1,142,355	2,190,317
Total liabilities	169,458,141	145,555,458

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value not stated; 2,000,000 shares
authorized; no shares issued	-	-
Common stock, par value $1; 10,000,000 shares authorized;
2,946,476 and 1,741,191 issued and outstanding	2,946,476	1,741,191
Capital surplus	22,045,641	11,075,397
Retained earnings	1,588,603	915,679
Accumulated other comprehensive income (loss)	(328,865)	17,058
	26,251,855	13,749,325
Less cost of treasury stock, 58,921 and 64,149 shares	420,107	451,684
Total stockholders' equity	25,831,748	13,297,641

	$195,289,889	$158,853,099

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income
Loans	$7,932,760	$6,327,800
Taxable securities	1,348,955	841,016
Nontaxable securities	45,698	48,818
Deposits in banks	5,537	21,210
Federal funds sold	79,578	29,255
Total interest income	9,412,528	7,268,099

Interest expense
Deposits	2,231,636	2,011,522
Other borrowed money	814,801	622,288
Total interest expense	3,046,437	2,633,810

Net interest income	6,366,091	4,634,289
Provision for loan losses	65,000	408,921
Net interest income after provision for loan losses	6,301,091	4,225,368

Other income
Service charges on deposit accounts	916,688	565,850
Financial service fees	89,248	207,476
Mortgage origination fees	172,949	227,239
Gain on sale of investment securities	54,335	-
Bank owned life insurance	140,300	-
Other operating income	83,611	64,501
Total other income	1,457,131	1,065,066

Other expenses
Salaries and employee benefits	3,116,370	2,032,978
Equipment and occupancy expenses	982,243	656,899
Marketing expenses	213,889	111,267
Data processing expenses	495,213	375,345
Administrative expenses	385,664	298,516
Legal and professional fees	357,691	242,051
Directors fees	239,400	119,100
Amortization of intangible assets	52,079	15,294
Stationery and supply expenses	153,951	109,205
Other operating expenses	510,475	391,470
Total other expenses	6,506,975	4,352,125

Income before income taxes	1,251,247	938,309

Income tax expense	395,175	288,666

Net income	$856,072	$649,643

Basic earnings per share	$0.40	$0.44

Diluted earnings per share	$0.38	$0.39

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net income	$856,072	$649,643

Other comprehensive income (loss):
Net unrealized holding losses arising during period,
net of tax benefits of $159,729 and $143,173	(310,062)	(277,925)
Reclassification adjustment for gains included in net income,
net of taxes $18,474	(35,861)	-
Total other comprehensive loss	(345,923)	(277,925)

Comprehensive income	$510,149	$371,718

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Capital
	Shares	Par Value	Surplus

Balance, December 31, 2002	1,499,560	$1,499,560	$8,084,523
Net income	-	-	-
Stock issued upon exercise of warrants and options	25,642	25,642	153,852
Stock issued in connection with bank acquisition,
net of stock issue expense	215,989	215,989	2,837,022
Dividends declared, $.06 per share	-	-	-
Net treasury stock transactions	-	-	-
Other comprehensive loss	-	-	-
Balance, December 31, 2003	1,741,191	1,741,191	11,075,397
Net income	-	-	-
Issuance of common stock, net of stock issue costs	1,150,000	1,150,000	10,626,490
Stock issued upon exercise of warrants and options	58,998	58,998	353,988
Stock redeemed in connection with bank acquisition	(3,713)	(3,713)	(44,560)
Dividends declared, $.08 per share	-	-	-
Net treasury stock transactions	-	-	34,326
Other comprehensive loss	-	-	-
Balance, December 31, 2004	2,946,476	$2,946,476	$22,045,641

See Notes to Consolidated Financial Statements.

	Accumulated
	Other			Total
Retained	Comprehensive	Treasury Stock		Stockholders'
Earnings	Income (Loss)	Shares	Cost	Equity

$353,899	$294,983	68,539	$(489,986)	$9,742,979
649,643	-	-	-	649,643
-	-	-	-	179,494

-	-	-	-	3,053,011
(87,863)	-	-	-	(87,863)
-	-	(4,390)	38,302	38,302
-	(277,925)	-	-	(277,925)
915,679	17,058	64,149	(451,684)	3,297,641
856,072	-	-	-	856,072
-	-	-	-	11,776,490
-	-	-	-	412,986
-	-	-	-	(48,273)
(183,148)	-	-	-	(183,148)
-	-	(5,228)	31,577	65,903
-	(345,923)	-	-	(345,923)
$1,588,603	$(328,865)	58,921	$(420,107)	$25,831,748

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net income	$856,072	$649,643
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	425,768	302,143
Amortization of core deposit premiums	52,079	15,248
Provision for loan losses	65,000	408,921
Provision for deferred taxes	533,294	(45,637)
Net gain on sale of securities available for sale	(54,335)	-
Decrease in income taxes payable	(38,952)	(325,452)
Increase in interest receivable	(94,006)	(279,582)
Increase (decrease) in interest payable	(31,907)	75,097
Other operating activities	(447,485)	(1,241,716)
Net cash provided by (used in) operating activities	1,265,528	(441,335)

INVESTING ACTIVITIES
Purchases of securities available for sale	(25,889,469)	(17,404,612)
Proceeds from sales of securities available for sale	8,006,143	-
Proceeds from maturities of securities available for sale	5,781,067	4,049,643
Net decrease in federal funds sold	1,321,000	781,000
Net increase in loans	(18,250,857)	(10,021,715)
Purchase of bank owned life insurance	(6,218,300)	-
Purchase of equipment	(1,837,318)	(980,477)
Net cash received from acquisition	-	1,852,531
Net cash used in investing activities	(37,087,734)	(21,723,630)

FINANCING ACTIVITIES
Net increase in deposits	15,816,746	11,941,208
Net decrease in federal funds purchased	-	(1,705,000)
Net increase in other borrowings	9,133,899	5,133,898
Proceeds from issuance of guaranteed preferred beneficial
interests in junior subordinated debentures	-	4,000,000
Proceeds from issuance of common stock, net	11,776,490	-
Dividends paid	(154,215)	(57,339)
Proceeds from exercise of stock warrants and options	412,986	179,494
Treasury stock transactions, net	65,903	38,302
Net cash provided by financing activities	37,051,809	19,530,563

Net increase (decrease) in cash and due from banks	1,229,603	(2,634,402)
Cash and due from banks at beginning of year	4,285,218	6,919,620
Cash and due from banks at end of year	$5,514,821	$4,285,218
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$3,078,344	$2,558,713

Income taxes	$-	$482,650
NONCASH TRANSACTIONS
Unrealized losses on securities available for sale	$(526,775)	$(418,444)

Common stock issued in connection with business acquisition	$-	$3,131,841

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Community Capital Bancshares, Inc. (the "Company") is a multi-bank holding company whose principal activity is the ownership and management of its wholly-owned bank subsidiaries, Albany Bank and Trust, N.A. and AB&T National Bank, collectively referred to as "the Banks". Albany Bank and Trust’s main office is located in Albany, Dougherty County, Georgia, with two full service branches and a loan production office in Albany and one full service branch in Lee County, Georgia. AB&T National Bank is located in Dothan, Houston County, Alabama and has a full service branch in Auburn, Alabama. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Dougherty and Lee Counties, Georgia and Houston and Lee Counties, Alabama.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, goodwill, intangible assets, deferred tax assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral. Intangible assets, primarily goodwill and core deposit premiums, are evaluated annually for impairment.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, borrowings and deposits are reported net.

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $547,000 and $359,000 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

All debt securities and equity securities with a readily determinable fair value are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary will be reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if the collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

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

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant review as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors, including an unallocated component maintained to cover uncertainties that could affect management’s estimate of probable losses. This unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets:

Years
Buildings	39
Furniture and equipment	3-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2004 and 2003 was $892,799 and $863,571, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the estimated fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment the amount by which the carrying amount exceeds the fair value will be charged to earnings. The Company performed its annual test of impairment in the third quarter of 2004 and determined that there was no impairment of the carrying value.

Intangible assets consist of core deposit premiums acquired in connection with the business combinations. The core deposit premium is being amortized over the average remaining life of the acquired customer deposits, or 8 years. Amortization periods will be reviewed annually in connection with an annual evaluation of the intangibles.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

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

	Years Ended December 31,
	2004	2003

Net income, as reported	$856,072	$649,643
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(138,583)	(100,670)
Pro forma net income	$717,489	$548,973
Earnings per share:
Basic - as reported	$.40	$.44
Basic - pro forma	$.33	$.37
Diluted - as reported	$.38	$.39
Diluted - pro forma	$.32	$.33

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares consist of stock options and warrants, and are determined using the treasury stock method.

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2004	2003

Net income	$856,072	$649,643

Weighted average number of common shares outstanding	2,116,920	1,460,293
Effect of dilutive options	163,278	205,850
Weighted average number of common shares outstanding
used to calculate dilutive earnings per share	2,280,198	1,666,143

At December 31, 2004 and 2003, potential common shares of 29,261 and 27,131, respectively, were not included in the calculation of diluted earnings per share because the exercise of such shares would be anti-dilutive.

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

Recent Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51" and, on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation.  The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The Company has determined that the provisions of FIN 46 require deconsolidation of the subsidiary trust which issued subordinated debentures. The Company has adopted the provisions under the revised interpretation and has restated each of the years presented in the Company's consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This Statement applies to all awards granted or vesting after the required effective date and to awards modified, repurchased or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.    SECURITIES

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004:
U. S. Treasury and U.S.
Government agencies	$25,338,553	$44,541	$301,010	$25,082,084
State and municipal securities	1,456,515	4,514	12,931	1,448,098
Mortgage-backed securities	8,777,977	13,936	72,559	8,719,354
Total debt securities	35,573,045	62,991	386,500	35,249,536
Equity securities	7,443,383	-	174,767	7,268,616
Total securities	$43,016,428	$62,991	$561,267	$42,518,152

December 31, 2003:
U. S. Treasury and U.S.
Government agencies	$18,989,743	$164,797	$235,906	$18,918,635
State and municipal securities	2,565,944	52,681	2,107	2,616,518
Mortgage-backed securities	7,953,859	81,400	42,378	7,992,880
Total debt securities	29,509,546	298,878	280,391	29,528,033
Equity securities	2,253,988	10,012	-	2,264,000
Total securities	$31,763,534	$308,890	$280,391	$31,792,033

The amortized cost and fair value of debt securities available for sale as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due within one year	$503,885	$513,225
Due from one to five years	17,736,638	17,501,646
Due from five to ten years	8,304,545	8,260,796
Due after ten years	250,000	254,515
Mortgage-backed securities	8,777,977	8,719,354
	$35,573,045	$35,249,536

Securities with a carrying value of $2,503,960 and $3,791,034 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. As of December 31, 2004 and 2003, investment securities with a carrying value of $559,461 and $3,815,750, respectively, were pledged to secure advances from the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.    SECURITIES (Continued)

Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2004	2003

Gross gains	$95,442	$-
Gross losses	41,107	-
Net realized gains	$54,335	$-

The following tables show the gross unrealized losses and fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less Than 12 Months		Over 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004:
U.S. government and agency securities	$11,371,790	$135,119	$6,112,185	$165,891	$17,483,975	$301,010
State and municipal securities	609,694	6,118	583,889	6,813	1,193,583	12,931
Mortgage-backed securities	3,849,879	28,269	4,272,439	44,290	8,122,318	72,559
Total debt securities	15,831,363	169,506	10,968,513	216,994	26,799,876	386,500
Equity securities	6,018,616	174,767	-	-	6,018,616	174,767
Total securities	$21,849,979	$344,273	$10,968,513	$216,994	$32,818,492	$561,267

	Less Than 12 Months		Over 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2003:
U.S. government and agency securities	$8,534,016	$235,906	$-	$-	$8,534,016	$235,906
State and municipal securities	588,878	2,107	-	-	588,878	2,107
Mortgage-backed securities	4,969,002	42,378	-	-	4,969,002	42,378
Total debt securities	$14,091,896	$280,391	$-	$-	$14,091,896	$280,391

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2004, 44 debt securities have unrealized losses with aggregate depreciation of $386,500 from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred and industry analysts' reports. As management has the ability to hold securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.    LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003

Commercial	$29,170,065	$23,776,000
Real estate - construction	12,443,028	9,937,512
Real estate - farmland	802,002	2,737,515
Real estate - mortgage	72,884,576	59,143,339
Consumer and other	11,550,026	13,795,000
	126,849,697	109,389,366
Net deferred loan fees and costs	335,588	199,408
	127,185,285	109,588,774
Allowance for loan losses	(1,528,209)	(2,117,555)
Loans, net	$125,657,076	$107,471,219

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003

Balance, beginning of year	$2,117,555	$821,334
Provision for loan losses	65,000	408,921
Recoveries of loans previously charged off	136,251	8,235
Acquired allowance for loan losses	-	1,268,895
Balance, end of year	$1,528,209	$2,117,555

The following is a summary of information pertaining to impaired loans and nonaccrual loans:

	As of and for the Years Ended December 31,
	2004	2003

Impaired loans without a valuation allowance	$-	$-
Impaired loans with a valuation allowance	279,679	1,590,000
Total impaired loans	$279,679	$1,590,000
Valuation allowance related to impaired loans	$109,539	$117,478
Average investment in impaired loans	$934,840	$1,715,000
Interest income recognized on impaired loans	$108,992	$1,866

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.        LOANS (Continued)

Loans on nonaccrual status amounted to approximately $81,171 and $1,590,000 at December 31, 2004 and 2003, respectively. There were no loans past due ninety days or more and still accruing interest.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$5,249,868
Advances	2,702,833
Repayments	(4,771,005)
Balance, end of year	$3,181,696

NOTE 4.   PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	December 31,
	2004	2003

Land	$2,043,194	$571,500
Buildings	3,343,743	2,785,744
Furniture and equipment	2,671,167	2,087,804
Construction in progress	-	774,660
	8,058,104	6,219,708
Accumulated depreciation	(1,907,769)	(1,480,923)
	$6,150,335	$4,738,785

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

Rental expense under all operating leases amounted to $75,570 for each of the years ended December 31, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.    PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:

2005	$57,607
2006	52,920
2007	39,690
$150,217

NOTE 5.    INTANGIBLE ASSETS

Following is a summary of information related to intangible assets:

Changes in the carrying amount of core deposit premium for the year ended December 31, 2004 are as follows:

Beginning balance	$487,930
Decrease based on the final calculation for core deposit premium	(90,677)
Ending balance	$397,253

	As of December 31, 2004		As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
core deposit premiums	$397,253	$67,327	$487,930	$15,248

The estimated amortization expense for each of the next five years is as follows:

2005	$48,103
2006	42,197
2007	40,731
2008	35,718
2009	37,924

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    INTANGIBLE ASSETS (Continued)

Changes in the carrying amount of goodwill for the year ended December 31, 2004 are as follows:

Beginning balance	$2,117,166
Increase in goodwill based on the final calculation of fair market value
of assets and liabilities acquired	216,343
Ending balance	$2,333,509

NOTE 6.    DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $27,334,872 and $23,395,982, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$41,463,889
2006	24,595,873
2007	7,339,751
2008	1,434,018
2009	25,169
$74,858,700

The Company had no brokered time deposits at December 31, 2004.

NOTE 7.    OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2004	2003
Federal Home Loan Bank advances with interest and
principal payments due at various maturity dates
through 2008 and interest rates ranging from 1.86%
to 7.30% at December 31, 2004 (weighted average
interest rate is 2.85% at December 31, 2004).	$25,152,543	$15,518,644
Line of credit in the amount of $1,750,000 with Nexity Bank
with interest due quarterly at prime less .50% or 3.50% at
December 31, 2003, collateralized by 750,000 shares of
Albany Bank & Trust common stock.	-	500,000
	$25,152,543	$16,018,644

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.    OTHER BORROWINGS (Continued)

Contractual maturities of other borrowings as of December 31, 2004 are as follows:

2005	$10,152,543
2006	-
2007	10,000,000
2008	5,000,000
$25,152,543

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $31,352,486, Federal Home Loan Bank stock of approximately $1,389,000 and $559,461 in investment securities.

The Company and subsidiaries have available unused lines of credit with various financial institutions totaling $6,700,000 at December 31, 2004. There were no other advances outstanding at December 31, 2004 or 2003.

NOTE 8.    GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES

In March 2003, the Company formed a wholly-owned Connecticut statutory business trust, Community Capital Statutory Trust I (“Statutory Trust I”), which issued $4,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Community Capital Statutory Trust I to purchase $4,124,000 of junior subordinated debentures of the Company, which carry a floating rate based on a three-month LIBOR plus 315 basis points. The debentures represent the sole asset of Statutory Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 315 basis points per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Statutory Trust I and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust II. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in March 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Statutory Trust I in whole or in part, on or after March 26, 2008. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.    EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $82,009 and $57,584 for the years ended December 31, 2004 and 2003, respectively.

Deferred Compensation Plan

During 2004, the Company established a deferred compensation plan providing for death and retirement benefits for certain officers. The estimated amounts to be paid under the compensation plan have been partially funded through the purchase of life insurance policies on the officers. Accrued deferred compensation of $77,968 is included in other liabilities as of December 31, 2004. Cash surrender values of $6,218,300 on the insurance policies is included in other assets at December 31, 2004.

NOTE 10.    STOCK OPTIONS AND WARRANTS

The Company has a 1998 stock option plan reserving 325,000 shares of common stock for the granting of options to directors, officers and employees. Both incentive stock options and nonqualified stock options may be granted under the plan. Option prices reflect the fair market value of the Company’s common stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors.

The Company has also granted options to purchase 10,000 shares of the Company's common stock to each of five officers for an aggregate of 50,000 shares. The options are nonqualified stock options and are exercisable over a period of ten years from February 2003 in accordance with vesting schedules determined by the Board of Directors.

On March 11, 1999, Community Capital issued its directors warrants to purchase an aggregate of 302,420 shares of Community Capital's common stock at $7.00 per share, as adjusted to reflect Community Capital's ten-for-seven stock split effective in January 2001. The warrants become exercisable in 20% annual increments beginning on the first anniversary of the issuance date. Exercisable warrants will remain exercisable for the ten-year period following the date of issuance or for 90 days after the warrant holder ceases to be a director of Community Capital, whichever is shorter. The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if the Bank's capital falls below the minimum level, as determined by the Officer of the Comptroller of the Currency, Community Capital may be directed to exercise or forfeit their warrants. At December 31, 2004 and 2003, there were 227,493 and 276,778 warrants outstanding, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.    STOCK OPTIONS AND WARRANTS (Continued)

Other pertinent information related to the options and warrants is as follows:

	2004		2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	239,948	$8.48	165,673	$7.11
Granted	77,630	11.31	77,131	11.51
Exercised	(9,713)	7.00	(1,428)	7.00
Forfeited	(2,430)	7.00	(1,428)	9.10
Outstanding at end of year	305,435	$9.33	239,948	$8.48

Options exercisable at year-end	169,935		131,235
Weighted-average fair value of options
granted during the year		$4.01		$4.72

Information pertaining to options outstanding at December 31, 2004 is as follows:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Life	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price

$7.00	118,713	4.3 years	$7.00	118,713	$7.00
7.00	2,131	5.3 years	7.00	2,131	7.00
7.00	2,131	6.3 years	7.00	2,131	7.00
7.70	1,713	4.3 years	7.70	1,713	7.70
7.35	21,713	4.9 years	7.35	21,713	7.35
9.10	2,142	4.3 years	9.10	2,142	9.10
8.15	2,131	7.3 years	8.15	2,131	8.15
13.97	27,131	7.8 years	13.97	7,131	13.97
10.18	50,000	7.3 years	10.18	10,000	10.18
11.05	18,000	9.4 years	11.05	-	-
11.36	57,500	9.7 years	11.36	-	-
12.00	2,130	9.4 years	12.00	2,130	12.00
	305,435			169,935

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.    STOCK OPTIONS AND WARRANTS (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003
Dividend yield	.78%	.78%
Expected life	10 years	10 years
Expected volatility	23.60%	20.48%
Risk-free interest rate	5.05%	4.83%

NOTE 11.    INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2004	2003

Current	$(138,119)	$334,303
Deferred	533,294	(45,637)
	$395,175	$288,666

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003

Tax provision at statutory federal rate	$425,424	$319,025
Tax-exempt income, net	(17,123)	(19,225)
Bank owned life insurance	(47,702)	-
Other	34,576	(11,134)
Income tax expense	$395,175	$288,666

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.    INCOME TAXES (Continued)

The components of the net deferred tax asset included in other assets are as follows:

	Years Ended December 31,
	2004	2003
Deferred tax assets:
Loan loss reserves	$272,571	$807,378
Organizational and pre-opening expenses	-	5,001
Net operating losses	73,123	-
Deferred compensation	26,509	-
Securities available for sale	169,412	-
Write down of repossessed assets	31,302	-
Nonaccrual loan interest	816	27,115
	573,733	839,494

Deferred tax liabilities:
Core deposit premiums	112,175	160,712
Premium on purchased loans	6,291	-
Depreciation	229,608	135,542
Deferred loan costs, net	114,099	67,798
Securities available for sale	-	11,441
	462,173	375,493

Net deferred tax assets	$111,560	$464,001

NOTE 12.    COMMITMENTS AND CONTINGENCIES

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

	2004	2003
Commitments to extend credit	$18,953,520	$13,229,000
Standby letters of credit	1,210,600	341,000
	$20,164,120	$13,570,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.    COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended December 31, 2004 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

NOTE 13.    CONCENTRATIONS OF CREDIT

Concentration by Geographic Location:

The Company originates primarily commercial, commercial real estate, residential real estate and consumer loans to customers in Dougherty and Lee Counties (Georgia) and Houston and Lee Counties (Alabama) and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual obligations is dependent on the local and metropolitan Albany, Georgia and Dothan, Alabama economies.

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

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of each Bank’s statutory capital, or approximately $2,086,000 for Albany Bank and Trust and $1,525,000 for AB&T National Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.    REGULATORY MATTERS

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $3,405,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the Company’s and Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2004, the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulators categorized Albany Bank and Trust and AB&T National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks’ categories. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and Banks’ actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$28,639	20.84%	$10,994	8%	- - N/A - -
Albany Bank and Trust	$15,045	13.41%	$8,975	8%	$11,219	10%
AB&T National Bank	$7,840	30.72%	$2,042	8%	$2,552	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$27,323	19.88%	$5,497	4%	- - N/A - -
Albany Bank and Trust	$14,051	12.52%	$4,488	4%	$6,731	6%
AB&T National Bank	$7,518	29.45%	$1,021	4%	$1,531	6%
Tier I Capital to Average Assets:
Consolidated	$27,323	14.81%	$7,382	4%	- - N/A - -
Albany Bank and Trust	$14,051	9.37%	$6,000	4%	$7,500	5%
AB&T National Bank	$7,518	21.38%	$1,406	4%	$1,758	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.    REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt CorrectiveAction Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$15,876	14.34%	$8,859	8%	- - N/A - -
Albany Bank and Trust	$13,831	15.13%	$7,314	8%	$9,143	10%
AB&T National Bank	$2,611	14.05%	$1,487	8%	$1,858	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$13,243	11.96%	$4,430	4%	- - N/A - -
Albany Bank and Trust	$12,788	13.99%	$3,657	4%	$5,486	6%
AB&T National Bank	$2,373	12.77%	$743	4%	$1,115	6%
Tier I Capital to Average Assets:
Consolidated	$13,243	7.89%	$6,713	4%	- - N/A - -
Albany Bank and Trust	$12,788	9.92%	$5,157	4%	$6,446	5%
AB&T National Bank	$2,373	9.23%	$1,028	4%	$1,285	5%

NOTE 15.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The carrying amount and estimated fair value of the Company's financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks, interest-
bearing deposits at other financial
institutions and federal funds sold	$6,877,821	$6,877,821	$6,969,218	$6,969,218
Securities	44,537,202	44,537,202	32,905,633	32,905,633
Loans	125,657,076	125,031,672	107,471,219	113,291,000
Accrued interest receivable	1,135,535	1,135,535	1,041,529	1,041,529

Financial liabilities:
Deposits	139,039,243	139,349,614	123,222,497	124,869,587
Other borrowings and subordinated
debentures	29,276,543	28,560,520	20,142,644	20,551,000
Accrued interest payable	181,073	181,073	212,980	212,980

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.    PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2004 and 2003 and statements of income and cash flows of Community Capital Bancshares, Inc. for the periods ended December 31, 2004 and 2003.

CONDENSED BALANCE SHEETS

	2004	2003
Assets
Cash	$4,884,381	$314,721
Investment in subsidiaries	23,964,365	17,873,051
Premises and equipment	164,841	32,284
Other assets	1,227,031	1,422,567
Total assets	$30,240,618	$19,642,623

Liabilities
Guaranteed preferred beneficial interests in junior
subordinated debentures	$4,124,000	$4,124,000
Note payable	-	500,000
Other liabilities	284,870	1,720,982
Total liabilities	4,408,870	6,344,982

Stockholders’ equity	25,831,748	13,297,641

Total liabilities and stockholders’ equity	$30,240,618	$19,642,623

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.    PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2004	2003

Income
Management fees	$800,008	$-
Other	494	19
	880,502	19

Expenses
Interest expense	251,770	148,975
Salaries and employees benefits	1,002,219	176,047
Legal and professional	112,851	99,147
Occupancy expenses	59,967	5,276
Other operating expenses	290,325	169,087
	1,717,132	598,532

Loss before income tax benefit and equity
in undistributed income of subsidiaries	(836,630)	(598,513)

Income tax benefit	262,484	211,930

Loss before equity in undistributed income of subsidiaries	(574,146)	(386,583)

Equity in undistributed income of subsidiaries	1,430,218	1,036,226

Net income	$856,072	$649,643

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.    PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003

OPERATING ACTIVITIES
Net income	$856,072	$649,643
Adjustments to reconcile net income to net
cash used in operating activities:
Undistributed income of subsidiaries	(1,430,218)	(1,036,226)
(Increase) decrease in taxes receivable	193,703	(430,484)
Other operating activities	142,565	(338,357)

Net cash used in operating activities	(237,878)	(1,155,424)

INVESTING ACTIVITIES
Contribution of capital to subsidiary bank	(5,000,000)	(3,600,000)
Cash paid for purchased subsidiary	(1,659,059)	(192,139)
Purchase of fixed assets	(134,567)	(32,284)

Net cash used in investing activities	(6,793,626)	(3,824,423)

FINANCING ACTIVITIES
Dividends paid	(154,215)	(57,339)
Proceeds from issuance of common stock, net	11,776,490	-
Treasury stock transactions, net	65,903	38,302
Proceeds from note payable	1,250,000	500,000
Repayment of note payable	(1,750,000)	-
Proceeds from issuance of guaranteed preferred
beneficial interests in junior subordinated debentures	-	4,000,000
Proceeds from exercise of stock warrants and options	412,986	179,494
Stock issue expense related to purchase of subsidiary bank	-	(78,783)

Net cash provided by financing activities	11,601,164	4,581,674

Net increase (decrease) in cash	4,569,660	(398,173)

Cash at beginning of period	314,721	712,894

Cash at end of year	$4,884,381	$314,721

CORPORATE INFORMATION

The Company’s common stock is traded on the Nasdaq SmallCap under the symbol “ALBY.” The following table shows the high and low sales price for the Company’s common stock as reported on the SmallCap market for the periods indicated.

	High and Low Sales Price Per Share		Dividends Declared
	High	Low	(per share)
2004:
First Quarter	$13.00	$10.92	$0.02
Second Quarter	12.65	10.55	0.02
Third Quarter	14.50	10.01	0.02
Fourth Quarter	13.50	11.04	0.02

	High and Low Sales Price per Share		Dividends Declared
	High	Low
2003:
First Quarter	$13.08	$10.16	$	- -
Second Quarter	15.00	11.01		0.02
Third Quarter	14.50	11.50		0.02
Fourth Quarter	14.00	11.56		0.02

The Company’s common stock was held by approximately 198 shareholders of record at December 31, 2004

Dividends

The Banks are subject to restrictions on the payment of dividends under federal banking laws and the regulations of the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. The Company is subject to limits on payment of dividends under Georgia law and by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Banks’ earnings, capital position, financial condition and other factors.

Form 10-KSB

A copy of the Company’s 2004 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia 31708-1269

General Counsel
Powell Goldstein, LLP
Atlanta, Georgia

Independent Auditors
Mauldin & Jenkins, LLC
Albany, Georgia

Community Capital Bancshares, Inc.

DIRECTORS AND OFFICERS

DIRECTORS

Charles M. Jones, III Chairman & CEO, Community Capital Bancshares, Inc. Chief Executive Officer, Consolidated Loan and Mortgage Companies	Robert M. Beauchamp Attorney Beauchamp & Associates, LLC	Bennett D. Cotten, Jr. Orthopedic Surgeon Southwest Georgia Orthopedic and Sports Medicine

Glenn A. Dowling Podiatrist, Ambulatory Surgery Center and Albany Podiatry Associates	Mary Helen Dykes Secretary and Treasurer Bobs Candies, Inc.	Van Cise Knowles Surgeon Van C. Knowles M.D., P.C.

C. Richard Langley Attorney Langley & Lee	Robert E. Lee President Community Capital Bancshares	William F. McAfee Business Owner - Bill McAfee Leasing, a commercial truck lessor

Mark M. Shoemaker Medical Doctor Albany Anesthesia Assoc	Jane Anne Sullivan Business owner, Buildings Exchange, a real estate holding company	John P. Ventulett, Jr. Executive Insurance Agent J. Smith Lanier Insurors, Inc.

Lawrence B. Willson Vice President and farm manager, Sunnyland Farms, Inc.	James D. Woods Medical Doctor Drs. Adams and Woods, M.D., P.C

OFFICERS

Robert E. Lee President	David C. Guillebeau Executive Vice President Senior Lending Executive	David J. Baranko Executive Vice President, Chief Financial Officer and Secretary

Paul E. Joiner Executive Vice President Senior Credit Administrator	LaDonna J. Urick Director of Human Resources	Stan W. Edmonds Vice President - Finance

ab&t
Albany Bank & Trust

ab&t
National Bank

FIRST NATIONAL BANK of Lee County
a division of AB&T National Bank