Form 10KSB, Exhibit 13
period 2005-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2006-04-14
CIK 1074369

Exhibit 13.1

LETTER FROM THE CHAIRMAN

Dear Shareholders,

Community Capital Bancshares reached a crossroads in 2005, weathering financial difficulties and demonstrating promising financial progress as well. We made several tough, though necessary, decisions to place the company on more solid footing, as we began to head down a new path toward stability and profitability.

As we look to 2006 and beyond, we are excited about the opportunities in front of us. We have built a foundation to improve future earnings and generate shareholder value through better efficiencies and steady growth while continuing our focus on superior customer service.

In addition, we will continue to evaluate prospects for expanding into surrounding markets. As always, our primary goal is to enhance your shareholder value.

We thank you for your continued support.

Sincerely,

Charles M. Jones III
Chairman and Chief Executive Officer

Community Capital Bancshares, Inc.
Annual Report

Management's Discussion and Analysis
of Financial Condition and Results of Operations

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. (“the Company”) and its banking subsidiaries, Albany Bank & Trust N. A. and AB&T National Bank, N.A., at December 31, 2005 and 2004 and the results of their operations for the years then ended. The purpose of this discussion is to focus on information about the Company’s financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of our report on Form 10-KSB for the year ended December 31, 2005.

Overview

Net income for 2005 was $113,000 as compared to the prior year amount of $856,000, representing a decrease in net income of $743,000. Net income before taxes was $44,000 for the year ended December 31, 2005, a decrease of $1,207,000 from the prior year amount. The Company recorded a net tax benefit of $69,000 in 2005 compared to provision for tax expense of $395,000 in 2004. Basic earnings per share decreased in the current year to $0.04 from the 2004 amount of $0.40. Total assets increased during the year by $114,167,000 or 58%.

Financial Condition at December 31, 2005 and 2004

Following is a summary of the Company's balance sheets as of December 31, 2005 and 2004.

	December 31,
	2005	2004
	(Dollars in Thousands)

Cash and due from banks, including interest-bearing deposits of $73 and $943	$6,931	$5,515
Federal funds sold	8,671	1,363
Securities available for sale	41,690	42,518
Restricted equity securities	2,426	2,019
Loans, net	227,908	125,657
Premises and equipment	7,892	6,150
Other assets	13,939	12,068
	$309,457	$195,290

Total deposits	$245,569	$139,039
Other borrowings	33,000	25,153
Guaranteed preferred benefits in junior subordinated debentures	4,124	4,124
Other liabilities	1,369	1,142
Stockholders’ equity	25,395	25,832
	$309,457	$195,290

Financial Condition at December 31, 2005 and 2004

As of December 31, 2005 the Company had total assets of $309.5 million, an increase of $114.2 million from the previous year end. Increased deposits of $106.5 million and FHLB borrowings of $7.8 million funded the majority of the increase in total assets in 2005. The primary use of these funds was to fund loan growth. Net loans increased $102.2 million during the year ended December 31, 2005, to $227.9 million. A portion of the loan growth was also funded by a $828,000 decrease in the investment portfolio as the Company reallocated assets to a higher earning category. The Company expects to continue its growth in 2005, but not necessarily at the same rates of growth as in previous years.

As of December 31, 2004, the Company had total assets of $195.3 million, an increase of $36.4 million from the previous year end. Increased deposits of $15.8 million and FHLB borrowings of $9.1 million funded the majority of the increase in total assets. The primary use of these funds was to fund loan growth. Net loans increased $18.2 million during the year ended December 31, 2004 to $125.7 million.

The Company’s investment portfolio, consisting primarily of Federal Agency bonds and mortgage backed securities, amounted to $41.7 million at December 31, 2004, as compared to the December 31, 2003 amount of $42.5 million. All securities are classified as available for sale and carried at current market values except for restricted equity securities, which are carried at cost.

The Company has 79% of its loan portfolio collateralized by real estate located in the Company's primary market area, which includes Dougherty and surrounding counties in Georgia; Houston, Lee and surrounding counties in Alabama and Charleston and surrounding counties in South Carolina. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (39%) and construction loans to build one- to four-family residential properties (16%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (24%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

One- to four-family residential properties	90%
Construction loans on one- to four-family residential properties	85%
Nonresidential and multi-family properties	85%

The Company's remaining 21% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

At December 31, 2005, the Company had loan commitments and standby letters of credit outstanding of $72.7 million, compared to $20.2 million in 2004. These commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability to borrow funds on a short-term basis and purchase federal funds from other financial institutions. At December 31, 2005, the Bank had arrangements with correspondent banks for short-term advances of $8.3 million.

At December 31, 2005, the Company and the Banks were considered well-capitalized based on regulatory minimum capital requirements. During 2005, total stockholders’ equity decreased $437,000 to $25.4 million as of December 31, 2005, compared to $25.8 million as of December 31, 2004. The decrease in stockholders’ equity during 2005 was due to a decrease of $120,000 in earnings retained, a $14,000 decrease due to treasury stock transactions, and $517,000 in unrealized net gains on securities available for sale, which was offset by $214,000 from the exercise of stock warrants and stock options. During 2004, total stockholders’ equity increased $12.5 million. The increase in stockholders’ equity during 2004 was due to an increase of $673,000 in earnings retained, $66,000 from the sale of treasury stock, $413,000 from the exercise of stock warrants and $11,776,000 from the issue of stock in connection with the acquisition of Dothan Bank, which was offset by a decrease of $346,000 in unrealized net gains on securities available for sale and $48,000 from stock redeemed in connection with acquisition of Dothan Bank.

The primary source of funds available to the Company is the payment of dividends to the Company by its subsidiary banks. Banking regulations limit the amount of the dividends that may be paid by the subsidiary banks to the Company without prior approval of the regulatory agencies. As of December 31, 2005, $2,922,000 in dividends could be paid by the Banks to the Company without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Banks as of December 31, 2005 are as follows:

	Actual
	The Company	Albany Bank & Trust	AB&T National Bank	Regulatory Requirements

Leverage capital ratio	9.41%	6.64%	9.73%	5.00%
Risk-based capital ratios:
Core capital	12.04%	8.86%	11.71%	6.00%
Total capital	13.28%	10.08%	12.97%	10.00%

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

Results of Operations for the Years Ended December 31, 2005 and 2004

Following is a summary of the Company's operations for the periods indicated.

	Year Ended December 31,
	2005	2004
	(Dollars in Thousands)

Interest income	$14,882	$9,412

Interest expense	6,085	3,046

Net interest income	8,797	6,366

Provision for loan losses	2,276	65

Other income	1,421	1,457

Other expenses	7,898	6,507

Pretax income	44	1,251

Income tax expense (benefit)	(69)	395

Net income	$113	$856

Net income for the year ended December 31, 2005 was $113,000 as compared to the prior year amount of $856,000, representing a decrease of $743,000. Income before taxes decreased $1,207,000 to $44,000 in 2005.

Net income for the year ended December 31, 2004 was $856,000 as compared to $650,000 for the prior year, representing an increase of $206,000. In 2004, the Company reported pretax income of $1,251,000 compared to pretax income of $938,000 in 2003, representing an increase of $313,000 in pretax income for 2004.

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

The net yield on average interest-earning assets during the current year was 6.59% compared to the 2004 net yield of 6.03%. The rate paid on average interest-bearing liabilities increased during the current year. The average rate paid on average interest-bearing liabilities for 2005 was 3.02% compared to the 2004 rate of 2.16%. The interest rate spread, which is the difference between the yield on earning assets and the rate paid on liabilities, was 3.57% for the year ended December 31, 2005, a decrease of 30 basis points as compared to the 2004 interest rate spread. The net interest margin, which is net interest income divided by average interest-earning assets, was 3.90% for the year ended December 31, 2005, a decrease of 18 basis points as compared to the 2004 net interest margin. Management expects the net margin to remain near its current level during 2006. Net interest income for the year increased $2.4 million to $8.8 million for the year ended December 31, 2005 compared to $6.4 million in 2004. This increase was due primarily to an increase in the volume of interest-earning assets. Average interest-earning assets increased $69.7 million to $225.8 million in 2005 compared to $156.1 million in 2004. The most significant increase in interest-earning assets was in loans which increased $61.1 million to $176.3 million in 2005 compared to $115.2 million in 2004.

For the year ended December 31, 2004, the net interest margin increased 25 basis points to 4.08% as compared to 3.83% in 2003. The yield on earning assets increased to 6.03% in 2004 from 6.01% in 2003. The cost of interest-bearing liabilities decreased to 2.16% in 2004 from 2.42% in 2003.

Provision for Loan Losses

The provision for loan losses was $2,276,000 for the year ended December 31, 2005 as compared to $65,000 in 2004. The provision for loan losses is based upon management's evaluation of the loan portfolio. At December 31, 2005, the allowance for loan losses was $3.0 million or 1.30% of total outstanding loans. During its normal review of the loan loss reserve in the fourth quarter of 2005, it was determined that the Banks had a high percentage loans secured by commercial and residential real estate. Based upon this and the high level of growth in the portfolio during the year, management concluded that additional reserves were needed for these loans. Accordingly, an additional allowance was recorded to insure that there were sufficient amounts available for any potential future losses. It was determined that there were serious doubts as to the collectiblilty of the loans of two relationships. Based upon this information the relationships were charged off. This resulted in a decrease to the Allowance of $427,000 which had to be replenished. Management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 2005, the Company had $37,000 in non-performing loans.

Noninterest Income

Noninterest income consists of service charges on deposit accounts and other miscellaneous revenues and fees. During 2005, noninterest income decreased $36,000 to $1,421,000 for the year ended December 31, 2005. Service charges on deposit accounts increased $121,000 during 2005. The increase in fee income from service charges resulted from the growth in deposit accounts during the year. The Banks offer other services to its customers which generate fee income such as the rental of safe deposit boxes, issuance of official checks, issuance of credit life insurance and merchant clearing services. The financial services area, which includes trust and brokerage services, generated $212,000 in fees during 2005, as compared to the 2004 amount of $89,000. The increased fee income in the financial services area is the result of a larger customer base and increased activity in this area. Earnings from bank owned life insurance increased $102,000 in 2005 to $242,000 as compared to $140,000 in 2004 due to a full year of income on this asset in 2005. The Company also provides customers with long term mortgage loans. These loans are funded by third party originators. The fees in this area increased $392,000 in 2005 to $565,000 due to the increased volume from the Charleston market.

The largest decrease in noninterest income is due to a loss of $775,000 on sale of investment securities. This loss was the result of the sale of the Company’s investment in an equity fund, which invested primarily in fixed rate U.S Government and agency securities. The equity fund utilized short-term and overnight borrowings to leverage the fund and to finance its longer-term fixed rate investments. As interest rates increased in 2004 and 2005, the cost of the fund’s short-term and overnight borrowings increased more rapidly than the yield on the fund’s fixed rate investments. As a result, the fund’s net income and net asset value decreased significantly. In a letter dated October 24, 2005, the Company was advised by the equity fund manager that the fund would not be paying dividends for the foreseeable future. As a result, the Company determined that the investment had become “other than temporarily impaired” as defined by accounting principles generally accepted in the United States of America and that the investment should be sold in order to minimize any further losses. The Company sold its investment in the fund on November 28, 2005.

In 2004, noninterest income increased $392,000 to $1,457,000, compared to the 2003 amount of $1,065,000. The majority of this increase was from deposit fees, which increased in 2004 by $351,000 to $917,000 and income from bank owned life insurance of $140,000 which was not owned during the entire year in 2003. Additionally the gain on sale of investment securities was $54,000 in 2004 compared to no gain or loss on sale of investment securities in 2003. However, the financial services area generated only $89,000 in fees during 2004, which was down $118,000 from the 2003 amount of $207,000. Additionally, mortgage origination fees decreased by $54,000 to $173,000 in 2004 from $227,000 in 2003 as a result of decreased volume during the year.

Noninterest Expense

Noninterest expense for the year ended December 31, 2005 was $7,898,000 as compared to the 2004 amount of $6,507,000, representing an increase of $1,391,000, or 21.4%. Salaries and employee benefits comprised $529,000 of the increase. The increase in this expense category is the result of increased staffing levels in the Charleston office. Equipment and occupancy expense increased $269,000 during 2005 due to new locations in Auburn, Alabama and Charleston, South Carolina. Other increases in data processing expenses of $122,000, administration expenses of $231,000 and other operating expenses of $198,000 are primarily the result of the increased size of the Company. Additionally, the Company incurred costs of $69,000 in 2005 associated with applying for a new thrift charter in Charleston, South Carolina. Management monitors noninterest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.

In 2004, noninterest expense increased $2,155,000 to $6,507,000 from the prior year amount of $4,352,000. The majority of increase was due to increased staffing levels and additional banking locations. Salaries and employee benefits comprised $1,083,000 of the increase while equipment and occupancy expenses increased $325,000 over 2003.

Income Tax

Income tax benefit for the current year was $69,000 compared to income tax expense of $395,000 in the previous year. The effective rate of tax on pretax income was 32% in 2004. Bank owned life insurance produced non taxable income of $242,000 resulting in a tax benefit of $82,000.

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

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or fair value. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers’ ability to pay.

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The national economy was in a moderate growth phase during 2005 which resulted in an increasing rate environment. A growing economy generally results in the expansion of businesses and creation of jobs which would positively affect the Company’s loan growth and our customers’ disposable income. Conversely, a significant rapid rise in interest rates could create higher borrowing costs and shrinking corporate profits which could have a material impact on borrowers’ ability to pay. We will continue to concentrate on maintaining a high quality loan portfolio through strict administration of our loan policy. The local economy may also operate independent of the overall national economy. While the national economy may be in a growth mode, local economic factors such as plant or military base closings, or layoffs at local manufacturers could place our local economies in a recessionary environment, thereby affecting our customers’ ability to repay loans.

Another factor that we have considered in the determination of the allowance for loan losses is the concentration in individual borrowers or industries. At December 31, 2005, the Company had 149 individual loan relationships that each exceeded $1 million, of which 17 exceeded $2 million.

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

At December 31, 2005, the Company's cumulative one-year interest rate-sensitivity gap ratio was 91%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning liabilities will reprice during this period at a slightly faster rate than its interest-bearing assets. The Company has a substantial amount of certificates of deposit repricing in the first half of 2005. It is management's belief that as long as it pays the prevailing market rate on these type deposits, the Company’s liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	At December 31, 2005
	Maturing or Repricing Within
	Zero to Three Months	Three Months to One Year	One to Three Years	Over Three Year	Total
	(Dollars in Thousands)
Earning assets:
Interest bearing deposits in banks	$282				282
Federal Funds Sold	8,671				8,671
Investment securities	1,250	1,116	14,101	25,223	41,690
Loans	131,211	19,358	44,038	36,301	230,908
	141,414	20,474	58,139	61,524	281,551

Interest-bearing liabilities:
Interest-bearing demand deposits (1)	18,098		14,753		32,851
Savings (1)			23,686		23,686
Certificates less than $100,000	8,969	31,778	9,838	2,504	53,089
Certificates, $100,000 and over	26,301	76,321	8,847	1,728	113,197
Guaranteed preferred beneficial interests in junior subordinated debentures	4,124				4,124
Other borrowings		13,000	20,000		33,000
	57,492	121,099	77,124	4,232	259,947

Interest rate sensitivity gap	$83,922	(100,625)	(18,985)	57,292	21,561

Cumulative interest rate sensitivity gap	$83,922	(16,703)	(35,688)	21,604

Interest rate sensitivity gap ratio	2.46	.17	.75	14.53

Cumulative interest rate sensitivity gap ratio	2.46	.91	.86	1.08

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

	Year Ended December 31,
	2005			2004
	Average Balance	Interest Income/ Expense	Average Yield/ Rate Paid	Average Balance	Interest Income/ Expense	Average Yield/ Rate Paid
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Loans, net of unearned interest	$176,266	$12,986	7.37%	$115,200	$7,933	6.89%
Investment securities (including restricted equity securities):
Taxable	43,168	1,670	3.87	33,076	1,349	4.08
Nontaxable	1,495	38	2.54	1,702	46	2.70
Interest-bearing deposits in banks	416	16	3.85	412	5	1.21
Federal funds sold	4,495	172	3.83	5,668	80	1.41
Total interest-earning assets	225,840	14,882	6.59	156,058	9,413	6.03

Non-interest-earning assets:
Cash	6,468			4,907
Allowance for loan losses	(1,891)			(1,837)
Unrealized loss on available for sale securities	(947)			(214)
Other assets	19,993			15,374
Total noninterest-earning assets	23,623			18,230

Total assets	$249,463			$174,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings and interest-bearing demand deposits	$53,459	$805	1.51%	$42,012	$269	0.64%
Time deposits	113,180	3,890	3.44	75,463	1,963	2.60
Other borrowings	34,992	1,390	3.97	23,776	815	3.43
Total interest-bearing liabilities	201,631	6,085	3.02	141,251	3,047	2.16

Non-interest-bearing liabilities and stockholders’ equity:
Demand deposits	20,554			13,984
Other liabilities	1,339			1,247
Stockholders’ equity	25,939			17,806
Total noninterest-bearing liabilities and stockholders’ equity	47,832			33,037

Total liabilities and stockholders’ equity	$249,463			$174,288

Interest rate spread			3.57%			3.87%

Net interest income		$8,797			$6,366

Net interest margin			3.90%			4.08%

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

	Year Ended December 31,
	2005 vs. 2004
	(Dollars in Thousands)
		Changes Due To
	Increase (Decrease)	Rate	Volume
Increase (decrease) in:
Income from earning assets:
Interest and fees on loans	$5,053	$848	$4,205
Interest on securities:
Taxable	321	(91)	412
Tax exempt	(8)	(2)	(6)
Interest-bearing deposits in banks	11	11	0
Interest on federal loans	92	109	(17)
Total interest income	5,469	874	4,595

Expense from interest-bearing liabilities:
Interest on savings and interest-bearing demand deposits	536	463	73
Interest on time deposits	1,927	946	981
Interest on other borrowings	575	191	384
Total interest expense	3,038	1,599	1,439

Net interest income	$2,431	$(725)	$3,156

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

INVESTMENT PORTFOLIO
Types of Investments

The carrying amounts of available-for-sale securities at the dates indicated are summarized as follows:

	December 31,
	2005	2004
	(Dollars in Thousands)

U. S. Government and agency securities	$30,476	$25,082
State and municipal securities	1,504	1,448
Mortgage-backed securities	7,585	8,719
Equity Securities	2,125	7,269
Total securities	$41,690	$42,518

Maturities

The amounts of investment securities in each category as of December 31, 2005 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

	U. S. Treasury and Other U. S. Government Agencies and Corporations (Dollars in Thousands)		State and Political Subdivisions (Dollars in Thousands)		Equity Securities (Dollars in Thousands)
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

Maturity:
One year or less	$983	2.77%	$133	2.10%	$-	-%
After one year through five years	25,400	3.70	922	2.05	-	-
After five years through ten years	4,093	4.37	197	3.13	-	-
After ten years	8,460	4.52	252	4.20	1,250	5.52
	$38,936	3.92%	$1,504	2.56%	$1,250	5.52%

(1)
Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,
	2005	2004
	(Dollars in Thousands)

Commercial	$38,145	$29,170
Real estate - construction	37,049	12,443
Real estate - farmland	866	802
Real estate - mortgage	144,486	72,885
Consumer installment loans and other	10,233	11,550
	230,779	126,850
Net deferred loan fees and costs	129	335
	230,908	127,185
Less allowance for loan losses	3,000	1,528
Net loans	$227,908	$125,657

Maturities and Sensitivities of Loans to Changes in Interest Rates

Commercial and construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

	December 31,
	2005	2004
	(Dollars in Thousands)
Commercial:
One year or less	$20,229	$20,266
After one year through five years	17,629	8,882
After five years	287	22
	38,145	29,170

Construction:
One year or less	31,090	12,443
After one year through five years	5,959	-
After five years	-	-
	37,049	12,443

	$75,194	$41,613

The following table summarizes the above loans at December 31, 2005 with the due dates after one year, which have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)

Predetermined interest rates	$12,595
Floating or adjustable interest rates	11,280
$23,875

Risk Elements

Information with respect to nonaccrual, past due and restructured loans are as follows:

	December 31,
	2005	2004
	(Dollars in Thousands)

Nonaccrual loans	$37	$81
Loans contractually past due ninety days or more as to interest
or principal payments and still accruing	-	-
Restructured loans	-	-
Loans, now current about which there are serious doubts as to
the ability of the borrower to comply with loan repayment terms	-	-

It is the policy of the Banks to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. A loan is placed on nonaccrual status when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

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

	December 31,
	2005	2004
	(Dollars in Thousands)

Average amount of loans outstanding	$176,266	$115,200

Balance of reserve for possible loan losses at beginning of period	$1,528	$2,118

Charge-offs:
Commercial, financial and agricultural	246	394
Real estate	102	11
Consumer	687	386
Recoveries:
Commercial, financial and agricultural	26	42
Real estate	-	-
Consumer	205	94
Net charge-offs	804	655

Additions to reserve charged to operating expenses	2,276	65
Balance of reserve for possible loan losses	$3,000	$1,528

Ratio of net loan charge-offs to average loans	0.46%	0.57%

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

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	At December 31,
	2005		2004
	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans
	(Dollars in Thousands)

Commercial, financial, industrial and agricultural	$1,883	17%	$1,011	23%
Real estate	912	79	291	68
Consumer	205	4	226	9
Unallocated	-	-	-	-
	$3,000	100%	$1,528	100%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

	Year Ended December 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)

Non-interest bearing demand deposits	$20,554	-%	$13,984	-%
Interest-bearing demand and savings deposits	53,459	1.51	42,012	0.64
Time deposits	113,180	3.44	75,463	2.60
Total deposits	$187,193		$131,459

The Company has a large, stable base of time deposits, with little dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2005, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

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

	Year Ended December 31,
	2005	2004

Return on assets	.05%	.49%

Return on equity	.44	4.81

Dividends payout	205.92	20.00

Equity to assets ratio	10.40	10.22

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
tion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Community Capital Bancshares, Inc.
Albany, Georgia

We have audited the accompanying consolidated balance sheets of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Albany, Georgia
April 7, 2006

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

Assets	2005	2004

Cash and due from banks	$6,930,791	$5,514,821
Federal funds sold	8,671,000	1,363,000
Securities available for sale, at fair value	41,690,377	42,518,152
Restricted equity securities, at cost	2,425,850	2,019,050

Loans	230,908,429	127,185,285
Less allowance for loan losses	3,000,207	1,528,209
Loans, net	227,908,222	125,657,076

Premises and equipment	7,892,071	6,150,335
Goodwill	2,333,509	2,333,509
Core deposit premium	281,818	329,926
Other assets	11,323,540	9,404,020

	$309,457,178	$195,289,889

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$22,744,631	$16,315,770
Interest-bearing	222,824,147	122,723,473
Total deposits	245,568,778	139,039,243
Other borrowings	33,000,000	25,152,543
Guaranteed preferred beneficial interests in junior subordinated debentures	4,124,000	4,124,000
Other liabilities	1,369,532	1,142,355
Total liabilities	284,062,310	169,458,141

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value not stated; 2,000,000 shares
authorized; no shares issued	-	-
Common stock, par value $1; 10,000,000 shares authorized;
2,973,356 and 2,946,476 issued and outstanding	2,973,356	2,946,476
Capital surplus	22,245,618	22,045,641
Retained earnings	1,468,598	1,588,603
Accumulated other comprehensive loss	(845,383)	(328,865)
	25,842,189	26,251,855
Less cost of treasury stock, 59,851 and 58,921 shares	447,321	420,107
Total stockholders' equity	25,394,868	25,831,748

	$309,457,178	$195,289,889

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Interest income
Loans	$12,985,455	$7,932,760
Taxable securities	1,669,370	1,348,955
Nontaxable securities	37,926	45,698
Deposits in banks	16,031	5,537
Federal funds sold	172,848	79,578
Total interest income	14,881,630	9,412,528

Interest expense
Deposits	4,695,007	2,231,636
Other borrowed money	1,390,111	814,801
Total interest expense	6,085,118	3,046,437

Net interest income	8,796,512	6,366,091
Provision for loan losses	2,276,000	65,000
Net interest income after provision for loan losses	6,520,512	6,301,091

Other income
Service charges on deposit accounts	1,037,741	916,688
Financial service fees	211,795	89,248
Mortgage origination fees	564,955	172,949
Gain (loss) on sale of investment securities	(774,800)	54,335
Increase in cash surrender value of bank owned life insurance policies	241,945	140,300
Other operating income	140,116	83,611
Total other income	1,421,752	1,457,131

Other expenses
Salaries and employee benefits	3,645,348	3,116,370
Equipment and occupancy expenses	1,251,632	982,243
Marketing expenses	203,111	213,889
Data processing expenses	617,190	495,213
Administrative expenses	616,335	385,664
Legal and professional fees	372,390	357,691
Directors fees	248,300	239,400
Amortization of intangible assets	48,108	52,079
Stationery and supply expenses	186,727	153,951
Other operating expenses	708,746	510,475
Total other expenses	7,897,887	6,506,975

Income before income tax (benefit)	44,377	1,251,247

Income tax (benefit) expense	(68,922)	395,175

Net income	$113,299	$856,072

Basic earnings per share	$0.04	$0.40

Diluted earnings per share	$0.04	$0.38

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Net income	$113,299	$856,072

Other comprehensive loss:
Net unrealized holding losses arising during period,
net of tax benefits of $529,517 and $159,729	(1,027,886)	(310,062)

Reclassification adjustment for losses (gains) included in net income,
net of tax expense (benefit) $(263,432) and $18,474	511,368	(35,861)
Total other comprehensive loss	(516,518)	(345,923)

Comprehensive income (loss)	$(403,219)	$510,149

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004

					Accumulated
	Common Stock				Other	Treasury Stock		Total
	Shares	Par Value	Capital Surplus	Retained Earnings	Comprehensive Income (Loss)	Shares	Cost	Stockholders' Equity

Balance, December 31, 2003	1,741,191	$1,741,191	$11,075,397	$915,679	$17,058	64,149	$(451,684)	$13,297,641
Net income	-	-	-	856,072	-	-	-	856,072
Issuance of common stock, net of stock issue costs	1,150,000	1,150,000	10,626,490	-	-	-	-	11,776,490
Stock issued upon exercise of warrants and options	58,998	58,998	353,988	-	-	-	-	412,986
Stock redeemed in connection with bank acquisition	(3,713)	(3,713)	(44,560)	-	-	-	-	(48,273)
Dividends declared, $.08 per share	-	-	-	(183,148)	-	-	-	(183,148)
Net treasury stock transactions	-	-	34,326	-	-	(5,228)	31,577	65,903
Other comprehensive loss	-	-	-	-	(345,923)	-	-	(345,923)
Balance, December 31, 2004	2,946,476	2,946,476	22,045,641	1,588,603	(328,865)	58,921	(420,107)	25,831,748
Net income	-	-	-	113,299	-	-	-	113,299
Stock issued upon exercise of warrants and options	26,880	26,880	186,809	-	-	-	-	213,689
Dividends declared, $.08 per share	-	-	-	(233,304)	-	-	-	(233,304)
Net treasury stock transactions	-	-	13,168	-	-	930	(27,214)	(14,046)
Other comprehensive loss	-	-	-	-	(516,518)	-	-	(516,518)
Balance, December 31, 2005	2,973,356	$2,973,356	$22,245,618	$1,468,598	$(845,383)	59,851	$(447,321)	$25,394,868

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING ACTIVITIES
Net income	$113,299	$856,072
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	437,140	425,768
Amortization of core deposit premiums	48,108	52,079
Provision for loan losses	2,276,000	65,000
Provision for deferred taxes	(393,883)	533,294
Net (gain) loss on sale of securities available for sale	774,800	(54,335)
Increase (decrease) in income taxes payable	326,739	(38,952)
Increase in interest receivable	(1,096,979)	(94,006)
Increase (decrease) in interest payable	349,271	(31,907)
Other operating activities	(611,409)	(447,485)

Net cash provided by operating activities	2,223,086	1,265,528

INVESTING ACTIVITIES
Purchase of property and equipment	(2,178,876)	(1,837,318)
Net (increase) decrease in federal funds sold	(7,308,000)	1,321,000
Net increase in loans	(104,527,146)	(18,250,857)
Proceeds from maturities of securities available for sale	1,277,340	5,781,067
Proceeds from sales of securities available for sale	6,608,456	8,006,143
Purchases of securities available for sale	(9,022,221)	(25,889,469)
Purchase of bank owned life insurance	-	(6,218,300)

Net cash used in investing activities	(115,150,447)	(37,087,734)

FINANCING ACTIVITIES
Net increase in deposits	106,529,535	15,816,746
Dividends paid to shareholders	(233,304)	(154,215)
Proceeds from exercise of stock warrants and options	213,689	412,986
Net increase in other borrowings	7,847,457	9,133,899
Proceeds from issuance of common stock, net	-	11,776,490
Treasury stock transactions, net	(14,046)	65,903

Net cash provided by financing activities	114,343,331	37,051,809

Net increase in cash and due from banks	1,415,970	1,229,603

Cash and due from banks at beginning of year	5,514,821	4,285,218

Cash and due from banks at end of year	$6,930,791	$5,514,821

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$5,735,847	$3,078,344

Income taxes	$-	$-

NONCASH TRANSACTION
Unrealized gains (losses) on securities available for sale	$782,600	$(526,775)

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Community Capital Bancshares, Inc. (the "Company") is a multi-bank holding company whose principal activity is the ownership and management of its wholly-owned bank subsidiaries, Albany Bank and Trust, N.A. and AB&T National Bank, collectively referred to as "the Banks". Albany Bank and Trust’s main office is located in Albany, Dougherty County, Georgia, with one additional full service branch in Albany and one full service branch in Lee County, Georgia, and a loan production office in Charleston, South Carolina. AB&T National Bank is located in Dothan, Houston County, Alabama and has a full service branch in Auburn, Alabama. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Dougherty and Lee Counties, Georgia and Houston and Lee Counties, Alabama, and Charleston County, South Carolina.

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

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $547,000 for each of the years ended December 31, 2005 and 2004.

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

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets:

Years

Buildings	39
Furniture and equipment	3-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2005 and 2004 was $462,906 and $892,799, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the estimated fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment the amount by which the carrying amount exceeds the fair value will be charged to earnings. The Company performed its annual test of impairment in the third quarter of 2005 and determined that there was no impairment of the carrying value.

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

	Years Ended December 31,
	2005	2004

Net income, as reported	$113,299	$856,072
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(117,118)	(138,583)
Pro forma net income	$(3,819)	$717,489
Earnings per share:
Basic - as reported	$.04	$.40
Basic - pro forma	$-	$.33
Diluted - as reported	$.04	$.38
Diluted - pro forma	$-	$.32

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

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2005	2004

Net income	$113,299	$856,072

Weighted average number of common shares outstanding	2,908,758	2,116,920
Effect of dilutive options	155,985	163,278
Weighted average number of common shares outstanding
used to calculate dilutive earnings per share	3,064,743	2,280,198

At December 31, 2005 and 2004, potential common shares of 184,660 and 29,261, respectively, were not included in the calculation of diluted earnings per share because the exercise of such shares would be anti-dilutive.

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

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This Statement applies to all awards granted or vesting after the required effective date and to awards modified, repurchased or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2005:
U. S. Treasury and U.S.
Government agencies	$31,326,230	$207	$(850,485)	$30,475,952
State and municipal securities	1,530,838	2,197	(28,685)	1,504,350
Mortgage-backed securities	7,862,088	-	(277,012)	7,585,076
Other debt securities	1,250,000	-	-	1,250,000
Total debt securities	41,969,156	2,404	(1,156,182)	40,815,378
Equity securities	1,002,097	-	(127,098)	874,999
Total securities	$42,971,253	$2,404	$(1,283,280)	$41,690,377

December 31, 2004:
U. S. Treasury and U.S.
Government agencies	$25,338,553	$44,541	$(301,010)	$25,082,084
State and municipal securities	1,456,515	4,514	(12,931)	1,448,098
Mortgage-backed securities	8,777,977	13,936	(72,559)	8,719,354
Total debt securities	35,573,045	62,991	(386,500)	35,249,536
Equity securities	7,443,383	-	(174,767)	7,268,616
Total securities	$43,016,428	$62,991	$(561,267)	$42,518,152

The amortized cost and fair value of debt securities available for sale as of December 31, 2005 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due within one year	$1,134,242	$1,115,782
Due from one to five years	27,071,826	26,322,144
Due from five to ten years	4,401,001	4,290,179
Due after ten years	2,502,098	2,377,197
Mortgage-backed securities	7,862,086	7,585,075
	$42,971,253	$41,690,377

Securities with a carrying value of $14,879,000 and $2,503,960 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. As of December 31, 2005 and 2004, investment securities with a carrying value of $5,818,850 and $559,461, respectively, were pledged to secure advances from the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2005	2004

Gross gains	$6,351	$95,442
Gross losses	781,151	41,107
Net realized gains (losses)	$(774,800)	$54,335

The following tables show the gross unrealized losses and fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

	Less Than 12 Months		Over 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2005:
U.S. government and agency securities	$10,851,715	$178,367	$17,119,885	$672,118	$27,971,600	$850,485
State and municipal securities	294,554	8,394	957,599	20,291	1,252,153	28,685
Mortgage-backed securities	1,422,384	36,915	6,162,690	240,097	7,585,074	277,012
Total debt securities	12,568,653	223,676	24,240,174	932,506	36,808,827	1,156,182
Equity securities	-	-	875,000	127,098	875,000	127,098
Total securities	$12,568,653	$223,676	$25,115,174	$1,059,604	$37,683,827	$1,283,280

December 31, 2004:
U.S. government and agency securities	$11,371,790	$135,119	$6,112,185	$165,891	$17,483,975	$301,010
State and municipal securities	609,694	6,118	583,889	6,813	1,193,583	12,931
Mortgage-backed securities	3,849,879	28,269	4,272,439	44,290	8,122,318	72,559
Total debt securities	15,831,363	169,506	10,968,513	216,994	26,799,876	386,500
Equity securities	6,018,616	174,767	-	-	6,018,616	174,767
Total securities	$21,849,979	$344,273	$10,968,513	$216,994	$32,818,492	$561,267

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2005, seventy-six debt securities have unrealized losses with aggregate depreciation of $1,283,280 from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts' reports. As management has the ability to hold securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004

Commercial	$38,145,071	$29,170,065
Real estate - construction	37,049,069	12,443,028
Real estate - farmland	866,002	802,002
Real estate - mortgage	144,486,308	72,884,576
Consumer and other	10,233,019	11,550,026
	230,779,469	126,849,697
Net deferred loan fees and costs	128,960	335,588
	230,908,429	127,185,285
Allowance for loan losses	(3,000,207)	(1,528,209)
Loans, net	$227,908,222	$125,657,076

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004

Balance, beginning of year	$1,528,209	$2,117,555
Provision for loan losses	2,276,000	65,000
Loans charged off	(1,035,866)	(790,597)
Recoveries of loans previously charged off	231,864	136,251
Balance, end of year	$3,000,207	$1,528,209

The following is a summary of information pertaining to impaired loans and nonaccrual loans:

	As of and for the Years Ended December 31,
	2005	2004
Impaired loans without a valuation allowance	$-	$-
Impaired loans with a valuation allowance	218,000	279,679
Total impaired loans	$218,000	$279,679
Valuation allowance related to impaired loans	$96,390	$109,539
Average investment in impaired loans	$378,000	$934,840
Interest income recognized on impaired loans	$-	$108,992

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

Loans on nonaccrual status amounted to approximately $36,828 and $81,171 at December 31, 2005 and 2004, respectively. There were no loans past due ninety days or more and still accruing interest.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$3,181,696
Advances	1,415,150
Repayments	(804,681)
Balance, end of year	$3,792,165

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004

Land	$3,023,195	$2,043,194
Buildings	4,132,837	3,343,743
Furniture and equipment	2,963,099	2,671,167
Construction in progress (estimated cost to complete $1,764,000)	93,165	-
	10,212,296	8,058,104
Accumulated depreciation	(2,320,225)	(1,907,769)
	$7,892,071	$6,150,335

Leases

The Company leases the Lee County office under a noncancelable operating lease agreement from Carr Farms, LLP. The lease had an initial lease term of 3 years with an option for a 1 year, 2 years or 3 years renewal on the Lee County office.

The Company also leases the operations center under a noncancelable operating lease from Carter Commercial Properties, LLP. The lease had an initial lease term of 5 years with one five year renewal option.

Rental expense under all operating leases amounted to $83,647 and $75,570 for each of the years ended December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:

2006	$69,570
2007	55,500
2008	11,400
$136,470

NOTE 5.	INTANGIBLE ASSETS

Following is a summary of information related to intangible assets:

	As of December 31, 2005		As of December 31, 2004
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Amortized intangible assets
core deposit premiums	$397,253	$115,435	$397,253	$67,327

The estimated amortization expense for each of the next five years is as follows:

2006	$42,197
2007	40,731
2008	35,718
2009	37,924
2010	35,164

Changes in the carrying amount of goodwill are as follows:

	For the Year Ended December 31,
	2005	2004

Beginning balance	$2,333,509	$2,117,166
Increase in goodwill based on final calculation of fair
market value of assets and liabilities acquired	-	216,343
Ending balance	$2,333,509	$2,333,509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $113,198,091 and $27,334,872, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$143,372,424
2007	16,705,426
2008	2,036,336
2009	1,597,614
2010	2,634,397
$166,346,197

The Company had brokered time deposits of $37,807,000 at December 31, 2005, all maturing within the next twelve months.

NOTE 7.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2005	2004

Federal Home Loan Bank advances with interest and
principal payments due at various maturity dates
through 2008 and interest rates ranging from 3.35%
to 4.34% at December 31, 2005 (weighted average
interest rate is 3.87% at December 31, 2005).	$33,000,000	$25,152,543

 Contractual maturities of other borrowings as of December 31, 2005 are as follows:

2006	$13,000,000
2007	10,000,000
2008	10,000,000
$33,000,000

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $49,095,181, Federal Home Loan Bank stock of approximately $389,000 and $5,815,850 in investment securities.

The Company and subsidiaries have available unused lines of credit with various financial institutions totaling $8,300,000 at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Profit Sharing Plan

The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $110,181 and $82,009 for the years ended December 31, 2005 and 2004, respectively.

Deferred Compensation Plan

During 2004, the Company established a deferred compensation plan providing for death and retirement benefits for certain officers. The estimated amounts to be paid under the compensation plan have been partially funded through the purchase of life insurance policies on the officers. Accrued deferred compensation of $187,951 and $77,968 is included in other liabilities as of December 31, 2005 and 2004, respectively. Cash surrender values of $6,382,245 and $6,218,300 on the insurance policies is included in other assets at December 31, 2005 and 2004, respectively.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan enables eligible employees to purchase shares of the Company’s common stock through payroll deductions. During 2005, the Company exhausted the shares reserved for issuance under this plan. As a result, the Employee Stock Purchase Plan was terminated effective September 30, 2005. Under the Employee Stock Purchase Plan, employee payroll deductions were combined with matching contributions made by the Company and used to purchase shares of the Company’s common stock on behalf of the employee at the end of the quarter. The shares were purchased in the open market at prevailing prices at the time of the purchase or were purchased from the Company at fair market value. If an employee terminated employment with the Company or any affiliate or the employee no longer satisfied the eligibility requirements, the employee’s payroll deductions made under the plan that had not been used to purchase shares of the Company’s common stock were returned to that employee and any matching credits were forfeited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTIONS AND WARRANTS

On March 11, 1999, the Company’s shareholders approved the 1998 Stock Incentive Plan under which options to purchase 303,574 shares of its common stock may be granted to directors, officers and employees. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of an incentive stock option may not be less than the fair market value of the Company’s common stock on the date of the grant nor less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock or any subsidiary. Nonqualified stock options may be made exercisable at a price no less than 85% of the fair market value of the Company’s common stock on the date that the option is granted. Additionally, the exercise price of any option granted to an individual who is, on the last day of the taxable year, the chief executive officer of the Company or one of the four other highest compensated officers of the Company may not be less than the fair market value of the Company’s common stock on the date of grant. The term of any incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the Company’s common stock or any subsidiary will not be exercisable after the expiration of five years from the date the option is granted. Subject to any further limitations in a stock option agreement, in the event of a participant’s termination of employment, the term of an incentive stock option will expire, terminate and become unexercisable no later than three months after the date of the termination of employment; provided, however, that if termination of employment is due to death or disability, a one-year period shall be substituted for the three-month period.

On April 24, 2000, the Board of Directors adopted the 2000 Outside Directors Stock Option Plan under which nonqualified stock options to purchase up to 21,429 shares of the Company’s common stock may be granted to directors who are not employees of the Company or any of its affiliates and to the Chairman of the Board of Directors, regardless of whether he is an employee of the Company. The plan provides for an annual grant of a nonqualified stock option to purchase 142 shares of the Company’s common stock to each existing non-employee director and a nonqualified stock option to purchase 285 shares of the Company’s common stock to the Chairman of the Board of Directors as of the date of each annual shareholders’ meeting. Options granted pursuant to this plan are generally nontransferable except by will or the laws of descent and distribution unless otherwise permitted by the Board of Directors. These options are fully vested and exercisable immediately, subject to any restriction imposed by the primary federal regulator of the Company. The exercise price of these options must be equal to the fair market value of the common stock on the date the option is granted. The term of the options may not exceed ten years from the date of grant. If a participant ceases to be a director of the Company or any affiliate, the options expire, terminate and become unexercisable no later than 90 days after the date the participant ceases to provide services to the Company.

Under a nonqualified stock option agreement with Charles M. Jones, III on November 15, 1999, the Company granted Mr. Jones a nonqualified stock option to purchase 21,428 shares of the Company’s common stock at an exercise price of $7.35 per share, as adjusted to reflect the Company’s ten-for-seven stock split effective in January 2001. This was a stand-alone option award that was made outside of the 1998 Stock Incentive Plan. This option vested in 20% equal increments over five years beginning on the first anniversary of the grant date and is currently fully vested. The option expires on the tenth anniversary of the grant date or, if earlier, 90 days after Mr. Jones ceases to be a director of the Company or any affiliate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTIONS AND WARRANTS (Continued)

On February 23, 2003, the Company granted five members of management options to purchase an aggregate of 50,000 shares of the Company’s common stock at an exercise price of $10.18 per share. These were stand-alone option awards that were made outside of the 1998 Stock Incentive Plan. These options vest in 20% equal increments over five years beginning on the first anniversary of the grant date for so long as the individual serves as an employee of the Company or any of its affiliates. The options will become fully vested if there is a change in control of the Company. The options will expire on the tenth anniversary of the grant date or, if earlier, 90 days after the optionee ceases to be an employee of the Company or any affiliate.

On March 11, 1999, Community Capital issued its directors warrants to purchase an aggregate of 302,420 shares of Community Capital's common stock at $7.00 per share, as adjusted to reflect Community Capital's ten-for-seven stock split effective in January 2001. The warrants become exercisable in 20% annual increments beginning on the first anniversary of the issuance date. Exercisable warrants will remain exercisable for the ten-year period following the date of issuance or for 90 days after the warrant holder ceases to be a director of Community Capital, whichever is shorter. The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if the Bank's capital falls below the minimum level, as determined by the Officer of the Comptroller of the Currency, Community Capital directors may be directed to exercise or forfeit their warrants. At December 31, 2005 and 2004, there were 206,208 and 227,493 warrants outstanding, respectively.

Other pertinent information related to the options and warrants is as follows:

	2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	305,435	$9.33	239,948	$8.48
Granted	86,182	11.20	77,630	11.31
Exercised	(5,596)	10.06	(9,713)	7.00
Forfeited	(11,400)	10.94	(2,430)	7.00
Outstanding at end of year	374,621	$9.81	305,435	$9.33

Options exercisable at year-end	206,428		169,935
Weighted-average fair value of options
granted during the year		$3.76		$4.01

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTIONS AND WARRANTS (Continued)

Information pertaining to options outstanding at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Life	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price

$ 7.00	118,713	3.3 years	$ 7.00	118,713	$ 7.00
7.00	1,989	4.3 years	7.00	1,989	7.00
7.00	1,989	5.3 years	7.00	1,989	7.00
7.70	1,713	3.3 years	7.70	1,713	7.70
7.35	21,428	3.9 years	7.35	21,428	7.35
9.10	2,142	3.3 years	9.10	2,142	9.10
8.15	1,988	6.3 years	8.15	1,988	8.15
10.18	40,000	6.3 years	10.18	16,000	10.18
13.97	26,989	6.8 years	13.97	11,989	13.97
11.05	15,000	8.4 years	11.05	3,000	11.05
11.36	57,500	8.7 years	11.36	11,500	11.36
12.00	1,988	8.4 years	12.00	1,988	12.00
12.36	15,000	9.4 years	12.36	10,000	12.36
10.98	55,000	9.5 years	10.98	-	10.98
12.25	3,000	9.6 years	12.25	-	12.25
11.90	9,182	9.6 years	11.90	1,989	11.90
11.76	1,000	9.6 years	11.76	-	11.76
	374,621			206,428

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2005	2004

Dividend yield	.78%	.78%
Expected life	10 years	10 years
Expected volatility	14.83% -15.96%	23.60%
Risk-free interest rate	4.40%	5.05%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2005	2004

Current	$324,961	$(138,119)
Deferred	(393,883)	533,294
	$(68,922)	$395,175

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004

Tax provision at statutory federal rate	$15,088	$425,424
Tax-exempt income, net	(10,456)	(17,123)
Bank owned life insurance	(82,261)	(47,702)
Other	8,707	34,576
Income tax expense (benefit)	$(68,922)	$395,175

The components of the net deferred tax asset included in other assets are as follows:

	Years Ended December 31,
	2005	2004

Deferred tax assets:
Loan loss reserves	$512,472	$272,571
Organizational and pre-opening expenses	23,581	-
Net operating losses	65,487	73,123
Deferred compensation	63,903	26,509
Securities available for sale	435,494	169,412
Write down of repossessed assets	41,672	31,302
Nonaccrual loan interest	-	816
	1,142,609	573,733

Deferred tax liabilities:
Core deposit premiums	95,818	112,175
Premium on purchased loans	2,378	6,291
Depreciation	229,075	229,608
Deferred loan costs, net	43,813	114,099
	371,084	462,173

Net deferred tax assets	$771,525	$111,560

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	COMMITMENTS AND CONTINGENCIES

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

	2005	2004

Commitments to extend credit	$71,362,000	$18,953,520
Standby letters of credit	1,292,550	1,210,600
	$72,654,550	$20,164,120

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

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended December 31, 2005 and 2004.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	CONCENTRATIONS OF CREDIT

Concentration by Geographic Location:

The Company originates primarily commercial, commercial real estate, residential real estate and consumer loans to customers in Dougherty and Lee Counties (Georgia), Houston and Lee Counties (Alabama), Charleston County, South Carolina and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual obligations is dependent on the local and metropolitan Albany, Georgia, Dothan, Alabama, and Charleston, South Carolina economies.

Seventy-nine percent of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of each Bank’s statutory capital, or approximately $1,650,000 for Albany Bank and Trust and $1,500,000 for AB&T National Bank.

NOTE 14.	REGULATORY MATTERS

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $2,922,000 of retained earnings were available for dividend declaration without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2005, the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulators categorized Albany Bank and Trust and AB&T National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks’ categories. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	REGULATORY MATTERS (Continued)

The Company and Banks’ actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$30,311	13.28%	$18,265	8%	- - N/A - -
Albany Bank and Trust	$16,521	10.08%	$13,118	8%	$16,397	10%
AB&T National Bank	$8,427	12.97%	$5,199	8%	$6,499	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$27,497	12.04%	$9,133	4%	- - N/A - -
Albany Bank and Trust	$14,522	8.86%	$6,559	4%	$9,838	6%
AB&T National Bank	$7,612	11.71%	$2,600	4%	$3,899	6%
Tier I Capital to Average Assets:
Consolidated	$27,497	9.41%	$11,690	4%	- - N/A - -
Albany Bank and Trust	$14,522	6.64%	$8,745	4%	$10,932	5%
AB&T National Bank	$7,612	9.73%	$3,130	4%	$3,912	5%

December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$28,639	20.84%	$10,994	8%	- - N/A - -
Albany Bank and Trust	$15,045	13.41%	$8,975	8%	$11,219	10%
AB&T National Bank	$7,840	30.72%	$2,042	8%	$2,552	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$27,323	19.88%	$5,497	4%	- - N/A - -
Albany Bank and Trust	$14,051	12.52%	$4,488	4%	$6,731	6%
AB&T National Bank	$7,518	29.45%	$1,021	4%	$1,531	6%
Tier I Capital to Average Assets:
Consolidated	$27,323	14.81%	$7,382	4%	- - N/A - -
Albany Bank and Trust	$14,051	9.37%	$6,000	4%	$7,500	5%
AB&T National Bank	$7,518	21.38%	$1,406	4%	$1,758	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The carrying amount and estimated fair value of the Company's financial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks, interest-
bearing deposits at other financial
institutions and federal funds sold	$15,601,791	$15,601,791	$6,877,821	$6,877,821
Securities	44,116,227	44,116,227	44,537,202	44,537,202
Loans	227,908,222	227,077,777	125,657,076	125,031,672
Accrued interest receivable	2,232,514	2,232,514	1,135,535	1,135,535

Financial liabilities:
Deposits	245,568,778	245,369,499	139,039,243	139,349,614
Other borrowings and subordinated
debentures	37,124,000	36,904,695	29,276,543	28,560,520
Accrued interest payable	608,328	608,328	181,073	181,073

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2005 and 2004 and statements of income and cash flows of Community Capital Bancshares, Inc. for the periods ended December 31, 2005 and 2004.

CONDENSED BALANCE SHEETS

	2005	2004

Assets
Cash	$4,541,943	$4,884,381
Investment in subsidiaries	24,031,267	23,964,365
Premises and equipment	550,620	599,905
Other assets	736,614	791,967
Total assets	$29,860,444	$30,240,618

Liabilities
Guaranteed preferred beneficial interests in junior
subordinated debentures	$4,124,000	$4,124,000
Other liabilities	341,576	284,870
Total liabilities	4,465,576	4,408,870

Stockholders’ equity	25,394,868	25,831,748

Total liabilities and stockholders’ equity	$29,860,444	$30,240,618

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2005	2004
Income
Management fees	$1,632,000	$880,008
Other	4,152	494
	1,636,152	880,502

Expenses
Interest expense	282,340	251,770
Salaries and employees benefits	1,073,067	1,002,219
Legal and professional	150,068	112,851
Occupancy expenses	272,368	59,967
Other operating expenses	379,762	290,325
	2,157,605	1,717,132

Loss before income tax benefit and equity
in undistributed income of subsidiaries	(521,453)	(836,630)

Income tax benefit	164,618	262,484

Loss before equity in undistributed income of subsidiaries	(356,835)	(574,146)

Equity in undistributed income of subsidiaries	470,134	1,430,218

Net income	$113,299	$856,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004
OPERATING ACTIVITIES
Net income	$113,299	$856,072
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation	104,793	-
Provision for deferred taxes	(66,176)	-
Undistributed income of subsidiaries	(470,134)	(1,430,218)
Decrease in taxes receivable	122,556	193,703
Other operating activities	(59,916)	142,565

Net cash used in operating activities	(255,578)	(237,878)

INVESTING ACTIVITIES
Contribution of capital to subsidiary bank	-	(5,000,000)
Cash paid for purchased subsidiary	-	(1,659,059)
Purchase of property and equipment	(55,509)	(134,567)

Net cash used in investing activities	(55,509)	(6,793,626)

FINANCING ACTIVITIES
Dividends paid to shareholders	(230,994)	(154,215)
Proceeds from issuance of common stock, net	-	11,776,490
Treasury stock transactions, net	(14,046)	65,903
Proceeds from note payable	-	1,250,000
Repayment of note payable	-	(1,750,000)
Proceeds from exercise of stock warrants and options	213,689	412,986

Net cash provided by (used in) financing activities	(31,351)	11,601,164

Net increase (decrease) in cash	(342,438)	4,569,660

Cash at beginning of period	4,884,381	314,721

Cash at end of year	$4,541,943	$4,884,381

CORPORATE INFORMATION

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “ALBY.” The following table shows the high and low sales price for the Company’s common stock as reported on the NASDAQ Capital market for the periods indicated.

	High and Low Sales Price Per Share		Dividends Declared
	High	Low	(per share)

2005:
First Quarter	$ 13.59	$ 11.00	$ 0.02
Second Quarter	12.40	10.96	0.02
Third Quarter	12.25	11.09	0.02
Fourth Quarter	12.50	10.13	0.02

	High and Low Sales Price per Share
	High	Low	Dividends Declared

2004:
First Quarter	$ 13.00	$ 10.92	$ 0.02
Second Quarter	12.65	10.55	0.02
Third Quarter	14.50	10.01	0.02
Fourth Quarter	13.50	11.04	0.02

The Company’s common stock was held by approximately 170 shareholders of record at December 31, 2005

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

Form 10-KSB

A copy of the Company’s 2005 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia 31708-1269

General Counsel
Powell Goldstein, LLP
Atlanta, Georgia

Independent Auditors
Mauldin & Jenkins, LLC
Albany, Georgia

Community Capital Bancshares, Inc.

DIRECTORS AND OFFICERS

DIRECTORS

Charles M. Jones, III Chairman & CEO, Community Capital Bancshares, Inc. Chief Executive Officer, Consolidated Loan and Mortgage Companies	Keith G. Beckham President, AB&T National Bank	Robert M. Beauchamp Attorney Beauchamp & Associates, LLC

Hal E. Cobb President, Atlantic Bank & Trust (in organization)	Bennett D. Cotten, Jr. Orthopedic Surgeon Southwest Georgia Orthopedic and Sports Medicine	Glenn A. Dowling Podiatrist, Managing Partner Ambulatory Surgery Center and Albany Podiatry Associates

Mary Helen Dykes Retired	Van Cise Knowles Surgeon Van C. Knowles M.D., P.C.	C. Richard Langley Attorney Langley & Lee

William F. McAfee Business Owner - Bill McAfee Leasing, a commercial truck lessor	Mark M. Shoemaker Medical Doctor Albany Anesthesia Assoc	Jane Anne Sullivan Business owner, Buildings Exchange, a real estate holding company

John P. Ventulett, Jr. Executive Insurance Agent J. Smith Lanier Insurors, Inc.	Lawrence B. Willson Vice President and farm manager, Sunnyland Farms, Inc.	James D. Woods Medical Doctor Drs. Adams and Woods, M.D., P.C

OFFICERS

Paul E. Joiner Interim President Community Capital Bancshares, Inc. and Albany Bank & Trust	David C. Guillebeau Executive Vice President Senior Lending Executive	David J. Baranko Executive Vice President, Chief Financial Officer and Secretary

Stan W. Edmonds Vice President - Finance	Misty L. Bruce Director of Human Resources	Justin K. Strickland Marketing Officer

Albany Bank & Trust

National Bank

CHARLESTON
a division of Albany Bank & Trust

FIRST NATIONAL BANK of Lee County

COMMUNITY CAPITAL Bancshares

Post Office Drawer 71269
Albany, Georgia 31708-1269
www.comcapbancshares.com