Form 10-K, Exhibit 13
period 2006-12-31
COMMUNITY CAPITAL BANCSHARES INC
filed 2007-04-17
CIK 1074369

Exhibit 13.1

LETTER FROM THE PRESIDENT

Community Capital Bancshares, Inc. experienced significant changes in 2006; from changes in our strategic focus to changes in our executive management team. During the year, we shifted our focus from expanding our presence in the Charleston, South Carolina area to focusing on our core business and customer bases in the Albany, Dothan and Auburn markets. In addition, we have focused on increasing capital ratios by reducing assets and restraining growth during the year. The year was also marked by the selection of a new President and Chief Executive Officer and other key management changes.

Your Company’s net income was $424,000, or $0.14 per share, for 2006. This compares to $113,000, or $0.04 per share, for the prior year. Total assets were $296.9 million at the year-end of 2006, which was a decrease of $12.5 million from 2005. Under the Formal Agreements with the OCC, each of the subsidiary Banks agreed to maintain higher capital-to-asset ratios. As a result, during the last half of 2006, the Company reduced its asset size through the sales of loan participations and investment securities and restricted its asset growth in order to strengthen each bank’s capital position.

Our management team is looking forward to the coming year. During 2007, our focus is to increase profitability without significantly increasing our earning asset base. In other words, profitability and return on equity are our primary objectives. Our strategy is to increase our activities in the markets of Auburn and Dothan, Alabama as we exit the Charleston market.

We must never forget you, the shareholder, who brought us here and our customers, who continue to support our company. We thank you for your continuous support of Community Capital Bancshares, Inc.

Sincerely,
/s/ John H. Monk, Jr.
John H. Monk, Jr. President & Chief Executive Officer

Community Capital Bancshares, Inc.
Annual Report

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The following is a discussion of the financial condition of Community Capital Bancshares, Inc. (“the Company”), its banking subsidiaries, Albany Bank & Trust N. A. and AB&T National Bank, N.A.(collectively, the “Banks”), and its Community Capital Statutory Trust I, Community Capital Technology Services, Inc. and Community Aviation, LLC subsidiaries at December 31, 2006 and 2005 and the results of their operations for the years 2006, 2005 and 2004. The purpose of this discussion is to focus on information about the Company’s financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of our report on Form 10-K for the year ended December 31, 2006.

Overview

Net income for 2006 was $424,000 as compared to the prior year amount of $113,000, representing an increase in net income of $311,000. Net income before taxes increased $667,000 to $711,000. The Company recorded a provision for taxes of $286,000 in 2006 compared to a tax benefit of $69,000 in 2005. Basic earnings per share increased in the current year to $0.14 from the 2005 amount of $0.04.

Total assets decreased during the year by $12,521,000 or 4%. During the third quarter of 2006, the Company reduced its asset size through the sale of loan participations of approximately $12 million and investment securities of approximately $3 million and restricted asset growth in order to strengthen the Banks’ ratios of Tier 1 capital to risk-weighted assets and adjusted total assets, as required by the Banks’ Formal Agreements with the Office of the Comptroller of the Currency (“OCC”), which are described below.

In July, 2006, each of the Banks entered into a formal Agreement with the OCC (the “OCC Agreements). Under the OCC Agreements, the Banks agreed to maintain higher capital levels and to review the responsibilities of the CEO, President, Senior Loan Officer and other management positions of the Banks to ensure that appropriate management was in place to comply with all laws and manage the day-to-day operations of the Banks. The Banks also committed to improve their records and management information systems, information technology systems, reduce their credit risk, and review and enhance their lending policies and systems with regard to credit and collateral documentation, loan review procedures, and overall loan portfolio management. Under its OCC Agreement, Albany Bank & Trust also will review and enhance its internal controls and its conflict of interest policy and overdraft policy, and will improve its record keeping process for transactions with insiders. The OCC Agreements include additional commitments regarding strategic planning, allowances for loan and lease losses, interest rate risk, liquidity, internal audit, each Bank’s investments, and each Bank’s transactions with its affiliates, including Community Capital Bancshares, Inc. Management and the Boards of Directors of the Banks are making monthly progress reports to the OCC.

Additionally, in June 2006, the Company announced that it would not pursue the formation of a new thrift or other future expansion in the Charleston, South Carolina market. As a result, the Company began to restrict its loan growth in Charleston during the third quarter of 2006. Additionally, of the loan participations sold by the Company during the third quarter of 2006, $9 million represented loans originated or secured by real estate located in Charleston and surrounding counties in South Carolina.

The Company has also entered into a separation agreement with Atlantic Bank Holdings, Inc. and Atlantic Bank & Trust (collectively “Atlantic”) regarding the Company’s withdrawal from the Charleston market. After the Company’s withdrawal of its application with the Office of Thrift Supervision for a federal thrift charter to be located in Charleston, Atlantic filed independent applications for a thrift charter and deposit insurance for the Charleston thrift. Under the separation agreement, the Company maintained its loan production office in Charleston until November 30, 2006. The individual organizers of Atlantic continued to operate the loan production office as employees of the Company while they pursued the organization of Atlantic. Atlantic agreed to pay the Company $44,000 per month beginning June 1, 2006 through November 30, 2006 for advisory, rent and information technology fees. The separation agreement also provided for the sale of the Company’s building located at 152 East Bay Street, Charleston, South Carolina to Atlantic at a price equal to no less than $1,825,000. The sale of this building and other fixed assets to Atlantic is scheduled to occur during of the second quarter of 2007.

Financial Condition at December 31, 2006 and 2005

Following is a summary of the Company’s balance sheets as of December 31, 2006 and 2005.

	December 31,
	2006	2005
	(Dollars in Thousands)
Cash and due from banks, including interest-bearing deposits of $214 and $73	$7,408	$6,931
Federal funds sold	6,400	8,671
Securities available for sale	36,524	41,690
Restricted equity securities	2,434	2,426
Loans, net	220,123	227,908
Premises and equipment	6,758	7,892
Premises and equipment held for sale	3,022	—
Other assets	14,267	13,939
	$296,936	$309,457
Total deposits	$237,553	$245,569
Other borrowings	27,000	33,000
Guaranteed preferred benefits in junior subordinated debentures	4,124	4,124
Other liabilities	1,467	1,369
Stockholders’ equity	26,792	25,395
	$296,936	$309,457

Financial Condition at December 31, 2006 and 2005

As of December 31, 2006 the Company had total assets of $296.9 million, a decrease of $12.5 million from the previous year end. Net loans decreased $7.8 million during the year ended December 31, 2006, to $220.1 million and investment securities decreased $5.1 million during the year ended 2006 to $36.5 million. The Company reduced total assets through the sale of loan participations of $12 million and investment securities of $3 million in order to increase the Banks’ ratio of Tier 1 capital to risk-weighted assets and total adjusted assets, as required by the OCC Agreements. The Company expects that loan growth in 2007, will be controlled to generate high quality loans and allow the Banks to remain within the capital limits of the OCC Agreements. Decreased deposits of $8.0 million and Federal Home Loan Bank (“FHLB”) borrowings of $6 million accounted for the majority of the decreased funding of total assets in 2006.

As of December 31, 2005, the Company had total assets of $309.5 million, an increase of $114.2 million from the previous year end. Increased deposits of $106.5 million and FHLB borrowings of $7.8 million funded the majority of the increase in total assets in 2005. The primary use of these funds was to fund loan growth. Net loans increased $102.2 million during the year ended December 31, 2005 to $227.9 million. A portion of the loan growth was also funded by an $828,000 decrease in the investment portfolio as the Company reallocated assets to a higher earning category.

The Company’s investment portfolio, consisting primarily of Federal Agency bonds and mortgage backed securities, amounted to $36.5 million at December 31, 2006, as compared to the December 31, 2005 amount of $41.7 million. All securities are classified as available for sale and carried at current market values except for restricted equity securities, which are carried at cost.

The Company has 60% of its loan portfolio collateralized by real estate located in the Company’s primary market area of Dougherty County and surrounding counties in Georgia, and Houston, Lee and surrounding counties in Alabama. The Company’s real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (42%) and construction loans to build one- to four-family residential properties (16%), and nonresidential and multi-family properties consisting primarily of small business commercial, agricultural and rental properties (22%). The Company generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as listed below:

One- to four-family residential properties	90%
Construction loans on one- to four-family residential properties	85%
Nonresidential and multi-family properties	85%

The remaining 20% of the Company’s loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with the Company’s loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the Company’s market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in the Albany, Dothan and Auburn market areas are stable with no indications of a significant downturn in the general economy.

The Company attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, the Company establishes and periodically reviews its lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 15% of the Bank’s statutory capital in the case of loans which are not fully secured by readily marketable or other permissible types of collateral.

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

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly because they are influenced by interest rates and general economic conditions and competition. The Company attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

State and federal regulatory authorities monitor the liquidity and capital resources of the Company on a periodic basis. Under the OCC Agreements, the Banks were required to increase liquidity, which was accomplished by selling assets, and to review liquidity on a monthly basis. Management of the Company believes that its current liquidity position is satisfactory.

At December 31, 2006, the Company had loan commitments and standby letters of credit outstanding of $59.0 million, compared to $72.7 million in 2005. Since these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Banks have the ability to borrow funds on a short-term basis and purchase federal funds from other financial institutions. At December 31, 2006, the Banks had arrangements with correspondent banks for short-term advances of $7.8 million.

During 2006, total stockholders’ equity increased $1.4 million to $26.8 million as of December 31, 2006, compared to $25.4 million as of December 31, 2005. The increase in stockholders’ equity during 2006 was due to an increase of $185,000 in earnings retained, $277,000 from unrealized net gains on securities available for sale and $68,000 from sale of treasury stock, $166,000 related to stock-based compensation, and $706,000 from exercise of stock warrants and stock options. Total stockholders’ equity decreased by a net amount of $437,000 during 2005. During 2005, total stockholders’ equity decreased $120,000 from earnings retained, $14,000 from treasury stock transactions, and $517,000 in unrealized net losses on securities available for sale, which was offset by $214,000 from the exercise of stock warrants and stock options.

The primary source of funds available to the Company is the payment of dividends to the Company by its subsidiary Banks. Banking regulations limit the amount of the dividends that may be paid by the Banks to the Company without prior approval of the regulatory agencies. Under the OCC Agreements, no dividends can be paid by the Banks to the Company without prior regulatory approval.

The minimum regulatory capital requirements and the actual capital ratios for the Company and the Banks as of December 31, 2006 are as follows:

	The Company Actual	Albany Bank & Trust Actual	AB&T National Bank Actual	Regulatory Requirements
Leverage capital ratio	9.37%	8.53%	8.54%	4.00%
Risk-based capital ratios:
Core capital	13.61%	12.50%	12.04%	4.00%
Total capital	14.88%	13.76%	13.31%	8.00%

These ratios may decline somewhat if assets were to grow, but will still remain in excess of the regulatory minimum requirements. In order to comply with the OCC Agreements, the Banks have to maintain a minimum 8% leverage capital ratio and a minimum 11% Core capital ratio.

Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

Except for the withdrawal from the Charleston market and the efforts to comply with the OCC Agreements, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any additional recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Company, through its Asset/Liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Company’s interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

Following is a summary of the Company’s operations for the periods indicated.

	Year Ended December 31,
	2006	2005	2004
	(Dollars in Thousands)

Interest income	$23,035	$14,882	$9,412
Interest expense	11,590	6,085	3,046
Net interest income	11,445	8,797	6,366
Provision for loan losses	2,852	2,276	65
Other income	2,782	1,421	1,457
Other expenses	10,665	7,898	6,507
Pretax income	710	44	1,251
Income tax expense (benefit)	286	(69)	395
Net income	$424	$113	$856

Net income for 2006 was $424,000 as compared to the 2005 amount of $113,000 representing an increase of $311,000. Income taxes increased $355,000 to $286,000 in 2006. Pretax income increased $666,000 in 2006 to $710,000

For the year ended December 31, 2005, the Company realized earnings of $113,000 as compared to $856,000 for the prior year representing a decrease of $743,000. In 2005, the Company reported pretax income of $44,000 compared to pretax income of $1,251,000 in 2004, representing a decrease of $1,207,000 in pretax income for 2005.

Net Interest Income

The Company’s results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, its ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

The yield on average interest-earning assets during 2006 was 7.68% compared to the 2005 level of 6.59%. The rates paid on average interest-bearing liabilities increased during the current year from the 2005 rate of 3.02% to 4.22%. The interest rate spread, which is the difference between the yield on earning assets and the cost of paying interest on liabilities, decreased 11 basis points to 3.46% in 2006 as compared to 3.57% 2005. The net interest margin, which is net interest income divided by average earning assets, decreased by 8 basis points in 2006. Management expects the net margin to remain near its current level during 2007. Net interest income for the year increased $2.6 million to $11.4 million in 2006 compared to $8.8 million in 2005. This increase was due primarily to an increase in the average volume of interest-earning assets. Average interest-earning assets increased $74.1 million to $299.9 million in 2006 compared to $225.8 million in 2005. The most significant increase in average interest-earning assets was in loans which increased $74.1 million to $250.5 million in 2006 compared to $176.3 million in 2005.

For the year ended December 31, 2005, the net interest margin decreased 18 basis points to 3.90% as compared to 4.08% in 2004. The yield on earning assets increased to 6.59% in 2005 from 6.03% in 2004. The cost of interest-bearing liabilities increased to 3.02% in 2005 from 2.16% in 2004.

Provision for Loan Losses

The provision for loan losses was $2,852,000 in 2006 as compared to $2,276,000 in 2005. The annual provision is based upon management’s evaluation of the loan portfolio. At December 31, 2006, the allowance for loan losses was $5.5 million or 2.44% of total outstanding loans. During the latter part of 2006 and through the first quarter of 2007, continuing reviews of the loan portfolio indicated weakness in several real estate based loans. Accordingly, the provision for loan losses was increased by $1.8 million to reflect the deterioration of these loans. The majority of this adjustment was due to a small number of loans having an aggregate principal balance less than $20 million. Management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, updated financial information and current economic conditions which may affect the borrower’s ability to repay. As of December 31, 2006, the Company had $641,000 in non-performing loans.

The provision for loan losses was $2,276,000 for the year ended December 31, 2005 as compared to $65,000 in 2004. The provision for loan losses is based upon management’s evaluation of the loan portfolio. At December 31, 2005, the allowance for loan losses was $3.0 million or 1.30% of total outstanding loans. During management’s normal review of the loan loss reserve in the fourth quarter of 2005, management determined that the Banks had a high percentage of loans secured by commercial and residential real estate. Based upon this information and the high level of growth in the portfolio during the year, management concluded that additional reserves were needed for these loans. Accordingly, an additional allowance was recorded to insure that there were sufficient amounts available for any potential future losses. It was determined that there were serious doubts as to the collectibility of the loans of two relationships. Based upon this information, the relationships were charged off. This charge-off resulted in a decrease to the allowance of $427,000 which had to be replenished. Management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower’s ability to repay. As of December 31, 2005, the Company had $37,000 in non-performing loans.

Noninterest Income

Noninterest income consists of service charges on deposit accounts and other miscellaneous revenues and fees. During 2006, noninterest income increased $1,361,000 to $2,782,000 for the year ended December 31, 2006. Service charges on deposit accounts increased $206,000 during 2006. This increase in deposit fee income resulted from the growth in the deposit accounts during the year. The Banks offer other services to its customers which generate fee income such as the rental of safe deposit boxes, issuance of official checks, issuance of credit life insurance and merchant clearing services. Losses on sales of investment securities decreased $723,000, which accounted for a majority of the increase in noninterest income. In 2006, the Company received $254,000 in advisory fees from Atlantic under the terms of the separation agreement discussed above, whereas no such fees were received in 2005. Debit card fee income increased $49,000 in 2006 as compared to the prior year. The Company also provides customers with long term mortgage loans. These loans are funded by third party originators. The fees in this area increased $336,000 in 2006 to $901,000 due to the increased volume from the Charleston market during the year.

In 2005, noninterest income decreased $36,000 to $1,421,000 compared to the 2004 amount of $1,457,000. Service charges on deposit accounts increased by $121,000 to $1,038,000. Earnings from bank owned life insurance increased $102,000 in 2005 to $242,000 as compared to $140,000 in 2004. Financial Services generated $212,000 in fees during 2005, as compared to $89,000 in 2004. Additionally, mortgage fee income increased $392,000 to $565,000 from $173,000 in 2004 as a result of the increased volume from the Charleston market. These increases were offset by a loss of $775,000 on the sale of an investment in an equity fund in 2005.

Noninterest Expense

Noninterest expense for 2006 was $10,665,000 as compared to the 2005 amount of $7,898,000, representing an increase of $2,767,000 or 35%. Salaries and employee benefits comprised $1,847,000 of the increase. Of the salaries and employee benefits increase, the Charleston loan production office accounted for $1,117,000 due to increased staffing levels and operating the Charleston office for 11 months 2006 as compared to a partial year in 2005. The Company also recorded an expense of $265,000 in 2006 for a severance package for the Company’s former president. Administrative expenses increased $485,000 in 2006 over the prior year amount, represented primarily by an increase in consulting expenses of $367,000 of which $50,000 was attributable to compliance with the OCC Agreements. Legal and professional expenses increased $205,000 over the prior year amount. This increase was a result of legal fees for assistance in responding to regulatory and other legal matters. Management monitors noninterest expense on a regular basis and makes every attempt to maintain these expenses at the lowest possible levels.

In 2005, noninterest expense increased $1,391,000 to $7,898,000 from the prior year amount of $6,507,000. The majority of the increase was due to increased staffing levels and additional banking locations. Salaries and employee benefits comprised $529,000 of the increase, while equipment and occupancy expenses increased $269,000 over 2004.

Income Tax

Income tax expense for the current year was $286,000 compared to an income tax benefit of $69,000 in the previous year. The effective rate of tax on pretax income was 40% in 2006.

An income tax benefit of $69,000 was generated in 2005 as compared to income tax expense of $395,000 for 2004.

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

Management believes that the current allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the subsidiary Banks’ allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

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

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. For instance, if the Federal Reserve lowered short term interest rates, lower rates would be earned on assets as loans are refinanced to lower current rates. The local economy may also operate independent of the overall national economy. While the national economy may be in a growth mode, local economic factors such as plant or military base closings, or layoffs at local manufacturers could place our local economies in a recessionary environment, thereby affecting our customers’ ability to repay loans.

Another factor that we have considered in the determination of the allowance for loan losses is the concentration in individual borrowers or industries. At December 31, 2006, the Company had 119 individual loan relationships that each exceeded $1 million, of which 26 exceeded $2 million.

A substantial portion of the loan portfolio is in the residential and commercial real estate sectors. Those loans are secured by real estate in the Albany, Dothan, Auburn and Charleston market areas. All of the other real estate owned is also located in those same markets. Therefore, the ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market areas.

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

Income Taxes

SFAS No. 109, “Accounting for Income taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the asset and liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Note 11 in Notes to the Consolidated Financial Statements provides additional details concerning deferred income taxes.

As part of the process of preparing the consolidated financial statements, the Company is required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as depreciation and the provision for loan losses for tax and financial reporting purposes. These timing differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

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

Asset/Liability Management

The Company’s objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

To monitor the Company’s asset/liability mix the Banks’ Boards of Directors reviews reports reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities of the Banks on a quarterly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company’s assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect the Company’s liquidity position. The Company currently prices deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company’s liquidity position.

At December 31, 2006, the Company’s cumulative one-year interest rate-sensitivity gap ratio was .89%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that the Company’s interest-earning liabilities will reprice during this period at a slightly faster rate than its interest-bearing assets. The Company has a substantial amount of certificates of deposit repricing in the first half of 2007. It is management’s belief that as long as it pays the prevailing market rate on these type deposits, the Company’s liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of the Company’s interest-earning assets and interest-bearing liabilities as of December 31, 2006, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company’s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	At December 31, 2006
	Maturing or Repricing Within
	Zero to Three Months	Three Months to One Year	One to Three Years	Over Three Years	Total
	(Dollars in Thousands)
Earning assets:
Interest-bearing deposits in banks	$214	$—	$—	$—	$214
Federal funds sold	6,400	—	—	—	6,400
Investment securities	496	2,473	13,640	22,349	38,958
Loans	140,487	14,847	39,582	30,715	225,631
	147,597	17,320	53,222	53,064	271,203

Interest-bearing liabilities:
Interest-bearing demand deposits (1)	35,736	—	15,170	—	50,906
Savings (1)	—	—	10,335	—	10,335
Certificates less than $100,000	14,115	30,145	13,871	1,723	59,854
Certificates, $100,000 and over	31,822	52,657	8,114	4,384	96,977
Guaranteed preferred beneficial interests
in junior subordinated debentures	4,124	—	—	—	4,124
Other borrowings	—	17,000	10,000	—	27,000
	85,797	99,802	57,490	6,107	249,196

Interest rate sensitivity gap	$61,800	$(82,482)	$(4,268)	$46,957	$22,007

Cumulative interest rate sensitivity gap	$61,800	$(20,682)	$(24,950)	$22,007

Interest rate sensitivity gap ratio	1.72	.17	.93	8.69

Cumulative interest rate sensitivity gap ratio	1.72	.89	.90	1.09

(1)
The Company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the “One to Three Years” category.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity of the Company, the interest rates experienced by the Company; the investment portfolio of the Company; the loan portfolio of the Company, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses of the Company; types of deposits of the Company and the return on equity and assets for the Company. This selected financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and the related Notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(In thousands, except per share and other data)	2006	2005	2004	2003	2002
Summary of Operations:
Interest income	$23,035	$14,882	$9,412	$7,268	$6,316
Interest expense	11,590	6,085	3,046	2,634	2,703
Net interest income	11,445	8,797	6,366	4,634	3,613
Provision for loan losses	2,852	2,276	65	409	442
Other income	2,782	1,421	1,457	1,065	899
Other expense	10,665	7,898	6,507	4,352	3,216
Income before income tax expense	710	44	1,251	938	854
Income tax expense	286	-69	395	288	287
Net income	$424	$113	$856	$650	$567
Net interest income on a taxable-equivalent basis	$11,504	$8,853	$6,436	$4,704	$3,666
Selected Average Balances:
Total assets	$325,504	$249,463	$174,288	$127,733	$100,833
Earning assets	299,871	225,840	156,058	120,837	94,903
Loans	250,494	176,266	115,200	94,121	70,764
Deposits	263,224	187,193	131,459	100,432	81,598
Stockholders’ equity	26,465	25,939	17,806	10,185	9,456
Selected Year End Balances:
Total assets	$296,936	$309,457	$195,290	$158,729	$109,186
Earning assets	271,628	280,768	174,134	143,187	102,432
Loans	225,631	230,908	127,185	109,589	81,712
Allowance for loan losses	5,507	3,000	1,528	2,118	821
Deposits	237,553	245,569	139,039	123,222	86,004
Stockholders’ equity	26,792	25,395	25,832	13,298	9,743
Common Share Data:
Outstanding at year end	3,020,735	2,913,505	2,887,555	1,677,042	1,431,021
Weighted average outstanding	2,965,525	2,908,758	2,116,920	1,460,293	1,439,314
Diluted weighted average outstanding	3,028,683	3,064,743	2,280,198	1,666,143	1,510,241
Per Share Ratios:
Net income - basic	$0.14	$0.04	$0.40	$0.44	$0.39
Net income - diluted	0.14	0.04	0.38	0.39	0.38
Dividends declared	0.08	0.08	0.08	0.08	—
Book value	8.76	8.90	6.17	7.93	6.81
Tangible book value	7.91	7.82	8.02	6.38	6.81
Profitability Ratios:
Return on average assets	0.13%	0.05%	0.49%	0.51%	0.56%
Return on average equity	1.60%	0.44%	4.81%	6.38%	6.00%
Net interest margin	3.82%	3.90%	4.08%	3.83%	3.83%
Efficiency ratio	74.96%	77.29%	83.18%	76.36%	71.28%
Liquidity Ratios:
Total loans to total deposits	94.98%	94.03%	91.47%	88.94%	95.01%
Average loans to average earning assets	83.53%	78.05%	73.82%	77.89%	74.56%
Noninterest-bearing deposits to total deposits	8.20%	9.26%	11.73%	13.97%	7.83%
Capital Adequacy Ratios:
Average equity to average assets	8.13%	10.40%	10.22%	7.97%	9.38%
Dividend payout ratio	56.32%	205.91%	20.00%	13.52%	NA %
Asset Quality Ratios:
Net charge-offs to average loans	0.14%	0.46%	0.57%	0.41%	0.34%
Nonperforming loans to total loans	0.28%	0.02%	0.06%	1.45%	0.04%
Nonperforming assets to total assets	0.22%	0.01%	0.06%	1.00%	0.18%
Allowance for loan losses to total loans	2.44%	1.30%	1.20%	1.93%	1.00%
Allowance for loan losses to nonperforming loans	859%	8108%	1886%	133%	2648%

Average Balances and Net Income Analysis

The following table sets forth the amount of the Company’s interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Year Ended December 31,
	2006			2005			2004
	Average Balance	Interest Income/ Expense	Average Yield/Rate Paid	Average Balance	Interest Income/ Expense	Average Yield/Rate Paid	Average Balance	Interest Income/ Expense	Average Yield/Rate Paid
ASSETS
Interest-earning assets:
Loans, net of unearned interest	$250,494	$20,871	8.33%	$176,266	$12,986	7.37%	$115,200	$7,933	6.89%
Investment securities:
Taxable	42,285	1,823	4.31%	43,168	1,670	3.87%	33,076	1,349	4.08%
Nontaxable	1,446	39	2.70%	1,495	38	2.54%	1,702	46	2.70%
Interest-bearing deposits in banks	424	21	4.95%	416	16	3.85%	412	5	1.21%
Federal funds sold	5,222	281	5.38%	4,495	172	3.83%	5,668	80	1.41%
Total interest-earning assets	$299,871	$23,035	7.68%	$225,840	$14,882	6.59%	$156,058	$9,413	6.03%

Noninterest-earning assets:
Cash	$6,640			$6,468			$4,907
Allowance for loan losses	(3,435)			(1,891)			(1,837)
Unrealized gain (loss) on
available for sale securities	(1,340)			(947)			(214)
Other assets	23,768			19,993			15,374
Total noninterest-earning assets	25,633			23,623			18,230
Total assets	$325,504			$249,463			$174,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings and interest-bearing
Demand deposits	$65,150	$1,776	2.73%	$53,459	$805	1.51%	$42,012	$269	0.64%
Time deposits	176,252	8,158	4.63%	113,180	3,890	3.44%	75,463	1,963	2.60%
Other borrowings	33,520	1,656	4.94%	34,992	1,390	3.97%	23,776	815	3.43%
Total interest-bearing liabilities	274,922	11,590	4.22%	201,631	6,085	3.02%	141,251	3,047	2.16%

Noninterest-bearing liabilities and
stockholders’ equity:
Demand deposits	$21,822			$20,554			$13,984
Other liabilities	2,295			1,339			1,247
Stockholders’ equity	26,465			25,939			17,806
Total noninterest-bearing liabilities
and stockholders’ equity	50,582			47,832			33,037
Total liabilities and
stockholders’ equity	$325,504			$249,463			$174,288

Interest rate spread			3.46%			3.57%			3.87%
Net interest income		$11,445			$8,797			$6,366
Net interest margin			3.82%			3.90%			4.08%

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

	Year Ended December 31,
	2006 vs. 2005
	(Dollars in Thousands)
		Changes Due To
	Increase (Decrease)	Rate	Volume
Increase (decrease) in:
Income from earning assets:
Interest and fees on loans	$7,885	$2,416	$5,469
Interest on securities:
Taxable	153	187	(34)
Tax exempt	1	2	(1)
Interest-bearing deposits in banks	5	5	—
Interest on federal loans	109	81	28
Total interest income	8,153	2,691	5,462

Expense from interest-bearing liabilities:
Interest on savings and interest-bearing demand deposits	971	795	176
Interest on time deposits	4,268	2,100	2,168
Interest on other borrowings	266	325	(59)
Total interest expense	5,505	3,220	2,285
Net interest income	$2,648	$(529)	$3,177

	Year Ended December 31,
	2005 vs. 2004
	(Dollars in Thousands)
		Changes Due To
	Increase (Decrease)	Rate	Volume
Increase (decrease) in:
Income from earning assets:
Interest and fees on loans	$5,053	$848	$4,205
Interest on securities:
Taxable	321	(91)	412
Tax exempt	(8)	(2)	(6)
Interest-bearing deposits in banks	11	11	—
Interest on federal loans	92	108	(16)
Total interest income	5,469	874	4,595

Expense from interest-bearing liabilities:
Interest on savings and interest-bearing demand deposits	536	463	73
Interest on time deposits	1,927	946	981
Interest on other borrowings	575	190	385
Total interest expense	3,038	1,599	1,439
Net interest income	$2,431	$(725)	$3,156

INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of available-for-sale securities at the dates indicated are summarized as follows:

	December 31,
	2006	2005	2004
	(Dollars in Thousands)
U. S. Treasury	$995	$994	$1,536
U. S. Government and sponsored agencies	25,705	29,482	23,546
State and municipal securities	925	1,504	1,448
Mortgage-backed securities	7,945	7,585	8,719
Equity Securities	954	2,125	7,269
Total securities	$36,524	$41,690	$42,518

Maturities

The amounts of investment securities in each category as of December 31, 2006 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years, and (4) after ten years.

	U. S. Treasury and Other U. S. Government Agencies and Corporations (Dollars in Thousands)		State and Political Subdivisions (Dollars in Thousands)		Equity Securities (Dollars in Thousands)
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Maturity:
One year or less	$2,969	3.33%	$—	—%	$—	—%
After one year through five years	23,257	3.92	589	3.87	—	—
After five years through ten years	932	4.76	—	—	—	—
After ten years	7,447	4.84	336	5.92	994	5.26
	$34,605	4.11%	$925	4.59%	$994	5.26%

(1)
Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Commercial	$36,571	$38,145	$29,170	$23,776	$14,553
Real estate - construction	35,454	37,049	12,443	9,938	12,379
Real estate - farmland	1,753	866	802	2,738	2,416
Real estate - mortgage, commercial	47,017	37,197	72,885	59,143	40,743
Real estate - mortgage, residential	96,519	107,289	—	—	—
Consumer installment loans and other	8,068	10,233	11,550	13,795	11,457
	225,382	230,779	126,850	109,390	81,548
Net deferred loan fees and costs	249	129	336	199	165
	225,631	230,908	127,186	109,589	81,713
Less allowance for loan losses	5,507	3,000	1,529	2,118	822
Net loans	$220,124	$227,908	$125,657	$107,471	$80,891

Maturities and Sensitivities of Loans to Changes in Interest Rates

Commercial and construction loans are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Commercial:
One year or less	$17,724	$20,229	$20,266	$14,755	$9,260
After one year through five years	18,396	17,629	8,882	8,774	5,293
After five years	451	287	22	247	—
	36,571	38,145	29,170	23,776	14,553

Construction:
One year or less	29,890	31,090	12,443	9,938	12,379
After one year through five years	5,564	5,959	—	—	—
After five years	—	—	—	—	—
	35,454	37,049	12,443	9,938	12,379
	$72,025	$75,194	$41,613	$33,714	$26,932

The following table summarizes the above loans at December 31, 2006 with the due dates after one year, which have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
Predetermined interest rates	$8,168
Floating or adjustable interest rates	16,243
$24,411

Risk Elements

Information with respect to nonaccrual, past due and restructured loans are as follows:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)

Nonaccrual loans	$641	$37	$81	$1,590	$31
Loans contractually past due ninety
days or more as to interest or
principal payments and still accruing	—	—	—	—	—
Restructured loans	—	—	—	—	—
Loans, now current about which there
are serious doubts as to the ability of
the borrower to comply with loan
repayment terms	—	—	—	—	—

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

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above represent loans with potential weaknesses and a greater risk for losses. These loans are identified and evaluated on a case-by-case basis. Management monitors and reviews these loans on a regular basis to insure that any potential losses on these loans are promptly recorded.

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
	December 31,
	2006	2005	2004	2003	2002

Average amount of loans outstanding	$250,494	$176,266	$115,200	$94,121	$70,764

	(Dollars in Thousands)
Balance of reserve for possible loan losses
at beginning of period	$3,000	$1,528	$2,118	$821	$618
Charge-offs:
Commercial, financial and agricultural	380	246	394	168	228
Real estate	40	102	11	100	—
Consumer	218	687	386	121	43
Recoveries:
Commercial, financial and agricultural	158	26	42	—	30
Real estate	40	—	—	—	—
Consumer	95	205	94	8	1
Net charge-offs	345	804	655	381	240
Additions to reserve charged to operating expenses	2,852	2,276	65	409	443
Addition to reserve as a result of acquisition	—	—	—	1,269	—
Balance of reserve for possible loan losses	$5,507	$3,000	$1,528	$2,118	$821
Ratio of net loan charge-offs to average loans	0.14%	.46%	.57%	.40%	.34%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management’s evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower’s ability to pay and the underlying collateral value of the loans.

Management has made no allocations of its allowance for loan losses to specific categories of loans. Based on management’s best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31,
	2006		2005		2004		2003		2002
	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans	Amount	Percent of Loans in Category To Total Loans
	(Dollars in Thousands)
Commercial, financial,
industrial and
agricultural	$845	16%	$1,883	17%	$1,011	23%	$1,399	22%	$156	18%
Real estate	4,284	80	912	79	291	68	406	66	474	68
Consumer	195	4	205	4	226	9	313	12	182	14
Unallocated	183	—	—	—	—	—	—	—	9	—
	$5,507	100%	$3,000	100%	$1,528	100%	$2,118	100%	$821	100%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits for the periods indicated are presented below.

	Year Ended December 31,
	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest bearing demand deposits	$21,822	—%	$20,554	—%	$13,984	—%
Interest-bearing demand and savings deposits	65,150	2.73	53,459	1.51	42,012	0.64
Time deposits	176,252	4.63	113,180	3.44	75,463	2.60
Total deposits	$263,224		$187,193		$131,459

The Company has a large, stable base of time deposits, with some dependence on volatile deposits of $100,000 or more. The time deposits are primarily certificates of deposit and individual retirement accounts obtained from individual customers.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2006, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

(Dollars in Thousands)
Three months or less	$31,822
Over three through twelve months	52,657
Over twelve months	12,498
Total	$96,977

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

	Year Ended December 31,
	2006	2005	2004
Return on assets	.13%	.05%	.49%

Return on equity	1.60	.44	4.81

Dividends payout	56.32	205.92	20.00

Equity to assets ratio	8.13	10.40	10.22

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

	High and Low Sales Price Per Share		Dividends Declared (per share)
	High	Low
2006:
First Quarter	$11.50	$9.75	$0.02
Second Quarter	11.20	10.01	0.02
Third Quarter	12.50	10.24	0.02
Fourth Quarter	13.43	11.98	0.02

	High and Low Sales Price per Share		Dividends Declared
	High	Low
2005:
First Quarter	$13.59	$11.00	$0.02
Second Quarter	12.40	10.96	0.02
Third Quarter	12.25	11.09	0.02
Fourth Quarter	12.50	10.13	0.02

The Company’s common stock was held by approximately 173 shareholders of record at December 31, 2006.

Dividends

The Banks are subject to restrictions on the payment of dividends under federal banking laws, the regulations of the OCC and the Federal Deposit Insurance Corporation, and the OCC Agreements. The Banks are not currently permitted to pay dividends to the Company without prior regulatory approval. The Company is subject to limits on payment of dividends under Georgia law and by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Banks’ earnings, capital position, financial condition and other factors.

Performance Graph

The following Performance Graph compares the yearly percentage change in cumulative total shareholder return on the Company’s common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the SNL NASDAQ Bank Stock Index for the last five years.

	2001	2002	2003	2004	2005	2006

COMMUNITY CAPITAL BANCSHARES, INC.	100	138	150	146	138	160

INDEPENDENT BANK INDEX	100	124	168	193	199	230

NASDAQ INDEX	100	69	103	113	115	126

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Community Capital Bancshares, Inc.
Albany, Georgia

We have audited the accompanying consolidated balance sheets of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Capital Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U. S. generally accepted accounting principles.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
April 16, 2007

This Page is Intentionally Left Blank.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$7,407,953	$6,930,791
Federal funds sold	6,400,000	8,671,000
Securities available for sale, at fair value	36,524,082	41,690,377
Restricted equity securities, at cost	2,433,541	2,425,850
Loans	225,630,416	230,908,429
Less allowance for loan losses	5,506,743	3,000,207
Loans, net	220,123,673	227,908,222
Premises and equipment	6,757,642	7,892,071
Premises and equipment held for sale	3,021,531	—
Goodwill	2,333,509	2,333,509
Core deposit premium	239,626	281,818
Other assets	11,694,000	11,323,540
	$296,935,557	$309,457,178

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$19,479,966	$22,744,631
Interest-bearing	218,072,656	222,824,147
Total deposits	237,552,622	245,568,778
Other borrowings	27,000,000	33,000,000
Guaranteed preferred beneficial interests in junior
subordinated debentures	4,124,000	4,124,000
Other liabilities	1,466,928	1,369,532
Total liabilities	270,143,550	284,062,310

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value not stated; 2,000,000 shares
authorized; no shares issued	—	—
Common stock, par value $1; 10,000,000 shares authorized;
3,074,210 and 2,973,356 issued and outstanding	3,074,210	2,973,356
Capital surplus	23,031,714	22,245,618
Retained earnings	1,653,923	1,468,598
Accumulated other comprehensive loss	(568,170)	(845,383)
	27,191,677	25,842,189
Less cost of treasury stock, 53,475 and 59,851 shares	399,670	447,321
Total stockholders’ equity	26,792,007	25,394,868
	$296,935,557	$309,457,178

See Notes to Consolidated Financial Statement.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Interest income
Loans	$20,870,788	$12,985,455	$7,932,760
Taxable securities	1,822,442	1,669,370	1,348,955
Nontaxable securities	39,290	37,926	45,698
Deposits in banks	21,051	16,031	5,537
Federal funds sold	280,847	172,848	79,578
Total interest income	23,034,418	14,881,630	9,412,528

Interest expense
Deposits	9,934,176	4,695,007	2,231,636
Other borrowed money	1,655,605	1,390,111	814,801
Total interest expense	11,589,781	6,085,118	3,046,437
Net interest income	11,444,637	8,796,512	6,366,091
Provision for loan losses	2,851,500	2,276,000	65,000
Net interest income after provision for loan losses	8,593,137	6,520,512	6,301,091
Other income
Service charges on deposit accounts	1,243,417	1,037,741	916,688
Financial service fees	216,887	211,795	89,248
Mortgage origination fees	901,142	564,955	172,949
Gain (loss) on sale of investment securities	(51,652)	(774,800)	54,335
Increase in cash surrender value of
bank owned life insurance policies	250,144	241,945	140,300
Other operating income	222,056	140,116	83,611
Total other income	2,781,994	1,421,752	1,457,131
Other expenses
Salaries and employee benefits	5,492,562	3,645,348	3,116,370
Equipment and occupancy expenses	1,317,231	1,251,632	982,243
Marketing expenses	184,502	203,111	213,889
Data processing expenses	697,224	617,190	495,213
Administrative expenses	1,101,400	616,335	385,664
Legal and professional fees	577,714	372,390	357,691
Directors fees	283,725	248,300	239,400
Amortization of intangible assets	42,192	48,108	52,079
Stationery and supply expenses	234,990	186,727	153,951
Other operating expenses	733,081	708,746	510,475
Total other expenses	10,664,621	7,897,887	6,506,975
Income before income tax expense (benefit)	710,510	44,377	1,251,247
Income tax expense (benefit)	286,164	(68,922)	395,175
Net income	$424,346	$113,299	$856,072
Basic earnings per share	$0.14	$0.04	$0.40
Diluted earnings per share	$0.14	$0.04	$0.38

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net income	$424,346	$113,299	$856,072
Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period,
net of tax benefits (expense) of $(125,245), $529,517 and $159,729	243,123	(1,027,886)	(310,062)

Reclassification adjustment for (gains) losses included in net income,
net of tax (benefit) $(17,564), $(263,432) and $18,474	34,090	511,368	(35,861)
Total other comprehensive income (loss)	277,213	(516,518)	(345,923)
Comprehensive income (loss)	$701,559	$(403,219)	$510,149

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock		Capital
	Shares	Par Value	Surplus

Balance, December 31, 2003	1,741,191	$1,741,191	$11,075,397
Net income	—	—	—
Issuance of common stock, net of stock issue costs	1,150,000	1,150,000	10,626,490
Stock issued upon exercise of warrants and options	58,998	58,998	353,988
Stock redeemed in connection with bank acquisition	(3,713)	(3,713)	(44,560)
Dividends declared, $.08 per share	—	—	—
Net treasury stock transactions	—	—	34,326
Other comprehensive loss	—	—	—
Balance, December 31, 2004	2,946,476	2,946,476	22,045,641
Net income	—	—	—
Stock issued upon exercise of warrants and options	26,880	26,880	186,809
Dividends declared, $.08 per share	—	—	—
Net treasury stock transactions	—	—	13,168
Other comprehensive loss	—	—	—
Balance, December 31, 2005	2,973,356	2,973,356	22,245,618
Net income	—	—	—
Stock issued upon exercise of warrants and options	100,854	100,854	605,287
Stock-based compensation	—	—	160,611
Dividends declared, $.08 per share	—	—	—
Net treasury stock transactions	—	—	20,198
Other comprehensive income	—	—	—
Balance, December 31, 2006	3,074,210	$3,074,210	$23,031,714

See Notes to Consolidated Financial Statements.

			Treasury Stock
	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shares	Cost	Total Stockholders’ Equity
Balance, December 31, 2003	$915,679	$17,058	64,149	$(451,684)	$13,297,641
Net income	856,072	—	—	—	856,072
Issuance of common stock, net of stock issue costs	—	—	—	—	11,776,490
Stock issued upon exercise of warrants and options	—	—	—	—	412,986
Stock redeemed in connection with bank acquisition	—	—	—	—	(48,273)
Dividends declared, $.08 per share	(183,148)	—	—	—	(183,148)
Net treasury stock transactions	—	—	(5,228)	31,577	65,903
Other comprehensive loss	—	(345,923)	—	—	(345,923)
Balance, December 31, 2004	1,588,603	(328,865)	58,921	(420,107)	25,831,748
Net income	113,299	—	—	—	113,299
Stock issued upon exercise of warrants and options	—	—	—	—	213,689
Dividends declared, $.08 per share	(233,304)	—	—	—	(233,304)
Net treasury stock transactions	—	—	930	(27,214)	(14,046)
Other comprehensive loss	—	(516,518)	—	—	(516,518)
Balance, December 31, 2005	1,468,598	(845,383)	59,851	(447,321)	25,394,868
Net income	424,346	—	—	—	424,346
Stock issued upon exercise of warrants and options					706,141
Stock-based compensation	—	—	—	—	160,611
Dividends declared, $.08 per share	(239,021)	—	—	—	(239,021)
Net treasury stock transactions	—	—	(6,376)	47,651	67,849
Other comprehensive income	—	277,213	—	—	277,213
Balance, December 31, 2006	$1,653,923	$(568,170)	53,475	$(399,670)	$26,792,007

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$424,346	$113,299	$856,072
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	467,282	437,140	425,768
Amortization of core deposit premiums	42,192	48,108	52,079
Provision for loan losses	2,851,500	2,276,000	65,000
Provision for deferred taxes	(672,188)	(393,883)	533,294
Net (gain) loss on sale of securities available for sale	51,652	774,800	(54,335)
Increase (decrease) in income taxes payable	(122,636)	326,739	(38,952)
Increase in interest receivable	(209,821)	(1,096,979)	(94,006)
Increase (decrease) in interest payable	182,685	349,271	(31,907)
Stock-based compensation	160,611	—	—
Other operating activities	418,824	(611,409)	(447,485)
Net cash provided by operating activities	3,594,447	2,223,086	1,265,528

INVESTING ACTIVITIES
Purchase of property and equipment	(2,475,122)	(2,178,876)	(1,837,318)
Net (increase) decrease in federal funds sold	2,271,000	(7,308,000)	1,321,000
Net (increase) decrease in loans	4,933,049	(104,527,146)	(18,250,857)
Proceeds from maturities of securities available for sale	4,555,362	1,277,340	5,781,067
Proceeds from sales of securities available for sale	3,081,400	6,608,456	8,006,143
Proceeds from sale of fixed assets	108,000	—	—
Purchases of securities available for sale	(2,109,788)	(9,022,221)	(25,889,469)
Purchase of bank owned life insurance	—	—	(6,218,300)
Net cash provided by (used in) investing activities	10,363,901	(115,150,447)	(37,087,734)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(8,016,155)	106,529,535	15,816,746
Dividends paid to shareholders	(239,021)	(233,304)	(154,215)
Proceeds from exercise of stock warrants and options	706,141	213,689	412,986
Net increase (decrease) in other borrowings	(6,000,000)	7,847,457	9,133,899
Proceeds from issuance of common stock, net	—	—	11,776,490
Treasury stock transactions, net	67,849	(14,046)	65,903
Net cash provided by (used in) financing activities	(13,481,186)	114,343,331	37,051,809
Net increase in cash and due from banks	477,162	1,415,970	1,229,603
Cash and due from banks at beginning of year	6,930,791	5,514,821	4,285,218
Cash and due from banks at end of year	$7,407,953	$6,930,791	$5,514,821

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$11,407,096	$5,735,847	$3,078,344
Income taxes	$1,061,451	$—	$—

NONCASH TRANSACTIONS
Unrealized gains (losses) on securities available for sale	$420,021	$782,600	$(526,775)
Transfer to premises and equipment held for sale	$3,021,531	$—	$—

See Notes to Consolidated Financial Statements.

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Community Capital Bancshares, Inc. (the “Company”) is a multi-bank holding company whose principal activity is the ownership and management of its wholly-owned bank subsidiaries, Albany Bank and Trust, N.A. and AB&T National Bank, collectively referred to as “the Banks”. Albany Bank and Trust’s main office is located in Albany, Dougherty County, Georgia, with one additional full service branch in Albany and one full service branch in Lee County, Georgia. AB&T National Bank is located in Dothan, Houston County, Alabama and has a full service branch in Auburn, Alabama. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Dougherty and Lee counties, Georgia and Houston and Lee counties, Alabama, and Charleston County, South Carolina.

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

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, borrowings, deposits and treasury stock transactions are reported net.

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $491,000 and $547,000 at December 31, 2006 and 2005, respectively.

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

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if the collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant review as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

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

Premises and Equipment Held for Sale

The Company has entered into a definitive agreement to sell its assets in Charleston, South Carolina. This property is now included in our balance sheet under the caption, Premises and equipment held for sale and is recorded at cost. This transaction is expected to close during the second quarter of 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2006 and 2005 was $750,883 and $462,906, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the estimated fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment the amount by which the carrying amount exceeds the fair value will be charged to earnings. The Company performed its annual test of impairment in the third quarter of 2006 and determined that there was no impairment of the carrying value.

Intangible assets consist of core deposit premiums acquired in connection with the business combination. The core deposit premium is being amortized over the average remaining life of the acquired customer deposits, or 8 years. Amortization periods will be reviewed annually in connection with an annual evaluation of the intangibles.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock-Based Compensation

On January 1, 2006, Community Capital Bancshares adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective-transition method. Under that transition method, compensation cost recognized beginning in 2006 includes: (a) the compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement Note 123, and (b) the compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006 were $160,611 and $131,559 lower, respectively, than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $0.19 and $0.18, respectively, if the Company had not adopted Statement 123(R), compared to reported basic and diluted earnings per share of $0.14 and $0.14, respectively, for the same time period in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, to stock-based employee compensation for the years ended December 31, 2005 and 2004.

	2005		2004
Net income, as reported		$113,299	$856,072
Deduct: Total stock-based compensation expense determined
under fair value method, net of related tax effects		(117,118)	(138,583)
Pro forma net income		$(3,819)	$717,489
Earnings per share:
Basic - as reported		$.04	$.40
Basic - pro forma	$	*	$.33
Diluted - as reported		$.04	$.38
Diluted - pro forma	$	*	$.32

* Less than $.002 per share

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares consist of stock options and warrants.

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2006	2005	2004
Net income	$424,346	$113,299	$856,072
Weighted average number of common shares outstanding	2,965,525	2,908,758	2,116,920
Effect of dilutive options	63,158	155,985	163,278
Weighted average number of common shares outstanding used to calculate dilutive earnings per share	3,028,683	3,064,743	2,280,198

At December 31, 2006, 2005 and 2004, potential common shares of 25,282, 184,660 and 29,261, respectively, were not included in the calculation of diluted earnings per share because the exercise of such shares would be anti-dilutive.

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

Trust Department

The Company’s subsidiary, Albany Bank & Trust, as fiduciary or agent, provides trust services to their customers. Property, other than cash deposits held by Albany Bank & Trust in its fiduciary capacity, is not accounted for in the accompanying financial statements.

Recent Accounting Standards

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006:
U. S. Government securities	$1,027,148	$—	$(31,858)	$995,290
U. S. Government sponsored agencies	26,243,990	5,290	(544,754)	25,704,526
State and municipal securities	929,366	6,820	(11,212)	924,974
Mortgage-backed securities	8,183,356	9,300	(247,364)	7,945,292
Other debt securities	—	—	—	—
Total debt securities	36,383,860	21,410	(835,188)	35,570,082
Equity securities	1,001,077	—	(47,077)	954,000
Total securities	$37,384,937	$21,410	$(882,265)	$36,524,082
December 31, 2005:
U. S. Government securities	$1,033,901	$—	$(40,271)	$993,630
U. S. Government sponsored agencies	30,292,329	207	(810,214)	29,482,322
State and municipal securities	1,530,838	2,197	(28,685)	1,504,350
Mortgage-backed securities	7,862,088	—	(277,012)	7,585,076
Other debt securities	1,250,000	—	—	1,250,000
Total debt securities	41,969,156	2,404	(1,156,182)	40,815,378
Equity securities	1,002,097	—	(127,098)	874,999
Total securities	$42,971,253	$2,404	$(1,283,280)	$41,690,377

The amortized cost and fair value of debt securities available for sale as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$2,998,940	$2,968,955
Due from one to five years	24,372,415	23,845,967
Due from five to ten years	499,594	474,065
Due after ten years	329,555	335,803
Mortgage-backed securities	8,183,356	7,945,292
	$36,383,860	$36,570,082

Securities with a carrying value of $15,300,000 and $14,879,000 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. As of December 31, 2006 and 2005, investment securities with a carrying value of $4,885,985 and $5,818,850, respectively, were pledged to secure advances from the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2006	2005	2004
Gross gains	$7,000	$6,351	$95,442
Gross losses	(58,652)	(781,151)	(41,107)
Net realized gains (losses)	$(51,652)	$(774,800)	$54,335

The following tables show the gross unrealized losses and fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	Less Than 12 Months		Over 12 Months		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U.S. Government securities	$—	$—	$1,027,148	$31,858	$1,027,148	$31,858
U. S. Government sponsored
agencies	1,493,525	6,474	22,673,853	538,280	24,167,378	544,754
State and municipal securities	79,143	412	540,736	10,800	619,879	11,212
Mortgage-backed securities	—	—	6,607,741	247,364	6,607,741	247,364
Total debt securities	1,572,668	6,886	30,849,478	828,302	32,422,146	835,188
Equity securities	—	—	954,000	47,077	954,000	47,077
Total securities	$1,572,668	$6,886	$31,803,478	$875,379	$33,376,146	$882,265
December 31, 2005:
U.S. Government securities	$—	$—	$1,033,901	$40,271	$1,033,901	$40,271
U. S. Government sponsored
agencies	10,851,715	178,367	16,085,984	631,847	26,937,699	810,214
State and municipal securities	294,554	8,394	957,599	20,291	1,252,153	28,685
Mortgage-backed securities	1,422,384	36,915	6,162,690	240,097	7,585,074	277,012
Total debt securities	12,568,653	223,676	24,240,174	932,506	36,808,827	1,156,182
Equity securities	—	—	875,000	127,098	875,000	127,098
Total securities	$12,568,653	$223,676	$25,115,174	$1,059,604	$37,683,827	$1,283,280

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2006, seventy debt securities have unrealized losses with aggregate depreciation of $882,266 from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts’ reports. As management has the ability to hold securities until maturity, or for the foreseeable future and due to the fact that the unrealized losses related primarily to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial	$36,570,906	$38,145,071
Real estate - construction	35,453,908	37,049,069
Real estate - farmland	1,752,995	866,002
Real estate - mortgage, commercial	47,016,878	37,197,070
Real estate - mortgage, residential	96,518,924	107,289,238
Consumer and other	8,067,979	10,233,019
	225,381,590	230,779,469
Net deferred loan fees and costs	248,826	128,960
	225,630,416	230,908,429
Allowance for loan losses	(5,506,743)	(3,000,207)
Loans, net	$220,123,673	$227,908,222

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning of year	$3,000,207	$1,528,209	$2,117,555
Provision for loan losses	2,851,500	2,276,000	65,000
Loans charged off	(637,732)	(1,035,866)	(790,597)
Recoveries of loans previously charged off	292,768	231,864	136,251
Balance, end of year	$5,506,743	$3,000,207	$1,528,209

The following is a summary of information pertaining to impaired loans and nonaccrual loans:

	As of and for the Years Ended December 31,
	2006	2005	2004
Impaired loans without a valuation allowance	$—	$—	$—
Impaired loans with a valuation allowance	1,293,000	218,000	279,679
Total impaired loans	$1,293,000	$218,000	$279,679
Valuation allowance related to impaired loans	$388,000	$96,390	$109,539
Average investment in impaired loans	$671,000	$378,000	$934,840
Interest income recognized on impaired loans	$56,000	$—	$108,992

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

Loans on nonaccrual status amounted to $641,371 and $36,828 at December 31, 2006 and 2005, respectively. There were no loans past due ninety days or more and still accruing interest.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$3,148,166
Advances	1,428,716
Repayments	(2,748,514)
Balance, end of year	$1,828,368

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$2,043,195	$3,023,195
Buildings	4,319,263	4,132,837
Furniture and equipment	3,086,455	2,963,099
Construction in progress	—	93,165
	9,448,913	10,212,296
Accumulated depreciation	(2,691,271)	(2,320,225)
	$6,757,642	$7,892,071

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

Rental expense under all operating leases amounted to $107,970, $83,647 and $75,570 for each of the years ended December 31, 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:

2007	$55,500
2008	11,400
2009	11,400
$78,300

NOTE 5.	INTANGIBLE ASSETS

Following is a summary of information related to intangible assets:

	As of December 31, 2006		As of December 31, 2005
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortized intangible assets
core deposit premiums	$397,253	$157,627	$397,253	$115,435

The estimated amortization expense for each of the next five years is as follows:

2007	$40,731
2008	35,718
2009	37,924
2010	35,164
2011	39,147

Changes in the carrying amount of goodwill are as follows:

	For the Years Ended December 31,
	2006	2005	2004
Beginning balance	$2,333,509	$2,333,509	$2,117,166
Increase in goodwill based on final calculation of fair
market value of assets and liabilities acquired	—	—	216,343
Ending balance	$2,333,509	$2,333,509	$2,333,509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $96,976,772 and $113,198,091, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$128,690,531
2008	18,378,657
2009	3,669,354
2010	2,799,278
2011	3,307,337
$156,845,157

The Company had brokered time deposits of $18,039,000 at December 31, 2006, all maturing within the next twelve months.

NOTE 7.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2006	2005
Federal Home Loan Bank advances with interest and
principal payments due at various maturity dates
through 2008 and interest rates ranging from 3.35%
to 5.51% at December 31, 2006 (weighted average
interest rate is 4.23% at December 31, 2006).	$27,000,000	$33,000,000

Contractual maturities of other borrowings as of December 31, 2006 are as follows:

2007	$17,000,000
2008	10,000,000
$27,000,000

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $60,539,000, Federal Home Loan Bank stock of approximately $1,664,000 and $4,873,000 in investment securities.

The Company and subsidiaries have available unused lines of credit with various financial institutions totaling $7,800,000 at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR
SUBORDINATED DEBENTURES

In March 2003, the Company formed a wholly-owned Connecticut statutory business trust, Community Capital Statutory Trust I (“Statutory Trust I”) for the sole purpose of issuing trust preferred securities and investing the proceeds in floating rate junior subordinated deferrable interest debentures issued by the Company. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Statutory Trust I are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by Statutory Trust I to purchase $4,124,000 of junior subordinated debentures of the Company, which carry a floating rate based on a three-month LIBOR plus 315 basis points. The debentures represent the sole asset of Statutory Trust I. The trust preferred securities accrue and pay distributions at a floating rate of three-month LIBOR plus 315 basis points per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the trust preferred securities; (ii) the redemption price with respect to any trust preferred securities called for redemption by Statutory Trust I and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Statutory Trust I. The trust preferred securities are mandatorily redeemable upon maturity of the debentures in March 2033, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Statutory Trust I in whole or in part, on or after March 26, 2008. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

NOTE 9.	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $114,358, $110,181 and $82,009 for the years ended December 31, 2006, 2005 and 2004, respectively.

Deferred Compensation Plan

During 2004, the Company established a deferred compensation plan providing for death and retirement benefits for certain officers. The estimated amounts to be paid under the compensation plan have been partially funded through the purchase of life insurance policies on the officers. Accrued deferred compensation of $134,000 and $187,951 is included in other liabilities as of December 31, 2006 and 2005, respectively. Cash surrender values of $6,632,389 and $6,382,245 on the insurance policies is included in other assets at December 31, 2006 and 2005, respectively.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan enables eligible employees to purchase shares of the Company’s common stock through payroll deductions. During 2005, the Company exhausted the shares reserved for issuance under this plan. As a result, the Employee Stock Purchase Plan was terminated effective September 30, 2005. Under the Employee Stock Purchase Plan, employee payroll deductions were combined with matching contributions made by the Company and used to purchase shares of the Company’s common stock on behalf of the employee at the end of the quarter. The shares were purchased in the open market at prevailing prices at the time of the purchase or were purchased from the Company at fair market value. If an employee terminated employment with the Company or any affiliate or the employee no longer satisfied the eligibility requirements, the employee’s payroll deductions made under the plan that had not been used to purchase shares of the Company’s common stock were returned to that employee and any matching credits were forfeited. On May 15, 2006, the Stockholders approved a new stock purchase plan authorizing up to 50,000 shares under this plan. Participation in the new plan commenced in the second quarter of 2006. At December 31, 2006, 6,376 shares had been purchased and 43,624 shares remained available for purchase under this plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTIONS AND WARRANTS

On March 11, 1999, the Company’s shareholders approved the 1998 Stock Incentive Plan under which options to purchase 303,574 shares of its common stock may be granted to directors, officers and employees. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of an incentive stock option may not be less than the fair market value of the Company’s common stock on the date of the grant nor less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock. Nonqualified stock options may be made exercisable at a price no less than 85% of the fair market value of the Company’s common stock on the date that the option is granted. Additionally, the exercise price of any option granted to an individual who is, on the last day of the taxable year, the chief executive officer of the Company or one of the four other highest compensated officers of the Company may not be less than the fair market value of the Company’s common stock on the date of grant. The term of any incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the Company’s common stock will not be exercisable after the expiration of five years from the date the option is granted. Subject to any further limitations in a stock option agreement, in the event of a participant’s termination of employment, the term of an incentive stock option will expire, terminate and become unexercisable no later than three months after the date of the termination of employment; provided, however, that if termination of employment is due to death or disability, a one-year period shall be substituted for the three-month period. On December 31, 2006, there were 72,608 shares available for grant under the 1998 Plan.

On April 24, 2000, the Board of Directors adopted the 2000 Outside Directors Stock Option Plan under which nonqualified stock options to purchase up to 21,429 shares of the Company’s common stock may be granted to directors who are not employees of the Company or any of its affiliates and to the Chairman of the Board of Directors, regardless of whether he is an employee of the Company. The plan provides for an annual grant of a nonqualified stock option to purchase 142 shares of the Company’s common stock to each existing non-employee director and a nonqualified stock option to purchase 285 shares of the Company’s common stock to the Chairman of the Board of Directors as of the date of each annual shareholders’ meeting. Options granted pursuant to this plan are generally nontransferable except by will or the laws of descent and distribution unless otherwise permitted by the Board of Directors. These options are fully vested and exercisable immediately, subject to any restriction imposed by the primary federal regulator of the Company. The exercise price of these options must be equal to the fair market value of the common stock on the date the option is granted. The term of the options may not exceed ten years from the date of grant. If a participant ceases to be a director of the Company or any affiliate, the options expire, terminate and become unexercisable no later than 90 days after the date the participant ceases to provide services to the Company. On December 31, 2006, there were 7,364 shares available for grant under this Plan.

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

On March 11, 1999, Community Capital issued its directors warrants to purchase an aggregate of 302,420 shares of Community Capital’s common stock at $7.00 per share, as adjusted to reflect Community Capital’s ten-for-seven stock split effective in January 2001. The warrants become exercisable in 20% annual increments beginning on the first anniversary of the issuance date. Exercisable warrants will remain exercisable for the ten-year period following the date of issuance or for 90 days after the warrant holder ceases to be a director of Community Capital, whichever is shorter. The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if the Bank’s capital falls below the minimum level, as determined by the Officer of the Comptroller of the Currency, Community Capital directors may be directed to exercise or forfeit their warrants. At December 31, 2006 and 2005, there were 182,780 and 206,208 warrants outstanding, respectively.

A summary of the status of the employee stock option plans as of December 31, 2006 and 2005 and activity during the periods is as follows:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	Number	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted-Average Exercise Price	Aggregate Intrinsic Value
Under option, beginning of
the period	374,621	$9.81	$408,000	305,435	$9.33	$699,000
Granted	58,296	10.64		86,182	11.20
Exercised	(77,424)	7.00		(5,596)	10.06
Forfeited	(129,483)	11.73		(11,400)	10.94
Under option, end of the period	226,010	$9.73	$633,000	374,621	$9.81	$408,000

Unvested at the end of the period	84,700	$10.89	$139,000	168,190	$11.43	$—

Vested and exercisable at the
end of the period	141,310	$9.03	$495,000	206,431	$8.32	$532,000

Weighted-average fair value per
option of options granted during
the year			$4.11			$3.76

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTIONS AND WARRANTS (Continued)

Information pertaining to options outstanding at December 31, 2006 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number	Weighted Average Contractual Life in Years	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Below to $ 7.0000	45,407	2.22	$7.00		45,407	$7.00
$ 7.0001 to $ 8.0000	21,713	2.87	$7.35		21,713	$7.35
$ 8.0001 to $ 9.0000	1,847	5.32	$8.15		1,847	$8.15
$ 9.0001 to $10.0000	714	2.28	$9.10		714	$9.10
$10.0001 to $11.0000	117,847	8.14	$10.54		54,847	$10.52
$11.0001 and above	38,482	7.88	$11.88		16,782	$11.93
Total	226,010	4.51	$9.73	$633,000	141,310	$9.03	$495,000

At December 31, 2006, there was approximately $350,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.15 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2006	2005
Dividend yield	0.78%	.78%
Expected life	10 years	10 years
Expected volatility	19.31 - 20.85%	14.83% - 15.96%
Risk-free interest rate	4.47 - 5.11%	4.40%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2006	2005	2004
Current	$958,352	$324,961	$(138,119)
Deferred	(672,188)	(393,883)	533,294
	$286,164	$(68,922)	$395,175

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005	2004
Tax provision at statutory federal rate	$241,573	$15,088	$425,424
Tax-exempt income, net	(9,979)	(10,456)	(17,123)
Bank owned life insurance	(85,049)	(82,261)	(47,702)
Incentive stock option expense	29,051	—	—
Other	110,568	8,707	34,576
Income tax expense (benefit)	$286,164	$(68,922)	$395,175

The components of the net deferred tax asset included in other assets are as follows:

	Years Ended December 31,
Deferred tax assets:	2006	2005
Loan loss reserves	$1,372,847	$512,472
Organizational and pre-opening expenses	—	23,581
Net operating losses	—	65,487
Deferred compensation	45,682	63,903
Securities available for sale	292,685	435,494
Non-qualified option expense	25,556	—
Write down of repossessed assets	38,692	41,672
Nonaccrual loan interest	13,239	—
	1,788,701	1,142,609

Deferred tax liabilities:
Core deposit premiums	81,473	95,818
Premium on purchased loans	—	2,378
Depreciation	321,757	229,075
Deferred loan costs, net	84,567	43,813
	487,797	371,084
Net deferred tax assets	$1,300,904	$771,525

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	COMMITMENTS AND CONTINGENCIES

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	2006	2005
Commitments to extend credit	$57,958,000	$71,362,000
Standby letters of credit	1,020,000	1,292,550
	$58,978,000	$72,654,550

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

At December 31, 2006 and 2005, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on standby letters of credit for the years ended December 31, 2006 and 2005.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	CONCENTRATIONS OF CREDIT

Concentration by Geographic Location:

The Company originates primarily commercial, commercial real estate, residential real estate and consumer loans to customers in Dougherty and Lee counties, Georgia; Houston and Lee counties, Alabama; and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual obligations is dependent on the local and metropolitan economies of Albany, Georgia, and Dothan, Alabama.

Eighty percent of the Company’s loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Company’s primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company’s loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of each Bank’s statutory capital, or approximately $2,062,500 for Albany Bank and Trust and $1,500,000 for AB&T National Bank.

NOTE 14.	REGULATORY MATTERS

On July 27, 2006, the Banks entered into formal written agreements with the Office of the Comptroller of the Currency (the “Agreements”). Under the Agreements, the Banks agreed to maintain a higher capital level and agreed to review the CEO, President, Senior Loan Officer and other management of the Banks to ensure that the Banks have appropriate management in place to ensure compliance with all laws and to manage the day-to-day operations of the Banks. The Banks also committed to improve their information technology systems, reduce their credit risk, and review and enhance their lending policies and systems with regard to credit and collateral documentation, loan review and related records, and loan portfolio management. Under its Agreement, Albany also agreed to review and enhance its internal controls and its conflict of interest policy and overdraft policy, and committed to improve its record production and maintenance for transactions with insiders. The Agreements include additional commitments regarding allowances for loan and lease losses, interest rate risk, liquidity, internal audit, each Bank’s investments, and each Bank’s transactions with its affiliates, including Community Capital Bancshares, Inc.

Prior to entering into the Agreements, the Banks had already taken significant steps to address many of the above issues, and management of the Banks is committed to ensuring that all of the requirements of the Agreements are met. The Banks continue monthly reporting as required by the agreements.

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. Due to the formal agreements discussed above, no dividends may be paid by the Banks without prior regulatory approval.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2006, the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the regulators categorized the Banks as being in compliance with the capital requirements of the formal agreements.

The Company and Banks’ actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes*		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2006:
Total Capital to Risk Weighted Assets:
Albany Bank and Trust	$19,915	13.76%	$11,579	8%	$14,474	10%
AB&T National Bank	$8,874	13.31%	$5,323	8%	$6,667	10%
Tier I Capital to Risk Weighted Assets:
Albany Bank and Trust	$18,086	12.50%	$5,790	4%	$8,684	6%
AB&T National Bank	$8,025	12.04%	$2,667	4%	$4,000	6%
Tier I Capital to Average Assets:
Albany Bank and Trust	$18,086	8.53%	$8,483	4%	$10,604	5%
AB&T National Bank	$8,025	8.54%	$3,758	4%	$4,697	5%
December 31, 2005:
Total Capital to Risk Weighted Assets:
Albany Bank and Trust	$16,521	10.08%	$13,118	8%	$16,397	10%
AB&T National Bank	$8,427	12.97%	$5,199	8%	$6,499	10%
Tier I Capital to Risk Weighted Assets:
Albany Bank and Trust	$14,522	8.86%	$6,559	4%	$9,838	6%
AB&T National Bank	$7,612	11.71%	$2,600	4%	$3,899	6%
Tier I Capital to Average Assets:
Albany Bank and Trust	$14,522	6.64%	$8,745	4%	$10,932	5%
AB&T National Bank	$7,612	9.73%	$3,130	4%	$3,912	5%

*	Under agreements entered into by the Banks and the regulators, each Bank has agreed to maintain the following capital levels:

(a)	Tier I capital equal to at least 11% of risk-weighted assets;

(b)	Tier I capital equal to at least 8% of adjusted total assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Federal Funds Purchased, Other Borrowings and Subordinated Debentures: The carrying amount of variable rate borrowings and federal funds purchased approximates fair value. The fair value of fixed rate other borrowings is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amount of accrued interest approximates fair value.

Off-Balance-Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance-sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks, interest-
bearing deposits at other financial
institutions and federal funds sold	$13,807,953	$13,807,953	$15,601,791	$15,601,791
Securities	38,957,623	38,957,623	44,116,227	44,116,227
Loans	220,123,673	219,716,355	227,908,222	227,077,777
Accrued interest receivable	2,442,335	2,442,335	2,232,514	2,232,514

Financial liabilities:
Deposits	237,552,622	240,339,106	245,568,778	245,369,499
Other borrowings and subordinated debentures	31,124,000	30,350,928	37,124,000	36,904,695
Accrued interest payable	791,014	791,014	608,328	608,328

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2006 and 2005 and statements of income and cash flows of Community Capital Bancshares, Inc. for the periods ended December 31, 2006, 2005 and 2004.

CONDENSED BALANCE SHEETS

	2006	2005
Assets
Cash	$1,442,065	$4,541,943
Investment in subsidiaries	28,115,562	24,031,267
Premises and equipment	427,698	550,620
Other assets	1,286,207	736,614
Total assets	$31,271,532	$29,860,444

Liabilities
Guaranteed preferred beneficial interests in junior subordinated debentures	$4,124,000	$4,124,000
Other liabilities	355,525	341,576
Total liabilities	4,479,525	4,465,576

Stockholders’ equity	26,792,007	25,394,868
Total liabilities and stockholders’ equity	$31,271,532	$29,860,444

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2006	2005	2004
Income
Management fees	$2,145,000	$1,632,000	$880,008
Other	409	4,152	494
	2,145,409	1,636,152	880,502

Expenses
Interest expense	357,762	282,340	251,770
Salaries and employees benefits	1,466,178	1,073,067	1,002,219
Legal and professional	287,786	150,068	112,851
Occupancy expenses	273,932	272,368	59,967
Other operating expenses	624,426	379,762	290,325
	3,010,084	2,157,605	1,717,132

Loss before income tax benefit and equity
in undistributed income of subsidiaries	(864,675)	(521,453)	(836,630)

Income tax benefit	231,939	164,618	262,484

Loss before equity in undistributed
income of subsidiaries	(632,736)	(356,835)	(574,146)

Equity in undistributed income of subsidiaries	1,057,082	470,134	1,430,218
Net income	$424,346	$113,299	$856,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$424,346	$113,299	$856,072
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation	117,880	104,793	—
Provision for deferred taxes	14,052	(66,176)	—
Stock-based compensation	160,611	—	—
Undistributed income of subsidiaries	(1,057,082)	(470,134)	(1,430,218)
(Increase) decrease in taxes receivable	(833,418)	122,556	193,703
Other operating activities	295,409	(59,916)	142,565
Net cash used in operating activities	(878,202)	(255,578)	(237,878)

INVESTING ACTIVITIES
Contribution of capital to subsidiary bank	(2,750,000)	—	(5,000,000)
Cash paid for purchased subsidiary	—	—	(1,659,059)
Purchase of property and equipment	(114,645)	(55,509)	(134,567)
Proceed from sale of fixed assets	108,000	—	—
Net cash used in investing activities	(2,756,645)	(55,509)	(6,793,626)

FINANCING ACTIVITIES
Dividends paid to shareholders	(239,021)	(230,994)	(154,215)
Proceeds from issuance of common stock, net	—	—	11,776,490
Treasury stock transactions, net	67,849	(14,046)	65,903
Proceeds from note payable	—	—	1,250,000
Repayment of note payable	—	—	(1,750,000)
Proceeds from exercise of stock warrants
and options	706,141	213,689	412,986
Net cash provided by (used in) financing activities	534,969	(31,351)	11,601,164

Net increase (decrease) in cash	(3,099,878)	(342,438)	4,569,660
Cash at beginning of period	4,541,943	4,884,381	314,721
Cash at end of year	$1,442,065	$4,541,943	$4,884,381

Community Capital Bancshares, Inc.

DIRECTORS AND OFFICERS

DIRECTORS

Charles M. Jones, III Chairman, Community Capital Bancshares, Inc. Chief Executive Officer, Consolidated Loan and Mortgage Companies	Keith G. Beckham President, AB&T National Bank	Bennett D. Cotten, Jr. Orthopedic Surgeon Southwest Georgia Orthopedic and Sports Medicine

Glenn A. Dowling Podiatrist, Managing Partner Ambulatory Surgery Center and Albany Podiatry Associates	Mary Helen Dykes Retired	Van Cise Knowles Retired

C. Richard Langley Attorney Langley & Lee	William F. McAfee Business Owner - Bill McAfee Leasing, a commercial truck lessor	John H. Monk, Jr. President & CEO, Community Capital Bancshares, Inc. President & CEO, Albany Bank & Trust

Mark M. Shoemaker Medical Doctor Albany Anesthesia Assoc	Jane Anne Sullivan Business owner, Buildings Exchange, a real estate holding company	John P. Ventulett, Jr. Executive Insurance Agent J. Smith Lanier Insurors, Inc.

Lawrence B. Willson Vice President and farm manager, Sunnyland Farms, Inc.	James D. Woods Medical Doctor Drs. Adams and Woods, M.D., P.C

OFFICERS

John H. Monk, Jr. President & Chief Executive Officer	Glenn E. Creech Senior Vice President, Senior Credit Officer	David J. Baranko Executive Vice President, Chief Financial Officer and Secretary

Stan W. Edmonds Vice President - Finance	Misty L. Bruce Director of Human Resources	Justin K. Strickland Marketing Officer

Form 10-K

A copy of the Company’s 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

David J. Baranko
Community Capital Bancshares, Inc.
P.O. Box 71269
Albany, Georgia 31708-1269

General Counsel Powell Goldstein, LLP Atlanta, Georgia	Independent Auditors Mauldin & Jenkins, LLC Albany, Georgia